Hawaiian Electric Exhibit 10.3(h)

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT

For Firm Capacity
Renewable Dispatchable Generation

Between

PUNA GEOTHERMAL VENTURE

and

HAWAII ELECTRIC LIGHT COMPANY, INC.

DECEMBER 31, 2019

AMENDED AND RESTATED POWER PURCHASE AGREEMENT
For Firm Capacity Renewable Dispatchable Generation

ATTACHMENTS

Attachment A.	Facility Description
Attachment B.	Facility Owned by Seller
Attachment C.	Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS
Attachment D.	Consultants List - Qualified Independent Engineering Companies
Attachment E.	Single-Line Diagram and Interface Block Diagram
Attachment F.	Relay List and Trip Scheme
Attachment G.	Company-Owned Interconnection Facilities
Attachment H.	Form of Bill of Sale and Assignment
Attachment I.	Form of Assignment of Lease and Assumption
Attachment J.	Energy Charge and Capacity Charge Payment Formulas
Attachment K.	Guaranteed Project Milestones
Attachment L.	Reporting Milestones
Attachment M.	Form of Standby Letter of Credit
Attachment N.	Acceptance Test General Criteria
Attachment O.	Control System Acceptance Test Criteria
Attachment P.	Sale of Facility by Seller
Attachment Q.	[RESERVED]
Attachment R.	Required Insurance
Attachment S.	Form of Monthly Progress Report
Attachment T.	[RESERVED]
Attachment U.	[RESERVED]
Attachment V.	Summary of Maintenance and Inspection Performed
Attachment W.	Capacity Test Procedures
Attachment X.	Unit Incident Report
Attachment Y.	Operation and Maintenance of the Facility
Attachment Z.	Critical Spare Parts
Attachment AA.	Renewable Portfolio Standards
Attachment BB.	Generator Acceptance Test General Criteria

AMENDED AND RESTATED POWER PURCHASE AGREEMENT
For Firm Capacity Renewable Dispatchable Generation

THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT FOR FIRM CAPACITY RENEWABLE DISPATCHABLE GENERATION (the “Agreement”) is made on December 31, 2019 (“Execution Date”), by and between HAWAII ELECTRIC LIGHT COMPANY, INC. (hereinafter referred to as “Company”), a Hawaii corporation, with principal offices in Hilo, State of Hawaii, and PUNA GEOTHERMAL VENTURE (hereinafter referred to as “Seller”), a Hawaii general partnership, with principal offices in and doing business in Honuaula, Puna, State of Hawaii.

W I T N E S S E T H:

WHEREAS, Company is an operating electric public utility on the Island of Hawaii, subject to the State of Hawaii Public Utilities Law (Hawaii Revised Statutes, Chapter 269) and the rules and regulations of the Hawaii Public Utilities Commission; and

WHEREAS, the Company operates the Company System as an independent power grid and must maximize system reliability for its customers by ensuring that sufficient generation is available and that its system (including transmission and distribution) meets the requirements for voltage stability, frequency stability, and reliability standards; and

WHEREAS, Company desires to minimize fluctuations in its purchased power costs by acquiring renewable dispatchable generation at a generally fixed energy price; and

WHEREAS, Seller and Company have entered into a contract under which Seller has provided through its existing geothermal electric generating plant (the “Original Facility") firm capacity of thirty (30) megawatts (“MW”) On-peak and twenty-two (22) MW Off-peak, and an additional five (5) MW off-peak on an as-available basis to the Company pursuant to that certain Purchase Power Contract For Unscheduled Energy Made Available From A Qualifying Facility dated March 24, 1986, as amended (the “Original PPA”). Seller and Company have also entered into that certain Power Purchase Agreement dated February 7, 2011 (the “Expansion PPA”) to provide, through its additional geothermal facility (the “Expansion Facility”), an additional eight (8) MW, which in combination with the Original Facility provides firm capacity of thirty-eight (38) MW to Company (the Original Facility and the Expansion Facility being collectively referred to as the “Current Facility”) (the Original PPA and the Expansion PPA being collectively referred to as the “Current PPA”);

WHEREAS, the Current PPA’s term is set to expire on December 31, 2027 and Seller wishes to upgrade the Original Facility and make other improvements to the Current Facility; and

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WHEREAS, Seller and Company desire to amend and restate the Current PPA into one power purchase agreement (this “Agreement” or “PPA”) (provided, however, that the Current PPA shall continue to be effective with respect to certain obligations of Seller and Company as provided herein) to extend the term of the Current PPA, set a new fixed energy price de-linked from oil pricing, adjust the capacity payment, facilitate the repowering of the Original Facility with current, more modern generating equipment so that the Facility can, upon completion of such improvements, provide up to 46 MW of renewable firm capacity and continue to be classified as an eligible resource under Hawaii’s Renewable Portfolio Standards Law (codified as Hawaii Revised Statutes (HRS) sections 269-91 through 269-95 (the “RPS Law”); and

WHEREAS, Seller understands the need to use commercially reasonable efforts to maximize the overall reliability of the Facility and the Company System and seeks this repowering and extension to further such goals; and

WHEREAS, the Facility will continue to be located at Honuaula, Puna County of Hawaii, State of Hawaii, and is more fully described in Attachment A (Facility Description) attached hereto and made a part hereof; and

WHEREAS, Seller desires to continue to sell to Company electric capacity and energy generated by the Facility, and Company, at its dispatch and subject to PUC approval, agrees to purchase such capacity and energy from Seller, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the respective promises herein, Company and Seller hereby agree as follows:

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ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings as set forth below:

“Acceptance Tests” – Shall mean the tests conducted by Seller as described in Section 4.a (Acceptance Test) of Attachment B (Facility Owned by Seller).

“Agreement” – Shall have the meaning set forth in the first paragraph of the first page of this agreement.

"Allowed Capacity"-- Shall have the meaning set forth in Section 5(e) of Attachment A (Facility Description) to this Agreement.

“American National Standards Institute Code for Electricity Metering” – The publication of the American National Standards Institute which establishes acceptable performance criteria for new types of watthour meters, demand meters, demand registers, instrument transformers and auxiliary devices. It states acceptable in-service performance levels for meters and devices used in revenue metering. It also includes information on related subjects, such as recommended measurement standards, installation requirements and test schedules.

“Annual Maintenance Overhaul Period” – Shall have the meaning set forth in Section 8(j) (Normal Annual Maintenance Requirements).

“Appeal Period” – Shall have the meaning set forth in Section 25.12(B) (Non‑Appealable PUC Approval Order).

“Appraised Fair Market Value of the Facility” – Shall have the meaning set forth in Section 3(d) (Procedure to Determine Fair Market Value of the Facility) of Attachment P (Sale of Facility by Seller).

“Attachments” – Shall have the meaning set forth in Section 25.21 (Attachments).

“Available Capacity Factor” – Shall have the meaning set forth in Section (B)(4) (Available Capacity Factor Formula) of Attachment J (Energy Charge And Capacity Charge Payment Formulas).

“Available Capacity” – The maximum amount of net energy export available to the Company at the Point of Interconnection from the Facility. The Facility will provide the Available Capacity via telemetry and will be used as the upper dispatch limit.

“Average Available Capacity” – Shall mean the average Available Capacity for the period reported using the telemetry measured levels provided from the Facility for the period being

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measured. Average Available Capacity for any particular month shall be one of the data requirements of Seller required pursuant to Section 6.1 (Monthly Invoice). Available Capacity during an Annual Maintenance Overhaul Period shall be excluded from any calculation of Average Available Capacity.

“Business Day” – Any Day other than a Saturday, Sunday or legal holiday of either the United States or the State of Hawaii.

“Calendar Month” – The period commencing at 12:00 a.m. on the first Day of any month and terminating at 11:59 p.m. on the last Day of the same month.

“Capacity Charge” – The amount to be paid by Company to Seller pursuant to Section 5.1(D) (Capacity Charge) of this Agreement for the capacity available to the Company System from the Facility.

“Capacity Rate Inclusion Date” – The earlier of (i) the effective date of an interim or final rate increase authorized by an interim or final order (whichever is first) of the PUC in a Company general rate case that includes in Company’s electric rates the additional purchased power costs (including the costs incurred as a result of the Capacity Charge) incurred by Company pursuant to this Agreement that are not recovered through the Energy Cost Adjustment Clause; (ii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Purchased Power Adjustment Clause; (iii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Energy Cost Adjustment Clause or (iv) the effective date of an interim increase in rates authorized by the PUC pursuant to HRS § 269-27.2(d) by which the Company begins recovering such additional purchased power costs.

“Capacity Test” – The test performed by Seller in accordance with Section 5.1(E) (Capacity Test) and Attachment W (Capacity Test Procedures) to determine Demonstrated Firm Capacity.

“Catastrophic Equipment Failure” - A sudden unexpected failure of a major piece of equipment which (1) substantially reduces or eliminates the capability of the Facility to produce power, (2) is beyond the reasonable control of the Seller and could not have been prevented by the exercise of reasonable due diligence by the Seller, and (3) despite the exercise of all reasonable efforts, actually requires more than sixty (60) Days to repair (if the determination of whether a Catastrophic Equipment Failure has occurred is being made more than sixty (60) Days after the failure) or is reasonably expected to require more than sixty (60) Days to repair (if such determination is being made within sixty (60) Days after the failure).

“Cause” – Shall have the meaning set forth in Section 3.3(A)(2) (Demonstration of Loading and Unloading Ramp Rates).

“Change in Control”: Shall have the meaning set forth in Section 1(b) (Change in Ownership Interests and Control of Seller) of Attachment P (Sale of Facility by Seller) to this Agreement.

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“Claim” – Any claim, suit, action, demand or proceeding.

"Claiming Entity" – Shall mean Seller and any direct or indirect owner of a membership and/or ownership interest in Seller which is eligible to claim a Refundable Tax Credit or Non-Refundable Tax Credit in a given year.

“Closing Date” – The date on which the closing of long-term construction financing of the Facility under the Financing Documents occurs.

“Commercial Operation” – Upon satisfaction of the following conditions, the Facility shall be considered to have achieved Commercial Operation on the Day specified in Seller's written notice described below: (i) satisfactory completion of the Conditions Precedent and the requirements of Section 5.1(E) (Capacity Test) and Attachment W (Capacity Test Procedures), (ii) the Acceptance Test has been passed, (iii) the Transfer Date has occurred, (iv) Seller has complied with the Required Models requirements of Section 6 (Modeling) of Attachment B (Facility Owned by Seller), and (v) Seller provides Company with written notice that (aa) Seller is ready to declare the Commercial Operation Date based on actual operation of the Facility at an electric output level of at least ninety percent (90%) of the Contract Firm Capacity, and (bb) the Commercial Operation Date will occur within 24 hours (i.e., the next Day).

“Commercial Operation Date” – The date on which the Facility first achieves Commercial Operation.

“Commercial Operation Date Deadline” – The date described as such in Section 3.2(A)(3) (Commercial Operation Date Deadline).

“Company” – Shall mean Hawaii Electric Light Company, Inc., a Hawaii corporation.

“Company Dispatch” – Company’s right, through supervisory equipment or otherwise, to direct or control the energy output of the Facility consistent with this Agreement. This includes net MW output (active power) from the minimum dispatch limit to Available Capacity, reactive power, voltage target, the droop setting, the ramp rate, and other characteristics of such electric energy output whose parameters are normally controlled or accounted for in a utility dispatching system. The Company shall also provide determination to take Facility equipment, in whole or in part.

“Company Site Representative” – Company’s representative as described in Section 10.5 (Company Site Representative).

“Company System” – The electric system owned and operated by Company (to include any non-utility owned facilities) consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.
“Company System Operator” – The individual(s) designated by job position(s) as Company’s representative(s) to act on behalf of Company on all issues regarding the daily dispatch of all generation being supplied to the Company System.

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"Company-Owned Interconnection Facilities" -- Shall have the meaning set forth in Section 1(a) (General) of Attachment G (Company-Owned Interconnection Facilities).

“Competitive Bidding Framework” – The Framework for Competitive Bidding contained in Decision and Order No. 23121 issued by the Public Utilities Commission on December 8, 2006 and any subsequent orders providing for modifications from those set forth in the order issued December 8, 2006.

“Conditions Precedent” – The conditions listed in Section 2.3(A) (Seller Conditions Precedent).

“Consent to Assignment” – Shall have the meaning in Section 20.2 (Company’s Consent and Acknowledgment).

“Consents” – All necessary consents to be executed in favor of Company in order for Company to establish, exercise and enforce its rights under the Security Agreement, the Mortgage, and the other Security Documents, as such consents may be amended from time to time in accordance with the terms thereof.

“Consumer Advocate” – The Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii which represents the interests of consumers in proceedings involving the Company.

“Consumer Price Index” – The Consumer Price Index for All Urban Consumers (CPI‑U).

“Contract Firm Capacity” –46,000 kilowatts (46 MW) of reliable electrical capacity made available to Company from the Facility at the Metering Point subject to Company Dispatch.

“Contract Year” – A twelve (12) Calendar Month period which begins on the first Day of the month coincident with or (in the event the Commercial Operation Date is not the first Day of a Calendar Month) next following the Commercial Operation Date and, thereafter during the Term, each anniversary thereof; provided, however, that, in the event the Commercial Operation Date is not the first Day of the Calendar Month, the initial Contract Year shall also include the Days from the Commercial Operation Date to the first Day of the succeeding month.

“Control System Acceptance Test” – A test coordinated and conducted by Seller and witnessed by Company, within ten (10) Days of successful completion of the Generator Acceptance Test and within two (2) Days of successful completion of the Control System Points List and in accordance with criteria and test procedures determined by Company and Seller as set forth in Attachment O (Control System Acceptance Test Criteria), to determine conformance with Seller’s obligations in Section 2 (Control of Facility) of Attachment Y (Operation and Maintenance of the Facility) and Good Engineering and Operating Practices. Successful completion of the Control System Acceptance Test shall be a condition precedent for the Commercial Operation Date.

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“Control System Points List” – The Control System Points List includes, but is not limited to, all of the Facility’s equipment and generation performance/quality parameters that will be monitored, alarmed and/or controlled by Company’s SCADA throughout the Term of this Agreement.

Examples of the Control System Points List include:

•	Seller’s substation/equipment status – breaker open/closed status, equipment normal/alarm operating status, running/stopped, etc.

•	Seller’s generation data (analog values) – generators, voltage, current, MW, MVAR, etc.

•	Seller’s generation performance (status and/or analog values) – available ramp rate, generator frequency, etc.

•	Dispatch Active Power control interface – MW setpoint, Available Capacity, Minimum dispatch limit, etc.

•	Reactive Power control interface – reactive power mode (AVR, PF, constant MVAR), voltage kV setpoint feedback, voltage raise/lower, etc.

This Control System Points List is necessary for the effective operation of the Company System and will be tested during the Control System Acceptance Test.

“Current Facility” – Shall have the meaning set forth in the RECITALS to this Agreement.

“Current PPA” – Shall mean, collectively, the Original PPA and the Expansion PPA.

“Daily Delay Damages” – Shall have the meaning set forth in Section 2.4(D)(1)(b) (Daily Delay Damages).

“Day” – A calendar day.

“Demonstrated Firm Capacity” – The amounts of capacity that Seller demonstrates for the Facility in accordance with Section 5.1(E) (Capacity Test) and in accordance with the procedures set forth in Attachment W (Capacity Test Procedures), but not to exceed the Contract Firm Capacity.

“Development Period Security” – Shall have the meaning set forth in Section 7.1(B) (Development Period Security).

"Disconnection Event"-- Shall have the meaning set forth in Section 4(a) of Attachment B (Facility Owned by Seller) to this Agreement.

“Dispatch Forecast” – The notice given to Seller by Company in accordance with Section 3.3(A)(3) (Dispatch Forecast).

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“Dispatch Range” – The range of real power output through which the Facility can be dispatched by remote control under Company’s EMS, in accordance with and as described in Section 3.3 (A) (Dispatch of Facility Power). Notwithstanding anything to the contrary, the Dispatch Range shall be between Minimum Load Capability of 20 MW and the Available Capacity of the Facility.

“Dispute” – Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).

“DoH” – The State of Hawaii Department of Health.

“Dollars” – The lawful currency of the United States of America.

“DPR” – Shall have the meaning set forth in Section 17.2(A) (Mediation).

“EAF” or “Equivalent Availability Factor” – The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS, as set forth in Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS), based on the Net Maximum Capacity of the Facility, unless otherwise defined in this Agreement.

“Effective Date” – Shall mean the last to occur of (i) the Non-appealable PUC Approval Order Date and (ii) the date that the Interconnection Requirements Amendment (if required pursuant to Section 2.2(D) of this Agreement) is executed and delivered as such date is set forth in the Interconnection Requirements Amendment.

“EFOR” or “Equivalent Forced Outage Rate” – The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS, as set forth in Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS), based on the Net Maximum Capacity of the Facility, unless otherwise defined in this Agreement.

“EMS” or “Energy Management System” – The real-time, computer-based control system, or any successor thereto, used by Company to manage the supply and delivery of electric energy to its consumers. It provides the Company System Operator with an integrated set of manual and automatic functions necessary for the operation of the Company System under both normal and emergency conditions. The EMS provides the interfaces for the Company System Operator to perform real-time monitoring and control of the Company System, including but not limited to monitoring and control of the Facility for system balancing, supplemental frequency control and economic dispatch as prescribed in this Agreement.

“Energy Charge” – The amount to be paid by Company to Seller pursuant to Section 5.1(C) (Energy Charge) of this Agreement for the Net Electric Energy Output.

“Energy Cost Adjustment Clause” – Company’s cost recovery mechanism for fuel and purchased energy costs approved by the PUC in conformance with Hawaii Administrative Rules §

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6-60-6, whereby the base electric energy rates charged to retail customers are adjusted to account for fluctuations in the costs of fuel and purchased energy or such successor provision that may be established from time to time.

“Environmental Credits” – Any environmental credit, offset, or other benefit allocated, assigned or otherwise awarded by any Governmental Authority, international agency or non-governmental renewable energy certificate accounting and verification organization to Company or Seller based in whole or in part on the fact that Facility is a non-fossil fuel facility. Such Environmental Credits shall include, but not be limited to, the non-energy attributes of renewable energy including, but not limited to, any avoided emissions of pollutants to the air, soil, or water such as sulfur dioxide, nitrogen oxides, carbon monoxide, particulate matter, and hazardous air pollutants; any other pollutant that is now or may in the future be regulated under the pollution control laws of the United States; and avoided emissions of carbon dioxide and any other greenhouse gas, along with the renewable energy certificate reporting rights to these avoided emissions, but in all cases shall not mean any existing and future tax credits (however those tax credits may be styled, including, without limitation, energy, production, investment and other such tax credits or abatements or any other or similar tax benefits under federal, state or local tax laws), including any cash grants available in lieu of tax credits.

“Environmental Policy” – Shall mean, collectively, that certain Hawaiian Electric Companies' Procurement of Biofuel from Sustainably Produced Feedstock (prepared by Hawaiian Electric and NRDC, dated August 2013) and the Roundtable on Sustainable Biofuels (RSB) Principles and Criteria for Sustainable Biofuel Production (prepared by the Roundtable on Sustainable Biofuels 2010) (RSB reference code: [RSB-STD-01-001 (Version 2.0)]).

“Exclusive Negotiation Period” – Shall have the meaning set forth in Section 2(b) (Negotiations) of Attachment P (Sale of Facility by Seller).

“Expansion Facility” – Shall have the meaning set forth in the RECITALS to this Agreement.

“Expansion PPA” – Shall mean that certain Power Purchase Agreement dated February 7, 2011, by and between Seller and Company.

“Event of Default” – An event or occurrence specified in Section 8.1(A) (Default by Seller) or Section 8.1(B) (Default by Company).

“Execution Date” – The date referred to in the first paragraph of the first page of this Agreement.

“Extension Term” – Shall have the meaning set forth in Section 2.2(A) (Term).
“Facility” –Seller’s renewable geothermal electric energy generating facility that is the subject of this Agreement and as more fully described in Attachment A (Facility Description), including the Seller-Owned Interconnection Facilities, Geothermal Resource production and

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reinjection facilities and all other facilities necessary for proper operation of the Facility, the Site, the Land Rights and all other real property, equipment, fixtures and personal property owned, leased, controlled, operated or managed in connection with the production and delivery of electric energy by Seller to the Company System. For purposes of clarification and prior to the inclusion of the 8MW Upgrade, the “Current Facility” is comprised of the Original Facility and the Expansion Facility (as referred to and described in the Recitals to this Agreement).

“Facility Description” – Shall have the meaning set forth in Attachment A (Facility Description).

“FASB” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“FASB ASC 810” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“FASB ASC 842” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“Financial Compliance Information” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

"Financial Termination Costs": Shall have the meaning set forth in Section 6 (Make Whole Amount) of Attachment P (Sale of Facility by Seller).

"Financing Debt" – The financing obligations of Seller to any lender pursuant to the Financing Documents, including without limitation, principal of, premium and interest on indebtedness, fees, expenses or penalties, amounts due upon acceleration, prepayment or restructuring, swap or interest rate hedging breakage costs and any claims or interest due with respect to any of the foregoing.

“Financing Documents” – The loan and credit agreements, notes, indentures, security agreements and other agreements, documents and instruments relating to the Financing Debt for the construction financing and permanent financing (including refinancing and amendments) entered into by Seller for the Facility, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Financing Parties” – Any and all lenders and equity investors, other than the Guarantor(s), or any person affiliated with the Guarantor(s), providing the Financing Debt for the construction financing or permanent financing (including refinancing) for the Facility and any and all nominees, trustees and collateral agents associated therewith. For purposes of any notices herein required to be delivered by Company to the Financing Parties, it shall be sufficient for Company to deliver such notices to the Party designated under the Financing Documents as the collateral agent, agent, trustee or nominee for such Financing Parties.

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“Force Majeure” – An event that satisfies the requirements of Section 18.1 (Definition of Force Majeure), Section 18.2 (Events that Could Qualify as Force Majeure) and Section 18.3 (Exclusions from Force Majeure).

“Forced Outage” – Consistent with NERC GADS, an unplanned deration or reduction in available energy output.

“Geothermal Resource” – The usable brine recovered by Seller by the Facility from beneath the surface of Site which has been heated by the magma from the Kapoho Geothermal Reservoir and used by Seller’s generators to produce electric energy.

“Geothermal Resource Report” – The annual Geothermal Resource report and plan which shall be delivered in a format acceptable to Company pursuant to Section 2.3.(A)(2)(ii) (Executed Project Documents) which demonstrates Seller’s report and plan to safely secure the adequate Geothermal Resource sufficient to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term.

“Generator Acceptance Test” – A test conducted by Seller and, at Company's option, witnessed by Company within ten (10) Days of successful completion of the Interconnection Acceptance Test and in accordance with criteria and test procedures determined by Company and Seller as set forth in Attachment BB (Generator Acceptance Test General Criteria), to determine conformance with Seller’s obligations in the specific subsections of Attachment B (Facility Owned by Seller) and Good Engineering and Operating Practices. Successful completion of the Generator Acceptance Test shall be a condition precedent for the performance of the Control System Acceptance Test and achieving the Commercial Operation Date.

“Good Engineering and Operating Practices” – The practices, methods and acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities, considering Company’s isolated island setting, that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability for an island system, safety, and expedition. With respect to the Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

1.	Adequate materials, Geothermal Resources and supplies are available to meet the Facility’s needs under normal conditions and reasonably foreseeable abnormal conditions.

2.
Sufficient operating personnel are available and are adequately experienced and trained to operate the Facility properly, efficiently and within manufacturer’s guidelines and specifications and are capable of responding to emergency conditions.

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3.
Preventive, predictive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

4.
Appropriate monitoring and testing is done to ensure that equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and reasonably foreseeable abnormal conditions.

5.
Equipment is operated in a manner safe to workers, the general public and the environment and in accordance with equipment manufacturer’s specifications, including, without limitation, defined limitations such as steam pressure, temperature, moisture content, chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

6.
Facility design and operation meets the Contract Firm Capacity under natural conditions reasonably anticipated to occur during the life of this Agreement including consideration of probable seismic events, tropical storms, hurricanes, and volcanic eruptions.

"Governmental Approvals" -- All permits, licenses, approvals, certificates, entitlements and other authorizations issued by Governmental Authorities, as well as any agreements with Governmental Authorities, required to fulfill its obligations under this Agreement, including the construction, ownership, operation and maintenance of the Facility and the Company‑Owned Interconnection Facilities, and all amendments, modifications, supplements, general conditions and addenda thereto .

“Governmental Authority” – Any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Guaranteed Milestones” – Each of the events described as Guaranteed Milestones in Attachment K (Guaranteed Project Milestones).

“Hawaii General Excise Tax” – The tax on gross income codified under Hawaii Revised Statutes Chapter 237 and administered by the State of Hawaii Department of Taxation and all other similar taxes imposed by any Governmental Authority with respect to payments in the nature of a gross receipts tax, sales tax, privilege tax or the like, but excluding federal or state net income tax.

"Hawaii Investment Tax Credit" – Shall mean a credit against Hawaii source income for which Seller is eligible on the Commercial Operation Date or thereafter because of investment in renewable energy technologies incorporated into the Facility.

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"Hawaii Production Tax Credit" – Shall mean a credit against Hawaii source income for which Seller is eligible on the Commercial Operation Date or thereafter because of the energy produced by the Facility.

"Hawaii Renewable Energy Tax Credit" – Shall mean any favorable Hawaii tax treatment for either Seller's investment in the renewable energy technologies incorporated into the Facility or for the energy produced by the Facility.

“HEI” – Hawaiian Electric Industries, Inc., a Hawaii corporation.

“HERA” – The Hawaii Electricity Reliability Administrator.

“HERA Law” – Act 166 (Haw. Leg. 2012), which was passed by the 27th Hawaii Legislature in the form of S.B. No. 2787, S.D. 2, H.D.2, C.D.1 on May 2, 2012 and signed by the Governor on June 27, 2012.  The effective date for the law is July 1, 2012.  The HERA Law authorizes (i) the PUC to develop, adopt, and enforce reliability standards and interconnection requirements, (ii) the PUC to contract for the performance of related duties with a party that will serve as the HERA, and (iii) the collection of a Hawaii electricity reliability surcharge to be collected by Hawaii's electric utilities and used by the HERA.  Reliability standards and interconnection requirements adopted by the PUC pursuant to the HERA Law will apply to any electric utility and any user, owner, or operator of the Hawaii electric system.  The PUC also is provided with the authority to monitor and compel the production of data, files, maps, reports, or any other information concerning any electric utility, any user, owner or operator of the Hawaii electric system, or other person, business, or entity, considered by the PUC to be necessary for exercising jurisdiction over interconnection to the Hawaii electric system, or for administering the process for interconnection to the Hawaii electric system.

“HST” – Hawaii Standard Time.

“HRS” – Means the Hawaii Revised Statutes, as may be amended.

“Indemnified Company Party” – Shall have the meaning set forth in Section 13.1(A) (Indemnification of Company, Indemnification Against Third Party Claims).

“Indemnified Seller Party” – Shall have the meaning set forth in Section 13.2(A) (Indemnification of Seller, Indemnification Against Third Party Claims).

“Independent Engineering Assessment” – The determination and recommendations made by a Qualified Independent Engineering Company regarding the operation and maintenance practices of Seller at the Facility pursuant to Section 3.2(A)(5)(c) (Process for Resolving Disagreements) and Section 3.3(B)(1) (Implementation of Independent Engineering Assessment).

“Independent Evaluator” – The person selected to resolve a dispute under Section 24.10 (Dispute).

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“Initial Term” – Shall have the meaning set forth in Section 2.2(A) (Term).

“Interconnection Acceptance Test” – A test conducted by Seller and witnessed by Company, within thirty (30) Days of completion of all Interconnection Facilities and in accordance with criteria and test procedures determined by Company and Seller as set forth in Attachment N (Acceptance Test General Criteria), to determine conformance with Seller’s obligations in Attachment B (Facility Owned by Seller) and Good Engineering and Operating Practices. Successful completion of the Interconnection Acceptance Test shall be a condition precedent for the performance of the Generator Acceptance Test and achieving the Commercial Operation Date.

“Interconnection Facilities” – The equipment and devices required to permit the Facility to operate in parallel with, and deliver electric energy to the Company System and provide reliable and safe operation of, and power quality on, the Company System (in accordance with the PUC’s General Order No. 7, Company tariffs, operational practices and planning criteria), such as, but not limited to, transmission lines, transformers, switches, circuit breakers and telecommunication, as may be further described in the Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities). Interconnection Facilities includes Company-Owned Interconnection Facilities and Seller-Owned Interconnection Facilities.

“Interconnection Requirements Amendment” - Shall have the meaning set forth in Section 2.2(D) of this Agreement.

“Interconnection Requirements Study” or “IRS” – A study, performed in accordance with the terms of the IRS Letter Agreement and with Section 1.c. (IRS) of Attachment G (Company-Owned Interconnection Facilities) to assess, among other things, (a) the system requirements and equipment requirements to interconnect the Facility with the Company System, (b) the Performance Standards of the Facility, and (c) an estimate of interconnection costs and project schedule for interconnection of the Facility.

“Interconnection Requirements Study Letter Agreement” or “IRS Letter Agreement” – The letter agreement and any written, signed amendments thereto, between Company and Seller that describes the scope, schedule, and payment arrangements for the Interconnection Requirements Study.

"Interface Block Diagram"-- The visual representation of the signals between Seller and Company, including but not limited to, RTU points, digital fault recorder settings, telecommunications and protection signals.

“kVAr” – Kilovar(s).

“kVArh” – Kilovarhour(s).

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“kW” – Kilowatt(s). Unless expressly provided otherwise, all kW values stated in this Agreement are alternating current values and not direct current values.

“kWh” – Kilowatthour(s).

“Land Rights” – All easements, rights of way, licenses, leases, surface use agreements and other interests or rights in real estate.

“Laws” – Shall have the meaning set forth in Section 3.2(E) (Compliance with Laws).

“Letter of Credit” – Shall have the meaning set forth in Section 7.1(E) (Form of Security).

“Liquidated Damages” – Any of the damages provided for in Article 9 (Liquidated Damages).

“Losses” – Any and all direct, indirect or consequential damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs, expenses (including reasonable attorneys' fees and court costs) and disbursements.

“Malware” - Computer software, code or instructions that: (a) intentionally, and with malice intent by a third party, adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) without functional purpose, self-replicate written manual intervention; (c) purport to perform a useful function but which actually performs either a destructive or harmful function, or perform no useful function other than utilize substantial computer, telecommunications or memory resources with the intent of causing harm; or (d) without authorization collect and/or transmit to third parties any information or data; including such software, code or instructions commonly known as viruses, Trojans, logic bombs, worms, adware and spyware.

“Management Meeting” – Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).

“Major Generating Equipment Overhaul” – Overhaul, replacement or other major scheduled maintenance of the major generating equipment component of the Facility, e.g., combustion turbine, internal combustion engine, electrical generator conducted (i) in accordance with the equipment manufacturer’s recommendations or (ii) otherwise in the judgment of Seller in accordance with Good Engineering and Operating Practices.

“Metering Point(s)” – The physical point(s) located on the high voltage side of the step up transformer(s), as depicted in Attachment E (Single-Line Diagram And Interface Block Diagram), at which Company’s metering is connected to the Facility for the purpose of measuring the output of the Facility in kW, kWh, kVAr and kVArh.

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“Milestone Date(s)” – The date(s) in Attachment K (Guaranteed Project Milestones) and Attachment L (Reporting Milestones) for completion of the applicable Milestone Event(s).

“Milestone Delay Damages” – Shall have the meaning set forth in Section 2.4(D)(1)(a) (Milestone Delay Damages).

“Milestone Date Delay LD Period” – Shall have the meaning set forth in Section 2.4(D)(1)(a) (Milestone Delay Damages).

“Milestone Events” – The Guaranteed Milestones and the Reporting Milestones, collectively.

“Minimum Load Capability” – Shall have the meaning set forth in Section 3.f (Minimum Load Capability)_of Attachment B (Facility Owned by Seller).

“Minimum Purchase Requirement” – For the first 18 Contract Years, the minimum MWh energy purchase requirement obligation by Company as described in Section 3.3(A)(3) (Annual Minimum MWh Dispatch Requirement).

“Monthly Invoice” – Shall have the meaning set forth in Section 6.1 (Monthly Invoice).

“Monthly Progress Report” – Shall have the meaning set forth in Section 3.2(A)(7) (Monthly Progress Reports).

"MVAR” – Megavar(s).

“MW” – Megawatt(s).

“MWh” – Megawatthour(s).

“NERC GADS” or “North American Electric Reliability Council Generating Availability Data System” – The data collection system called “Generating Availability Data System” which is utilized by the North American Electric Reliability Council, a voluntary organization formed by the electric utility industry to promote the reliability and adequacy of the bulk power supply of the electric utility systems in North America. For purposes of this Agreement, the most current version of NERC GADS (selected portions of which are attached hereto as Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS)) shall be used whenever reference is made to NERC GADS. In the event that the definition of a term contained in this Article 1 (Definitions) is inconsistent with the definition of the term under NERC GADS, the definition contained in this Article 1 (Definitions) shall control.

“Net Electric Energy Output” – For any period of time, the total electric energy output of the Facility in kWh (net of auxiliaries and transformer losses) delivered to Company as measured at the Metering Point of the Facility.

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“Net Maximum Capacity” – The maximum capacity the Facility can sustain over a specified period of time when not restricted by seasonal or other deratings less capacity utilized for the Facility’s station service or auxiliaries and less transformer losses, as measured at the Metering Point.

“Non-appealable PUC Approval Order” – Shall have the meaning set forth in Section 25.12(B) (Non-appealable PUC Approval Order).

“Non-appealable PUC Approval Order Date” – Shall have the meaning set forth in Section 25.12(D) (Non-appealable PUC Approval Order Date).

"Non-Refundable Tax Credit" – Shall mean any U.S. Federal Tax Credit and State of Hawaiʻi Tax Credit (including both a Hawaii Investment Tax Credit and a Hawaii Production Tax Credit) for which the federal government or State of Hawaii is not required to refund any tax credit which exceeds the tax payments due to the federal government or State of Hawaiʻi by the Claiming Entity or to provide a cash rebate in lieu of such credit to the Claiming Entity.

“Operating Period Security” – Shall have the meaning set forth in Section 7.1(D) (Operating Period Security).

“Original Facility” – Shall have the meaning set forth in the RECITALS to this Agreement.

“Original PPA” – Shall mean that certain Purchase Power Contract For Unscheduled Energy Made Available From A Qualifying Facility dated March 24, 1986, as amended, by and between Seller, as successor in interest to Thermal Power Company, and Company.

“Ownership Control” – Shall have the meaning set forth in Section 1.(b) (Change in Ownership Interests and Control) of Attachment P (Sale of Facility By Seller).

“Ownership Interest” – Shall have the meaning set forth in Section 1.(b) (Change in Ownership Interests and Control) of Attachment P (Sale of Facility By Seller).

“Party” – Each of Seller or Company.

“Parties” – Seller and Company, collectively.

“Performance Standards” – The various performance standards for the operation of the Facility and the delivery of electric energy from the Facility to the Company specified in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller), as such standards may be revised from time to time pursuant to Article 24 (Process for Addressing Revisions to Performance Standards) of this Agreement.

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“Performance Standards Information Request” – A written notice from Company to Seller proposing revisions to one or more of the Performance Standards then in effect and requesting information from Seller concerning such proposed revision(s).

“Performance Standards Modifications” – For each Performance Standards Revision, any capital improvements, additions, enhancements, replacements, repairs or other operational modifications to the Facility and/or to changes in Seller's operations or maintenance practices necessary to enable the Facility to achieve the performance requirements of such Performance Standards Revision.

“Performance Standards Pricing Impact” – Any adjustment in rates for purchase set forth in Article 5 (Rates for Purchase) in $/kWh and/or $/kW per month necessary to specifically reflect the recovery of the net costs and/or net lost revenues specifically attributable to any Performance Standards Modification necessary to comply with a Performance Standard Revision, which shall consist of the following: (i) recovery of any capital investment (aa) made over a cost recovery period starting after the Performance Standards Revision is made effective following a PUC Performance Standards Revision Order through the end of the Initial Term and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment); (ii) recovery of reasonably expected net additional operating and maintenance costs; and (iii) an adjustment in pricing necessary to compensate Seller for reasonably expected reductions, if any, in the delivery of electric energy to Company under this Agreement, which shall consist of (yy) an increase in payments necessary to compensate Seller for expected reduced electric energy payments under this Agreement; and (zz) to the extent applicable, an increase in payments necessary to compensate Seller for reasonably expected reductions in receipt of Production Tax Credits (pursuant to Section 45 of the Internal Revenue Code) calculated on an after-tax basis.

“Performance Standards Proposal” – A written communication from Seller to Company detailing the following with respect to a proposed Performance Standards Revision: (i) a statement as to whether Seller believes that it is technically feasible to comply with the Performance Standards Revision and the basis therefor; (ii) the Performance Standards Modifications proposed by Seller to comply with the Performance Standards Revision; (iii) the capital and incremental operating costs of any necessary technical improvements, and any other incremental net operating or maintenance costs associated with any necessary operational changes, and any expected lost revenues associated with expected reductions in electric energy delivered to Company; (iv) the Performance Standards Pricing Impact of such costs and/or lost revenues; (v) information regarding the effectiveness of such technical improvements or operational modifications; (vi) proposed contractual consequences for failure to comply with the Performance Standard Revision that would be commercially reasonable under the circumstances; and (vii) such other information as may be reasonably required by Company to evaluate Seller's proposals. A Performance Standards Proposal may be issued either in response to a Performance Standards Information Request or on Seller's own initiative.

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“Performance Standards Revision” – A revision, as specified in a Performance Standards Information Request or a Seller-initiated Performance Standards Proposal, to the Performance Standards in effect as of the date of such request or proposal.

“Performance Standards Revision Document” – A document specifying one or more Performance Standards Revisions and setting forth the changes to the Agreement necessary to implement such Performance Standards Revision(s). A Performance Standards Revision Document may be either a written agreement executed by Company and Seller or as directed by the Independent Evaluator pursuant to Section 24.10 (Dispute) of this Agreement, in the absence of such written agreement.

“Point of Interconnection” – The point of delivery of energy output supplied by Seller to Company, depicted on Attachment E (Single-Line Diagram And Interface Block Diagram), where the facilities owned by Seller interconnect with the facilities owned by Company. Seller shall own and maintain the facilities from the Facility to the Point of Interconnection. Company shall own and maintain the facilities from the Point of Interconnection to the Company System. The Point of Interconnection will be identified in the IRS and set forth in Attachment E (Single-Line Diagram And Interface Block Diagram).

“Post-COD Termination Damages” – Shall have the meaning set forth in Section 9.3(B) (Post-COD Termination Damages).

“Pre-COD Termination Damages” – Shall have the meaning set forth in Section 9.3(A) (Pre-COD Termination Damages).

“Prime Rate” – The United States "prime rate" of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition Newspaper. The Prime Rate shall change without notice with each change in the prime rate reported by The Wall Street Journal, as of the date such change is reported. Any such rate is a general reference rate of interest, may not be related to any other rate, may not be the lowest or best rate actually charged by any lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by lenders or market rates in general.

“Project” – The Facility, including the 8MW Upgrade, as described in Attachment A (Facility Description).

“Project Costs Incurred” – The aggregate amount expended or incurred by Seller with regard to the acquisition, development and construction of the Facility and the financing thereof, including without limitation (and without duplication) all amounts paid or payable with regard to the construction contract, site preparation, interconnect and start-up costs, materials and equipment, insurance, taxes, project development fees and expenses, construction management expenses and fees, fees or penalties under all Project Documents, all Seller debt for financing the Facility (including principal, interest, fees, premiums and penalties relating thereto), equity funds, if any, invested in the Project (including fees, premiums and penalties relating thereto other than those

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payable to the Guarantor (if any) or any of its affiliates), fees and expenses incurred in arranging financing for the Facility and attorney's fees and disbursements.

“Project Documents” – This Agreement, any ground lease or other lease in respect of the Site and/or Land Rights, all construction contracts to which Seller is or becomes a party, Seller’s Geothermal Resource Report, operation and maintenance agreements, and all other agreements, documents and instruments to which Seller is or becomes a party thereto in respect of the Facility, other than the Financing Documents and the Security Documents, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Proprietary Rights” – Shall have the meaning set forth in Section 25.17 (Proprietary Rights).

“PUC” or “Public Utilities Commission” – Shall mean the State of Hawaii Public Utilities Commission.

“PUC Application Period” – Shall have the meaning set forth in Section 2.2(F)(2) (Time Period for PUC Approval).

“PUC Approval Order Date” – Shall have the meaning set forth in Section 25.12(C) (Company’s Written Statement).

“PUC Approval Order” – Shall have the meaning set forth in Section 25.12(A) (PUC Approval Order).

“PUC Performance Standards Revision Order” – An order issued by the PUC with respect to a Performance Standard Revision Document pursuant to Section 24.6 (PUC Performance Standards Revision Order).

“PUC Submittal Date” – The date of submittal of Company’s complete application or motion for approval of this Agreement pursuant to Section 2.2(C) (PUC Approval).

“Purchased Power Adjustment Clause” – The Company’s cost recovery mechanism incorporated into Company’s tariff rules as approved by the PUC in Docket No. 2009-0164, Decision and Order No. 30168 (filed February 8, 2012) (or such successor provision that may be established from time to time), which permits Company to recover all capacity, operations and maintenance, and other non-energy payments incurred by the Company pursuant to a purchased power agreement.

“PURPA” – Public Utility Regulatory Policies Act of 1978 (P.L. 95-617) as amended from time to time and as applied in Hawaii by the PUC.

“Qualified Independent Engineering Company” – Any company listed on Attachment D (Consultants List - Qualified Independent Engineering Companies), as such list is amended from time to time.

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“Qualified Independent Engineers’ List” – The list of Qualified Independent Engineering Companies attached hereto as Attachment D (Consultants List - Qualified Independent Engineering Companies) and created and modified from time to time pursuant to Section 3.3(B)(2) (Qualified Independent Engineering Companies).

“Recipient” – Shall have the meaning set forth in Section 3.2(I)(2) (Confidentiality).

“Reference Year” – Shall have the meaning set forth in Attachment U (Adjustment of Charges).

"Refundable Tax Credit" -- Shall mean any U.S. Federal Tax Credit or State of Hawaii Tax Credit (including both a Hawaii Investment Tax Credit and a Hawaii Production Tax Credit) for which the federal government or State of Hawaii is required to refund any tax credit which exceeds the tax payments due to the federal government or State of Hawaii by the Claiming Entity or to provide a cash rebate in lieu of such credit to the Claiming Entity.

“Remote Terminal Unit” or “RTU” – The interface between Company’s SCADA and the physical equipment at the Facility.

“Reporting Milestones” – Each of the events identified as Reporting Milestones in Attachment L (Reporting Milestones).

"Required Model" -- Shall have the meaning set forth in Section 6.a. (Seller's Obligation to Provide Models) of Attachment B (Facility Owned by Seller) of this Agreement.

"Revenue Metering Package" – The primary revenue meter, backup revenue meter (if required by Company), revenue metering PTs and CTs, secondary wiring, terminal blocks, test switches and fuses for secondary wiring.

“Right of First Negotiation Period” – Shall have the meaning set forth in Section 1(a) (Right of First Negotiation) of Attachment P (Sale Of Facility By Seller).

“RPS Amendment” – Any amendment to the RPS subsequent to Effective Date that revises the definition of "renewable electric energy" under the RPS such that the electric energy delivered from the Facility no longer comes within such revised definition.

“RPS Law” – The Hawaii law that mandates that Company and its subsidiaries generate or purchase certain amounts of their net electricity sales over time from qualified renewable resources. The RPS requirements in Hawaii are currently codified as HRS §§ 269 91 through 269-95.

"RPS Modifications" – Any capital improvements, additions, enhancements, replacements, repairs or other operational modifications to the Facility and/or to changes in Seller's operations or

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maintenance practices necessary to enable the electric energy delivered from the Facility to come within the revised definition of "renewable electrical energy" resulting from a RPS Amendment.

"RPS Modifications Document" – Shall have the meaning set forth in Section 4 (RPS Modifications Document) of Attachment AA (Renewable Portfolio Standards).

"RPS Pricing Impact" – Any adjustment in Contract Price in $/kWh and/or $/kW per month necessary to specifically reflect the recovery of the net costs and/or net lost revenues specifically attributable to any RPS Modification, which shall consist of the following: (i) recovery of, and return on, any capital investment (aa) made over a cost recovery period starting after the RPS Modification is made effective following a PUC RPS Order through the end of the Initial Term and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment); (ii) recovery of reasonably expected net additional operating and maintenance costs; and (iii) an adjustment in pricing necessary to compensate Seller for reasonably expected reductions, if any, in the delivery of electric energy to Company under this Agreement, which shall consist of (yy) an increase in payments necessary to compensate Seller for expected reduced electric energy payments under this Agreement; and (zz) to the extent applicable, an increase in payments necessary to compensate Seller for reasonably expected reductions in receipt of Production Tax Credits (pursuant to Section 45 of the Internal Revenue Code) calculated on an after-tax basis.

“Second Notice” – Shall have the meaning set forth in Section 3.3(B)(1)(c) (Implementation of Independent Engineering Assessment).

“Security Funds” – Shall have the meaning set forth in Section 7.1(E) (Form of Security).

“Seller” – Shall have the meaning set forth in the first paragraph of the first page of this Agreement.

“Seller’s Centralized Control System” – Shall have the meaning set forth in Section 2.a (Seller’s Centralized Control System) of Attachment Y (Operation and Maintenance of the Facility).

“Seller’s General Manager” – The person appointed by Seller to act as the principal on-site person who is responsible for the Facility.

“Seller's RPS Modifications Proposal” – Shall have the meaning set forth in Section 2.1(G) (Renewable Portfolio Standards).

“Seller-Owned Interconnection Facilities” – The Interconnection Facilities constructed and owned by Seller as described in Section 1 of Attachment B (Facility Owned by Seller).

“Site” – The parcel of real property, or any portion thereof, on which the Facility will be constructed and located, together with any Land Rights reasonably necessary for the construction,

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ownership, operation and maintenance of the Facility by Seller, as further described in Section 2.1(D) (Site) and Attachment A (Facility Description).

“SOX 404” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“Start-up” –The action of bringing the Facility from non-operation to operation at the Minimum Load Capability of 20 MW or Demonstrated Firm Capacity, whichever is lower.

“Subsequent Capacity Test” – A Capacity Test, requested by Seller and agreed to by Company in its sole and absolute discretion, that may be conducted (1) after the initial Capacity Test prior to the Commercial Operation Date which establishes the Demonstrated Firm Capacity, or (2) after a Capacity Test in which Demonstrated Firm Capacity is reduced pursuant to Section 8 of Attachment W (Capacity Test Procedures). A Subsequent Capacity Test may be requested no earlier than one (1) year after such initial Capacity Test or later Capacity Test unless agreed to by Company in its sole and absolute discretion.

“Supervisory Control And Data Acquisition” or “SCADA” – The Company system that provides remote control and monitoring of Company’s transmission and sub-transmission systems and enables Company to perform real-time control of equipment in the field and to monitor the conditions and status of the Company System.

“Term” – The Initial Term and the Extension Term (if any), collectively.

“Termination Deadline” -- The 30th Day following the date the completed IRS is provided to Seller, or such later date as Company and Seller may agree.

"Third Party" – Any person or entity other than Company or Seller, and includes, but is not limited to, any subsidiary or affiliate of Seller.

“Transfer Date” – The date, prior to the Commercial Operation Date, upon which Seller transfers to Company all right, title and interest in and to Company-Owned Interconnection Facilities to the extent, if any, that such facilities were constructed by Seller and/or its contractors.

"Unfavorable PUC Order" – Shall have the meaning set forth in Section 25.12(E) (Unfavorable PUC Order).

“U.S. EPA” – The United States Environmental Protection Agency.

“Unit Trip” The sudden and immediate removal from service of one of the Facility’s generators as a result of immediate mechanical/electrical/hydraulic control system trips or operator initiated action which causes a similar immediate removal from service or rapid and immediate reduction in power delivery at the point of interconnection.

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“Unsubordinated Claims” – (i) Liquidated Damages payments in accordance with Article 9 (Liquidated Damages), (ii) damages payable under Section 8.3 (Equitable Remedies) or under Section 9.5 (Other Rights Upon Default), (iii) amounts to be reimbursed by Seller to Company for costs incurred by Company in connection with effecting a cure of defaults committed by Seller under the Financing Documents (if any) pursuant to Section 20.5 (Reimbursement of Company Costs) or complying with requests of the Financing Parties (if any) in respect of, the Financing Documents (if any), (iv) payments by Seller for Company-Owned Interconnection Facilities to be installed by Company, (v) insurance premiums and other payments in accordance with Section 6.2 (Payment) and (vi) adjustments in accordance with Section 6.3 (Billing Disputes).

“Weekly Dispatch Schedule” – Shall have the meaning set forth in Section 3.3(A)(4) (Dispatch Forecast).

“8MW Upgrade” – The 8 MW additional capacity to be added to the Current Facility as a result of Seller’s repowering of the Original Facility in conjunction with this Agreement.

“60-Month Schedule” – Shall have the meaning set forth in Section 8.a (60-Month Schedule) of Attachment Y (Operation and Maintenance of the Facility).

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ARTICLE 2 - SCOPE OF AGREEMENT

2.1    General Description of the Facility.
(A)    Overview. Seller will design, construct, permit, own, operate and maintain the Facility (to provide a total capacity of forty-six (46) MW at the point of Company interconnection, in compliance with the RPS Law and the terms and conditions of this Agreement. The Demonstrated Firm Capacity and the Net Electric Energy Output of the Facility will be sold to Company under Company Dispatch for use in the Company System in accordance with the terms of this Agreement. Seller will carry out its obligations under this Agreement in all respects in a manner that gives full recognition to the fact that, in order for Company to meet its obligation under the RPS Law and to provide service to its customers, the Facility must be designed, constructed, operated, permitted, and maintained by Seller so that it will meet the RPS Law, achieve the Commercial Operation Date by the Commercial Operation Date Deadline and thereafter be available for service in accordance with the terms of this Agreement.
(B)    Facility Specifications. The Facility shall be designed and constructed in accordance with Good Engineering and Operating Practices and the RPS Law. The Facility Description is attached to this Agreement as Attachment A (Facility Description). The single-line diagrams in Attachment E (Single-Line Diagram And Interface Block Diagram) shall expressly identify the Point of Interconnection of the Facility to the Company System. The Facility shall be operated and maintained in accordance with the requirements of Attachment Y (Operation and Maintenance of the Facility).
(C)    Interconnection Facilities. A description of the Interconnection Facilities and the terms and conditions related to the Interconnection Facilities shall be set forth in Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities).
(D)    Site. The Site for the Facility is located in the vicinity of Pu’u Honuaula, Kapoho, Hawaii (T.M.K. 1-4-01:02 & 1-4-01:19).
(E)    Requirements for Electric Energy Supplied by Seller. Electric energy supplied by Seller hereunder shall meet the specifications required by this Agreement. The Facility shall be designed to operate continuously and shall be designed to remain on-line and available to meet the requirements of Attachment B (Facility Owned by Seller) during events caused by natural forces, including but not limited to tropical storms, hurricanes, floods, earthquakes and volcanic eruptions, unless such events are of a severity as to exceed the specifications the Facility was designed to under Section 2.1(B) (Facility Specifications) except during planned outages, unplanned outages and outages pursuant to Article 4 (Suspension or Reduction of Deliveries). During events caused by natural forces, it is the intention of the Parties that the Facility shall be online and available to the greatest extent reasonably practicable within the then existing circumstances and conditions of operation and taking into account the Seller’s determination, consistent with Good Engineering and Operating Practices, of whether the continued operation of the Facility (1) is likely to endanger the safety of persons and or property, and (2) is likely to endanger the integrity of the Facility.

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(F)    Geothermal Resource and Other Expendables. Seller will provide for a continuous reliable supply of the Geothermal Resource and other expendables necessary to operate the Facility at full Contract Firm Capacity.
(G)    Renewable Portfolio Standards. If, as a result of any RPS Amendment, the electric energy delivered from the Facility should no longer qualify as “renewable electrical energy,” Seller shall, at the request of Company, develop and recommend to Company within a reasonable period of time following Company’s request, but in no event more than ninety (90) Days after Seller’s receipt of such request (or such other period of time as Company and Seller may agree in writing) reasonable measures to cause the electric energy delivered from the Facility to come within such revised definition of “renewable electrical energy” (“Seller’s RPS Modifications Proposal”). Such Seller’s RPS Modifications Proposal shall be in accordance with the provisions of Attachment AA (Renewable Portfolio Standards).
(H)    Parallel Operation. Company agrees to allow Seller to interconnect and operate the Facility to provide firm dispatchable capacity and energy in parallel with the Company System; provided, however, that such interconnection and operation shall not: (i) adversely affect Company's property or the operations of its customers and customers' property; (ii) present safety hazards to the Company System, Company's property or employees or Company's customers or the customers' property or employees; or (iii) otherwise fail to comply with this Agreement. Such parallel operation shall be contingent upon the satisfactory completion, as determined solely by Company, of the Interconnection Acceptance Test, the Generator Acceptance Test, and the Control System Acceptance Test in accordance with Good Engineering and Operating Practices.
2.2    Term; PUC Approval; Null and Void Rights and Company’s Option to Purchase Facility
(A)    Term. The initial term of this Agreement shall commence on the Execution Date and shall remain in effect through December 31, 2052 (the “Initial Term”), unless terminated earlier as provided herein. Upon expiration of the Term, the Parties hereto shall no longer be bound by the terms and conditions of this Agreement, except as set forth in Section 25.23 (Survival of Obligations). If the Parties desire, the Parties may negotiate terms and conditions of an extension term ("Extension Term"), including reduced contract pricing in recognition that Seller will have recovered its capital and financing costs, which terms and conditions (i) shall be submitted to the PUC by Company for approval no later than one (1) year prior to the expiration of the Initial Term and (ii) shall have no effect without PUC approval in accordance and consistent with Section 25.12 (PUC Approval).
(B)    Effectiveness of Certain Obligations.
(1)    Upon the Execution Date and prior to the Commercial Operation Date Deadline, under this Agreement: (i) in no event shall Seller be obligated to sell capacity or electric energy to Company (except as provided in Section 2.2(B)(2) below), or have any other obligations to Company other than those set forth in this Section 2.2 (Term; PUC Approval; Null and Void Rights and Company’s Option to Purchase Facility), Section 2.3(A) (Seller Conditions Precedent), Section 3.2(A)(1) (Design and Construction of Facility, General) (only as to obligations with respect to design and acquiring Land Rights), Section

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3.2(A)(2) (Milestone Dates), Section 3.2(A)(4) (Seller’s Governmental Approvals and Land Rights) and Section 3.2(A)(5) (Review of Facilities), Article 13 (Indemnification), Article 15 (Insurance), Article 17 (Dispute Resolution), Article 18 (Force Majeure), Article 20 (Assignments and Financing Debt), Article 21 (Sale of Facility by Seller), and Article 25 (Miscellaneous) and Section 1.d. (Seller’s Payment Obligations) of Attachment G (Company-Owned Interconnection Facilities); and (ii) in no event shall Company be obligated to make any payments provided for herein to Seller or have any other obligations to Seller other than those set forth in this Section 2.2 (Term; PUC Approval; Null and Void Rights and Company’s Option to Purchase Facility), Section 2.3(B) (Failure of Seller Conditions Precedent), Section 3.2(A)(4) (Seller’s Governmental Approvals and Land Rights) and Section 3.2(A)(5) (Review of Facilities), and Article 13 (Indemnification), Article 17 (Dispute Resolution), Article 18 (Force Majeure), Article 20 (Assignments and Financing Debt), Article 21 (Sale of Facility by Seller), and Article 25 (Miscellaneous). Until the date Seller achieves Commercial Operation or the Commercial Operation Date Deadline, whichever occurs earlier, such terms, conditions and obligations shall be effective with respect to the 8MW Upgrade only.
(2)    Until the date Seller achieves Commercial Operation or the Commercial Operation Date Deadline, whichever occurs earlier, the terms, conditions and obligations of Seller and Company with respect to the Current Facility, including the acceptance and payment for energy from the Current Facility, shall be governed by and in accordance with the Current PPA which, notwithstanding the execution of this Agreement, shall continue in full force and effect until the date Seller achieves Commercial Operation or the Commercial Operation Date Deadline, whichever occurs earlier. The Current PPA shall apply to the operation, maintenance and administration of the Current Facility and shall not apply to the development and construction of the 8MW Upgrade.
(3)    Upon the date Seller achieves Commercial Operation or the Commercial Operation Date Deadline, whichever occurs earlier, whether or not Seller has achieved Commercial Operation of the Facility, the Current PPA shall be superseded by this Agreement and the terms and conditions of the Current PPA shall be of no force and effect except for disputes already subject to dispute resolution under the Current PPA, which shall continue until resolution under the terms of the Current PPA.
(4)    For purposes of resolving inconsistent and/or conflicting terms between the Current PPA and this Agreement prior to the date Seller achieves Commercial Operation or the Commercial Operation Date Deadline, whichever occurs earlier (when both agreements remain effective), the following rules of construction shall apply: (i) if the issue is with respect to the design, development, construction and testing of the 8MW Upgrade, then the terms of this Agreement shall control; (ii) if the issue is with respect to the operation, maintenance and administration of the Current Facility then the terms of the Current PPA shall control; and (iii) if the issue is with respect to the Facility as a whole, including the 8MW Upgrade (regardless of whether the 8MW Upgrade is complete), or rights and obligations of the Parties irrespective of the Facility, then the terms of this Agreement shall control. By way of example, testing of the Facility, including the 8MW Upgrade, is

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anticipated to occur prior to the Commercial Operation Date Deadline, and should be governed by the testing procedures, conditions and requirements of this Agreement, provided, however, that under Section 5.2 (Capacity Charges and Energy Charges Prior to Commercial Operation Date), payment for any test energy accepted by Company during testing of the Facility shall be made pursuant to the pricing terms of the Current PPA until Commercial Operation of the Facility is achieved.
(C)    PUC Approval.
(1)    Notwithstanding any other provisions of this Agreement that might be construed to the contrary, Company’s purchase of electric energy under this Agreement and Company’s payment of the Capacity Charge, and any and all terms and conditions of this Agreement that are ancillary to that purchase and that payment, are all contingent upon obtaining the Non-appealable PUC Approval Order and the occurrence of the Capacity Rate Inclusion Date. Upon the execution of this Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, a satisfactory PUC Approval Order that satisfies the requirements of Section 25.12(A) (PUC Approval Order). Company shall submit to the PUC an application for a satisfactory PUC Approval Order but does not extend any assurance that a PUC Approval will ultimately be obtained. Seller will provide reasonable cooperation to expedite obtaining a PUC Approval Order including timely providing information requested by Company to support its application, including information for Company and its consultant to conduct a greenhouse gas emissions analysis for the PUC application, as well information requested by the PUC and parties to the PUC proceeding in which approval is being sought. Seller understands that lack of cooperation may result in Company's inability to file an application with the PUC and/or a failure to receive a PUC Approval Order. For the avoidance of doubt, Company has no obligation to seek reconsideration, appeal, or other administrative or judicial review of any Unfavorable PUC Order. The Parties agree that neither Party has control over whether or not a PUC Approval Order will be issued and each Party hereby assumes any and all risks arising from, or relating in any way to, the inability to obtain a satisfactory PUC Approval Order and hereby releases the other Party from any and all claims relating thereto.
(2)    Seller shall seek participation without intervention in the PUC docket for approval of this Agreement pursuant to applicable rules and orders of the PUC. The scope of Seller's participation shall be determined by the PUC. However, Seller expressly agrees to seek participation for the limited purpose and only to the extent necessary to assist the PUC in making an informed decision regarding the approval of this Agreement. If the Seller chooses not to seek participation in the docket, then Seller expressly agrees and knowingly waives the right to claim, before the PUC, in any court, arbitration or other proceeding, that the information submitted and the arguments offered by Company in support of the application requesting the PUC Approval Order are insufficient to meet Company's burden of justifying that the terms of this Agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the PUC's approval of this Agreement. Seller shall not seek in the docket and Company shall not disclose any confidential information to Seller that would provide Seller with an unfair business

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advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.
(D)    Interconnection Requirements Study. If this Agreement is executed prior to completion of the Interconnection Requirements Study, then following the completion of the IRS:
(1)    The Parties shall, no later than the PPA Amendment Deadline, execute a formal amendment to this Agreement substituting new versions of Attachment B (Facility Owned by Seller), Attachment E (Single-Line Drawing and Interface Block Diagram), Attachment F (Relay List and Trip Scheme), Attachment G (Company-Owned Interconnection Facilities), Attachment K (Guaranteed Project Milestones), Attachment K-1 (Seller's Conditions Precedent and Company Milestones) and Attachment L (Reporting Milestones) (the "Interconnection Requirements Amendment") to reflect the results of the IRS. If the Interconnection Requirements Amendment is not executed by the PPA Amendment Deadline, either Party may, by written notice delivered to the other Party, declare the Agreement null and void; or
(2)    If Seller is dissatisfied with the results of the IRS, Seller shall have the option, by written notice delivered to Company no later than the Termination Deadline, to declare this Agreement null and void. Failure of Seller to declare this Agreement null and void pursuant to the preceding sentence shall not obligate Seller to execute the Interconnection Requirements Amendment
(E)    Prior to Effective Date. Company may, by written notice delivered prior to the Effective Date, declare the Agreement null and void if any one or more of the following conditions applies:
(1)    Company reasonably determines that the Facility described in the Agreement and studied in the IRS is no longer capable of being constructed because of a change or changes in the type of, performance specifications of, or availability of equipment for the Facility and such change(s) will necessitate or cause either a re-study of the IRS, material increases in interconnection, transmission and/or distribution costs, or delay in the project’s schedule such that the Facility will not be able to meet the Commercial Operation Date Deadline.
(2)    Seller is in material breach of any of its representations, warranties and covenants under the Agreement, which, in Company’s reasonable judgment, has a material adverse effect on Seller’s ability to perform its obligations under the Agreement or materially increases Company’s operational, financial or reputational risk associated with this Agreement.
(3)    Seller, subsequent to making the payment to Company required under Section 3(b)(ii) (Engineering and Design Work Payment) of Attachment G (Company-Owned Interconnection Facilities), requests in writing that Company stop or otherwise delay the performance of the work for which Company received such payment.

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(4)    Seller has notified Company in writing that it desires to modify (i) the Agreement and such proposed modification(s) could, in Company’s reasonable determination, unreasonably increase the executional risk of completion of the Facility or shift any executional or economic risk from Seller to Company and/or (ii) the Facility as described in the Agreement and studied in the IRS and such proposed modification(s) to the Facility will reasonably necessitate or cause either a re-study of the IRS, material increases in interconnection, transmission and/or distribution costs, or delay in the project’s schedule such that the Facility is unable to meet the Commercial Operation Date Deadline.
(F)    Time Periods for PUC Submittal Date and for PUC Approval.
(1)    Time Period for PUC Submittal Date. If the PUC Submittal Date has not occurred within one hundred twenty (120) Days of the Execution Date, or such longer period as Company and Seller may agree to by a subsequent written agreement, Company may, by written notice delivered within thirty (30) Days of the expiration of such period, declare the Agreement null and void if the reason the application has not been filed is (i) any one or more of the conditions set forth in Section 2.2(E) (Prior to Effective Date) or (ii) Seller's failure to provide in a timely manner information reasonably requested by Company to support such application.
(2)    Time Period for PUC Approval. If the PUC issues an Unfavorable PUC Order or if a satisfactory PUC Approval Order is not obtained within twelve (12) months of the PUC Submittal Date, or within such longer period as Company and Seller may agree to by a written agreement (the “PUC Application Period”), Company or Seller may, by written notice delivered within one hundred eighty (180) Days of the Unfavorable PUC Order or the expiration of the PUC Application Period, declare this Agreement null and void. In the event the PUC Approval Order is obtained on or before the end of the PUC Application Period, but such PUC Approval Order is appealed, and a Non-appealable PUC Approval Order is not obtained within eighteen (18) months of the PUC Submittal Date, or within such longer period as Company and Seller may agree to by a subsequent written agreement, Company or Seller may, by written notice delivered within one hundred eighty (180) Days of the end of such 18-month period, declare this Agreement null and void. If the Agreement is declared null and void as provided herein, the Parties shall thereafter be free of all obligations hereunder, except as set forth in Section 2.2(D) (Obligations of the Parties Upon Declaration of the Agreement As Null and Void) and shall pursue no further remedies against one another.
(G)    Obligations of Parties Upon Declaration of the Agreement as Null and Void. If this Agreement is declared null and void pursuant to Section 2.2(D) (Interconnection Requirements Study), Section 2.2(E) (Prior to Effective Date), or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval), the Parties shall be free of all obligations hereunder, other than as provided in this in this Section 2.2(G) (Obligations of Parties Upon Declaration of the Agreement Null and Void), Section 14.3 (Return of Development Period Security) and in Section 25.23 (Survival of Obligations), to the extent such obligations are applicable at the time the Party exercises its right to declare this Agreement null and void; provided, however, that the Current PPA shall continue in full force and effect through the end of its stated term and shall continue to govern the

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operation, maintenance and administration of the Existing Facility without the 8MW Upgrade. Notwithstanding the foregoing, if in response to Seller's request and Seller's offer of adequate assurance of reimbursement, Company agrees in writing to incur costs associated with Company-Owned Interconnection Facilities prior to the Non-appealable PUC Approval Order Date or completion of the IRS, Seller shall pay Company the actual costs and cost obligations incurred by Company as of the date the Agreement is declared null and void for Company-Owned Interconnection Facilities and any reasonable costs incurred thereafter; provided, however, that nothing in this Agreement shall obligate Company to incur such costs and cost obligations unless and until Seller provides Company with security that is adequate, as determined by Company in its sole discretion, to secure Seller’s obligation to pay Company for such costs and cost obligations as set forth herein.
(H)    Termination Rights. Notwithstanding any of the foregoing, the right of Company or Seller to terminate the Agreement at any time upon the occurrence of any Event of Default described in Section 8.1 (Events of Default) shall remain in full force and effect.
(I)    Option to Purchase Facility and Right of First Negotiation. Company shall have the right of first negotiation prior to the end of the Term and option to purchase the Facility at the end of the Term, as provided in Attachment P (Sale of Facility by Seller).

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2.3    Conditions Precedent.
(A)    Seller Conditions Precedent. Company’s obligation to purchase electric energy and/or capacity from Seller pursuant to this Agreement, and any and all obligations of Company which are ancillary to that purchase, are contingent upon the following Conditions Precedent:
(1)    Following the Execution Date. Within sixty (60) days after the PUC Submittal Date, Seller shall submit to Company the then available detailed design materials and specifications for the Facility generally described in Attachment A (Facility Description) and Attachment B (Facility Owned by Seller), including but not limited to the prime mover(s), generator(s), main step-up transformer(s), condenser(s), resource handling equipment, electric energy storage equipment, as applicable, reasonably demonstrating to Company's satisfaction that the Facility, if constructed, operated and maintained pursuant to such design materials and in accordance with Good Engineering and Operating Practices, can be reasonably expected to have a useful life at least equal to the Initial Term.
(2)    Executed Project Documents. Within one hundred eighty (180) Days after the Effective Date, Seller shall submit to Company copies of the following executed Project Documents: (i) the Geothermal Resource Report which shall be updated annually and submitted to Company on January 1 of each Calendar Year this Agreement is in force; and (ii) other contracts (if any) entered into by Seller for the purchase of critical materials and services necessary for the operation and maintenance of the Facility.
(3)    On or before the Commencement of Construction. On or before the commencement of construction of all or any portion of the Facility, Seller shall submit to Company the following:
(a)    Governmental Approvals and Land Rights- Construction. Documents or other evidence that Seller obtained all required Governmental Approvals and Land Rights needed to commence construction of the Facility;
(b)    Governmental Approvals and Land Rights- Operations. Documents or other evidence that Seller has obtained all currently required Governmental Approvals and Land Rights needed to operate the Facility following completion of the Facility;
(c)    Proof Of Insurance. Copies of any and all then-required insurance policies (or binders as appropriate) procured by Seller in accordance with Article 15 (Insurance) relating to the construction and operations of the Facility, as the case may be;
(d)    Officer’s Certificate. A certificate executed by a duly authorized officer of Seller certifying that: (i) Seller has the right to locate the Facility at the Site for the Term and that such right may be transferred or assigned to Company so as not to limit or interfere with Company's exercise of its rights under this Agreement; and (ii) Seller has obtained all then-required Governmental Approvals and Land Rights needed to commence construction of the Facility; and

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(4)    On or Before the Commercial Operation Date. On or before the Commercial Operation Date, which shall in no event be later than the Commercial Operation Date Deadline, Seller shall:
(a)    Proof of Insurance. Submit to Company copies of any and all then-required insurance policies (or binders as appropriate) provided by Seller required pursuant to Article 15 (Insurance) to be in effect prior to operation of the Facility; and
(b)    Officer’s Certificate. Submit to Company a certificate executed by a duly authorized officer of Seller certifying that: (i) Seller has obtained all then-required Governmental Approvals and Land Rights needed to operate the Facility throughout the Term or, if one or more of such Governmental Approvals or Land Rights is not available at that time for the full Term, for such lesser period as is available; and (ii) construction of the Facility is substantially complete, that the Facility has been constructed substantially in compliance with the terms of this Agreement and with the information submitted pursuant to this Section 2.3(A) (Seller Conditions Precedent), and that all acceptance tests set forth in Section 2.3(A)(4)(c) (Acceptance Tests) have been satisfactorily accomplished and the Facility is ready to begin producing power on a commercial basis under the terms and conditions of this Agreement. Evidence required under this Section 2.3(A) (Seller Conditions Precedent) shall be submitted or made available by Seller during or upon the completion of each phase of development (for example, completion of detailed engineering, completion of as-built drawings and receipt of manufacturers’ guarantee performance data). To allow Company to evaluate the information provided by Seller, Seller shall cooperate in such physical inspections of the Facility pursuant to Section 10.4 (Inspection of Facility Operation) of this Agreement as may be reasonably required by Company during and after completion of the Facility. In no event shall Company’s technical review and inspection of the Facility be deemed to be an endorsement of the design thereof or as any warranty of the safety, durability or reliability of the Facility nor a waiver of any of Company’s rights.
(c)    Acceptance Tests. Cause the Facility to pass each of the following acceptance tests:
(i)    Interconnection Acceptance Test;
(ii)    Generator Acceptance Test; and,
(iii)    Control System Acceptance Test.
(5)    On or Before Commencement of Capacity Charge Payments. On or before the commencement of Capacity Charge payments by Company, the Facility shall pass the Capacity Test.
(B)    Failure of Seller Conditions Precedent.

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(1)    Seller’s Remedial Action Plan. If Seller misses any of the submission deadlines required by the Conditions Precedent in Section 2.3(A) (Seller Conditions Precedent), Seller shall, within ten (10) Business Days of such missed submission deadline, provide Company a remedial action plan which shall set forth a detailed description of Seller’s course of action and plan to provide Company with the required submission and to meet all subsequent submission deadlines and the Commercial Operation Date Deadline; provided, that delivery of any remedial action plan shall not relieve Seller of its obligation to meet any subsequent submission deadlines and the Commercial Operation Date Deadline.
(2)    Seller’s Certification Requirements. Not later than ninety (90) Days after the PUC Submittal Date, Seller shall submit to Company a certificate executed by a duly authorized officer of Seller declaring whether Seller considers that it has complied with the submission requirements of Section 2.3(A)(1) (Following the Execution Date), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading. On or before the Closing Date, Seller shall submit to Company a certificate executed by a duly authorized officer of Seller declaring whether Seller has determined that it has complied with the submission requirements of Section 2.3(A)(2) (Executed Project Documents), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading. Within thirty (30) Days of receiving each of Seller’s certificates pursuant to this Section 2.3(B)(2) (Seller’s Certification Requirements), Company shall provide Seller with either (i) a written statement that Seller has satisfied the submission requirements of Section 2.3(A)(1) (Following the Execution Date) and Section 2.3(A)(2) (Executed Project Documents) identified in such certificate, or (ii) a written statement setting forth the requirement(s) Company believes have not been met by Seller. Seller shall comply substantially with the requirements set forth in the Company’s statement within thirty (30) Days of receiving Company’s statement. Unless and until Seller substantially complies with the Company’s requirements for satisfying the Conditions Precedent in Section 2.3(A) (Seller Conditions Precedent) to the reasonable satisfaction of the Company, Seller shall not be deemed to have achieved the Commercial Operation Date.
2.4    Failure to Meet Milestone Dates.
(A)    Time is of the Essence. Time is of the essence of this Agreement, and Seller's ability to achieve the Guaranteed Milestones is critically important.
(B)    Reporting Milestones.
(1)    Seller’s Plan and Monthly Progress Reports. If Seller fails to achieve any Reporting Milestone on or before the applicable Milestone Date as set forth in Attachment L (Reporting Milestones), as the same may be extended for reasons of Force Majeure or as otherwise provided in this Agreement, Seller shall within ten (10) Business Days thereafter submit for Company’s review and approval, which approval shall not be unreasonably withheld, a detailed plan which describes (i) the reasons why such Reporting Milestone was not achieved, (ii) Seller's proposed measures for achieving such Reporting Milestone as

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soon as practicable thereafter, and (iii) Seller's proposed measures for meeting the Commercial Operation Date Deadline.
(2)    Reporting Milestone Delay Consequences. If Seller fails to achieve any such Reporting Milestones on or before the applicable Milestone Date set forth in Attachment L (Reporting Milestones) as extended for reasons of Force Majeure or as otherwise provided in this Agreement, Seller shall provide Company with monthly progress reports to Company of the status of Seller's efforts to achieve such Reporting Milestone. Unless and until Seller substantially completes each Reporting Milestone to the reasonable satisfaction of the Company, Seller shall not be deemed to have achieved the Commercial Operation Date.
(C)    Guaranteed Milestones. Seller shall achieve each Guaranteed Milestone by the Milestone Date, subject (to the extent applicable) to the following grace periods:
(1)    [RESERVED].
(2)    Force Majeure. If the failure to achieve the Guaranteed Milestone by the Milestone Date is the result of Force Majeure, and if and so long as the conditions set forth in Section 18.4(A) (Satisfaction of Certain Conditions) are satisfied, Seller shall be entitled to an extension of the Milestone Date equal to the lesser of two hundred seventy (270) Days or the duration of the Force Majeure.
(3)    Company’s Untimely Performance. If the failure to achieve the Guaranteed Milestone by the Milestone Date is the result of any failure by Company in the timely performance of its obligations under this Agreement, Seller shall be entitled to an extension of the Milestone Date equal to the duration of the period of delay directly caused by such failure in Company's timely performance. Such extension shall be Seller's sole remedy for any such failure by Company. For purposes of this Section 2.4(C)(3) (Company’s Untimely Performance), Company's performance will be deemed to be "timely" if it is accomplished within the time period specified in this Agreement with respect to such performance or, if no time period is specified, within a reasonable period of time. If the performance in question is Company's review of plans, the determination of what is a "reasonable period of time" will take into account Company's past practices in reviewing and commenting on plans for similar facilities.
(D)    Damages and Termination.
(1)    Damages
(a)    Milestone Delay Damages. If Seller fails to achieve any such Guaranteed Milestone (other than Commercial Operations) on or before the applicable Milestone Date set forth in Attachment K (Guaranteed Project Milestones), as the same may be extended as provided in Section 2.4(C) (Guaranteed Milestones), and such failure remains unachieved for ten (10) Days after such applicable Milestone Date, Company shall collect and Seller shall pay Liquidated

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Damages in the amount of $1,000 per Day, commencing on the eleventh (11th) Day after such missed Guaranteed Milestone and continuing for each Day (“Milestone Delay Damages”) thereafter that Seller fails to achieve the Guaranteed Milestone; provided, that the number of Days for which Company shall collect and Seller shall pay Milestone Delay Damages shall not exceed sixty (60) Days (the “Milestone Date Delay LD Period”).
(b)    Daily Delay Damages. If Seller fails to achieve the Commercial Operation Date on or before the latter of the Commercial Operation Date Deadline or the expiration of any applicable grace period set forth in Section 2.4(C) (Guaranteed Milestones), and in addition to any Milestone Delay Damages collected pursuant to Section 2.4(D)(1)(a), Company shall collect and Seller shall pay Liquidated Damages, commencing on the ninety-first (91st) Day after the Commercial Operation Date Deadline and continuing for each Day (“Daily Delay Damages”) thereafter that Seller fails to achieve the Commercial Operation Date, as follows: $50,000 for the first thirty (30) Day period ($50,000/30 Days = $1,666.67/Day) of the COD Delay LD Period; $100,000 for the second thirty (30) Day period ($100,000/30 Days = $3,333.33/Day) of the COD Delay LD Period; and $165,000 for the third thirty (30) Day period ($165,000/30 Days = $5,500/Day) of the COD Delay LD Period, with the actual Liquidated Damages accrued during any such period being adjusted on a per diem basis depending on the Day upon which Seller achieves the Commercial Operation Date. The number of Days for which Company shall collect and Seller shall pay Daily Delay Damages for failing to achieve the Commercial Operation Date shall not exceed ninety (90) Days (the "COD Delay LD Period").
(2)    Termination Right. If, upon the expiration of the Milestone Date Delay LD Period or the COD Delay LD Period, as applicable, Seller has not achieved such missed Milestone Date, Company shall have the right, notwithstanding any other provision of this Agreement to the contrary, to terminate this Agreement with immediate effect by declaring an Event of Default pursuant to Section 8.1(A)(1) and issuing a written termination notice to Seller pursuant to Section 8.2(B) (Right to Terminate). If the Agreement is terminated by Company pursuant to this Section 2.4(D)(2) (Termination Right), Company shall have the right to collect Pre-COD Termination Damages and/or Post-COD Termination Damages, as provided in Section 9.3 (Damages in the Event of Termination by the Company) of this Agreement. Unless and until Seller completes each Guaranteed Milestone to the reasonable satisfaction of the Company, Seller shall not be deemed to have achieved the Commercial Operation Date.
(E)    Notices and Reports. If Seller fails to achieve the Commercial Operation Date by the Commercial Operation Date Deadline or has reasonable grounds for concluding that it is unlikely to achieve that objective:
(1)    Not Force Majeure. If such failure or anticipated failure is not the result of Force Majeure, Seller shall:

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(a)    promptly give Company written notice of such failure or anticipated failure in writing;
(b)    expeditiously provide Company with a written explanation of the reason for such failure or anticipated failure; and
(c)    provide Company with written weekly progress reports describing the actions taken to achieve the Commercial Operation Date and the estimated time frame for completion of such actions.
(2)    Force Majeure. If such failure or anticipated failure is the result of Force Majeure, Seller shall, without limitation to the generality of Article 18 (Force Majeure), provide the notice, explanation and weekly progress reports required under Section 18.4 (Satisfaction of Certain Conditions).
(F)    Development Period Security. Company shall draw upon the Development Period Security established pursuant to Section 7.1 (Security Fund) on a monthly basis for payment of the total Milestone Delay Damages and Daily Delay Damages incurred by Seller during the preceding Calendar Month. If the Development Period Security is at any time insufficient to pay the amount of the draw to which Company is then entitled, Seller shall pay any such deficiency to Company promptly upon demand.
2.5    No Waiver
(A)    Conditions Precedent and Milestone Events. Except as otherwise provided herein, failure by Company to invoke its rights under Section 2.3(B) (Failure of Seller Conditions Precedent) or Section 2.4 (Failure to Meet Milestone Dates) with respect to any particular Condition Precedent or Milestone Event shall in no way diminish Company’s rights upon the failure of Seller to achieve any subsequent Condition Precedent or any subsequent Milestone Event.
(B)    Event of Default. Notwithstanding any other provision herein to the contrary, Company’s failure to declare an Event of Default during the time periods provided for in this Agreement shall not constitute a waiver if such failure is the direct or indirect result of Seller’s misstatement of a material fact or Seller’s omission of a material fact which is necessary to make any representation, warranty, certification, guarantee or statement made (or notice delivered) by Seller to Company in connection with this Agreement (whether in writing or otherwise) not misleading.

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ARTICLE 3 - SPECIFIC RIGHTS AND OBLIGATIONS OF THE PARTIES
3.1    Rights and Obligations of Both Parties.
(A)    Sale and Purchase of Energy and Capacity. Seller shall produce, supply and sell to Company and Company shall take from and pay Seller for the Demonstrated Firm Capacity and Net Electric Energy Output as determined in accordance with the terms and conditions of this Agreement.
(B)    Protection of Facilities. Each Party shall be responsible for protecting its own facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation or non-operation of the other Party’s facilities, and such other Party shall not be liable for any such damage so caused.
(C)    Good Engineering and Operating Practices.
(1)    Each Party agrees to install, operate and maintain its respective equipment and facility and to perform all obligations required to be performed by such Party under this Agreement in accordance with Good Engineering and Operating Practices and applicable Laws.
(2)    Wherever in this Agreement Company has the right to give specifications, determinations or approvals, such specifications, determinations or approvals shall be given in accordance with Company’s standard practices, policies and procedures. Any such specifications, determinations, or approvals shall not be deemed to be an endorsement, warranty, or waiver of any right of Company.
(D)    Interconnection Facilities. The terms and conditions related to the Company-Owned Interconnection Facilities and Seller-Owned Interconnection Facilities are set forth in Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities). In accordance with Section 8 (Transfer of Ownership/Title) of Attachment G (Company-Owned Interconnection Facilities), on the Transfer Date, Seller shall convey title to the Company-Owned Interconnection Facilities that were designed and constructed by or on behalf of Seller by executing a Bill of Sale and Assignment document substantially in the form set forth in Attachment H (Form of Bill of Sale and Assignment). In addition, in accordance with Section 8 (Transfer of Ownership/Title) of Attachment G (Company-Owned Interconnection Facilities) on the Transfer Date, Seller shall deliver to Company any and all executed documents required to assign all Land Rights necessary to operate and maintain the Company-Owned Interconnection Facilities on an after the Transfer Date to Company, which documents shall be substantially in the form set forth in Attachment I (Form of Assignment of Lease and Assumption). [ATTACHMENT G (COMPANY-OWNED INTERCONNECTION FACILITIES) CONTAINS ONLY GENERAL TERMS. SPECIFIC TERMS WILL BE PROVIDED AFTER THE COMPLETION OF THE INTERCONNECTION REQUIREMENTS STUDY.]

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3.2    Rights and Obligations of Seller.
(A)    Design and Construction of Facility.
(1)    General. Seller shall furnish all financial resources, labor, tools, materials, equipment, transportation, supervision, and other goods and services necessary to completely design and build the Facility to fulfill the requirements of this Agreement. Seller shall also be responsible for acquiring any and all necessary Land Rights for the Facility as well as for geothermal resource handling (recovery and re-injection) and waste disposal infrastructures. The design and construction of the Facility as well as the acquisition of other necessary infrastructures shall take place using Good Engineering and Operating Practices. The Facility design and specifications must conform to Company design specifications and standards, where applicable. It is the intent and expectation of the Parties that the Facility have a plant life equal to at least the Initial Term of this Agreement. To the extent practicable, all new equipment shall be designed and constructed by Seller in a manner consistent with that objective.
(2)    Milestone Dates. Due to the critical nature of Company’s energy needs, Seller’s attainment of all Milestone Events, on or prior to applicable Milestone Dates specified in Attachment K (Guaranteed Project Milestones) and Attachment L (Reporting Milestones), is essential. Any failure to achieve a Milestone Event by its Milestone Date shall be treated in accordance with the provisions of Section 2.4 (Failure to Meet Milestone Dates).
(3)    Commercial Operation Date Deadline. The Commercial Operation Date shall occur no later than (i) January 1, 2022, or (ii) 18 months after receipt of the PUC Approval Order described in Section 25.12 (PUC Approval), whichever is later (the “Commercial Operation Date Deadline”). A failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline shall be treated in accordance with the provisions of Section 2.4 (Failure to Meet Milestone Dates).
(4)    Seller’s Governmental Approvals and Land Rights.
(a)    Seller’s Responsibilities. Seller is responsible for the acquisition and continuous maintenance of all Governmental Approvals and Land Rights required for the construction and operation of the Facility during the Term under conditions which allow Seller to meet the requirements of this Agreement including, but not limited to, Company’s right to control the Facility through Company Dispatch. Seller shall obtain the necessary Governmental Approvals to allow Company to start up and shut down Seller’s generating units as necessary in accordance with this Agreement and to dispatch Seller’s generating units at maximum continuous output twenty-four (24)

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hours per day for as long as needed to satisfy the Company System demand, as Company deems appropriate, in its reasonable discretion.
(b)    Duration of Governmental Approvals and Land Rights. All Governmental Approvals and Land Rights shall be acquired for the Initial Term of this Agreement and to the extent applicable any Extension Term; provided, however, that if the pertinent Governmental Authority does not issue a specific Governmental Approval for at least a period equal to the Initial Term, Seller shall obtain the Governmental Approval for the longest time period generally allowed by law. All Governmental Approvals shall be obtained and renewed by Seller in accordance with procedures set by the pertinent Governmental Authority. Seller must comply with all provisions in operating Governmental Approvals and with all Site specific requirements imposed by any Governmental Authority. Seller shall be responsible for all costs related to any violations by Seller, its employees, agents or representatives, of any provisions of any of the Governmental Approvals or Land Rights, and in no situation shall Company be held responsible for violations of Seller’s Permits or Land Rights.
(5)    Review of Facilities.
(a)    Drawings and Calculations. Seller shall make readily available to Company a complete set of all detailed engineering, vendor and manufacturing and as-built drawings and calculations relating to the design and construction of the Facility, including the documentation required by Section 1(b)(iii)(G) (Cyber-Security) of Attachment B (Facility Owned by Seller), within a reasonable time after such drawings are available, but in no event later than seven (7) Days following the date on which the application for the required Governmental Approvals for construction of the Facility are submitted to the appropriate Governmental Authority and, with respect to the as-built drawings, no later than one hundred (120) Days after the Facility achieves the Commercial Operation Date. Such drawings and calculations shall be submitted in electronic format, if requested by Company, in a format compatible with Company’s computer hardware and software.
(b)    Review, Observation and Inspection. Company shall have an opportunity to (i) review and comment on the design of the Facility, (ii) to observe the construction of the Facility and the equipment to be installed therein, and (iii) to inspect the Facility and related equipment following the completion of construction and during the course of this Agreement; provided that such activities do not materially interfere with Seller’s construction or operation of the Facility. Unless otherwise agreed to by the Parties, Company shall, as soon as practicable, but in no event later than thirty (30) Days following submission to Company of (aa) any design materials or (bb) any opportunity for inspection by Company of the construction of the Facility, review and provide comments thereon, and Seller shall, as soon as practicable, but in no event later than thirty (30) Days after receipt of such comments,

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respond in writing, either noting agreement and action to be taken or reasons for disagreement.
(c)    Process for Resolving Disagreements. If Seller disagrees with Company, it shall note alternatives it will take to accomplish the same intent, or provide Company with a reasonable explanation as to why no action is required by Good Engineering and Operating Practices. If Company disagrees with Seller’s position, a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(B)(1)(b) (Implementation of Independent Engineering Assessment) and the Qualified Independent Engineering Company will make a recommendation to remedy the situation pursuant to the Independent Engineering Assessment. The Seller shall abide by the Qualified Independent Engineering Company’s recommendation contained in such Independent Engineering Assessment. Both Parties shall equally share in the cost for the Independent Engineering Assessment. However, Seller shall pay all costs associated with implementing the recommendation set forth in the Independent Engineering Assessment.
(d)    No Endorsement, Warranty or Waiver. In no event shall any review, comment or failure to comment by Company be deemed to be an endorsement, warranty or waiver of any right by Company. In no event shall any failure by Company to exercise its rights under this Section 3.2(A)(5) (Review of Facilities) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.
(e)    Areas of Common Concern. In areas of common concern, such as the type and settings of Seller’s protective relaying equipment, Seller shall submit such concerns, designs and settings for Company’s review and acceptance. Protective relay settings must coordinate with the Company System as Company, within its sole discretion, designs and operates the Company System.
(6)    Facility Protection and Control Equipment.
(a)    Seller’s Obligations. Seller shall, at its own cost, furnish, install, operate and maintain internal breakers, relays, switches, synchronizing equipment and other associated protective and control equipment necessary to maintain the standard of reliability, quality and safety of electric energy production suitable for parallel operation with the Company System as required by this Agreement and Good Engineering and Operating Practices.
(b)    [Reserved].
(c)    Company’s Right to Review the Design. Company shall have the right, but not the obligation, to review and accept the design of all such equipment, protective relay settings, and control logic as soon as practicable, and in no event later than thirty (30) Days after the receipt of all Governmental Approvals for construction

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of the Facility and shall present any comments relating thereto to Seller, as soon as practicable and in no event later than sixty (60) Days after receiving such design information.
(d)    Company’s Right to Review Modifications. Company shall have the right, but not the obligation, to review and accept any proposed future action by Seller to modify or replace such equipment, or change such settings, as soon as practicable, and in no event later than forty-five (45) Days prior to such future action; provided, however, that Company shall present any comments relating thereto to Seller as soon as practicable, and in no event later than fifteen (15) Days after receiving information relating to such future action.
(e)    Company’s Right to Review Installation. Company shall have the right, but not the obligation, to review, inspect and accept the installation, construction and setting of all such equipment in order to ensure consistency with the design submitted by Seller for Company’s review. If Company exercises such right, Company shall inform Seller as soon as practicable, and in no event later than forty-five (45) Days after such review or inspection, of any problems it believes exist and any recommendations it has for correcting such problems.
(f)    No Endorsement, Warranty or Waiver. Company’s inspection and acceptance of Seller’s equipment and settings shall not be construed as endorsing the design thereof, nor as any warranty of the safety, durability or reliability of said equipment and settings, nor as a waiver of any of Company’s rights. In no event shall any failure by Company to exercise its rights under this Section 3.2(A)(6) (Facility Protection and Control Equipment) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.
(g)    Cooperation. Seller and Company shall cooperate with each other in good faith in agreeing upon design standards for any equipment or settings referred to in this Section 3.2(A)(6) (Facility Protection and Control Equipment).
(h)    Timing for Implementation of Company Proposals. Within a reasonable time after receipt of Company’s comments referred to in this Section 3.2(A)(6) (Facility Protection and Control Equipment) or notification by Company of problems related to Seller’s obligations under this Section 3.2(A)(6) (Facility Protection and Control Equipment), but no later than ninety (90) Days after such notification (unless such condition is causing a safety hazard or damage to the Company System or the facilities of any of Company’s customers, in which event the correction must be promptly made by Seller), Seller shall implement Company’s proposals.
(i)    Relay Settings and Control Logic. Notwithstanding the foregoing, Seller shall utilize relay settings and control logic prescribed by Company, which may be changed over time within the design capability of the equipment as the requirements of the Company System change. If Seller demonstrates to the

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satisfaction of Company that the utilization of such relay settings and control logic would likely result or have resulted in an event normally requiring Liquidated Damages or an Event of Default, Seller shall be excused from same. If Seller and Company disagree as to whether the utilization of such relay settings resulted in an event that required Liquidated Damages or an Event of Default, a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(B)(1)(b) (Implementation of Independent Engineering Assessment) and the Qualified Independent Engineering Company will determine if the utilization of such relay settings resulted in the event that gave rise to Liquidated Damages or an Event of Default pursuant to the Independent Engineering Assessment. The Seller and Company shall abide by the Qualified Independent Engineering Company’s determination.

(7)    Monthly Progress Reports. Commencing upon the Execution Date of this Agreement, Seller shall submit to Company, on the first Day of each calendar month until the Commercial Operation Date is achieved, progress reports in a form set forth on Attachment S (Form of Monthly Progress Report) (the “Monthly Progress Report”). These progress reports shall notify Company of the current status of each specific Condition Precedent contained in Section 2.3(A) (Seller Conditions Precedent) and the status of efforts to meet each Milestone Date contained in Attachment K (Guaranteed Project Milestones) and Attachment L (Reporting Milestones). Seller shall include in such report a list of all letters, notices, applications, filings and Governmental Approvals sent to or received from any Governmental Authority and shall provide any such documents as may be reasonably requested by Company. In addition, Seller shall advise Company as soon as reasonably practicable of any problems or issues of which it is aware which may materially impact its ability to meet the Conditions Precedent or Milestones. Seller shall provide Company with any requested documentation to support the achievement of Conditions Precedent or Milestones within ten (10) Business Days of receipt of such request from Company. At Company’s request, Seller shall provide an opportunity for Company to meet with appropriate personnel of Seller or its contractors to discuss and assess any such monthly progress report. Upon the occurrence of a Force Majeure, Seller shall also comply with the requirements of Section 18.4 (Satisfaction of Certain Conditions) to the extent such requirements provide for communications to Company beyond those required under this Section 3.2(A)(7) (Monthly Progress Reports).
(B)    Warranties and Guarantees of Performance.
(1)    Equivalent Availability Factor. Seller warrants and guarantees that, in each Contract Year during the Term, after the first Contract Year, the Facility will achieve an EAF of eighty-three percent [83.0%] or greater, based on two (2) fourteen (14) Day outages. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EAF to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).
(2)    Equivalent Forced Outage Rate. Seller warrants and guarantees that, in each Contract Year during the Term after the first Contract Year, the Facility will not exceed a ten

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percent (10%) EFOR. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EFOR to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).
(3)    Demonstrated Firm Capacity. Seller warrants and guarantees that the Facility will have and maintain the capability to produce and deliver to the Metering Point the Demonstrated Firm Capacity in accordance with the terms of this Agreement.
(4)    Power Quality. Seller warrants and guarantees that the Facility will produce electric energy that meets the quality standards in Section 3.a. (Voltage/Reactive Power Requirements), Section 3.c. (Reactive Amount), Section 3.g.i. (Frequency Requirements), and Section 3.j. (Harmonics Standards) of Attachment B (Facility Owned by Seller).
(5)    Disconnection Events. Seller warrants and guarantees that, after the first Contract Year, Disconnection Events will not exceed four (4) per Contract Year.
(6)    Liquidated Damages. In the event Seller fails to satisfy the warranties and guarantees of performance in this Section 3.2(B) (Warranties and Guarantees of Performance), Seller shall be liable for Liquidated Damages as provided in Article 9 (Liquidated Damages).
(7)    Exclusive Warranties. The foregoing warranties and guarantees of performance constitute the exclusive warranties and guarantees under this Agreement and operate in lieu of all other warranties and guarantees, whether oral or written. Seller and Company disclaim any other warranty and guarantee, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose.

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(C)    Waste Handling. Seller shall be responsible for the handling and proper disposal of any waste products produced by the Facility, including but not limited to brine, waste water, and for any costs associated therewith.
(D)    Emissions. Seller shall be responsible for the control and consequences of any and all emissions produced as a result of operation of the Facility and for all costs and expenses associated therewith.
(E)    Compliance with Laws. Seller shall at all times comply with all applicable federal, state and local laws, rules, regulations, orders, ordinance, permit conditions and other governmental actions (collectively “Laws”) and shall be responsible for all costs associated therewith.
(F)    Adequate Spare Parts. Seller shall at all times keep on hand or have ready access to sufficient spare parts, which shall include, but not be limited to, the critical spare parts shown in Attachment Z (Critical Spare Parts), to maintain the Facility in a manner which provides reasonable assurance, consistent with Good Engineering and Operating Practices, that the performance of the Facility will meet the requirements of this Agreement. Seller shall procure and retain a drilling rig in the State of Hawaii for quick deployment in case of emergency or use in the event of a Catastrophic Equipment Failure.
(G)    Periodic Meetings. The Seller’s General Manager or an alternate satisfactory to Company shall attend periodic meetings with appropriate Company representatives and be prepared to discuss Facility operations and maintenance and interface with the Company System operations. Such meetings may be regularly scheduled or called by Company specifically to address particular problem areas.
(H)    Notice of Certain Events. To the extent any of the following events occur and could reasonably be likely to have a material adverse effect on Seller’s performance under this Agreement, Seller shall provide Company with immediate notice of the occurrence of such event and Seller’s proposed measures to ensure that such event will not lead to an Event of Default or otherwise materially impair Seller’s ability to perform its obligations under this Agreement:
(1)    Obligations Related to Borrowed Money. Seller shall fail to comply with any provision with respect to any obligations for borrowed money in excess of One Million Dollars ($1,000,000) if the effect of such failure to comply is to cause, or to permit the holder or holders of such obligations (or a trustee on their behalf), to cause such obligations to become due prior to their stated maturity, except to the extent that such failure to comply shall have been cured or waived prior to any acceleration of such obligations thereunder and said cure or waiver shall not have involved the receipt by any such holder or holders of any additional consideration, financial or otherwise
(2)    Order for Payment of Money. Any final order, judgment or decree is entered in any proceeding, which final order, judgment or decree provides for the payment of money in excess of One Hundred Thousand Dollars ($100,000) by Seller, and Seller shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon within sixty (60) Days from the entry thereof, and within such period of

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sixty (60) Days, or such longer period during which execution on such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.
(3)    Payments for Materials or Labor. Seller shall fail to make any payment for materials or labor used in the engineering, design, construction, maintenance or operation of the Facility within ninety (90) Days after the due date thereof, except for payment obligations contested in good faith by Seller or adequately bonded to the reasonable satisfaction of Company or contract retentions withheld during Seller’s review of a contractor’s performance.
(4)    Financing Documents. The Financing Parties shall declare an event of default under the Financing Documents.
(5)    Governmental Approvals and Land Rights. Seller shall have received any notice that it is not in compliance with any of the Governmental Approvals and/or Land Rights that enable Seller to operate the Facility.
(I)    Financial Compliance.
(1)    Financial Compliance. Seller shall provide or cause to be provided to Company on a timely basis, as reasonably determined by Company, all information, including but not limited to information that may be obtained in any audit referred to below (the “Financial Compliance Information”), reasonably requested by Company for purposes of permitting Company and its parent company, HEI, to comply with the requirements (initial and on-going) of (i) the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810, Consolidation (“FASB ASC 810”), (ii) the accounting principles of FASB ASC 842 Leases (“FASB ASC 842”), (iii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (iv) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 842 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other Governmental Authorities. In addition, if required by Company in order to meet its compliance obligations, Seller shall allow Company or its independent auditor to audit, to the extent reasonably required, Seller’s financial records, including its system of internal controls over financial reporting; provided, however, that Company shall be responsible for all costs associated with the foregoing, including but not limited to Seller’s reasonable internal costs. Company shall limit access to such Financial Compliance Information to persons involved with such compliance matters and restrict persons involved in Company’s monitoring, dispatch or scheduling of Seller and/or the Facility, or the administration of this Agreement, from having access to such Financial Compliance Information (unless approved in writing in advance, by Seller).
(2)    Confidentiality. Company shall, and shall cause HEI to, maintain the confidentiality of the Financial Compliance Information as provided in this Section 3.2(I) (Financial Compliance). Company may share the Financial Compliance Information on a confidential basis with HEI and the independent auditors and attorneys for HEI and

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Company. (Company, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 3.2(I) (Financial Compliance) as “Recipient”.) If either Company, or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Agreement is necessary, Company, and HEI each shall have the right to disclose such of the Financial Compliance Information as Company or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If Company or HEI disclose Financial Compliance Information pursuant to the preceding sentence, Company and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Financial Compliance Information to the PUC and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the PUC’s rate making activities for Company and other HEI affiliated entities, provided that, if the scope or content of the Financial Compliance Information to be disclosed to the PUC exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Financial Compliance Information will not be disclosed until the PUC first issues a protective order to protect the confidentiality of such Financial Compliance Information. Neither Company nor HEI shall use the Financial Compliance Information for any purpose other than as permitted under this Section 3.2(I) (Financial Compliance).
(3)    Required Disclosure. In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Financial Compliance Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.2(I) (Financial Compliance). If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions of this Section 3.2(I) (Financial Compliance), Recipient shall furnish only that portion of the Financial Compliance Information which it is legally required to so furnish and to use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.
(4)    Exclusions from Confidentiality. The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 3.2(I) (Financial Compliance) shall not extend to any portion(s) of the Financial Compliance Information which (i) was known to such Recipient prior to receipt, or (ii) without the fault of such Recipient is available or becomes available to the general public, or (iii) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.
(5)    Consolidation. Company does not want to be subject to consolidation set forth in FASB ASC 810, as issued and amended from time to time by FASB. Company represents that, as of the Execution Date, it is not required to consolidate Seller into its

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financial statements in accordance with FASB ASC 810. If for any reason, at any time during the Term, Company determines, in its sole but good faith discretion, that it is required to consolidate Seller into its financial statements in accordance with FASB ASC 810, then Seller shall immediately provide audited financial statements (including footnotes) in accordance with U.S. generally accepted accounting principles (and as of the reporting periods Company is required to report thereafter) in order for Company to consolidate and file its financial statements within the reporting deadlines of the Securities and Exchange Commission; provided, however, that if Seller does not normally prepare audited financial statements for the periods requested, Company shall reimburse Seller fifty percent (50%) of the reasonable costs of having necessary audits performed and preparation of the audited financial statements. Notwithstanding the foregoing requirement that Seller provide audited financial statements to Company, the Parties will take all commercially reasonable steps, which may include modification of this Agreement, to eliminate the consolidation treatment, while preserving the economic “benefit of the bargain” to both Parties, or effectuating a sale of the Facility to Company at (i) if the sale occurs before the end of the thirteenth (13th) Contract Year, the greater of the Make Whole Amount determined pursuant to Section 6 (Make Whole Amount) of Attachment P (Sale of Facility of Seller) or the fair market value determined pursuant to Section 3 (Procedure to Determine Fair Market Value of the Facility) of Attachment P (Sale of Facility by Seller) or (ii) if the sale occurs on or after the beginning of the fourteenth (14th) Contract Year, the fair market value determined pursuant to Section 3 (Procedure to Determine Fair Market Value of the Facility) of Attachment P (Sale of Facility by Seller), but not less than the Financial Termination Costs determined pursuant to Section 6 (Make Whole Amount) of Attachment P (Sale of Facility by Seller), in either case under a Purchase and Sale Agreement to be negotiated based on the terms and conditions set forth in Section 4 (Purchase and Sale Agreement) of Attachment P (Sale of Facility by Seller).
(J)    Seller’s Obligation to Deliver Facility. Upon the exercise by Company of its rights under Section 8.2(B)(2)(a) (Company’s Assumption of Seller’s Interest), Seller shall deliver the Facility to Company in proper working order in accordance with then current electric utility standards for a facility similar to the Facility. If Seller fails to meet this obligation, Company shall have the right to put the Facility in proper working order in accordance with such standards either directly or through a qualified contractor. Seller shall reimburse Company within thirty (30) Days of written demand for payment in immediately available funds for any and all reasonable costs incurred by Company in connection with such work. Where such payments are reimbursements for amounts paid by Company to third parties prior to receipt of payment from Seller, interest shall be paid thereon at the Prime Rate for the period between payment by Company and receipt of payment from Seller. The obligations of Seller under this Section 3.2(J) (Seller’s Obligation to Deliver Facility) shall survive the expiration or termination of this Agreement.
(K)     Allowed Capacity. The Available Capacity from the Facility may exceed the Allowed Capacity if Company specifically requests such output, however, only to the extent of Company’s request. Company may take appropriate action to limit the Net Electric Energy Output pursuant to, but not limited to, Section 2 (Control of Facility) of Attachment Y (Operation and Maintenance of the Facility), Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility), Good Engineering and Operating Practices and Attachment B (Facility Owned by

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Seller). Company shall not be required to pay for any Net Electric Energy Output of the Facility which exceeds the Allowed Capacity unless Company has requested such output in excess of Allowed Capacity and only to the extent of such request. Company shall not be required to pay any additional capacity payment for any additional power supplied by Seller, either at Company’s or Seller’s request.

3.3    Rights and Obligations of Company.
(A)    Dispatch of Facility Power.
(1)    Routine Dispatch.
(a)    Company shall have the right to dispatch all real power up to the Available Capacity, and specify reactive power delivered from the Facility to the Company System, as it deems appropriate in its reasonable discretion, subject only to and consistent with Good Engineering and Operating Practices, the requirements set forth in this Section 3.3(A) (Dispatch of Facility Power), Attachment B (Facility Owned by Seller) and Seller’s maintenance schedule determined in accordance with Section 8 (Schedule of Outages) of Attachment Y (Operation and Maintenance of the Facility). Company shall not pay for reactive power.
(b)    Company Dispatch will either be by Seller’s manual control under the direction of the Company System Operator or by computerized control via SCADA as provided in Section 2 (Control of Facility) of Attachment Y (Operation and Maintenance of the Facility), in each case at Company’s reasonable discretion, within the Dispatch Range and subject to the minimum dispatch requirements of Section 3.3(A)(2) (Minimum Dispatch). Unless otherwise agreed to, Company may request the maximum real power output at 0.85 lagging to 0.90 leading power factor from the Facility as measured at the Metering Point to maintain system operating parameters as specified by the Company. Notwithstanding anything to the contrary, the power produced by the Facility shall always be subject to remote, automatic or manual dispatch by Company.
(c)    Refusal or inability of the Seller to provide the output required by the Company Dispatch shall result in the assumption that the Available Capacity is equal to the actual net energy delivered from the Facility. This shall be considered at reduced Available Capacity for the purpose of calculating the Seller’s EAF and EFOR. The size of the derating will be determined by subtracting the Available Capacity from the Demonstrated Firm Capacity, from the time the inability to meet the dispatch request occurs until such time as the Seller demonstrates the Demonstrated Firm Capacity as requested by Company. Seller shall utilize the full capability of the Facility to satisfy its obligation to deliver Demonstrated Firm Capacity in accordance with Company Dispatch by taking necessary actions, including but not limited to ensuring adequate access and control of Seller’s

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geothermal resources, means of delivery (piping, valves, etc.) of the resource to conversion equipment and functionality of the conversion equipment and generators.
(2)    Minimum Dispatch. The minimum dispatch under remote control by the Company shall be the Minimum Load Capability (20 MW) as further described Section 3.f (Minimum Load Capability) of Attachment B (Facility Owned by Seller). The Company shall be permitted to schedule minimum delivery of Seller’s energy above the Minimum Load Capability on an hourly basis to ensure the annual hourly average dispatch of the Facility will meet the Minimum Purchase Requirement. The minimum economic dispatch limit will be set in accordance with the scheduled energy in the EMS system and used as the lower limit for operational dispatch decisions. Provided that the Demonstrated Firm Capacity is equal to the Contract Firm Capacity, the scheduled energy will result in an average minimum economic dispatch limit of approximately 27 MW during the period the Minimum Purchase Requirement is in effect.
(3)    Annual Minimum MWh Dispatch Requirement.
(a)    The Company shall purchase a minimum of 227,000 MWh each Contract Year (“Minimum Purchase Requirement”) through the end of the eighteenth (18th) Contract Year, December 31, 2039, from the Seller under Company Dispatch subject to the limiting provisions of this Agreement including but not limited to the provisions of Section 3.3(A) (Dispatch of Facility Power), Article 4 (Suspension or Reduction of Deliveries) and Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility). Commencing on the first day of the nineteenth (19th) Contract Year, the Minimum Purchase Requirement shall be terminated and Company’s minimum purchase of energy from Seller shall be subject only to the Minimum Load Capability requirement of Section 3.f (Minimum Load Capability) of Attachment B (Facility Owned by Seller).
(b)    The Minimum Purchase Requirement shall be reduced for any given Contract Year to the extent that:
(i)    The Available Capacity of the Facility is less than Contract Firm Capacity. In the event of such occurrence, the Minimum Purchase Requirement for any Contract Year shall be reduced by the following formula:
Amount of reduction = (Average Available Capacity of the Facility –Contract Firm Capacity) * 24 hours * (365 days/year – 14 Outage Days/year)
[Note: The amount of the reduction is expressed as a negative number and the Amount of Reduction shall be zero (0) if Average Available Capacity equals or exceeds Contract Firm Capacity.]
(ii)    The Annual Maintenance Overhaul Periods are already accounted for in the Minimum Purchase Requirement.

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(c)    In determining if Company has met the Minimum Purchase Requirement for any given Contract Year, the Company’s energy purchases may be calculated using a three (3) year rolling average.
(4)    Dispatch Forecast. Company shall provide Seller with a forecast of the following: (i) the annual dispatch which shows the amount of energy Company expects the Facility to produce on a monthly basis for the following calendar year, no later than sixty (60) Days prior to the anticipated Commercial Operation Date for the first Contract Year, and prior to September 1 for each Contract Year thereafter; and (ii) the “Weekly Dispatch Schedule” no later than Friday, 12:00 noon HST of each week which indicates the general expected daily schedule Company’s failure to comply with the foregoing forecast provisions shall not affect Company’s right to dispatch the Facility pursuant to this Section 3.3(A) (Dispatch of Facility Power).

(B)    Company Right to Require Independent Engineering Assessment.
(1)    Implementation of Independent Engineering Assessment.
(a)    If (i) Seller is failing to operate the Facility in accordance with Section 2.1(E) (Requirements for Electric Energy Supplied by Seller), Section 3.2(A)(6) (Facility Protection and Control Equipment), Section 1 (Standards) of Attachment Y (Operation and Maintenance of the Facility), Section 2 (Control of Facility) of Attachment Y (Operation and Maintenance of the Facility), Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility), and Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility), or is otherwise failing to comply with Good Engineering and Operating Practices, and fails to remedy such failure within ninety (90) Days of written notice thereof from Company, or fails to comply with Section 10.4(B) (Correction of Certain Conditions), and Company reasonably believes that such failure is likely to result in a failure to meet the performance standards set forth in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller); (ii) Seller is in breach of this Agreement with respect to the performance or operation of the Facility and has not cured such breach within the time limits specified in Article 8 (Default); (iii) otherwise required by Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification); or (iv) as required by Section 3.2(A)(5)(c) (Process for Resolving Disagreements), Company may require that the practices in question be assessed by a qualified professional engineering firm to be chosen from Attachment D (Consultants List – Qualified Independent Engineering Companies) and revised from time to time under Section 3.3(B)(2) (Qualified Independent Engineering Companies).
(b)    The Parties shall promptly undertake to agree on a firm to be used from the Qualified Independent Engineers’ List; provided, however, that if such agreement is not reached within seven (7) Days after Company gives notice to Seller

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that it is invoking its rights under this Section 3.3(B) (Company Right to Require Independent Engineering Assessment), the firm shall be chosen from the Qualified Independent Engineers’ List by Company. Seller may, at its sole expense, contract with its chosen firm (from the Qualified Independent Engineers’ List) to provide a second assessment of the practices in question. Company’s chosen firm may review Seller’s assessment and choose, in its sole discretion, to use all, some or none of Seller’s recommendations in such assessment. Notwithstanding Seller’s assessment, and whether or not Company’s Qualified Independent Engineering Company has used any of Seller’s recommendations from its Qualified Independent Engineering Company, the Independent Engineering Assessment completed by Company’s Qualified Independent Engineering Company and the Recommendations contained therein shall be used in connection with respect to the actions required Section 3.3(B)(1)(c) immediately below.
(c)    The Qualified Independent Engineering Company selected shall make an Independent Engineering Assessment as to whether the practices in question conform to Good Engineering and Operating Practices as promptly as possible under the circumstances. If such determination is that the practices in question do not so conform, the engineering firm shall recommend necessary actions by Seller to bring it within Good Engineering and Operating Practices (the “Recommendations”). If the Recommendations require action by Seller to change its practices, Seller shall take such actions. Where the Recommendations require action by Seller, the engineering firm shall determine, after reasonable consultation with Seller within thirty (30) Days (or such longer period as deemed appropriate by such engineering firm) after its Recommendations are first made, whether Seller has taken adequate action to carry out such Recommendations. If the engineering firm then certifies that Seller has failed to take adequate action, Company shall notify Seller and the Financing Parties in writing of such certification and the basis therefor. Such notice shall state in bold letters that failure to commence implementation of the Recommendations on or before the date that is thirty (30) Days from the date of such notice (the “Implementation Date”) may lead to termination of this Agreement. If neither Seller nor the Financing Parties has begun to implement the Recommendations on or before the Implementation Date, such failure shall constitute an Event of Default under Section 8.1(A)(6) (Events of Default; Default by Seller). If either Seller or any Financing Party begins to implement the Recommendations on or before the Implementation Date, the engineering firm shall monitor whether the implementation thereof is being diligently pursued. If, after reasonable consultation with the parties involved in such implementation, the engineering firm determines that such implementation is not being diligently pursued, it shall promptly so certify to Company. Company shall thereupon promptly notify Seller and the Financing Parties in writing of such certification, the basis therefor and the remedial steps that must be taken to cure (the “Second Notice”). Such Second Notice shall state in bold letters that failure to implement the remedial steps identified in the Second Notice (the “Remedial Steps”) on or before the date that is thirty (30) Days from the date of the Second Notice may lead to termination of this Agreement. If at any time after the

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date that is thirty (30) Days from the date of the Second Notice, the engineering firm again certifies to Company that implementation of Recommendation is not being diligently pursued and/or the Remedial Steps are not being implemented, such certification shall constitute an Event of Default by Seller under Section 8.1(A)(6) (Events of Default; Default by Seller). Seller shall bear all costs of the engineering firm’s services unless the Independent Engineering Assessment determined that the practices in question were in accordance with Good Engineering and Operating Practices, in which case Company shall bear all costs of the Independent Engineering Assessment.
(2)    Qualified Independent Engineering Companies. The Company and Seller shall agree on the Qualified Independent Engineers’ List which shall be attached hereto as Attachment D (Consultants List – Qualified Independent Engineering Companies) containing the names of engineering firms which both Parties agree are fully qualified to perform the Independent Engineering Assessment under Section 3.3(B)(1) (Implementation of Independent Engineering Assessment). At any time, except when an Independent Engineering Assessment is being made under Section 3.2(A)(5)(c) (Process for Resolving Disagreements) and Section 3.3(B)(1) (Implementation of Independent Engineering Assessment), either Party may remove a particular company from the Qualified Independent Engineers’ List by giving written notice of such removal to the other Party. However, neither Party may remove a company or companies from the Qualified Independent Engineers’ List without approval of the other Party if such removal would leave the Qualified Independent Engineers’ List with less than two (2) companies. During January of each calendar year, both Parties shall review the current Qualified Independent Engineers’ List and give notice to the other Party of any proposed additions to the Qualified Independent Engineers’ List and any intended deletions. Intended deletions shall be effective upon receipt of notice by the other Party, provided that such deletions do not leave the Qualified Independent Engineers’ List with less than two (2) companies. Proposed additions to the Qualified Independent Engineers’ List shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within said thirty (30) Days. By mutual agreement between the Parties, a new company or companies may be added to the Qualified Independent Engineers’ List at any time.

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 3 53

ARTICLE 4 - SUSPENSION OR REDUCTION OF DELIVERIES
4.1    Initiation by Company. This section shall apply to suspensions or reductions of electric energy deliveries from the Facility directly resulting from instructions or remote control actions by the Company System Operator. This section does not apply to changes in electric energy output of the Facility within the normal Dispatch Range. This section does not apply to suspensions and/or reductions of energy output from the Facility initiated by Facility personnel and/or equipment in response to conditions on the Company System, such as by the action of protective equipment or primary frequency or reactive power response to Company System conditions.
(A)    Safety of Persons and/or Property. If the Company System Operator determines that an adverse condition exists that is likely to endanger the safety of persons and/or property, and/or endanger the integrity of the Company System or have an adverse effect on Company customer’s electric service, the Company System Operator may remotely separate the Facility from the Company System by tripping the Facility’s synchronizing breakers via SCADA without prior notice. If Company disconnects the Facility from the Company System, it shall immediately notify Seller by telephone or hotline and thereafter confirm in writing the reasons for the disconnection.
(B)    Reclosing. If the Facility is separated from the Company System for any reason, under no circumstances shall Seller reclose into the Company System without first obtaining specific approval to do so from the Company System Operator which approval shall be granted promptly upon the removal of the adverse condition stated above.
(C)    Duration of Disconnection. The Facility shall remain disconnected until such time that the adverse condition has been corrected.
(D)    Facility Problems. If the operation of the Facility is causing or substantially contributing to an adverse condition due to the failure to meet any of the requirements of this Agreement, Seller shall, at its own cost, modify its electric equipment or operations to the extent necessary to promptly resume full deliveries of electric energy at the quality of electric service required.
4.2    No Obligation to Accept Energy.
(A)    General. During periods in which Seller has reduced or suspended deliveries of electric energy as requested or required by Company under Section 4.1(A) (Safety of Persons and/or Property), Company shall have no obligation to accept any electric energy which might otherwise have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, and, except as provided in Section 4.2(B) (Review by Seller), the Facility shall be considered unavailable during such period for purposes of calculating Seller’s EAF, EFOR and Disconnection Events.

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(B)    Review by Seller. The claim of occurrence of any of the adverse conditions described above in Section 4.1(A) (Safety of Persons and/or Property) or Section 4.1(D) (Facility Problems) shall be subject to verification by Seller. If it is determined that Company did not have a valid reason for disconnecting the Facility or that the Facility was not causing or contributing to the adverse condition requiring the disconnection under Section 4.1(A) (Safety of Persons and/or Property) or Section 4.1(D) (Facility Problems), Company shall have no obligation to accept any electric energy which otherwise would have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, however, the duration of the period of separation will not be counted against EAF or EFOR or for the purpose of calculating any other performance standard.
4.3    Initiation by Seller. If Seller suspends, or can reasonably anticipate the need to suspend or substantially reduce, deliveries of electric energy below the level called for by Company Dispatch pursuant to Section 3.3(A) (Dispatch of Facility Power) for any reason other than a request by Company pursuant to Section 4.1 (Initiation by Company), it shall provide immediate oral notice and subsequent written notice to Company as soon as practicable, containing a reasonably detailed statement of the reasons for such suspension or reduction and the likely duration thereof. Seller shall use commercially reasonable efforts to restore full deliveries of electric energy as soon as practicable.

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 4 55

ARTICLE 5 - RATES FOR PURCHASE
5.1    Capacity and Energy Purchased by Company.
(A)    Energy and Capacity. Subject to the other provisions of this Agreement, including Section 5.2 (Capacity Charges and Energy Charges Prior to Commercial Operation Date) immediately below, from and after the Commercial Operation Date, Company shall accept and pay for the Net Electric Energy Output generated by the Facility and delivered to Company and make capacity payments to Seller when such capacity is available as set forth herein. The Net Electric Energy Output and capacity (demand) shall be metered in accordance with Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility), and Section 3 (Communications, Telemetering and Generator Remote Control Equipment) of Attachment Y (Operation and Maintenance of the Facility) and such metering shall constitute the official and legal measurements for any payments hereunder.
(B)    Seller’s Start-up Plan. Prior to the Commercial Operation Date, Company will use reasonable efforts to accept electric energy from the Facility during the Capacity Test conducted pursuant to Section 5.1(E) (Capacity Test). Seller shall provide to Company a written, detailed, and comprehensive start-up plan thirty (30) Days in advance of delivering any electric energy to Company and shall provide written notice to Company of any changes to such start-up plan as soon as reasonably practicable, but no less than three (3) Days in advance of implementing those changes. Seller shall use reasonable efforts to coordinate such start-up and testing so as to minimize any additional costs to Company as a result of departing from economic dispatch in the operation of the Company System and shall reimburse Company for such additional costs. Net Electric Energy Output delivered to and accepted by Company pursuant hereto, i.e., during testing of the Facility, shall be considered non-firm, unscheduled energy, but must meet all of the quality standards established in this Agreement. Subject to the provisions of Section 5.2 (Capacity Charges and Energy Charges Prior to Commercial Operation Date) below, Company shall only pay Energy Charges for any such Net Electric Energy Output actually delivered from the Facility during testing in accordance with the Current PPA.
(C)    Energy Charge. Subject to the terms of this Agreement, following successful completion of the Control System Acceptance Test, beginning with energy delivered during the Capacity Test, Company shall pay Seller for electric energy delivered to the Point of Interconnection in response to Company’s dispatch in accordance with the formulas set forth in Attachment J (Energy Charge and Capacity Charge Payment Formulas).
(D)    Capacity Charge. Subject to the terms of this Agreement, Capacity Charge Payments shall be calculated in accordance with the formulas specified in Attachment J (Energy Charge and Capacity Charge Payment Formulas).
(E)    Capacity Test. After successful completion of the Acceptance Tests, Seller shall be allowed to conduct Capacity Tests (subject to inspection by Company) in accordance with the testing procedures set forth in Attachment W (Capacity Test Procedures), to determine the Demonstrated Firm Capacity of the Facility and whether Capacity Charge payments may be

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adjusted in accordance with Section 5.1(F) (Capacity Shortfall) and should begin in accordance with Section 5.1(G) (Commencement of Capacity Charge Payments).
(F)    Capacity Shortfall. If, after determining the Demonstrated Firm Capacity as provided in Section 5.1(E) (Capacity Test), the Demonstrated Firm Capacity is less than the Contract Firm Capacity, the Capacity Charge payment to Seller shall be reduced in accordance with Section 4 of Attachment W (Capacity Test Procedures).
(G)    Commencement of Capacity Charge Payments. The Capacity Charge payments under Section 5.1(D) (Capacity Charge) shall begin when the Facility has successfully completed the Capacity Test referred to in Section 5.1(E) (Capacity Test), Seller declares that the Facility has achieved the Commercial Operation Date and the Capacity Rate Inclusion Date has occurred.
(H)    Demonstrated Firm Capacity. After the Commercial Operation Date, Seller may only increase the Demonstrated Firm Capacity of the Facility. following a Subsequent Capacity Test conducted pursuant to Section 8 of Attachment W (Capacity Test Procedures).
(I)    Hawaii General Excise Tax. Company shall not be liable for payment of the applicable Hawaii General Excise Tax levied and assessed against Seller as a result of this Agreement. The rates and charges in this Article 5 (Rates for Purchase) shall not be adjusted by reason of any subsequent increase or reduction of the applicable Hawaii General Excise Tax.
(J)    No Payment of Emission Fees. Company shall not be liable for payment of the applicable air pollutant emission fees imposed by the DoH or U.S. EPA on Seller as a result of operating or having the potential to operate the Facility.
(K)    No Payment of Other Taxes or Fees. Company shall not be liable for payment of nor reimbursement of any Seller payment of any new or modified tax or fee imposed by any Governmental Authority.
5.2    Capacity Charges and Energy Charges Prior to Commercial Operation Date. Consistent with Section 2.2 (B) (Effectiveness of Certain Obligations), prior to the Commercial Operation Date Deadline, payment for Facility capacity and delivery of energy shall be governed by the Capacity Charge and Energy Charge provisions from the Current PPA, primarily Appendix D (Power Purchases by Company) of the Original PPA (as amended and restated in that certain Fifth Amendment To The Purchase Power Contract for Unscheduled Energy Made Available From A Qualifying Facility Dated March 24, 1986, As Amended dated February 7, 2011 (the “Fifth Amendment”) and the Section 5.1(Capacity and Energy Purchased by the Company) under the Expansion PPA. Seller has agreed that its prior waivers of the 30,000 MWh threshold before lower energy pricing goes into effect under Section 5.1(C)(2) of the Existing PPA shall continue for the duration that the Energy Charge is subject to the Current PPA. After the Commercial Operation Date Deadline, regardless of whether Seller has achieved Commercial Operation of the Facility, payment of the Capacity Charge and Energy Charge for dispatch of the Existing Facility or the Facility, including test energy, shall be in accordance with Capacity Charge and Energy Charge provisions of this Agreement.

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ARTICLE 6 - BILLING AND PAYMENT
6.1    Monthly Invoice. As soon as practicable, but not later than the fifth (5th) Business Day of each Calendar Month, Company shall provide Seller with the appropriate data for Seller to compute the payment due for capacity provided and electric energy delivered to Company in the preceding Calendar Month as determined in accordance with this Agreement. Seller shall compute the Energy Charge and the Capacity Charge for the same Calendar Month and promptly thereafter, but not later than the tenth (10th) Business Day of each Calendar Month, submit an invoice (“Monthly Invoice”) for the Capacity Charge and Energy Charge to be paid to Seller for the preceding Calendar Month. Each Monthly Invoice shall include Seller's backup data for the computation of the Capacity Charge and the Energy Charge. Unless and until Company designates a different address, the Monthly Invoice shall be delivered to:
Hawaii Electric Light Company, Inc.
P. O. Box 1027
Hilo, Hawaii 96721-1027
Attention: Energy Contract Manager

6.2    Payment.
(A)    Date Payment Due. No later than the twentieth (20th) Business Day of each Calendar Month (or the last Business Day of that month if there are less than twenty (20) Business Days in that month), Company shall pay, in immediately available funds, such monthly Capacity Charge and Energy Charge payments as computed in Article 5 (Rates for Purchase), or provide to Seller an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount. Notwithstanding all or any portion of such invoice in dispute, simple interest shall accrue on any invoiced amount that remains unpaid following the twentieth (20th) Business Day of each calendar month (or the last Business Day of that month if there are less than twenty Business Days in that month), or following the due date for such payment if extended, at the average daily Prime Rate for the period commencing on the Day following the Day such payment is due such until the invoiced amounts (or amounts due to Seller if determined to be less than the invoiced amounts) are paid in full. Partial payments shall be applied first to outstanding interest and then to outstanding invoice amounts.
(B)    Set Off. Company at any time may set off against any and all amounts that may be due and owed to Seller under this Agreement, any and all undisputed amounts, including damages, Liquidated Damages, insurance premiums, and other payments, that are owed by Seller to Company pursuant to this Agreement or are past due under other accounts Seller has with Company for other services. Undisputed and non-set off portions of amounts invoiced under this Agreement shall be paid on or before the due date.
(C)    Other Payments. Any amounts due from either Party under this Agreement other than monthly Energy Charges and Capacity Charges shall be paid or objected to within thirty (30) Days following receipt from either Party of an itemized invoice from the other Party setting forth, in reasonable detail, the basis for such invoice.

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6.3    Billing Disputes. Either Party may dispute invoiced amounts, but shall pay to the other Party at least the undisputed portion of invoiced amounts on or before the invoice due date. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 17 (Dispute Resolution). When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with simple interest from the date that such disputed amount was payable until the date that the amount owed is paid at the average daily Prime Rate for the period.
6.4    Adjustments. In the event adjustments are required to correct inaccuracies in Monthly Invoices, the Party requesting adjustment shall use the method described in Section 13.c. (Corrections) of Attachment Y (Operation and Maintenance of the Facility), if applicable, to determine the correct measurements, and shall recompute the amounts due during the period of such inaccuracies. Except as noted below, the difference between the amount paid and that recomputed for each Monthly Invoice affected shall be paid, or repaid, with interest from the date that such Monthly Invoice was payable until the date that such recomputed amount is paid at the average daily Prime Rate for the period, or objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request. The difference between the amount paid and that recomputed for the invoice, along with the allowable amount of interest, shall either be (i) paid to Seller or set-off by Company, as appropriate, in the next invoice payment to Seller, or (ii) objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request. If the Party responsible for such payment objects to the request, then the Parties shall work together in good faith to resolve the objection. If the Parties are unable to resolve the objection, the matter shall be resolved pursuant to Article 17 (Dispute Resolution). All claims for adjustments shall be waived for any deliveries of electric energy made more than thirty-six (36) months preceding the date of any such request.

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ARTICLE 7 - CREDIT ASSURANCE AND SECURITY
7.1    Security Fund.
(A)    General. Seller is required to post and maintain Development Period Security and Operating Period Security based on the requirements of this Article 7 (Credit Assurance and Security).
(B)    Development Period Security. To guarantee the performance of Seller's obligations under the Agreement for the period prior to the Commercial Operation Date (including but not limited to Seller's obligation to meet the Commercial Operation Date Deadline), Seller shall provide financial security to Company within ten (10) Days of the Execution Date of the Agreement in an amount equal to $100/kW of the additional capacity to be obtained from the 8MW Upgrade (the “Development Period Security”).
(C)    Return of the Development Period Security. In the event (1) either Party declares this Agreement null and void pursuant to Section 2.2(D) (Interconnection Requirements Study), Section 2.2(E) (Prior to Effective Date), or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval), (2) the PUC issues an order denying approval for an application for a PUC Approval Order, which does not become subject to appeal, (3) the PUC issues an Unfavorable PUC Order, which does not become subject to appeal, (4) a Non-Appealable PUC Approval Order is not obtained within the time periods specified in Section 2.2(F)(2)(Time Period for PUC Approval), or (5) following Company’s receipt of the Operating Period Security, unless the Development Period Security is converted to Operating Period Security pursuant to Section 7.1(D) (Operating Period Security), the Development Period Security (including any accumulated interest, if applicable) shall be returned to Seller, subject to the Company’s right to draw from the Development Period Security as set forth in Section 7.1(G) (Company’s Right to Draw From Security Funds).
(D)    Operating Period Security. To guarantee the performance of Seller’s obligations under the Agreement for the period starting from the Commercial Operation Date to the expiration or termination of this Agreement, Seller shall provide financial security to Company in the amount equal to $175/kW of the additional capacity to be obtained from the 8MW Upgrade (the “Operating Period Security”).
(E)    Form of Security. Seller shall supply the Development Period Security and Operating Period Security required in the form of an irrevocable standby Letter of Credit substantially in the form attached to this Agreement as Attachment M (Form Of Standby Letter of Credit) from a bank or other financial institution chartered and organized in the United States with a credit rating of “A-” or better (the “Security Funds”). If the rating (as measured by Standard & Poors) of the bank or financial institution issuing such Letter of Credit falls below A-, Company may require Seller to replace such Letter of Credit with an irrevocable standby Letter of Credit from another bank or financial institution chartered and organized in the United States with a credit rating of “A-” or better. Any such Letter of Credit must be issued for a minimum term of one (1) year. Furthermore, at the end of each year the Security Funds must be renewed for an additional one (1) year term so that at the time of such renewal, the remaining term of any such

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Security Funds shall not be less than one (1) year. Any Letter of Credit satisfying this security requirement shall include a provision for at least thirty (30) Days advance notice to Company of any expiration or earlier termination of the Security Funds so as to allow Company sufficient time to exercise its rights under said security if Seller fails to extend or replace the Security Funds. In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing, reducing, or otherwise administering the Letter of Credit shall be borne by Seller. In the event Company receives notice from the issuing bank that a letter of credit for the Development Period Security or Operating Period Security will be cancelled or is set to expire and will not be extended, Company shall endeavor, but shall not be obligated, to provide Seller with notice of such cancellation or termination. Company shall not be responsible for any lack of notice to Seller of such letter of credit’s cancellation or termination and the events resulting therefrom, provided, however, that if Company draws upon the then full amount remaining under the letter of credit, the provisions of Section 7.1(H) (Failure to Renew or Extend Letter of Credit) and Section 7.1(I) (L/C Proceeds Escrow) shall apply. In the event the letter of credit for Development Period Security or Operating Period Security ever expires or is terminated without Company drawing on such full amount remaining under the letter of credit prior to its expiration, and Seller has not been afforded the opportunity to replace the letter of credit prior to its expiration or termination because of lack of notice, Seller shall be provided a grace period of five (5) Business Days from any notice of such expiration or termination of the letter of credit to obtain and provide to Company a substitute letter of credit meeting the requirements of this Article 7 (Credit Assurance and Security)
(F)    Security Funds. The Security Funds established, funded, and maintained by Seller pursuant to the provisions of this Section 7.1 (Security Fund) shall provide security for the performance of Seller’s obligations under this Agreement and shall be available to be drawn on by Company as provided in Section 7.1(G) (Company's Right to Draw from Security Funds). Seller shall maintain the Security Funds at the contractually-required level throughout the Term of this Agreement, and Seller shall replenish the Security Funds to such required level within fifteen (15) Business Days after any draw on the Security Funds by Company or any reduction in the value of Security Funds below the required level for any other reason.
(G)    Company’s Right to Draw From Security Funds. In addition to any other remedy available to it, Company may, before or after termination of this Agreement, draw from the Security Funds such amounts as are necessary to recover amounts Company is owed pursuant to this Agreement or the IRS Letter Agreement, including, without limitation, any damages due Company, any interconnection costs owed pursuant to Attachment G (Company-Owned Interconnection Facilities), and any amounts for which Company is entitled to indemnification under this Agreement. Company may, in its sole discretion, draw all or any part of such amounts due Company from any form of security to the extent available pursuant to this Section 7.1 (Security Fund), and from all such forms, and in any sequence Company may select. Any failure to draw upon the Security Funds or other security for any damages or other amounts due Company shall not prejudice Company’s rights to recover such damages or amounts in any other manner.

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(H)    Failure to Renew or Extend Letter of Credit. If the Letter of Credit is not renewed or extended no later than thirty (30) Days prior to its expiration or earlier termination, Company shall have the right to draw immediately upon the full amount of the Letter of Credit and to place the proceeds of such draw (the "L/C Proceeds"), at Seller's cost, in an escrow account in accordance with Section 7.1(I) (L/C Proceeds Escrow), until and unless Seller provides a substitute form of irrevocable standby Letter of Credit meeting the requirements of this Article 7 (Credit Assurance and Security).
(I)    L/C Proceeds Escrow. If Company draws on the letter of credit pursuant to Section 7.1(H) (Failure to Renew or Extend Letter of Credit), Company shall, in order to avoid comingling the L/C Proceeds, have the right but not the obligation to place the L/C Proceeds in an escrow account as provided in this Section 7.1(I) (L/C Proceeds Escrow) with a reputable escrow agent acceptable to Company ("Escrow Agent"). Without limitation to the generality of the foregoing, a federally-insured bank shall be deemed to be a "reputable escrow agent." Company shall have the right to apply the L/C Proceeds as necessary to recover amounts Company is owed pursuant to this Agreement or the IRS Letter Agreement, including, without limitation, any damages due Company, any interconnection costs owed pursuant to Attachment G (Company-Owned Interconnection Facilities) and any amounts for which Company is entitled to indemnification under this Agreement. To that end, the documentation governing such escrow account shall be in form and content satisfactory to Company and shall give Company the sole authority to draw from the escrow account. Seller shall not be a party to such documentation and shall have no rights to the L/C Proceeds. Upon full satisfaction of Seller's obligations under this Agreement, including recovery by Company of amounts owed to it under this Agreement, Company shall instruct the Escrow Agent to remit to Seller the remaining balance (if any) of the L/C Proceeds. If there is more than one escrow account with L/C Proceeds, Company may, in its sole discretion, draw on such accounts in any sequence Company may select. Any failure to draw upon the L/C Proceeds for any damages or other amounts due Company shall not prejudice Company's rights to recover such damages or amounts in any other manner. If a substitute letter of credit satisfying the requirements of this Article 14 (Credit Assurance and Security) is obtained and provided to Company, the net L/C Proceeds remaining as of the date that such substitute letter of credit is provided, shall be returned to Seller, or as Seller directs in writing. In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing reducing, or otherwise administering the Security Funds through the L/C Proceeds Escrow shall be borne by Seller.

7.2    Release of Security Funds. Promptly following the end of the Term and the complete performance of all of Seller’s obligations under this Agreement, including, but not limited to, the obligation to pay any and all damages owed by Seller to Company, under this Agreement, Company shall release the Security Funds (including any accumulated interest, if applicable) to Seller.

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ARTICLE 8 - DEFAULT

8.1    Events of Default.
(A)    Default by Seller. The occurrence of any of the following events at any time during the Term of this Agreement shall constitute an Event of Default by Seller:
(1)    Company declares an Event of Default pursuant to Section 2.4(D)(2) (Termination Right);
(2)    [RESERVED];
(3)    Seller shall fail to pay Company any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Article 17 (Dispute Resolution)) and neither Seller nor the Financing Parties remedy such non-payment within thirty (30) Days after written demand therefor by Company served upon Seller with a copy served upon the Financing Parties;
(4)    Seller shall fail to operate, maintain or repair the Facility in accordance with the terms of this Agreement such that a condition exists in the Facility which has an adverse physical impact on the Company System or the equipment of Company’s customers or which Company reasonably determines presents an immediate danger to personnel or equipment, and Seller shall fail to initiate and diligently pursue reasonable action to cure such failure within seven (7) Days after actual receipt by Seller and the Financing Parties of demand therefor by Company, provided, that Company may, after providing written notice to Seller and Financing Parties, enter upon the Site, and undertake such reasonable action on behalf of Seller, consistent with Good Engineering and Operating Practices, until either such adverse effect or danger is eliminated or Company is reasonably satisfied that Seller has, within the aforesaid seven (7) Day period, initiated and is diligently pursuing such reasonable action. Seller shall bear or reimburse Company, as the case may be, for all reasonable, documented, out-of-pocket costs incurred by Company in connection with such reasonable actions taken by Company on behalf of Seller as provided herein, and shall cooperate in good faith with Company in providing access to the Facility and the Site, in the event Company elects to undertake such action as provided herein;
(5)    Seller shall (i) abandon the Facility prior to the Commercial Operation Date or (ii) fail to maintain continuous service to the extent required by this Agreement for a period of seven (7) or more consecutive Days, the last twenty-four (24) hours of which shall be after notice by Company to Seller that it is not in compliance with this provision, unless such abandonment or failure is caused by Force Majeure or an Event of Default by Company. For purposes of this Section 8.1(A)(5)(i) (Events of Default, Default by Seller), abandonment of the Facility prior to the Commercial Operation Date shall mean the failure by Seller, after the Non-appealable PUC Approval Order Date, to proceed with or prosecute in a diligent manner the planning, design, engineering, permitting, completion (including, without limitation, purchasing, accounting, training and administration) and start-up of the Facility for a consecutive period of thirty (30) Days, the last ten (10) Days of which shall be after notice from Company to Seller that it is not in compliance with this provision;

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(6)    Company declares an Event of Default in accordance with Section 3.3(B)(l)(c) (Implementation of Independent Engineering Assessment) or Section 1.k (Demonstration of Facility) of Attachment B (Facility Owned by Seller);
(7)    Seller shall fail to deliver the Facility in accordance with Section 3.2(J) (Seller’s Obligation to Deliver Facility);
(8)    Failure to Meet EAF and EFOR Performance Requirements. Seller shall fail to meet the warranties and guarantees of performance specified in Section 3.2(B)(1) (Equivalent Availability Factor) or Section 3.2(B)(2) (Equivalent Forced Outage Rate) by more than ten (10) percentage points on average in any Contract Year or if Seller fails, after the twelfth (12th) full month following the Commercial Operation Date, to maintain an Equivalent Availability Factor (EAF) greater than seventy-five percent (75%) on a twelve-month rolling average basis; provided, that to the extent such failure of performance is attributable to an event of Force Majeure, the contribution of such event of Force Majeure to such failure of performance shall be eliminated from the EAF calculation for the purposes of, and only for the purposes of, establishing an Event of Default of Seller pursuant to this Section 8.1(A)(8) (Events of Default, Default by Seller), and provided further, that the event of Force Majeure contributing, in whole or in part, to such failure of performance is subject to the provisions of Article 18 (Force Majeure);
(9)    Failure to Meet Disconnection Event Performance Requirement. Seller shall fail to meet the warranty and guarantee of performance specified in Section 3.2(B)(5) (Disconnection Events) by more than seven (7) Disconnection Events in any Contract Year;
(10)    Change in management of Seller or change in operator of Facility:
(a)    Without the prior written consent of Company, such consent not to be unreasonably withheld, ORNI 8 LLC and/or ORPUNA LLC or any affiliate of either entity or of ORMAT NEVADA, INC. is no longer a general partner of Seller, ORMAT NEVADA, INC. or any affiliate thereof no longer directly or indirectly has an ownership interest of at least fifty-one percent (51%) or otherwise no longer has voting control, of Seller; provided, however, that to the extent that the grant of consent by Company is dependent upon qualifications to carry out the role of ORNI 8 LLC and/or ORPUNA LLC, Company’s consent shall be granted if Company is reasonably satisfied that the substitute general partner (i) has the qualifications to carry out the role of ORNI 8 LLC and/or ORPUNA LLC and (ii) has provided Company with evidence satisfactory to Company of its creditworthiness and ability to perform its financial obligations hereunder (including such guarantees as Company deems appropriate) in a manner consistent with the terms and conditions of this Agreement; or
(b)    Without the prior written consent of Company, such consent not to be unreasonably withheld, Seller (or an affiliate of Seller or ORMAT NEVADA, INC. who has directly or indirectly an ownership interest of at least fifty-one

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 8 64

percent (51%), or otherwise has voting control, of Seller) is no longer the operator of the Facility; provided, however, that to the extent that the grant of consent by Company is dependent upon qualifications to carry out the role of the operator of the Facility , Company’s consent shall be granted if Company is reasonably satisfied that the substitute operator (i) has the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) has provided Company with evidence satisfactory to Company of its creditworthiness and ability to perform its financial obligations hereunder (including such guarantees as Company deems appropriate) in a manner consistent with the terms and conditions of this Agreement.
(11)    Seller becomes insolvent, or makes an assignment for the benefit of creditors or fails generally to pay its debts as they become due; or such Party shall have an order for relief in an involuntary case under the bankruptcy laws as now or hereafter constituted entered against it, or shall commence a voluntary case under the bankruptcy laws as now or hereafter constituted, or shall file any petition or answer seeking for itself any arrangement, composition, adjustment, liquidation, dissolution or similar relief to which it may be entitled under any present of future statue, law or regulation, or shall file any answer admitting the material allegations of any petition filed against it in such proceeding; or such Party seeks or consents to or acquiesces in the appointment of or taking possession by, any custodian, trustee, receiver or liquidator of it or of all or a substantial part of its properties or assets; or such Party takes action looking to its dissolution or liquidation; or within ninety (90) days after commencement of any proceedings against such Party seeking any arrangement, composition, adjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, such proceedings shall not have been dismissed; or within ninety (90) days after the appointment of, or taking possession by, any custodian, trustee, receiver or liquidator or any or of all or a substantial part of the properties or assets of such Party, without the consent or acquiescence of such Party, any such appointment or possession shall not have been vacated or terminated; or;
(12)    Without the application, approval or consent of Seller, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Seller, or any part of its property, or a proceeding described in Section 8.1(A)(11) immediately above shall be instituted against Seller and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or Seller shall fail to file in a timely manner, an answer or other pleading denying the material allegations filed against it in any such proceeding;

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(13)    Without the prior written consent of Company, Seller shall transfer, convey, lose or relinquish its right to own the Facility or to occupy the Site to any person, except an entity to whom Seller may assign this Agreement under Article 20 (Assignments and Financing Debt);
(14)    [RESERVED]
(15)    Seller fails to satisfy the Credit Assurance and Security requirements agreed to pursuant to Article 7 (Credit Assurance and Security) of this Agreement;
(16)    Seller delivers or attempts to deliver to the Point of Interconnection for sale under this Agreement electric energy that was not generated by the Facility;
(17)    The Financing Parties declare an event of default under the Financing Documents and then fail to initiate, within sixty (60) Days thereafter, such actions as may be legally necessary (such as foreclosure) to take possession of the Facility and to thereafter diligently prosecute such actions to conclusion;
(18)    Seller shall fail to perform a material obligation of this Agreement not otherwise specifically referred to in this Section 8.1(A) (Default by Seller), which failure has or may reasonably be anticipated to have a material adverse effect on Seller’s delivery of capacity and energy to Company in accordance with the terms of this Agreement and which failure shall continue for forty-five (45) Days after written demand by Company for performance thereof;
(19)    Seller makes any representation or warranty to Company required by, or relating to Seller’s performance of, this Agreement that is false and misleading in any material respect when made; or
(20)    Seller shall fail to provide new and/or updated Required Models within 30 Days’ notice from Company of a breach of Section 6.a. (Seller's Obligation to Provide Models) of Attachment B (Facility Owned by Seller); or
(B)    Default by Company. The occurrence of any of the following at any time during the Term of this Agreement shall constitute an “Event of Default” by Company:
(1)    Company shall fail to pay Seller any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Section 6.2 (Payment)) and shall fail to remedy such non-payment within forty-five (45) Days after demand therefor from Seller;
(2)    Company shall (i) be dissolved, be adjudicated as bankrupt, or become subject to an order for relief under any federal bankruptcy law; (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (iii) make a general assignment of substantially all its assets for the benefit of creditors; (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for itself or any substantial part of its property; (v) institute any proceedings seeking an order for relief or to

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adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (vi) take any action to authorize or effect any of the foregoing actions;
(3)    Without the application, approval or consent of Company, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Company or any part of its respective property, or a proceeding described in Section 8.1(B)(4)(v) (Default by Company) shall be instituted against Company and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or Company shall fail to file timely an answer or other pleading denying the material allegations filed against it in any such proceeding;
(4)    Company shall fail to perform a material obligation of this Agreement not otherwise specifically referred to in this Section 8.1(B) (Default by Company), which failure shall have a material adverse effect on its ability to accept and pay for, or Seller’s ability to deliver, capacity and energy in accordance with the terms of this Agreement and which failure shall continue for forty-five (45) Days after written demand by Seller for performance thereof; or
(5)    Company makes any representation or warranty to Seller required by, or relating to Company’s performance of, this Agreement that is false and misleading in any material respect when made.
(C)    Cure Periods and Force Majeure Exceptions. Before becoming an Event of Default, the occurrences set forth in Section 8.1(A) (Default by Seller) and Section 8.1(B) (Default by Company) are subject to cure periods and Force Majeure exceptions as follows:
(1)    Under Section 8.1(A)(1) (Events of Default, Default by Seller), cure periods and the consequences of Force Majeure are addressed in Section 2.4(C) (Guaranteed Milestones) and Section 18.5 (Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline) and no further opportunity to cure or Force Majeure exceptions are applicable;
(2)    Under Section 8.1(A)(11) through Section 8.1(A)(13), Section 8.1(A)(18), Section 8.1(A)(20), Section 8.1(B)(4), Section 8.1(B)(5) and Section 8.1(B)(8), no opportunities to cure or Force Majeure exceptions are applicable; or
(3)    Under Section 8.1(A)(3), Section 8.1(A)(4), Section 8.1(A)(5), Section 8.1(A)(6), Section 8.1(A)(7), Section 8.1(A)(8), Section 8.1(A)(9), Section 8.1(A)(10), Section 8.1(A)(14), Section 8.1(A)(15), Section 8.1(A)(16), Section 8.1(A)(17), Section 8.1(A)(19), Section 8.1(B)(1), Section 8.1(B)(2), Section 8.1(B)(3), Section 8.1(B)(7) and Section 8.1(B)(8):
(a)    If the occurrence is not the result of Force Majeure, non-performing Party shall be entitled to a cure period, if any, to the limited extent expressly set forth in each section; or

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(b)    If the occurrence is the result of Force Majeure, and if and so long as the conditions set forth in Section 18.4 (Satisfaction of Certain Conditions) are satisfied, the non-performing Party shall be entitled to a grace period as provided in Section 18.6 (Effect of Force Majeure on Other Events of Default), which shall apply in lieu of any cure periods provided in Section 8.1(A) (Default by Seller) and Section 8.1(B) (Default by Company).
8.2    Rights and Obligations of the Parties Upon Default.
(A)    Notice of Default. Upon the occurrence of an Event of Default specified in Section 8.1 (Events of Default), the non-defaulting Party shall deliver to the defaulting Party (with a copy to the Financing Parties and/or the collateral agent designated therefor) a written notice which (i) declares that an Event of Default has occurred under Section 8.1 (Events of Default) of this Agreement; and (ii) identifies the specific provision or provisions of such Section under which such Event of Default shall have occurred.
(B)    Right to Terminate; Forward Contract.
(1)    Notice of Termination. If an Event of Default under Section 8.1 (Events of Default) shall have occurred and not been cured within the cure periods provided in Section 8.1(C) (Cure Periods and Force Majeure Exceptions), or, as to Events of Default under Section 8.1(A)(6) (Events of Default, Default by Seller) or Section 8.1(A)(7) (Events of Default, Default by Seller) pursuant to the remedial provisions described therein, or such other cure periods provided under the Financing Documents to which Company is a party, as applicable, the non-defaulting Party shall have the right to terminate this Agreement by delivering a written notice of termination which shall be effective thirty (30) Days from the date such notice is delivered.
(2)    Termination by Company.
(a)    Company's Assumption of Seller's Interest. If an Event of Default by Seller occurs, and if Company delivers to Seller the notice required under Section 8.2(B) (Right to Terminate; Forward Contract) stating that Company has elected to exercise its rights hereunder, Company shall promptly assume all right, title and interest of Seller in the Facility and the Interconnection Facilities, this Agreement, the Project Documents and the Financing Documents to the extent it is legally capable of doing so, to take over the construction or operation of the Facility and the Interconnection Facilities forthwith and to construct or operate the Facility and the Interconnection Facilities during the period in which the foregoing assumption is being perfected, and to complete the construction of and/or operate the same, provided that Company also assumes all of Seller's obligations (except any default charges or similar penalties) under the Financing Documents and the Project Documents (other than this Agreement). Upon such assumption, Company shall have no obligation to remedy or cause to be remedied the events which gave rise to the Event of Default under Section 8.1(A) (Default by Seller) or to pay any delinquent principal, interest, penalties, or other amounts

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which, but for such Event of Default or any default or Event of Default under the Financing Documents or the Project Documents (whether or not declared), would not have become due. The Financing Documents and the Project Documents shall specify that Company has the assumption rights described in this Section 8.2(B)(2) (Termination by Company), and that such rights shall have priority over the exercise by the Financing Parties of their security interest in, and mortgage on, this Agreement, the other Project Documents and/or the Facility. Despite such assumption of rights by Company, Seller shall continue to be liable to Company for all obligations to Company arising from events which occurred through the date of Company's assumption; provided, however, that such obligations shall be reduced for this purpose by an amount equal to the lesser of either (i) the market value of the Facility at the time rights under this Section 8.2(B)(2) (Termination by Company) are exercised, (ii) the original capital cost of the Facility and the Interconnection Facilities or otherwise assumed by Company as of the time rights under this Section 8.2(B)(2) (Termination by Company) are exercised, or (iii) the net present value of this Agreement. Seller shall take all action and provide all information necessary to facilitate Company's decision whether to exercise its rights under this Section 8.2(B)(2) (Termination by Company) and to implement the exercise of those rights if Company so chooses.
(b)    Seller’s Obligations Upon Termination. If Company elects to exercise its rights under this Section 8.2(B)(2) (Termination by Company), Seller shall take all actions as may be necessary (i) to convey to Company free and clear of all liens and encumbrances (other than those of Company and the Financing Parties) all of Seller's right, title and interest in and to the Facility and the Interconnection Facilities and any and all materials, equipment, design materials and supplies relating to the Facility and the Interconnection Facilities, including without limitation, any such materials, equipment, design materials or supplies located at the Site or in transit to the Site, whether or not completed or ready for use or incorporated into the Facility and the Interconnection Facilities, and any such materials, equipment, design materials or supplies being processed, fabricated, assembled or prepared off the Site for installation in the Facility and the Interconnection Facilities or for use at or in connection with the Facility and the Interconnection Facilities, and (ii) to assign to Company, with such consents and undertakings as may be necessary to make such assignments fully effective, all of Seller's interests under the Financing Documents and the Project Documents (other than this Agreement). Seller's obligations under this Section 8.2(B)(2) (Termination by Company) shall survive any exercise by Company of its remedies under Section 8.2(B)(1) (Notice of Termination) or any termination of this Agreement by Company pursuant to Section 8.2(B)(2) (Termination by Company).
(c)    Other Assumption of Seller's Interest. If Company elects not to acquire all of Seller's interests, rights, and obligations in accordance with Section 8.2(B)(2)(a) (Company’s Assumption of Seller’s Interest), and if, and only if, the

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Event of Default declared by Company shall have occurred under Section 8.1(A)(8) (Events of Default, Default by Seller), Section 8.1(A)(9) (Events of Default, Default by Seller), the Financing Parties (and/or the collateral agent designated therefor) shall have 60 Days from receipt of the notice delivered by Company pursuant to Section 8.2(A) (Notice of Default), subject to the requirements of this Section 8.2(B)(2)(c) (Other Assumption of Seller’s Interest), to cause an affiliate of the Financing Parties or a new purchaser or lessee of the Facility to assume all of the right, title and interest of Seller under this Agreement and the Project Documents. The right of the Financing Parties (and/or collateral agent) to provide such affiliate or new purchaser or lessee shall be subject to Company's consent, not to be unreasonably withheld, and to satisfaction of the following conditions: (i) the affiliate or new purchaser or lessee shall have the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement; (ii) the affiliate or new purchaser or lessee shall have provided Company with adequate assurances of its creditworthiness (including such guarantees as Company deems appropriate) and ability to perform its financial obligations hereunder in a manner consistent with the terms and conditions of this Agreement; and (iii) the affiliate and/or Financing Parties shall remedy or cause to be remedied the event which gave rise to the Event of Default under Section 8.1(A) (Default by Seller) within sixty (60) Days of the Financing Parties' receipt of the notice delivered by Company under Section 8.2(A) (Notice of Default). Notwithstanding such assumption by the affiliate or new purchaser or lessee, Seller shall continue to be liable to Company for all obligations to Company arising from events which occur through the date on which the affiliate or new purchaser or lessee makes such assumption effective. The performance or non-performance of the terms of this Agreement by the affiliate or new purchaser or lessee shall be measured from the date of such assumption. During the pendency of such assumption, Seller shall cooperate with the Financing Parties and shall take all actions as may be necessary (aa) in the case of a new purchaser or an affiliate of the Financing Parties which is to acquire the Facility, to convey to the affiliate or new purchaser all right, title and interest in the Facility and any and all materials, equipment, design materials and supplies relating to the Facility, including without limitation, any such materials, equipment, design materials or supplies located at the Site or incorporated into the Facility, and any such materials, equipment, design materials or supplies being processed, fabricated, assembled or prepared off the Site for installation in the Facility or for use at or in connection with the Facility, and (bb) to assign to such new purchaser or affiliate or to a lessee, with such consents and undertakings as may be necessary to make such assignments fully effective, all of Seller's interests under this Agreement, the other Project Documents and the Financing Documents. If the assumption of rights, interests and obligations by the affiliate or new purchaser or lessee occurs strictly in accordance with this Section 8.2(B)(2)(c) (Other Assumptions of Seller’s Interest), Company shall continue this Agreement with the affiliate or new purchaser or lessee substituted in the place of Seller hereunder.

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(d)    Effective Date. Without limitation to the generality of the preceding subsections of this Section 8.2(B)(2) (Termination by Company), the earliest Day upon which a termination of this Agreement can be effective as a result of a failure to achieve the Commercial Operation Date Deadline would be the Day following expiration of the one hundred eighty (180) Day COD Delay LD Period provided in Section 2.4(D)(1)(b) (Daily Delay Damages).
(e)    Termination Damages. If the Agreement is terminated by Company because of one or more of the Events of Default by Seller, Company shall have the right, in addition to the rights set forth above in this Section 8.2(B) (Right to Terminate; Forward Contract), to collect all damages, including liquidated damages ("Termination Damages"), in accordance with Article 9 (Liquidated Damages).
(3)    Forward Contract. Without limitation to the generality of the foregoing provisions of this Section 8.2 (Rights and Obligations of the Parties Upon Default), the Parties agree that, under 11 U.S.C. §362(b)(6), this Agreement is a "forward contract" and the Company is a "forward contract merchant" such that upon the occurrence of an Event of Default by Seller under Section 8.1 (A) (Events of Default by Seller) , this Agreement may be terminated by Company as provided in this Agreement notwithstanding any bankruptcy petition affecting Seller.
(C)    Right to Demand Independent Engineering Assessment and Modification.
(1)    Notice of Default. If an Event of Default described in Section 8.1(A)(8) (Failure to Meet EAF and EFOR Performance Requirements), or Section 8.1(A)(9) (Failure to Meet Disconnection Event Performance Requirement) occurs, Company shall, prior to exercising its rights under Section 8.2(A) (Notice of Default) or Section 8.2(B) (Right to Terminate) on the basis thereof, give written notice to Seller that it will obtain an Independent Engineering Assessment concerning the failure to meet the specified warranted levels. Within thirty (30) Days after receipt by Seller of such notice, a president, vice president, or other authorized delegate of Company and Seller, both having full authority to settle the matter, shall personally meet in Hawaii and attempt in good faith to make the determination described in Section 8.2(C)(2) (Changes Based on Independent Engineering Assessment). If these officials reach agreement on a determination, the provisions of Section 8.2(C)(3) (Determination That There Are No Commercially Reasonable Changes) and Section 8.2(C)(4) (Determination That There Are Commercially Reasonable Changes) shall apply thereto. If no meeting takes place within thirty (30) Days of Seller’s receipt of the aforesaid written notice, or if agreement between these officials is not reached within forty-five (45) Days of Seller’s receipt of such notice, Company may at any time thereafter require that an Independent Engineering Assessment be conducted in accordance with Section 3.3(B) (Company Right to Require Independent Engineering Assessment) except

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that in every instance all costs and expenses of such Independent Engineering Assessment shall be borne by Seller.
(2)    Changes Based on Independent Engineering Assessment. The representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, shall determine whether there are commercially reasonable changes in the Facility, or in the manner in which Seller operates the Facility, which (i) could be implemented within two hundred and seventy (270) Days (or such other time period which Company and Seller mutually agree upon) after such findings are made by the Parties or the Qualified Independent Engineering Company, as the case may be, and (ii) could reasonably be expected to result in future operation of the Facility in each Contract Year at the following levels:
(a)    An EAF not less than eighty-three percent (83%) computed in accordance with Section 3.2(B)(1) (Equivalent Availability Factor);
(b)    An EFOR not to exceed ten percent (10%) computed in accordance with Section 3.2(B)(2) (Equivalent Forced Outage Rate);
(c)    The Facility shall have the capability, within Good Engineering and Operating Practices and within the design limitations of the Facility equipment, of producing the Demonstrated Firm Capacity; or
(d)    No more than four (4) Disconnection Events in any Contract Year.
(3)    Determination That There Are No Commercially Reasonable Changes. If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are no commercially reasonable changes meeting the requirements of Section 8.2 (C)(2), Company may thereafter declare an Event of Default on the basis of the failure described in Section 8.1(A)(8) or Section 8.1(A)(9) which preceded Company’s request for an Independent Engineering Assessment.
(4)    Determination That There Are Commercially Reasonable Changes. If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are commercially reasonable changes meeting the requirements of Section 8.2(C)(2) above, Company may not declare an Event of Default on the basis of the failure described in Section 8.1(A)(8) (Failure to Meet EAF and EFOR Performance Requirements) or Section 8.1(A)(9) (Failure to Meet Disconnection Event Performance Requirement) which preceded Company’s request for an Independent Engineering Assessment unless Seller either (i) fails to diligently carry out such recommended changes as determined in accordance with the procedures and requirements set forth in Section 3.3(B) (Company Right to Require Independent Engineering Assessment) or (ii)

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implements such changes but the Facility nevertheless does not meet the standards of Section 8.2(C)(2) (Changes Based on Independent Engineering Assessment) in the first full Contract Year after such changes are implemented; provided that, if such right to declare an Event of Default is not exercised within three (3) months after such first full Contract Year, Company shall be deemed to have waived such right.
8.3    Equitable Remedies. Seller acknowledges that Company is a public utility and is relying upon Seller’s performance of its obligations under this Agreement, and that Company and/or its customers may suffer irreparable injury as a result of the failure of Seller to perform any of such obligations, whether or not such failure constitutes an Event of Default or otherwise gives rise to one or more of the remedies set forth in Section 8.2 (Rights and Obligations of the Parties Upon Default). Accordingly, the remedies set forth in Section 8.2 (Rights and Obligations of the Parties Upon Default) shall not limit or otherwise affect Company’s right to seek specific performance, injunctions or other available equitable remedies for Seller’s failure to perform any of its obligations under this Agreement, irrespective of whether such failure constitutes an Event of Default.

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ARTICLE 9 - LIQUIDATED DAMAGES
9.1    Liquidated Damages. Recognizing that Company must provide the ultimate service to its customers and that the capacity and energy produced by the Facility is needed to meet the requirements of Company’s customers, and in order to avoid the difficulties of proof in connection with the damages Company would incur in the event of a failure of the Facility to meet the performance standards herein, the Parties agree that the following Liquidated Damages for failure by Seller to attain required performance (i) constitute a reasonable and good faith estimate of the anticipated or actual loss or damage which would be incurred by Company as a result of such failure, (ii) are not intended as a penalty, (iii) may be invoked by Company to ensure that the Facility meets the performance standards established under this Agreement and (iv) constitute Company’s sole and exclusive monetary remedy with respect to the matters set forth in Section 9.2 (Calculation of Liquidated Damages) and Section 9.3 (Damages in the Event of Termination by Company), provided, however, that the Company’s invoking Liquidated Damages shall not limit or otherwise affect Company’s right to seek (aa) monetary damages when Liquidated Damages are not applicable under the terms of this Agreement and when Company has not terminated this Agreement, and (bb) specific performance or injunctive relief when monetary damages will not provide adequate relief.
9.2    Calculation and Payment of Liquidated Damages.
(A)    Equivalent Availability Factor. For each one-tenth (1/10) of a percentage point that the Equivalent Availability Factor of the Facility falls below the guarantee level of eighty-three percent (83.0%) EAF based on two (2) fourteen (14) day outages as specified in Section 3.2(B)(1) (Equivalent Availability Factor) for each Contract Year, Seller shall pay to Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year.
EAF Damages Schedule Amount Below Guaranteed Level
EAF            Liquidated Damages
0% -4.9%        $200 per 0.1%
5.0% - 9.9%        $400 per 0.1%
10.0% - 14.9%        $600 per 0.1%
15.0% - 48.1%        $800 per 0.1%
Such Liquidated Damages shall be due within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(A) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement
(B)    Equivalent Forced Outage Rate. For each one-tenth (1/10th) of a percentage point that the EFOR exceeds the guaranteed level of ten percent (10%) as specified in Section 3.2(B)(2) (Equivalent Forced Outage Rate) for each Contract Year, Seller shall pay Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year.

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EFOR Damages Schedule Amount Above Guaranteed Level
EFOR            Liquidated Damages

 0%-12.0%            $200 per 0.1%
12.1%-17.0%         $400 per 0.1%
17.1%-22.0%            $600 per 0.1%
22.1%-53.4%            $800 per 0.1%

Such Liquidated Damages shall be due within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(B) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.

(C)    Excessive Disconnection Events. For each Disconnection Event that exceeds the guaranteed amount set forth in Section 3.2(B)(5) (Disconnection Events) for the current Contract Year, Seller shall pay Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year.
Number in excess of guaranteed amount

Disconnection Events            Liquidated Damages

1 - 3 Disconnection Events         $10,000 per event

4 – 7 Disconnection Events         $12,500 per event

8 or more Disconnection Events     $15,000 per event

Such Liquidated Damages shall be due within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(C) (Excessive Disconnection Events) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.

(D)    Damages in the Event of Seller Fails to Maintain Workforce. The amounts payable by Seller under Section 11 (Seller’s Obligation to Maintain Workforce) of Attachment Y (Operation and Maintenance of the Facility) shall constitute Liquidated Damages under this Article 9 (Liquidated Damages). Seller shall pay such Liquidated Damages upon demand from Company within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(D) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.
(E)    Milestone Delay Damages. The amounts payable by Seller under Section 2.4(D) (1)(a) (Milestone Delay Damages) shall constitute Liquidated Damages under this Article 9 (Liquidated

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Damages) and Seller shall be pay such amounts in accordance with the provisions of Section 2.4(D)(1)(a) (Milestone Delay Damages).
(F)    Daily Delay Damages. The amounts payable by Seller under Section 2.4(D)(1)(b) (Daily Delay Damages) shall constitute Liquidated Damages under this Article 9 (Liquidated Damages) and Seller shall be pay such amounts in accordance with the provisions of Section 2.4(D)(1)(b) (Daily Delay Damages).
(G)    Termination Damages. The amounts payable by Seller under Section 9.3 (Damages in the Event of Termination by Company) shall constitute Liquidated Damages under this Article 9 (Liquidated Damages). Seller shall pay such Liquidated Damages upon demand from Company within thirty (30) Days after such demand and in accordance with any applicable provisions of Section 8.2 (Rights and Obligations of the Parties Upon Default). In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(G) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.
(H)    Damages in the Event Seller Fails to Provide Required Models. The amounts payable by Seller under Section 6.a.i (Remedies) of Attachment B (Facility Owned by Seller) shall constitute Liquidated Damages under this Article 9 (Liquidated Damages). Seller shall pay such Liquidated Damages upon demand from Company within thirty (30) Days after such demand. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(H) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.
9.3    Damages in the Event of Termination by Company.
(A)    Pre-COD Termination Damages. If the Agreement is terminated by Company in accordance with this Agreement before the Commercial Operation Date due to an Event of Default where Seller is the defaulting Party, Company shall be entitled to liquidated damages in the amount of $500,000 (“Pre-COD Termination Damages”) in addition to any Milestone Delay Damages and Daily Delay Damages paid by Seller.
(B)    Post-COD Termination Damages. If the Agreement is terminated by Company in accordance with this Agreement after the Commercial Operation Date due to an Event of Default where Seller is the defaulting Party, Company shall be entitled to liquidated damages calculated by multiplying the Demonstrated Firm Capacity by $75 per kW (“Post-COD Termination Damages”).
(C)    Liquidated Damages Appropriate. Each Party agrees and acknowledges that (i) the damages that Company would incur due to early termination of the Agreement pursuant to Section 8.2(B) (Right to Terminate; Forward Contract) would be difficult or impossible to predict with certainty, and (ii) the Pre-COD Termination Damages and Post-COD Termination Damages, as applicable, are an appropriate approximation of such damages.
9.4     Adjustments. All of the dollar values noted in Section 9.2(A) (Equivalent Availability Factor), Section 9.2(B) (Equivalent Forced Outage Rate), and Section 9.2(C) (Excessive Disconnection Events) will be adjusted each Contract Year in accordance with Attachment U (Adjustment of Charges).

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9.5    Other Rights Upon Default. Upon the occurrence of an Event of Default by either Party, the non-defaulting Party, subject to the rights described in this Agreement, including, but not limited to, Section 8.1(C) (Cure Periods and Force Majeure Exceptions), Section 8.2(B) (Right to Terminate), Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification), may exercise, at its election, any rights and claim and obtain any remedies it may have at law or in equity, including, but not limited to, compensation for monetary damages, injunctive relief and specific performance.

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ARTICLE 10 - COMPANY’S USE OF AND ACCESS TO FACILITY
10.1    Entry for Work On Site. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees) to enter upon the Facility, with such prior notice as is reasonable under the circumstances, to take such action as may be necessary in the reasonable opinion of Company to: (i) maintain, inspect, read and test meters and other Company equipment pursuant to Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility), and Section 3 (Communications, Telemetering and Generator Remote Control Equipment) of Attachment Y (Operation and Maintenance of the Facility), (ii) interconnect, interrupt (including, but not limited to, operating the manual disconnect device provided by Seller in accordance with Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility)), monitor or measure electric generation produced at the Facility in accordance with the terms of this Agreement, and (iii) exercise any other rights Company may have under this Agreement.
10.2    Provision of Site Space. Seller shall provide without charge suitable space on the Site for all Company equipment to be placed on the Site under this Agreement. Suitable space as used herein means space appropriate for the intended use with adequate electric power, air conditioning, telecommunication wiring, security, and other necessary building services. In addition, Seller shall provide a means for reasonable access by Company to the Site, also without charge to Company. If Company exercises its rights to have a Company Site Representative under Section 10.5 (Company Site Representative), Seller will provide suitable office space at the Site for such Company Site Representative.
10.3    No Ownership Interest. Neither Seller nor any Financing Party shall acquire any ownership interest or security interest in or lien or mortgage on any equipment installed, owned, and maintained at the Site by Company pursuant to this Agreement, and Company shall have a reasonable time after termination of this Agreement in which to remove such equipment.
10.4    Inspection of Facility Operation.
(A)    Company’s Right to Inspect. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees), from the Execution Date, to enter upon and inspect the Facility and the Facility’s design manuals and drawings, its operating and maintenance manuals, and Seller’s construction, operation and maintenance thereof from time to time, upon reasonable prior notice.
(B)    Correction of Certain Conditions. If Company observes a condition during such inspections which it believes may have an adverse impact on Seller’s ability to fulfill its obligations under this Agreement, Company may make a written request for Seller to correct such condition and Seller shall provide a written report on such condition within thirty (30) Days. If Company disagrees with the Seller’s proposal to remedy the condition, a Qualified Independent Engineer will be chosen from the Qualified Independent Engineer’s List pursuant to Section 3.3(B)(1)(b) (Implementation of Independent Engineering Assessment) and the Qualified Independent Engineer will make a recommendation to remedy the situation. The Seller shall abide by the Qualified Independent Engineer’s recommendation. Both Parties shall equally share in the cost for the independent engineering assessment. However, Seller shall pay all costs associated with implementing the recommendation. Company’s inspection of Seller’s equipment or operation shall

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not be construed as endorsing the design thereof nor as any warranty of the safety or reliability of said equipment or operation nor as a waiver of any right by Company.
10.5    Company Site Representative. Company may, at its sole discretion, assign a Company employee or representative as a “Company Site Representative” for the Facility. Such assignment of a Company Site Representative would become effective upon ten (10) Days’ written notice to Seller. Upon the exercise by Company of the rights provided in this Section 10.5 (Company Site Representative), Seller shall provide at no cost to Company suitable office space at the Site for the Company Site Representative to conduct business. Once established, the Company Site Representative shall have free access at all times to any and all operational areas of the Facility. Seller shall comply with any reasonable request of the Company Site Representative for information concerning the design, construction, operation (including fueling) and maintenance of the Facility.

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ARTICLE 11 - AUDIT RIGHTS
11.1    Rights of Company. Company shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and records of Seller to the limited extent necessary to verify the basis for any claim by Seller for payments from Company or to determine Seller’s compliance with the terms of this Agreement. Company shall not have the right to audit other financial records of Seller. Seller shall make such records available at its offices in the State of Hawaii during normal business hours. Company shall pay Seller’s reasonable actual, verifiable costs for such audits, including allocated overhead.
11.2    Rights of Seller. Seller shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and related records of Company to the limited extent necessary to verify the basis for charges invoiced by Company to Seller under this Agreement. Seller shall not have the right to audit other records of Company. Company shall make such information available during normal business hours at its offices in the State of Hawaii. Seller shall pay Company’s reasonable actual, verifiable costs for such audits, including allocated overheads.

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ARTICLE 12 - REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1    By Seller. Seller represents, warrants and covenants, as of the Execution Date and for extent of the Term, as follows:
(A)    Duly Organized. Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Hawaiʻi. Seller has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.
(B)    Land Rights and Governmental Approvals.
(1)    Seller owns and/or possesses all Land Rights and Governmental Approvals necessary for the construction, ownership, operation and maintenance of the Facility and the interconnection of the Facility to the Company System.
(2)    Seller owns and/or possesses (i) all Land Rights and Governmental Approvals necessary for the construction, ownership, operation and maintenance of the Facility and the Company Owned Interconnection Facilities.

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(C)    No Conflict. The execution and delivery of, and performance by Seller of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of its Partnership Agreement, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Seller is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Seller's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Seller or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Seller or its property, where such violation, conflict, or breach would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.
(D)    No Default. Seller is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Seller under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.
(E)    No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Seller, or of which Seller has otherwise received official notice, or which to the knowledge of Seller is threatened against Seller, wherein an adverse decision, ruling or finding would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.
(F)    Experience, Qualifications and Resources. Seller has entered into this Agreement in connection with the conduct of its business and it has the experience, qualifications and financial resources necessary to operate and maintain the Facility in accordance with the terms and conditions of this Agreement.
(G)    Substitute Principal. In the event Seller proposes a substitute General Partner or Entity Operating Facility to avoid an Event of Default under Section 8.1(A)(10)(a) (Event of Default, Default by Seller), the qualifications of such substitute general partner to carry out the role of General Partner and financial substance shall be reasonably satisfactory to Company; provided further, however, that if Company's grant of consent is dependent upon any valid business consideration not related to the new general partner's qualifications or financial substance, Company shall specify such concern to the Seller and shall grant its consent if the Seller provides a general partner which is a reasonably satisfactory substitute meeting such concern.
(H)    Substitute Entity Operating Facility. In the event Seller proposes a substitute Entity Operating Facility to avoid an Event of Default under Section 8.1(A)(10)(b) (Event of Default, Default by Seller), (i) the substitute Entity Operating Facility shall have the qualifications or has

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contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) the substitute Entity Operating Facility shall have the creditworthiness and ability to perform its financial obligations hereunder (including such guarantees as Company deems appropriate) in a manner consistent with the terms and conditions of this Agreement.
(I)    Qualified Renewable Resource. As of the Commercial Operation Date, the Facility will be a qualified renewable resource under the RPS Law in effect as of the Effective Date.
(J)    Own Account. Seller is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of the Company and it is capable of assessing the merits of and understanding, and understands and accepts the terms, conditions and risks of this Agreement. It has not relied upon any promises, representations, statements or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement.
(K)    Community Outreach Plan.
(1)    The Parties acknowledge that, prior to the Execution Date, Seller provided to Company a comprehensive community outreach and communications plan to work with and inform neighboring communities and stakeholders to gain their support for the Project and the 8MW Upgrade ("Community Outreach and Engagement Plan"). Seller agrees to work with neighboring communities and stakeholders and provide them timely information during all phases of the 8MW Upgrade, including but not limited to the following information: Project description with the 8MW Upgrade, Project stakeholders, community concerns and Seller's efforts to address such concerns, Project benefits with the 8MW Upgrade, government approvals, the 8MW Upgrade schedule, and the Community Outreach and Engagement Plan. Seller's Community Outreach and Engagement Plan is a public document and shall remain available to Company and members of the community on the Seller's website for the Term of this Agreement and upon request.
(2)    The Parties also acknowledge that, prior to the Execution Date, Seller provided reasonable advance notice and hosted a public meeting for community and neighborhood groups in and around the vicinity of the Project site that provided neighboring community, stakeholders, and the general public with: (i) a reasonable opportunity to learn about the Project and the proposed 8MW Upgrade; (ii) an opportunity to engage in a dialogue about concerns, mitigation measures, and potential community benefits of the Project; and (iii) information concerning the process and/or intent for the public's input and engagement, including advising attendees that they will have thirty (30) Days from the date of said public meeting to submit written comments to Company and/or Seller for inclusion in the Company's submission to the PUC of its application for a satisfactory PUC Approval Order. Seller shall collect all public comments, and then provide Company copies of all comments received in their original, unedited form, along with copies of all comments with personal information redacted and ready for filing. Seller agrees that Company may submit any and all public comments (presented in its original, unedited form) as part of its PUC application for this Project.

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(3)    Seller acknowledges and agrees that subsequent to the PUC Submittal Date and prior to the date when the Parties' statements of position are to be filed in the docketed PUC proceeding for this Project, Seller will solicit public comments concerning the Project a second time. Seller will submit to the PUC as part of the docketed PUC proceeding for this Project, any and all public comments (presented in its original, unedited form) received by Company and/or Seller regarding the Project that are not received in time to include as part of the Company's application for a satisfactory PUC Approval Order.
(4)    The Parties acknowledge and agree that Seller is responsible for community outreach and engagement for the Project, and that the public meeting and comment solicitation process described in this Section 12. 1(K) (Community Outreach) do not represent the only community outreach and engagement activities that can or should be performed by Seller.
(a)    Without limitation to the generality of the preceding sentence, Seller agrees to take into account the Project's potential impacts on historical and cultural resources and, at a minimum, Seller shall describe: (i) any valued cultural, historical, or natural resources in the area in question, including the extent to which traditional and customary native Hawaiian rights are exercised in the area; (ii) the extent to which those resources – including traditional and customary native Hawaiian rights – will be affected or impaired by the Project; and (iii) the feasible action, if any, to be taken to reasonably protect native Hawaiian rights if they are found to exist. Seller shall determine and implement such additional means as may be reasonably necessary to share information with and involve the community and neighborhood groups in and around the vicinity of the Facility during the Project planning and development process through the Term of this Agreement, and shall timely inform Company of its plans and activities in this regard.
(b)    Seller shall also implement into Seller’s Safety Plan an adequate community outreach and notification process and procedure to notify and engage the surrounding community adjacent to the Facility in the event of any Force Majeure event or other Facility issue which causes or may result in adverse impacts and effects upon such community, including inhabitants, livestock and other property of the community.
(5)    Upon the Execution Date and at all times during the Term of this Agreement, Seller shall designate an individual as the "Seller's Community Representative." The Seller's Community Representative shall be the primary contact between the community and the Seller and shall be available during the Term of this Agreement to receive and answer questions from the community. As of the Execution Date, the Seller's Community Representative shall be:
(6)    Name: Mr. Michael Kaleikini
(7)    Contact Information: mkaleikini@ormat.com

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(8)    Seller shall notify Company in writing upon designation of any new Seller's Community Representative.
(L)    Seller Disaster Recovery and Safety Response to Force Majeure Events and Facility Issues. Seller shall develop, implement and periodically review and update Facility monitoring, disaster recovery and safety plans to respond to Force Majeure events and/or Facility issues causing or resulting in adverse effects to the surrounding area or general public such as, (1) emissions (whether liquid or gas and whether toxic or not), (2) increased ambient noise, smells, heat or light, (3) flooding, (4) earthquakes, including cracking or fissures in the earth’s surface or (5) volcanic activity, including the release of magma, rocks or gases from beneath the earth’s surface. Such monitoring, recovery and safety plans shall be referred to as “Seller’s Safety Plan.” Seller shall implement such plans and review and update such plans at least annually and, as necessary, following a Force Majeure event or Facility issue. Seller’s current Safety Plan shall be a public document and be available to Company and members of the community on the Seller's website for the Term of this Agreement.
Seller’s Safety Plan shall include, but not be limited to, monitoring systems for the Facility for air and earth emissions, notification obligations to Company, governmental agencies and the general public of Facility issues resulting in the adverse effects listed above, safety and health precautions for Facility employees, consultants and vendors and potential evacuation precautions and directives necessary for the protection of the Facility, the Company System and the general public. Such list is not exhaustive and Seller shall continuously review, amend and/or supplement such plans as necessary for the purpose of protecting the overall health and safety of the Facility, the Company System, Facility personnel and the surrounding community. Seller’s Safety Plan shall incorporate, as applicable or necessary, Seller’s community outreach objectives and plans as described in Section 12.1(K) (Community Outreach Plan).
Seller shall provide a draft copy of Seller’s Disaster Recovery Plan, and any subsequent updates thereto, to Company for review and comment. Company’s review shall not be construed in any way as approving or endorsing the Seller’s Disaster Recovery Plan ultimately implemented by Seller.
(M)    Tax Credits. Company acknowledges and agrees that the Refundable Tax Credit and Non-Refundable Tax Credit shall inure to the benefit of the Claiming Entity; provided, however, that Seller acknowledges and expressly agrees that the Refundable Tax Credit and Non-Refundable Tax Credit, with regard to Seller’s Facility, have been calculated into the Energy Charge based on the maximization of such credits. In the event that Seller’s Facility does not gain the benefit of the Refundable Tax Credit and/or the Non-Refundable Tax Credit, Seller expressly acknowledges and agrees that it shall not amend the Energy Charge.
12.2    By Company. Company represents and warrants, as of the Execution Date and for the extent of the Term, as follows:
(A)    Duly Organized. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. Company has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly

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authorized, executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.
(B)    No Conflict. The execution and delivery of, and performance by Company of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of the articles of incorporation or bylaws of Company, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Company is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Company's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Company or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Company or its property, where such violation, conflict, or breach would have a material adverse effect on Company's ability to perform its obligations under this Agreement.
(C)    No Default. Company is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Company under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse effect on Company's ability to perform its obligations under this Agreement.
(D)    No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Company, or of which Company has otherwise received official notice, or which to the knowledge of Company is threatened against Company, wherein an adverse decision, ruling or finding would have a material adverse effect on Company's ability to perform its obligations under this Agreement.

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ARTICLE 13 - INDEMNIFICATION
13.1    Indemnification of Company.
(A)    Indemnification Against Third Party Claims. Seller shall indemnify, defend, and hold harmless Company, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors, subcontractors and their the employees of any of them (collectively referred to as an "Indemnified Company Party"), from and against any Losses suffered, incurred or sustained by any Indemnified Company Party or to which any Indemnified Company Party becomes subject, resulting from, arising out of, or relating to, any Claim due to any Claim (whether or not well founded, meritorious or unmeritorious) by a third party not controlled by, or under common ownership and/or control with, Company (whether or not well founded, meritorious or unmeritorious)relating to (i) Seller's development, permitting, construction, ownership, operation and/or maintenance of the Facility or (ii) any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of any Indemnified Seller Party or its agents or subcontractors, except as and to the extent that any of the foregoing such Loss is attributable to the gross negligence or willful misconduct of an Indemnified Company Party.
(B)    Indemnification Against Third Party Claims Compliance with Laws. Any Losses incurred by an Indemnified Seller Party for noncompliance by Seller or an Indemnified Seller Party with applicable Laws shall not be reimbursed by Company but shall be the sole responsibility of Seller. Seller shall indemnify, defend and hold harmless each Indemnified Company Party from and against any and all Losses in any way arising out of, incident to, or resulting directly or indirectly from the failure of Seller to comply with any Laws.
(C)    Notice. If Seller shall obtain knowledge of any Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims), Section 13.1(B) (Indemnification Against Third Party Claims Compliance with Laws) or otherwise under this Agreement, Seller shall give prompt notice thereof to Company, and if Company shall obtain any such knowledge, Company shall give prompt notice thereof to Seller.
(D)    Indemnification Procedures.
(1)    Notice. In case any Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims) or Section 13.1(B) (Indemnification Against Third Party Claims Compliance with Laws) or otherwise under this Agreement, shall be brought against an Indemnified Company Party, Company shall notify Seller of the commencement thereof and, provided that Seller has acknowledged in writing to Company its obligation to an Indemnified Company Party under this Section 13.1 (Indemnification of Company), Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in and, to the extent that Seller desires, to assume and control the defense thereof; provided, however, that Seller shall not compromise or settle a Claim against an Indemnified Company Party without the prior written consent of Company which consent shall not be unreasonably withheld.

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(2)    No Right to Assume. Seller shall not be entitled to assume and control the defense of any such Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims), Section 13.1(B) (Indemnification Against Third Party Claims Compliance with Laws) or otherwise under this Agreement, if and to the extent that, in the opinion of Company, such Claim involves the potential imposition of criminal liability on an Indemnified Company Party or a conflict of interest between an Indemnified Company Party and Seller, in which case Company shall be entitled, at its own expense, acting through counsel acceptable to Seller to participate in any Claim, the defense of which has been assumed by Seller. Company shall supply Seller with such information and documents requested by Seller as are necessary or advisable for Seller to possess in connection with its participation in any Claim to the extent permitted by this Section 13.1(D)(2) (No Right to Assume). An Indemnified Company Party shall not enter into any settlement or other compromise with respect to any Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
(3)    Subrogation. Upon payment of any Losses by Seller pursuant to this Section 13.1 (Indemnification of Company) or other similar indemnity provisions contained herein to or on behalf of Company, Seller, without any further action, shall be subrogated to any and all claims that an Indemnified Company Party may have relating thereto.
(4)    Cooperation. Company shall fully cooperate and cause all Company Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.1 (Indemnification of Company).
13.2    Indemnification of Seller.
(A)    Indemnification Against Third Party Claims. Company shall indemnify, defend, and hold harmless Seller, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors, subcontractors and their employees of any of them (collectively referred to as an "Indemnified Seller Party"), from and against any Losses suffered, incurred or sustained by any Indemnified Seller Party or to which any Indemnified Seller Party becomes subject, resulting from, arising out of, or relating to, due to any Claim by a third party not controlled by or under common ownership and/or control with Seller (whether or not well founded, meritorious or unmeritorious) relating to any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of any Indemnified Company Party, except to the extent that any such Loss is attributable to the gross negligence or willful misconduct of an Indemnified Seller Party.
(B)    Knowledge of Claim. If Company shall obtain knowledge of any Claim subject to Section 13.2(A) (Indemnification Against Third Party Claims) or otherwise under this Agreement, Company shall give prompt notice thereof to Seller, and if Seller shall obtain any such knowledge, Seller shall give prompt notice thereof to Company.

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(C)    Indemnification Procedures.
(1)    Notice. In case any action, suit or proceeding subject to Section 13.2(A) (Indemnification Against Third Party Claims), or otherwise under this Agreement, shall be brought against an Indemnified Seller Party, Seller shall notify Company of the commencement thereof and, provided that Company has acknowledged in writing to Seller its obligation to an Indemnified Seller Party under this Section 13.2 (Indemnification of Seller), Company shall be entitled, at its own expense, acting through counsel acceptable to Seller, to participate in and, to the extent that Company desires, to assume and control the defense thereof, provided, however, Company shall not compromise or settle a Claim against an Indemnified Seller Party without the prior written consent of Seller which consent shall not be unreasonably withheld.
(2)    Assumption and Control of Defense. Company shall not be entitled to assume and control the defense of any such Claim subject to Section 13.2(A)(Indemnification Against Third Party Claims), or otherwise under this Agreement, if and to the extent that, in the opinion of Seller, such Claim involves the potential imposition of criminal liability on an Indemnified Seller Party or a conflict of interest between an Indemnified Seller Party and Company, in which case Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in any Claim the defense of which has been assumed by Company. An Indemnified Seller Party shall supply Company with such information and documents requested by Company as are necessary or advisable for Company to possess in connection with its participation in any Claim, to the extent permitted by this Section 13.2(C)(2). An Indemnified Seller Party shall not enter into any settlement or other compromise with respect to any Claim without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.
(3)    Subrogation. Upon payment of any Losses by Company pursuant to this Section 13.2 (Indemnification of Seller) or other similar indemnity provisions contained herein to or on behalf of Seller, Company, without any further action, shall be subrogated to any and all claims that an Indemnified Seller Party may have relating thereto.
(4)    Cooperation. Seller shall fully cooperate and cause all Seller Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.2 (Indemnification of Seller).

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ARTICLE 14 - CONSEQUENTIAL DAMAGES
Except to the extent such damages are included in any Liquidated Damages provided in Article 9 (Liquidated Damages), indemnification as provided in Article 13 (Indemnification), or are a result of a Party’s gross negligence or willful and intentional misconduct, damages from claims arising from or related to gross negligence or willful misconduct of a party or other specified measure of damages expressly provided for herein, neither party shall be liable to the other party for special, punitive, indirect, exemplary or consequential damages, whether such damages are allowed or provided by contract, tort (including negligence), strict liability, statute or otherwise. Nothing in this section prevents, or is intended to prevent, Company from proceeding against or exercising its rights with respect to any secured interests in Collateral as provided in this Agreement.

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 14 90

ARTICLE 15 - INSURANCE
15.1    Required Coverage. Seller, and anyone acting under its direction or control or on its behalf, shall, at its own expense, acquire and maintain, or cause to be maintained in full effect, commencing with the start of construction of the Facility, as applicable, and continuing throughout the Term, as applicable, the minimum insurance coverage set forth in Attachment R (Required Insurance), or such higher amounts as the Seller and/or the Financing Parties reasonably determine to be necessary during construction and operation of the Facility. The insurance coverage required hereunder shall provide that it is primary with respect to Seller and Company. Seller's indemnity and other obligations shall not be limited by the foregoing insurance requirements.
15.2    Waiver of Subrogation. Seller, and anyone acting under its direction or control or on its behalf, shall cause its insurers to waive all rights or subrogation which Seller or its insurers may have against Company, Company’s agents, or Company’s employees.
15.3    Additional Insureds. The insurance policies specified in Section 2 (General Liability Insurance) and Section 3 (Automobile Liability Insurance) of Attachment R (Required Insurance) shall include Company as an additional insured, as its interest may appear, with respect to any and all third party bodily injury and/or property damage claims arising from Seller’s performance of this Agreement and Seller shall submit to Company a copy of such additional insured endorsement with evidence of insurance as required herein. Seller shall promptly, and in no event later than five (5) Days after such cancellation, modification or non-renewal, provide written notice to Company should any of the insurance policies required under this Agreement be cancelled, materially modified, or not renewed upon expiration. Company acknowledges that Financing Parties shall be entitled to receive and distribute any and all loss proceeds as stipulated by any Financing Documents related to any policy described in this Article 15 (Insurance) and Attachment R (Required Insurance).
15.4    Evidence of Policies Provided to Company. Evidence of insurance for the coverage specified in this Article 15 (Insurance) shall be provided to Company within thirty (30) Days after Seller has bound coverage of the related policies or by the date specified in Section 2.3(A) (Seller Conditions Precedent), whichever is later. Within thirty (30) Days of any change of any policy and upon renewal of any policy Seller shall provide certificates of insurance to Company. During the Term, Seller, upon Company’s reasonable request, shall make available to Company for its inspection at Seller’s designated location, certified copies of the insurance policies described in this Article 15 (Insurance) and Attachment R (Required Insurance). Receipt of any evidence if insurance showing less coverage than requested is not a waiver of Seller's obligations to fulfill the requirements.
15.5    Deductibles. Company acknowledges that any policy required herein may contain reasonable deductibles or self-insured retentions, the amounts of which will be reviewed for acceptance by Company. Acceptance will not be unreasonably withheld. Any deductible shall be the responsibility of Seller.

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15.6    Application of Proceeds From All Risk Property/Comprehensive Boiler and Machinery Insurance. Seller shall use commercially reasonable efforts to obtain provisions in the Financing Documents, on reasonable terms, providing for the insurance proceeds from All Risk Property/Comprehensive Boiler and Machinery Insurance to be applied to repair of the Facility.
15.7    Annual Review by Company. The coverage limits shall be reviewed annually by Company and if, in Company's discretion, Company determines that the coverage limits should be increased, Company shall so notify Seller. The amount of any increase of the coverage limits, when considered as a percentage of the then existing coverage limits, shall not exceed the cumulative amount of increase in the Consumer Price Index occurring after the coverage limits herein were last set. Seller shall within thirty (30) Days of notice from Company increase the coverage as directed in such notice and the costs of such increased coverage limits shall be borne by Seller.
15.8    No Representation of Coverage Adequacy. By requiring insurance herein, Company does not represent that coverage and limits will necessarily be adequate to protect Seller, and such coverage and limits shall not be deemed as a limitation on Seller's liability under the indemnities granted to Company in this Agreement.
15.9    Subcontractors. Seller shall ensure that each of its subcontractors is either (a) named as an additional insured under the insurance policies procured by Seller; or (b) separately covered by insurance policies equivalent in type and monetary limits as those required of Seller. All such insurance shall be provided at the sole cost of Seller or subcontractor.
15.10    General Insurance Requirements.
(A)    Each policy and certificate of insurance shall also specifically provide the following: "This policy shall be considered to be primary liability insurance which shall apply to any loss or claim before any contribution by any insurance which Company, its employees and/or agents may have in force."(B)    Each policy is to be written by an insurer with a rating by A.M. Best Company, Inc. of "A-VII" or better.
(C)    If any policy required herein is written on a claims-made basis, the Seller warrants that any retroactive date applicable to coverage under the policy precedes the Execution Date; and that continuous coverage will be maintained or an extended discovery period will be exercised for a period of three (3) years beginning from the end of Term
(D)    If the limits of available liability coverage required herein become substantially reduced as a result of claim payments, Seller shall promptly, and in no event later than thirty (30) days after such substantial reduction, at its own expense, purchase additional liability insurance (if such coverage is available at commercially reasonable rates) to increase the amount of available coverage to the limits of liability coverage required herein.

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 15 92

ARTICLE 16 - SET OFF
Company shall have the right to set off any payment due and owing by Seller, including but not limited to any payment due under this Agreement and any amounts due as awarded in any action pursuant to this Agreement, against Company's payments of subsequent Monthly Invoices as necessary.

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ARTICLE 17 - DISPUTE RESOLUTION
17.1    Good Faith Negotiations. Except as otherwise expressly set forth in this Agreement, before submitting any claims, controversies or disputes (“Dispute(s)”) under this Agreement to the Dispute Resolution Procedures set forth in Section 17.2 (Dispute Resolution Procedures), the presidents, vice presidents, or authorized delegates from both Seller and Company having full authority to settle the Dispute(s), shall personally meet in Hawaii and attempt in good faith to resolve the Dispute(s) (the “Management Meeting”).
17.2    Dispute Resolution Procedures.
(A)    Mediation. Except as otherwise expressly set forth in this Agreement and subject to Section 17.1 (Good Faith Negotiations), any and all Dispute(s) arising out of or relating to this Agreement, (i) which remain unresolved for a period of twenty (20) Days after the Management Meeting takes place or (ii) for which the Parties fail to hold a Management Meeting within sixty (60) Days of the date that a Management Meeting was requested by a Party, may upon the agreement of the Parties, first be submitted to confidential mediation in Honolulu, Hawaii pursuant to the administration by, and in accordance with the Mediation Rules, Procedures and Protocols of, Dispute Prevention & Resolution, Inc. (or its successor) or, in their absence, the American Arbitration Association (“DPR”) then in effect. If the Parties agree to submit the Dispute to confidential mediation, the parties shall each pay 50% of the cost of the mediation (i.e., the fees and expenses charged by the mediator and DPR) and shall otherwise each bear their own costs and attorney’s fees. If the Parties do not agree to mediation or if the Parties agree to mediation but settlement of the Dispute(s) is not reached within 60 Days after commencement of the mediation, either Party may initiate legal proceedings in a court of competent jurisdiction in the State of Hawaii subject to Section 25.9 (Governing Law, Jurisdiction and Venue) herein.
(B)    Procedures for Appointing a Mediator. The Parties hereby agree that the choice of mediator, process and procedure for the mediation and any desired outcome from the mediation shall be as the Parties agree in conjunction with their agreement to enter into a mediation. If the Parties cannot agree upon such matters within sixty (60) Days (or as the Parties may subsequently agree), either Party may withdraw from the mediation process and proceed to initiate formal action in a court of competent jurisdiction in the State of Hawaii subject to Section 25.9 (Governing Law, Jurisdiction and Venue) herein.
17.3    Exclusion. The provisions of this Article 17 (Dispute Resolution) shall not apply to any disputes within the authority of an Independent Evaluator under Article 24 (Process for Addressing Revisions to Performance Standards) or under Section 9 (Dispute) of Attachment AA (Renewable Portfolio Standards).

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 17 94

ARTICLE 18 - FORCE MAJEURE
18.1    Definition of Force Majeure. The term “Force Majeure” as used in this Agreement means any occurrence that:
(A)    In whole or in part delays or prevents a Party’s performance under this Agreement;
(B)    Is not the direct or indirect result of the fault or negligence of that Party;
(C)    Is not within the control of that Party notwithstanding such Party having taken all reasonable precautions and measures in order to prevent or avoid such event; and
(D)    The Party has been unable to overcome by the exercise of due diligence.
18.2    Events That Could Qualify as Force Majeure. Subject to the foregoing, events that could qualify as Force Majeure include, but are not limited to, the following:
(A)    acts of God, flooding, lightning, landslide, earthquake, fire, drought, explosion, epidemic, quarantine, storm, hurricane, tornado, volcano, other natural disaster or unusual or extreme adverse weather related events;
(B)    war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, insurrection, revolution, expropriation or confiscation; or
(C)    except as set forth in Section 18.3(A) (Exclusions from Force Majeure), strikes, work stoppage or other labor disputes (in which case the affected Party shall have no obligation to settle the strike or labor dispute on terms it deems unreasonable).
18.3    Exclusions From Force Majeure. Force Majeure does not include:
(A)    A strike work stoppage or labor dispute limited only to any one or more of the Indemnified Seller Parties or any other third party employed by Seller to work on the Project;
(B)    any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Seller, unless such acts or omissions are themselves caused by an event of Force Majeure as herein defined;
(C)    any full or partial reduction in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown or other conditions attributable to normal wear and tear;
(D)    changes in market conditions that affect the cost of the Seller’s supplies, or that otherwise render this Agreement uneconomic or unprofitable for the Seller;
(E)    Seller’s inability to obtain Governmental Approvals, Land Rights or approvals of any type for the construction, ownership, operation, or maintenance of the Facility and the

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Company-Owned Interconnection Facilities, or Seller’s loss of any such Governmental Approvals or Land Rights once obtained;
(F)    The lack of adequate Geothermal Resources;
(G)    Seller’s inability to obtain sufficiently procure or utilize the Geothermal Resource or materials to operate the Facility;
(H)    Seller’s failure to obtain additional funds, including funds authorized by a state or the federal government or agencies thereof, to supplement the payments made by the Company pursuant to this Agreement;
(I)    a Forced Outage except where such Forced Outage is caused by an event of Force Majeure as herein defined;
(J)    litigation or administrative or judicial action pertaining to Seller’s interest in this Agreement, the Site, Land Rights, the Facility, any Governmental Approvals, or the design, construction, ownership, maintenance or operation of the Facility, the Company-Owned Interconnection Facilities or the Company System; or
(K)    any full or partial reduction in either the ability of the Facility to deliver its Demonstrated Firm Capacity or in the ability of the Company to accept the Demonstrated Firm Capacity which is caused by any action or inaction of a third party, including but not limited to any vendor or supplier of the Seller or the Company, except to the extent such action or inaction is caused by an event of Force Majeure.
18.4    Satisfaction of Certain Conditions. Section 18.5 (Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline), Section 18.6 (Effect of Force Majeure on Other Events of Default) and Section 18.7 (Effect of Force Majeure) defer or limit certain liabilities of a Party for delay and/or failure in performance to the extent such delay or failure is the result of conditions or events of Force Majeure; provided, however, that a Non-performing Party is only entitled to such limitations or deferrals of liabilities as and to the extent the following conditions are satisfied:
(A)    The non-performing Party gives the other Party, within forty-eight (48) hours after the Force Majeure condition or event begins, written notice stating that such non-performing Party considers such condition or event to constitute a Force Majeure and describing the particulars of such Force Majeure condition or event;
(B)    The non-performing Party gives the other Party, within fourteen (14) Days after the Force Majeure condition or event begins, a written explanation of the Force Majeure condition or event and its effect on the non-performing Party's performance, which explanation shall include evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure;

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(C)    The suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure;
(D)    The non-performing Party proceeds with due diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and
(E)    When the condition or event of Force Majeure ends and the non-performing Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect.
18.5    Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline. A condition or event of Force Majeure affecting the achievement of a Milestone Date or the Commercial Operation Date Deadline shall not relieve Seller from liability for either, (1) any applicable Daily Delay Damages under Section 2.4(D)(1) (Damages) or (2) Termination Damages for early termination under Section 2.4(D)(2) (Termination Right), although such a condition or event of Force Majeure shall, if and for so long as the conditions of Section 18.4 (Satisfaction of Certain Conditions) are satisfied, have the effect of deferring such liabilities to the extent of the applicable grace period (if any) provided in Section 2.4(C) (Guaranteed Milestones).
18.6    Effect of Force Majeure on Other Events of Default. If an occurrence of Force Majeure results in what would otherwise be deemed an Event of Default under Section 8.1 (Events of Default), no Event of Default shall be deemed to have occurred if and for so long as the conditions set forth in Section 18.4 (Satisfaction of Certain Conditions) are satisfied, as long as the condition or event that would otherwise be an Event of Default is cured within the lesser of (i) the duration of the Force Majeure plus any additional time reasonably necessary to remedy the effects of the Force Majeure or (ii) three hundred sixty-five (365) Days from the occurrence or inception of the Force Majeure, as noticed pursuant to Section 18.4(A).
18.7    Effect of Force Majeure. Other than as provided in Section 18.5 (Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline) and Section 18.6 (Effect of Force Majeure on Other Events of Default), neither Party shall be responsible or liable for any delays or failures in its performance under this Agreement as and to the extent (i) such delays or failures are substantially caused by conditions or events of Force Majeure, and (ii) the conditions of Section 18.4 (Satisfaction of Certain Conditions) are satisfied.

18.8    Obligations Remaining After Event of Force Majeure. No monetary obligations of either Party which arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. In the event of a Force Majeure which (a) reduces or limits the Facility’s capability to deliver capacity and/or energy or (b) reduces or limits Company’s capability to accept and purchase energy, Company shall be not be obligated to pay for capacity and/or energy so long as the event of Force Majeure prevents the delivery of capacity and/or energy by Seller or prevents acceptance and purchase of capacity and/or energy by Company. Except as otherwise expressly provided for in

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this Agreement, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this Agreement (including, but not limited to, payment obligations, except as limited above) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.
18.9    No Extension of the Term. In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this Agreement beyond its stated Term.
18.10    Termination for Force Majeure. If Force Majeure delays or prevents a Party's performance for more than three hundred sixty-five (365) Days from the occurrence or inception of the Force Majeure, as stated in the Force Majeure Notice, and such delay or failure of performance would have otherwise constituted an Event of Default under Section 8.1 (Event of Default), the other Party shall have the right to terminate this Agreement by written notice. Such notice shall designate the date such termination is to be effective, which date shall be no later than thirty (30) Days after such notice is deemed to be received by the Party whose performance has been delayed or prevented. In the event of termination pursuant to this Section 18.10 (Termination for Force Majeure), neither Party shall be liable for any damages or have any obligations to the other, except as provided in Section 25.23 (Survival of Obligations) other than as provided in Section 25.23(E).

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 18 98

ARTICLE 19 - ELECTRIC SERVICE SUPPLIED BY COMPANY
This Agreement does not provide for any electric services by Company to Seller. If Seller requires any electric services from Company, Company shall provide such service on a non-discriminatory basis in accordance with Company’s Schedule “J” tariff schedule.

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ARTICLE 20 - TRANSFERS, ASSIGNMENTS AND FINANCING DEBT
20.1    Assignment by Seller. This Agreement may not be assigned by Seller without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), provided that Seller shall have the right, without the consent of Company, to assign its interest in this Agreement (i) to a wholly‑owned subsidiary or to an affiliated company under common control with Ormat Technologies, Inc., provided that such assignment does not impair the ability of Seller to perform its obligations under this Agreement; and (ii) as collateral security for purposes of arranging or rearranging debt and/or equity financing for the Facility, or for sale‑leaseback financing, to assign all or any part of its rights or benefits, but not its obligations, to any lender providing debt financing for the Facility. Seller shall promptly provide written notice to Company of any assignment of all or part of this Agreement and Seller shall provide to Company information about the assignee and the assignee's operational experience reasonably requested by Company. Company shall not be required to incur any duty or obligation as a result of, or in connection with, such assignment made without its consent beyond those duties and obligations set forth in this Agreement, unless otherwise agreed to by Company in writing.
20.2    Company's Consent and Acknowledgment. In connection with any assignment relating to the Financing Debt to which Company consents pursuant to Section 20.2 (Assignment by Seller), Company shall, if its reasonable costs (including internal staff time and legal fees of outside counsel) in connection with such consent are paid by Seller, execute and deliver on or before the Closing Date a consent to assignment of this Agreement and other related agreements (“Consent to Assignment”) as may be reasonably requested by such Financing Parties. The Consent to Assignment shall (i) be governed by Hawaii law; (ii) be in form and content reasonably satisfactory to Company; (iii) acknowledge the assignment and/or pledge/mortgage and the right of the Financing Parties to receive notice of Events of Default where Seller is the defaulting party; and (iv) provide the Financing Parties a reasonable opportunity to cure such Events of Default and to exercise remedies to assume Seller's obligations under this Agreement.
20.3    Financing Document Requirements. Seller shall include in the terms of the Financing Documents, as provisions for Company's benefit, to provide that, as a condition to the Facility Lender, or any purchaser, successor, assignee and/or designee of the Facility Lender ("Subsequent Owner"), succeeding to ownership or possession of the Facility as a result of the exercise of remedies under the Financing Documents, and thereafter operating the Facility to generate electric energy, such Facility Lender or Subsequent Owner shall, prior to operating the Facility for such purpose, have provided to Company, evidence reasonably acceptable to Company that such Subsequent Owner has (a) the qualifications, or has contracted with an entity having the qualifications, to operate the Facility in a manner consistent with the terms and conditions of this Agreement; and (b) assumed all of Seller's rights and obligations under this Agreement.
20.4    Reimbursement of Company Costs. Seller shall reimburse Company for costs and expenses incurred by Company (including reasonable attorneys' fees of outside counsel) in

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responding to Financing Parties' requests or as a result of any event of default by Seller under the Financing Documents, including but not limited to any attempt to cure such event of default undertaken by Company as provided in Section 20.3(B) and Section 20.3(C) or any assumption of Seller's obligations under Section 20.3(C).

20.5    Assignment by Company. This Agreement shall not be assignable by Company without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Company shall have the right, without the consent of Seller, to assign its interest in this Agreement to any affiliated company owned in whole or in part by HEI; provided, further, that such assignment does not impair the ability of Seller to continue to receive the payments it is entitled to under this Agreement.
20.6    Binding on Assigns. This Agreement and all of its covenants, terms and provisions shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
20.7    Transfer Without Consent is Null and Void. Any attempt to make any pledge, mortgage, grant of a security interest or collateral assignment for which consent is required under Section 20.1 (Assignment by Seller) or Section 20.5 (Assignment By Company), as applicable, without fulfilling the requirements of this Article 20 (Transfers, Assignments, and Financing Debt) shall be null and void and shall constitute an Event of Default pursuant to Section 8.1 (Events of Default).

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ARTICLE 21 - SALE OF FACILITY BY SELLER
(A)        Seller shall comply with the requirements of Attachment P (Sale of Facility by Seller) before Seller's right, title or interest in the Facility, in whole or in part, including a Change in Control, may be disposed of (other than the disposition of equipment in the ordinary course of operating and maintaining the Facility). Any attempt by Seller to make any such disposition or Change in Control without fulfilling the requirements of Attachment P (Sale of Facility by Seller) shall be deemed null and void and shall constitute an Event of Default pursuant to Section 8.1 (Events of Default).

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ARTICLE 22 - SALE OF ENERGY TO THIRD PARTIES
Seller shall not sell any energy from the Facility to any Third Party.

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ARTICLE 23 - EQUAL EMPLOYMENT OPPORTUNITY

23.1    Equal Employment Opportunity. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 CFR 60-1.4 and 41 CFR 60-741.5.) Seller is aware of and is fully informed of Seller's responsibilities under Executive Order 11246 (reference to which include amendments and orders superseding in whole or in part) and shall be bound by and agrees to the provisions as contained in Section 202 of said Executive Order and the Equal Opportunity Clause as set forth in 41 CFR 60-1.4 and 41 CFR 60-741.5(a), which clauses are hereby incorporated by reference.
23.2    Equal Opportunity For Disabled Veterans, Recently Separated Veterans, Other Protected Veterans and Armed Forces Service Medal Veterans. (Applicable to (i) contracts of $25,000 or more entered into before December 31, 2003 (41 CFR 60-250.4) or (ii) each federal government contract of $100,000 or more, entered into or modified on or after December 31, 2003 (41 CFR 60 300.4) for the purchase, sale or use of personal property or nonpersonal services (including construction).) If applicable to Seller under this Agreement, Seller agrees that is, and shall remain, in compliance with the rules and regulations promulgated under The Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended by the Jobs for Veterans Act of 2002, including the requirements of 41 CFC 60-250.5(a) (for orders/contracts entered into before December 31, 2003) and 41 CFR 60-300.5(a) (for orders/contracts entered into or modified on or after December 31, 2003) which are incorporated into this Agreement by reference.

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ARTICLE 24 - PROCESS FOR ADDRESSING REVISIONS TO PERFORMANCE STANDARDS
24.1    Revisions to Performance Standards. The Parties acknowledge that, during the Term, certain Performance Standards may be revised or added to facilitate necessary improvements in integrating intermittent renewable energy resources into the Company System and operations. In particular but not limited to, Section 1.g (Active Power Control Interface) of Attachment B (Facility Owned by Seller) and the following Performance Standards in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller) may be revised: Section 3.q (Frequency Response); Section 3.d (Ride Through). Such revisions or additions may be attributable to, without limitation, the following: changes in penetration levels of intermittent renewable resources on the Company System, changes to the state of commercially available technology, changes to Company-owned generation resources, changes in customer electrical usage (such as changes in average hourly load profiles), and changes in Laws (e.g., new environmental constraints, which may limit Company's ability to start/stop its generators in response to integration of intermittent generation, or constraints impacting the power quality standards for and/or operation of the Company System, such as constraints imposed by the HERA Law or by the PUC under the HERA Law).
24.2    Performance Standards Information Request. If Company concludes that a Performance Standards Revision is necessary or important for the operation of the Company System and is capable of being complied with by Seller, Company shall have the right to issue to Seller a Performance Standards Information Request with respect to such Performance Standards Revision. Seller shall, within a reasonable period of time following Seller's receipt of such Performance Standards Information Request, but in no event more than ninety (90) Days after Seller's receipt of such Request (or such other period of time as Company and Seller may agree in writing), submit to Company a Performance Standards Proposal responsive to the Performance Standards Revision proposed in such Performance Standards Information Request.
24.3    Performance Standards Proposal. Upon receipt of a Performance Standards Proposal submitted in response to a Performance Standards Information Request, Company will evaluate such Performance Standards Proposal and Seller shall assist Company in performing such evaluation as and to the extent reasonably requested by Company (including, but not limited to, providing such additional information as Company may reasonably request and participating in meetings with Company as Company may reasonably request). Company shall have no obligation to evaluate a Performance Standards Proposal submitted at Seller's own initiative.
24.4    Performance Standards Revision Document. If, following Company's evaluation of a Performance Standards Proposal, Company desires to consider implementing the Performance Standards Revision addressed in such Proposal, Company shall provide Seller with written notice to that effect, such notice to be issued to Seller within one hundred eighty (180) Days of receipt of the Performance Standards Proposal, and Company and Seller shall proceed to negotiate in good faith a Performance Standards Revision Document setting forth the specific changes to the Agreement that are necessary to implement such Performance Standards Revision. A decision by Company to initiate negotiations with Seller as aforesaid shall not constitute an acceptance by Company of any of the details set forth in Seller's Performance Standards Proposal for the Performance Standards Revision in question, including but not limited to the Performance Standards Modifications and the Performance Standards Pricing Impact. Any adjustment to the rates for purchase set forth in Article 5 (Rates for Purchase) in $/kWh (for amendments to the Energy Charge) and/or $/kW (for amendments to the Capacity Charge) pursuant to such

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Performance Standards Revision Document shall be limited to the Performance Standards Pricing Impact (other than with respect to the financial consequences of non-performance as to a Performance Standards Revision). The time periods set forth in such Performance Standards Revision Document as to the effective date for the Performance Standards Revision shall be measured from the date the PUC Performance Standards Revision Order becomes non-appealable as provided in Section 24.6 (PUC Performance Standards Revision Order).
24.5    Failure to Reach Agreement. If Company and Seller are unable to agree upon and execute a Performance Standards Revision Document within one hundred eighty (180) Days of Company's written notice to Seller pursuant to Section 24.4 (Performance Standards Revision Document), Company shall have the option of declaring the failure to reach agreement on and execute such Document to be a dispute and submit such dispute to an Independent Evaluator for the conduct of a determination pursuant to Section 24.10 (Dispute) of this Agreement. Any decision of the Independent Evaluator, rendered as a result of such dispute shall include a form of a Performance Standards Revision Document as described in Section 24.4 (Performance Standards Revision Document).
24.6    PUC Performance Standards Revision Order. No Performance Standards Revision Document where the rates for purchase set forth in Article 5 (Rates for Purchase) shall constitute an amendment to the Agreement unless and until a PUC Performance Standards Revision Order issued with respect to such Document has become non-appealable. Once the condition of the preceding sentence has been satisfied, such Performance Standards Revision Document shall constitute an amendment to this Agreement. To be “non-appealable” under this Section 24.6 (PUC Performance Standards Revision Order), such PUC Performance Standards Revision Order shall not be subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal has passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.
24.7    Company’s Rights. The rights granted to Company under Section 24.4 (Performance Standards Revision Document) and Section 24.5 (Failure to Reach Agreement) above are exclusive to Company. Seller shall not have a right to initiate negotiations of a Performance Standards Revision Document or to initiate dispute resolution under Section 24.10 (Dispute), as a result of a failure to agree upon and execute any Performance Standards Revision Document.
24.8    Seller’s Obligation. Notwithstanding any provision of this Article 24 (Process for Addressing Revisions to Performance Standards) to the contrary, Seller shall have no obligation to respond to more than one Performance Standards Information Request during any 12-month period.
24.9    Limited Purpose. This Article 24 (Process for Addressing Revisions to Performance Standards) is intended to specifically address necessary revisions to the Performance Standards to enhance integration of intermittent resources onto the Company System, or to comply with future Laws which may be driven in part by higher integration of intermittent resources, and is not intended for either Party to provide a means for renegotiating any other terms of this Agreement.

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 24 106

Revisions to the Performance Standards in accordance with the provisions of this Article 24 (Process for Addressing Revisions to Performance Standards) are not intended to materially increase Seller's risk of non-performance or default.
24.10    Dispute. If Company decides to declare a dispute as a result of the failure to reach agreement and execute a Performance Standards Revision Document pursuant to Section 24.5 (Failure to Reach Agreement), it shall provide written notice to that effect to Seller. Within twenty (20) Days of delivery of such notice Seller and Company shall agree upon an Independent Evaluator to resolve the dispute regarding a Performance Standards Revision Document. The Independent Evaluator shall be reasonably qualified and expert in renewable energy power generation, matters relating to the Performance Standards, financing, and power purchase agreements. If the Parties are unable to agree upon an Independent Evaluator within such twenty (20) Day period, Company shall apply to the PUC for the appointment of an Independent Evaluator. If an Independent Observer retained under the Competitive Bidding Framework is qualified and willing and available to serve as Independent Evaluator, the PUC shall appoint one of the persons or entities qualified to serve as an Independent Observer to be the Independent Evaluator; if not, the PUC shall appoint another qualified person or entity to serve as Independent Evaluator. In its application, Company shall ask the PUC to appoint an Independent Evaluator within thirty (30) Days of the application.
(A)    Independent Evaluator. Promptly upon appointment, the Independent Evaluator shall request the Parties to address the following matters within the next fifteen (15) Days:
(1)    The Performance Standard Revision(s);
(2)    The technical feasibility of complying with the Performance Standard Revision(s) and likelihood of compliance;
(3)    How Seller would comply with the Performance Standard Revision(s);
(4)    Reasonably expected net costs and/or lost revenues associated with the Performance Standards Revision(s);
(5)    The appropriate level, if any, of Performance Standards Pricing Impact in light of the foregoing; and
(6)    Contractual consequences for non-performance that are commercially reasonable under the circumstances.
(B)    Decision. Within ninety (90) Days of appointment, the Independent Evaluator shall render a decision unless the Independent Evaluator determines it needs to have additional time, not to exceed forty five (45) Days, to render a decision.
(C)    Assistance. The Parties shall assist the Independent Evaluator throughout the process of preparing its review, including making key personnel and records available to the Independent Evaluator, but neither Party shall be entitled to participate in any meetings with personnel of the other Party or review of the other Party's records. However, the Independent Evaluator will have the right to conduct meetings, hearings or oral arguments in which both Parties are represented. The Parties may meet with each other during the review process to explore means of resolving the matter on mutually acceptable terms.

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(D)    Standard to be Applied in Rendering Decision. The following standards shall be applied by the Independent Evaluator in rendering his or her decision: (i) if it is not technically or operationally feasible for Seller to comply with a Performance Standard Revision, the Independent Evaluator shall determine that the Agreement shall not be amended to incorporate such Performance Standard Revision (unless the Parties agree otherwise); (ii) if it is technically or operationally feasible for Seller to comply with a Performance Standard Revision, the Independent Evaluator shall incorporate such Performance Standard Revision into a Performance Standards Revision Document including (aa) Seller's Performance Standards Modifications, (bb) pricing terms that incorporate the Performance Standards Pricing Impact, and (cc) contract terms and conditions that are commercially reasonable under the circumstances, especially with respect to the consequences of non-performance by Seller as to Performance Standards Revision(s). In addition to the Performance Standards Revision Document, the Independent Evaluator shall render a decision which sets forth the positions of the Parties and Independent Evaluator's rationale for his or her decisions on disputed issues.
(E)    Fees and Costs. The fees and costs of the Independent Evaluator shall be paid by Company up to the first $30,000 of such fees and costs; above those amounts, the Party that is not the prevailing Party shall be responsible for any such fees and costs; provided, if neither Party is the prevailing Party, then the fees and costs of the Independent Evaluator above $30,000, shall be borne equally by the Parties. The Independent Evaluator in rendering his or her decision shall also state which Party prevailed over the other Party, or that neither Party prevailed over the other.
24.11    HERA Law.  The provisions of this Article 24 (Process for Addressing Revisions to Performance Standards) are without limitation to the obligations of the Parties under the HERA Law and the reliability standards and interconnection requirements developed and adopted by the PUC pursuant to the HERA Law.

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ARTICLE 25 - MISCELLANEOUS
25.1    Notices.
(A)    Method of Delivery. Any written notice provided under this Agreement shall be delivered personally, sent by electronic mail (E-mail) (provided receipt thereof is confirmed via email or in writing by the recipient) or sent by registered or certified first class mail, with postage prepaid, to the other Party as follows (or to such other addresses or E-mail addresses as a Party may designate by notice to the other Party):
Company:

By Mail:

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawaii 96740
Attention: Manager, Energy Contract Management

Delivered by Hand or Overnight Delivery:

Hawaiian Electric Company, Inc.
220 S. King Street, Suite 2100
Honolulu, Hawaii 96813
Attention: Manager, Energy Contract Management

By E-mail to:

Hawaiian Electric Company, Inc.
Attention: Manager, Energy Contract Management
Email: PPANotices@hawaiianelectric.com

With A Copy To:

By Mail:

Hawaiian Electric Company, Inc.
Legal Division
P.O. Box 2750
Honolulu, Hawaii 96840

By E-mail to:

Hawaiian Electric Company, Inc.
Legal Division
Email: Legalnotices@hawaiianelectric.com

EXECUTION VERSION Puna Geothermal Venture	ARTICLE 25 109

Seller:

By Mail, Delivered by Hand or Overnight Delivery:

Puna Geothermal Venture
6140 Plumas Street
Reno, Nevada 89519
Attention: Asset Manager

By E-mail to:

Puna Geothermal Venture
Attention: Asset Manager
Email: assetmanager@ormat.com

(B)    Date of Delivery. Notice sent by mail shall be deemed to have been given on the date of actual delivery or at the expiration of the fifth (5th) Day after the date of mailing, whichever is earlier. Any Party hereto may change its address for written notice by giving written notice of such change to the other Party.

(C)    E-mail Notice. Any notice delivered by electronic mail (“E-mail”) shall request a receipt thereof confirmed by E-mail or in writing by the recipient and followed by personal or mail delivery of such correspondence and any attachments as may be requested by the recipient, and the effective date of such notice shall be the date of receipt, provided such receipt has been confirmed by the recipient.

(D)    Additional Means. The Parties may agree in writing upon additional means of providing notices, consents and waivers under this Agreement in order to adapt to changing technology and commercial practices.

25.2    Entire Agreement. This Agreement, including all Attachments, (together with any confidentiality or non-disclosure agreements entered into by the Parties during the process of negotiating this Agreement and/or discussing the specifications of the Facility) constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements, understandings or undertakings, oral or written. Each of the Parties confirms that in entering into this Agreement, it has not relied on any statement, warranty or other representation (other than those set out in this Agreement) made or information supplied, by or on behalf of the other Party.

25.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, and permitted assigns.

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25.4    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either Party hereto as partner, agent or representative of the other Party or to create any fiduciary relationship between the Parties. Seller does not hereby dedicate any part of Facility to serve Company, Company's customers or the public.
25.5    Further Assurances. If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement.
25.6    Severability. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, and the Parties will take all commercially reasonable steps, including modification of the Agreement, to preserve the economic “benefit of the bargain” to both Parties notwithstanding any such aforesaid invalidity or unenforceability.
25.7    No Waiver. Except as otherwise provided in this Agreement, no delay or forbearance of Company or Seller in the exercise of any remedy or right will constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude further exercise of the same or any other remedy or right.
25.8    Modification or Amendment. No modification, amendment or waiver of all or any part of this Agreement shall be valid unless it is reduced to a paper writing and signed via manual signature by both Parties. Seller shall not modify or amend or consent to a modification or amendment to any of the Financing Documents or Project Documents without the prior written consent of Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, administrative changes mutually agreed by Company and Seller, such as changes to settings shown in Attachment E (Single-Line Diagram And Interface Block Diagram) and Attachment F (Relay List and Trip Scheme) and changes to numerical values in Section (3) Performance Standards of Attachment B (Facility Owned by Seller), shall not be considered amendments to this Agreement requiring PUC approval.
25.9    Governing Law, Jurisdiction and Venue. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction. By entering into this Agreement, Seller submits itself to the personal jurisdiction of the courts of the State of Hawaii and agrees that the proper venue for any civil action arising out of or relating to this Agreement shall be Honolulu, Hawaii.
25.10    Electronic Signatures and Counterparts. The Parties agree that this Agreement and any subsequent writings, including amendments, may be executed and delivered by exchange of executed copies via E-mail or other acceptable electronic means, and in electronic formats such as Adobe PDF or other formats mutually agreeable between the Parties which preserve the final

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terms of this Agreement or such writing. A Party's signature transmitted by facsimile, email or other acceptable electronic means shall be considered an "original" signature which is binding and effective for all purposes of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all Parties notwithstanding that all of the Parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.
25.11    Computation of Time. In computing any period of time prescribed or allowed under this Agreement, the Day of the act, event or default from which the designated period of time begins to run shall not be included. If the last Day of the period so computed is not a Business Day, then the period shall run until the end of the next Day which is a Business Day.
25.12    PUC Approval.
(A)    PUC Approval Order. The term “PUC Approval Order” means an order from the PUC that does not contain terms and conditions deemed to be unacceptable to Company, and is in a form deemed to be reasonable by Company, in its sole, but nonarbitrary, discretion, ordering that:
(1)    This Agreement is approved;
(2)    The purchased power costs (which costs include without limitation the Energy Charge payments and the Capacity Charge payments) to be incurred by Company as a result of this Agreement are reasonable;
(3)    Company’s purchased power arrangements under this Agreement, pursuant to which Company will purchase energy and Demonstrated Firm Capacity from Seller, are prudent and in the public interest;
(4)    Company may include the power purchase costs (and applicable revenue taxes) incurred by Company pursuant to this Agreement, including Capacity Charge and Energy Charge in Company’s revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of Company’s rates during the Term of this Agreement; and
(5)    The purchased power costs (and applicable revenue taxes) to be incurred by the Company pursuant to this Agreement may be included in the Company’s Energy Cost Recovery Clause and/or the Purchase Power Adjustment Clause, as applicable, to the extent such costs are not included in base rates for the Term.
(B)    Non-appealable PUC Approval Order. The term “Non-appealable PUC Approval Order” means a PUC Approval Order that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has

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passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.
(C)    Company's Written Statement. Not later than thirty (30) Days after the issuance of a PUC Approval Order, Company shall provide Seller with a copy of such PUC Approval Order together with, or separately, a written statement as to whether the conditions set forth in Section 25.12(A) (PUC Approval Order) have been satisfied and the order constitutes a PUC Approval Order. If Company's written statement declares that the conditions set forth in Section 25.12(A) (PUC Approval Order) have been satisfied, the date of the issuance of the PUC Approval Order shall be the "PUC Approval Order Date."
(D)    Non-Appealable PUC Approval Order Date. If Company provides the written statement referred to in Section 25.12 (C) (Company's Written Statement) to the effect that the conditions referred to in Section 25.12(A) (PUC Approval Order) have been satisfied, the term "Non-appealable PUC Approval Order Date" shall be defined as follows:
(1)    If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the Non‑appealable PUC Approval Order Date shall be the date one (1) Day after the expiration of the Appeal Period following the issuance of the PUC Approval Order;
(2)    If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the Non‑appealable PUC Approval Order Date shall be deemed to be the date one (1) Day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the PUC Approval Order; or
(3)    If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the Non‑appealable PUC Approval Order Date shall be the date upon which the PUC Approval Order becomes a non‑appealable order within the meaning of the definition of a Non-Appealable PUC Approval Order in Section 25.12(B) (Non-appealable PUC Approval Order).
(E)    Unfavorable PUC Order. The term "Unfavorable PUC Order" means an order from the PUC concerning this Agreement that: (i) dismisses Company's application; (ii) denies Company's application; or (iii) approves Company's application but contains terms and conditions deemed unacceptable by Company in its sole discretion and therefore does not meet the definition of a PUC Approval Order as set forth in Section 25.12(A) (PUC Approval Order).

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25.13    Change in Standard System or Organization.
(A)    Consistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be modified or replaced in the normal course of events, such modification or replacement shall from that point in time be used in this Agreement in place of the original standard, system or organization, but only to the extent such modification or replacement is generally consistent with the original spirit and intent of this Agreement.
(B)    Eliminated or Inconsistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be eliminated or cease to exist, or is modified or replaced and such modification or replacement is inconsistent with the original spirit and intent of this Agreement, then in such event the Parties will negotiate in good faith to amend this Agreement to a standard, system or organization that would be consistent with the original spirit and intent of this Agreement.
25.14    Headings. The Table of Contents and paragraph headings of the various sections and attachments have been inserted in this Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.
25.15    Definitions. Capitalized terms used in this Agreement not otherwise defined in the context in which they first appear are defined in the Article 1 (Definitions).
25.16    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
25.17    Proprietary Rights. Seller agrees that in fulfilling its responsibilities under this Agreement, it will not use any process, program, design, device or material that infringes on any United States patent, trademark, copyright or trade secret (“Proprietary Rights”). Seller agrees to indemnify, defend and hold harmless Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys' fees and costs, arising from or incidental to any suit or proceeding brought against Company for infringement of third party Proprietary Rights arising out of Seller's performance under this Agreement, including but not limited to patent infringement due to the use of technical features of the Facility to meet the requirements of Section 3.2(B) (Warranties and Guarantees of Performance), and Attachment Y (Operation and Maintenance of the Facility).
25.18    Limitations. Nothing in this Agreement shall limit Company's ability to exercise its rights as specified in Company's tariff as filed with the PUC, or as specified in General Order No. 7 of the PUC's Standards for Electric Utility Service in the State of Hawaii, as either may be amended from time to time.

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25.19    Settlement of Disputes. Except as otherwise expressly provided, any dispute or difference arising out of this Agreement or concerning the performance or the non-performance by either Party of its obligations under this Agreement shall be determined in accordance with the dispute resolution procedures set forth in Article 17 (Dispute Resolution) of this Agreement.
25.20    Environmental Credits and RPS. To the extent not prohibited by law, Company shall have the sole and exclusive right to use the electric energy purchased hereunder to meet the RPS and any Environmental Credit shall be the property of Company; provided, however, that such Environmental Credits shall be to the benefit of Company's ratepayers in that the value must be credited “above the line.” Seller shall use all commercially reasonable efforts to ensure such Environmental Credits are vested in Company, and shall execute all documents, including, but not limited to, documents transferring such Environmental Credits, without further compensation; provided, however, that Company agrees to pay for all reasonable costs associated with such efforts and/or documentation.
25.21    Attachments. Each attachment to this Agreement (the “Attachments”) constitutes an essential and necessary part of this Agreement.
25.22    Hawaii General Excise Tax. Seller shall, when making payments to Company under this Agreement, pay such additional amount as may be necessary to reimburse Company for the Hawaii general excise tax on gross income and all other similar taxes imposed on Company by any Governmental Authority with respect to payments in the nature of gross receipts tax, sales tax, privilege tax or the like (including receipt of any payment made under this Section 25.22 (Hawaii General Excise Tax)), but excluding federal or state net income taxes. By way of example and not limitation, as of the Execution Date, all payments subject to the 4.5% Hawaii general excise tax on O‘ahu would be set at a rate of 4.712% so that the underlying payment will be net of such tax liability.
25.23    Survival of Obligations. The rights and obligations that are intended to survive a termination of this Agreement are all of those rights and obligations that this Agreement expressly provides shall survive any such termination and those that arise from Seller’s or Company’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time prior to or as a result of the termination of this Agreement, including, without limitation:
(A)    The obligation to pay Milestone Delay Damages under Section 2.4(D)(1)(a) (Milestone Delay Damages);
(B)    The obligation to pay Daily Delay Damages under Section 2.4(D)(1)(b) (Daily Delay Damages);
(C)    The obligation to deliver the Facility under Section 3.2(J) (Seller’s Obligation to Deliver Facility);
(D)    Seller’s obligations under Section 8.2(B)(2) (Termination by Company);

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(E)    The obligation to pay Pre-COD Termination Damages under Section 9.3(A) (Pre-COD Termination Damages) and Section 9.3(B) (Post-COD Termination Damages);
(F)    The requirements of Article 11 (Audit Rights);
(G)    The indemnity obligations to the extent provided in Article 13 (Indemnification), Section 25.17 (Proprietary Rights) and in Attachment P (Sale of Facility by Seller);
(H)    The requirements of Article 17 (Dispute Resolution);
(I)    The limitation of damages under Article 14 (Consequential Damages);
(J)    The obligations under Section 1 (d) (Right of First Refusal), Section 2 (d) (Right of First Refusal) and applicable provisions of Section 3 (Procedure to Determine Fair Market Value of the Facility), Section 4 (Purchase and Sale Agreement), Section 5 (PUC Approval) and Section 6 (Company’s Option to Purchase Pursuant to Section 3.2(I)(5)(d)) of Attachment P (Sale of Facility by Seller);
(K)    The provisions of Article 25 (Miscellaneous);
(L)    Land restoration requirements under Section 7 (Land Restoration) of Attachment G (Company-Owned Interconnection Facilities); and
(M)    Seller’s obligations under Section 3 (Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility) of Attachment G (Company-Owned Interconnection Facilities) to pay interconnection costs and Section 4 (Ongoing Operation and Maintenance Charges) of Attachment G (Company-Owned Interconnection Facilities) to pay operation and maintenance costs incurred up to the date of termination of the Agreement.
25.24    Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.
25.25    Certain Rules of Construction. For purposes of this Agreement:
(A)    The phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate.
(B)    “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non‑exclusive, non‑characterizing illustrations.
(C)    “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

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(D)    When “Article,” “Section” or “Attachment” is capitalized in this Agreement, it refers to an article, section or attachment to this Agreement.
(E)    “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity.
(F)    Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, and language in parenthesis following section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
(G)    Whenever the context requires, the singular includes the plural and plural includes the singular, and the gender of any pronoun includes the other genders.
(H)    Each Attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.
(I)    Any reference to any statutory provision includes each successor provision and all applicable law as to that provision.
(J)    Acknowledging that the Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question or intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
25.26    Agreement is Not a Design or Construction Contract. This Agreement is not a design or construction contract. The Parties acknowledge and agree that Seller will finance and develop the Facility for Seller to own and operate. Seller is not a design professional or a contractor. Seller is not hereby undertaking to perform and is not holding itself out or offering to perform any work for which a professional or contractor's license may be required under the laws of the State of Hawaii. Notwithstanding anything to the contrary, all work related to the design, engineering, and construction of the Facility shall be performed by design professionals and contractors who hold the appropriate licenses issued by the State of Hawaii and intend to develop the Facility in full compliance with all applicable state laws. For the avoidance of doubt, in all instances where this Agreement refers to Seller performing the acts of constructing, building or installing, said language shall be interpreted to mean that such work will be performed by duly licensed contractors properly retained by Seller in accordance with laws of the State of Hawaii.

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IN WITNESS WHEREOF, Company and Seller have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Company:	HAWAI'I ELECTRIC LIGHT COMPANY, INC.

	By:	/s/ Alan M. Oshima
	Name:	Alan M. Oshima
	Its:	President & Chief Executive Officer

	By:	/s/ Sharon M. Suzuki
	Name:	Sharon M. Suzuki
	Its:	President, Maui County & Hawaii Island Utilities

Seller:	PUNA GEOTHERMAL VENTURE

	By:	ORNI 8 LLC
Its General Partner

		By		Ormat Nevada, Inc.
Its Sole Member

			By	/s/ Connie Stechman
Connie Stechman
Its Assistant Secretary

	By:	OrPuna, LLC
Its General Partner

		By		Ormat Nevada, Inc.
Its Sole Member

			By	/s/ Connie Stechman
Connie Stechman
Its Assistant Secretary

EXECUTION VERSION
Puna Geothermal Venture

ATTACHMENT A
FACILITY DESCRIPTION

(See Section 2.1(B) (Facility Specifications))

1.    Name of Facility: Puna Geothermal Venture
(a)    Location: Pu‘u Honuaula, Kapoho, County of Hawaii, State of Hawaii
(TMK No. 1-4-1-002 and 1-4-1-019)
(b)    Site Plan and General Facility Arrangement Layout (attached hereto as Exhibit A-1 (Site Plan and General Facility Arrangement Layout)).
(c)    Contact information for System emergencies:
(1)    Telephone number: (808) 938-0907
(2)    Facsimile number: (808) 965-7254
(3)    Email address: punacsc@ormat.com

2.    Owner (If different from Seller):     Puna Geothermal Venture (same as Seller)

If Seller is not the owner, Seller shall provide Company with a certified copy of a certificate warranting that the owner is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs which shall be attached hereto as Exhibit A-2 (Good Standing Certificates).

3.    Operator: Puna Geothermal Venture

4.    Name of person to whom payments are to be made:
Puna Geothermal Venture

(a)    Mailing address:
Physical:        14-3860 Kapoho-Pahoa Road
                    Pahoa, HI 96778

Postal:            P.O. Box 30
Pahoa, HI 96778

(b)    Hawaii Gross Excise Tax License number: 042-062-0288-01

A-1

5.    Equipment:

(a)    Type of facility and conversion equipment:
Two major power plants, with four generating units (OEC’s):

•	Two steam units – tagged OEC 41, 42, utilizing 530 kph of steam, and producing together 39MWgross power/35MW net OEC.

•	Two brine units – tagged OEC 31, 32, configured as ITLU (Integrated Two Level Units), and producing together 13MW gross power/11.5MW net OEC.
(b)    Design and capacity

Total Facility Capacity: 52,000 kW
Contract Firm Capacity: 46,000kW
Total Number of Generators: Four (4) brushless synchronous generators
Two (2) @ 19,500 kW
Two (2) @ 6,500 kW
Description of Equipment:

Individual unit: [if more than one generator, list information for each generator]

Two units -
kVAR             kVAR
kW        Consumed        Produced
Full load 19,500        8,480            11,780
Startup        1,000         300            0

Generator:
Type    Brushless synchronous generator
Rated Power    21,700 kW
Voltage    13,800 V, 3 phase
Frequency    60 HZ
Class of Protection    TEWAC
Number of Poles    4
Rated Speed    1800 rpm
Rated Current    1,134.8 A
Uncorrected Power Factor    0.8 lead, 0.9 lag
Corrected Power Factor    TBD
Corrected Current    TBD A

(c)    Single or 3 phase: 3 phase

(d)    Name of manufacturer: TBD

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Two units -
kVAR             kVAR
kW        Consumed        Produced
Full load 6,500        2,825            3,900
Startup        500         100            0

Generator:
Type    Brushless synchronous generator
Rated Power    8,000 kW
Voltage    13,800 V, 3 phase
Frequency    60 HZ
Class of Protection    WPII
Number of Poles    4
Rated Speed    1800 rpm
Rated Current    418.3 A
Uncorrected Power Factor    0.8 lead, 0.9 lag
Corrected Power Factor    TBD
Corrected Current    TBD A

(c)    Single or 3 phase: 3 phase

(d)    Name of manufacturer: Kato

(e)    The "Allowed Capacity" of this Agreement shall be the lower of (i) Contract Firm Capacity or (ii) Demonstrated Firm Capacity of the Facility as of the Commercial Operation Date.

(f)    Seller may propose revisions to this Section 5 (Equipment) of Attachment A (Facility Description) ("Section 5") for Company's approval prior to commencement of construction, provided, however, that (i) no such revision to this Section 5 shall change the type of Facility or conversion equipment deployed at the Facility from a geothermal energy conversion facility; (ii) Seller shall be in compliance with all other terms and conditions of this Agreement; and (iii) such revision(s) shall not change the characteristics of the Facility equipment or the specifications used in the IRS. Any revision to this Section 5 complying with items (i) through (iii) above shall be subject to Company's prior approval, which approval shall not be unreasonably withheld. If Seller's proposed revision(s) to this Section 5 otherwise satisfies items (i) and (ii) above but not item (iii) such that Company, in its reasonable discretion, determines that a re-study or revision to all or any part of the IRS is required to accommodate Seller's proposed revision(s), Company may, in its sole and absolute discretion, reject any such revision(s) to this Section 5 which jeopardizes Seller’s ability to meet the Commercial Operation Date Deadline, or conditionally approve such revision(s) subject to a satisfactory re-study or revision to the IRS and Seller's payment and continued obligation to be liable and responsible for

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all costs and expenses of re-studying or revising such portions of the IRS and for modifying and paying for all costs and expenses of modification to the Facility and the Company-Owned Interconnection Facilities based on the results of the re-studies or revisions to the IRS.

Seller understands and acknowledges that Company's review and approval of Seller's proposed revisions to this Section 5 and any necessary re-studies or revisions to the IRS shall be subject to Company's then-existing time and personnel constraints. Company agrees to use commercially reasonable efforts, under such time and personnel constraints, to complete any necessary reviews, approvals and/or re-studies or revisions to the IRS.

Any delay in completing, or failure by Seller to meet, any subsequent Seller milestones under Section 3.2(A)(2) (Milestone Dates) and Section 3.2(A)(3) (Commercial Operation Date Deadline) as a result of any revision pursuant to this Section 5 by Seller (whether requiring a re-study or revision to the IRS or not) shall be borne entirely by Seller and Company shall not be responsible or liable for any delay or failure to meet any such milestones by Seller.

6.    Insurance carrier(s): Allianz, Liberty, QBE, SCOR, Starr Tech, Hannover, Sompo and Munich Re.

7.    If Seller is not the operator, Seller shall provide a copy of the agreement between Seller and the operator which requires the operator to operate the Facility and which establishes the scope of operations by the operator and the respective rights of Seller and the operator with respect to the sale of electric energy from Facility no later than the Commercial Operation Date. In addition, Seller shall provide a certified copy of a certificate warranting that the operator is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs no later than the Commercial Operation Date.

8.    Seller shall provide a certified copy of a certificate warranting that Seller is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs which shall be attached hereto as Exhibit A-2 (Good Standing Certificates).

9.    Seller, owner and operator shall provide Company a certificate and/or description of their ownership structures which shall be attached hereto as Exhibit A-3 (Ownership Structure of Seller, Owner and/or Operator).

10.    In the event of a change in ownership or identity of Seller, owner or operator, such entity shall provide within thirty (30) Days thereof, a certified copy of a new certificate and a revised ownership structure.

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ATTACHMENT A
FACILITY DESCRIPTION

EXHIBIT A-1
SITE PLAN AND GENERAL FACILITY ARRANGEMENT LAYOUT
Arrangement Layout
OEC 41 (OEC 42 is identical)

New Plant Configuration

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ATTACHMENT A
FACILITY DESCRIPTION

EXHIBIT A-2

A-6

GOOD STANDING CERTIFICATES

Department of Commerce and Consumer Affairs

CERTIFICATE OF GOOD STANDING

I, the undersigned Director of Commerce and Consumer Affairs of the State of Hawaii, do hereby certify that according to the records of this Department,

PUNA GEOTHERMAL VENTURE

is a general partnership that was organized on 07/27/1981 ; and was registered in this Department on 03/23/1982, in accordance with the requirements of Chapter 425, Hawaii Revised Statutes; and that the said partnership is in good standing.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Department of Commerce and Consumer Affairs, at Honolulu, Hawaii.

Dated: November 19, 2019

Director of Commerce and Consumer Affairs

To check the authenticity of this certificate, please visit: http://hbe.ehawaii.gov/documents/authenticate.html
Authentication Code: 345733-COGS_PDF-8051G5

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ATTACHMENT A
FACILITY DESCRIPTION

EXHIBIT A-3
OWNERSHIP STRUCTURE OF SELLER, OWNER AND/OR OPERATOR

PUNA GEOTHERMAL VENTURE ORGANIZATIONAL CHART

Ormat Technologies, Inc. [NYSE]
100%
Ormat Nevada Inc.
100%
100%
ORNI 8 LLC
OrPuna LLC
50%
50%
Puna Geothermal Venture
owns and operates
PGV Geothermal Facility

A-8

ATTACHMENT B
FACILITY OWNED BY SELLER

1.	The Facility.

a.
Single-Line Diagram, Relay List, Relay Settings and Trip Scheme. A preliminary single-line diagram, Interface Block Diagram, relay list, relay settings, and trip scheme of the Facility shall, after Seller has obtained prior written consent from Company, be attached to this Agreement on the Execution Date as Attachment E (Single-Line Diagram and Interface Block Diagram) and Attachment F (Relay List and Trip Scheme). The protection schemes and trip settings shall conform with the requirements of Section 3.2(A)(6) (Facility Protection and Control Equipment) and Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility). A final single-line diagram, Interface Block Diagram, relay list, relay settings, and trip scheme of the Facility shall, after having obtained prior written consent from Company, be attached as labeled "Final" Attachment E (Single-Line Diagram and Interface Block Diagram) and “Final” Attachment F (Relay List and Trip Scheme) to this Agreement and made a part hereof on the Commercial Operation Date. After the Commercial Operation Date, no changes shall be made to the "Final" Attachment E (Single-Line Diagram and Interface Block Diagram) and “Final” Attachment F (Relay List and Trip Scheme) without the prior written consent of Seller and Company. The single-line diagrams shall expressly identify the Point of Interconnection of Facility to the Company System. Seller agrees that no material changes or additions to Facility as reflected in the final single-line diagram, Interface Block Diagram, relay list, relay settings, and trip scheme shall be made without Seller first having obtained prior written consent from Company. If any changes in or additions to the Facility, records and operating procedures are required by Company, Company shall specify such changes or additions to Seller in writing, and, except in the case of an emergency, Seller shall have the opportunity to review and comment upon any such changes or additions in advance.

b.	Certain Specifications for the Facility.

i.
Seller shall furnish, install, operate and maintain the Facility including breakers, relays, switches, synchronizing equipment, monitoring equipment and control and protective devices approved by Company as suitable for parallel operation of the Facility with the Company System. The Facility shall be accessible at all times to authorized Company personnel.

ii.	The Facility shall include:

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•    Generation turbines, generators, fly-wheels (if required), vaporizers, pre-heaters, Air-coolers, Feed-pumps, Electrical power shelters or Electrical room, and Motive fluid tank.
•    13.8 kV circuit breakers
•    Step up transformers
•    Lightning arresters
•    69 kV circuit breakers
•    69 kV metering devices(Primary & Backup) connected to one metering set of instrument transformers per transformer, to monitor each of three (3) step-up transformers
•    Dial-up telephone line for remote metering

•    Demarcation cabinet
•    Underground cable and ductline from the Seller switching station to the Seller’s Facility
•    Interconnection relays and relay settings
•    Generation relays and generation relay settings
•    13.8 kV bus as shown in Attachment E
•    13.8 kV breaker status and generator breaker status signals to the Company supervisory control system

A description of the Seller’s Facility follows:

(1)
Generation resources consist of four (4) OECs (Ormat Energy Converter) units which are designed to utilize the energy of geothermal steam or brine. Each OEC unit includes a synchronous generator that is driven by an organic turbine, air-cooled condenser, cycle pump and control system. The gathering system conveys steam and brine from the existing separator to the Facility. The steam and brine pass through the Facility OEC units and flow through the gathering system to the re-injection system which collects a mixture of the cooled brine and condensate that passed through the Facility and re-injects it into re-injection wells by the Facility’s re-injection pumps.

(2)	15 kV circuit breaker capable of five (5) cycle clearing and equipped with multi ratio current transformers (MRCTs) as shown in Attachment E with 2000:5 ratio and C200 accuracy class.

(3)
Three (3) Step up transformers, 16/22/31.25 MVA OA/OA/FA rating, Wye-grounded high voltage to Delta low voltage connected windings, with adequate high voltage taps to allow generator to export power at a power factor range indicated in Section 3(c) (Reactive Power Characteristics) of this Attachment B (Facility Owned by Seller)A. Transformer has phase and neutral multi-ratio current transformers for relay protection as indicated in

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Section 3(c) (Reactive Power Characteristics) of this Attachment B (Facility Owned by Seller) ;

(4)	54 kV lightning arresters(3)mounted on the high voltage side of the step-up transformer.

(5)	Three (3) 69 kV circuit breaker with group operated visible disconnect switches (one per transformer).

(6)
Three (3) sets of 69 kV primary and backup metering devices (two meter sockets) to monitor each of the three (3) step-up transformers with one set of three element monitoring consisting of three (3) 69KV potential transformers (PTs) and three (3) 69 kV current transformers (CTs). All instrument transformers with metering class accuracy. Included but not limited to are potential fuse safety switches, current test-switches, and Form 9S meter sockets to enable sharing the instrument transformers for the primary and backup meters. Undervoltage relay to monitor and provide alarm back to the Company’s supervisory system for loss of metering potential. The meters will be provided by the Company.

(7)
Dial-up telephone line installed close to 69 kV metering cabinet to allow remote metering reading by the Company. The Seller will be responsible for the installation and maintenance cost of the telephone line. This telephone line may be shared with other existing telephone lines.

(8)
Fiberglass or stainless steel demarcation cabinet equipped with heater strips and terminal blocks terminate the Seller and Company interface signals. This demarcation cabinet is to be located along the fence line between the Seller and the Company switching station fence. This will allow faster installation and improve trouble shooting. Some of the interfaces provided by the Company to the Seller include the 69kV breaker current transformer outputs to be used for the Seller’s step up transformer differential relay protection, 120/240 volt station power (metered and paid by the Seller), trip contacts for the two 69 kV breakers located in Company’s switching station when the Seller’s relays detect a fault, etc. Some of the interfaces provided by the Seller to Company include trip contacts the for the Seller’s 13.8 kV breaker located in the Seller’s switching station, and inputs to the Company’s Remote Terminal Unit (“RTU”) including, at a minimum the following: net generating facility MW and MVAr (measured at the point of interconnection), generator gross MW and Mvar for Existing and New Facilities, upper MW limit for remote dispatch control (equal to Available Capacity), low MW limit for Remote dispatch Control, ramp rate under remote dispatch control, enable/disable status for remote dispatch control, meter loss of potential alarm, the Seller’s 13.8 kV breaker open/close status, and other control functions that need to be interfaced with the RTU, etc.

(9)
25 kV class cable with normal insulation or 15 kV class cable with 133% insulation required for reliable generator operation on the delta configured side of the step-up transformer. Additional insulation required to withstand

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the rise in potential on the un-faulted phases during a single-line to ground fault. Install associated ductline and handhold from the Seller’s switching station to the Seller’s plant switchgear.

(10)
Protective relays at the Seller’s switching station. All relay settings to be stamped by the Seller’s State of Hawaii licensed electrical engineer. Relay setting to be implemented by the Seller’s licensed electrical contractor and verified by the Company. The relays are:

a.
Transformer differential relay to detect electrical faults within the step up transformer (device 87T) and step up transformer neutral ground overcurrent relay (device 50N/51N). These devices will trip the 69 kV breakers in the Seller’s switching station and the 13.8 kV breaker in the Seller’s switching station.

b.
Step up transformer neutral ground overcurrent relay (device 50N/51N)and transformer sudden pressure relay (device 63) to detect faults within the step up transformer and trip the 69 kV breakers in the Seller’s switching station and the 13.8 kV breaker in the Seller’s switching station.

c.	Phase overcurrent relays (3) on the low voltage side of the step-up transformer (device 50/51) to trip the 13.8 kV circuit breaker for faults below the low voltage bushing.

iii.	The Facility will comply with the following:
(A)    Company will install as part of Company-Owned Interconnection Facilities to be constructed by Company and reimbursed by Seller, a manually operated, lockable, disconnect switch located on the bus to the Facility switching station. Company will install a 69kV bus into Seller-provided metering structure. Seller will install a 69kV disconnect switch and all other items for its switching station (relaying, control power transformers, high voltage circuit breaker). Bus connection will be made to a manually and automatically (via protective relays) operated high-voltage circuit breaker. The high-voltage circuit breaker will be fitted with bushing style current transformers for metering and relaying. Downstream of the high-voltage circuit breaker, a structure will be provided for metering transformers. From the high-voltage circuit breaker, another bus connection will be made to another pole mounted disconnect switch, with surge protection.

(B)    Seller will provide within the Seller Owned Interconnection Facilities a separate, fenced area with separate access for Company. Seller will provide all conduits and accessories necessary for Company to install the Revenue Metering Package. Seller will also provide within such area, space for Company to install its communications, supervisory control and data acquisition ("SCADA") remote terminal unit ("RTU") or equivalent and certain relaying if necessary for the interconnection. Seller will also provide AC and DC source lines as specified later by Company. Seller will provide a telephone line for Company-owned

B-4

meters. Seller will work with Company to determine an acceptable location and size of the fenced-in area. Seller shall provide an acceptable demarcation cabinet on its side of the fence where Seller and Company wiring will connect/interface.

(C)    Seller shall ensure that the Seller-Owned Interconnection Facilities has a lockable cabinet for switching station relaying equipment. Seller shall select and install relaying equipment acceptable to Company. At a minimum the relaying equipment will provide over and under frequency (81), negative phase sequence (46), under voltage (27), over voltage (59), ground over voltage (59G), over current functions (50/51) and direct transfer trip (if required). Seller shall install protective relays that operate a lockout relay, which in turn will trip the main circuit breaker and not allow it to be reclosed without reset.
(D)    [RESERVED].

(E)    Seller’s equipment also shall provide, at a minimum, communications, telemetering and generator remote control equipment as required in Section 3 (Communications, Telemetering and Generator Remote Control Equipment) of Attachment Y (Operation and Maintenance of the Facility), including:

(i)    Interface with Company's RTU, or designated communications and control interface, to provide telemetry of electrical quantities such as total Facility net MW, MVar, power factor, voltages, currents, and other quantities as identified by the Company;

(ii)    Interface with Company's RTU, or designated communications and control interface, to provide status for circuit breakers, reactive devices, switches, and other equipment as identified by the Company;

(iii)    Interface with Company's RTU, or designated communications and control interface, to provide control to incrementally raise and lower the voltage and/or power factor setpoints at the point of regulation operating in automatic voltage regulation control.

(iv)    Interface with Company's RTU, or designated communications and control interface, to provide active power control to incrementally raise and lower net real power export from the Facility. The details of this will be determined during the Active Power Control Interface design.

(v)    Interface with Company's Telemetry and Control, or designated communications and control interface, for the Company to specify control system modes of operation and parameters, for remotely configurable parameters and operating states required under this Agreement;

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(vii)    Provision for Loss of Telemetry and Control: If Company's Telemetry and Control, or designated communications and control interface, is unavailable, due to loss of communication link, Telemetry and Control failure, or other event resulting in loss of the remote control by Company, provision must be made for Seller to be able to institute via local controls, within 5 minutes (or such other period as Company accepts in writing) of the verbal directive by the Company System Operator, such change in voltage regulation target and real power export or import as directed by the Company System Operator

(F)    If Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, Seller will be required to obtain Company's prior written approval. If an analysis to revise parts of the IRS is required, Seller will be responsible for the cost of revising those parts of the IRS, and modifying and paying for the cost of the modifications to the Facility and/or the Company-Owned Interconnection Facilities based on the revisions to the IRS.

(G)    Critical Infrastructure Protection.

(i)    Documentation. Seller shall submit documentation describing the approach, methodology and design to provide physical and cyber security with its submittal of the design drawings pursuant to Section 1(a) (Single-Line Diagram, Relay List, Relay Settings and Trip Scheme) of this Attachment B (Facility Owned by Seller) which shall be at least sixty (60) Days prior to the first of the Acceptance Tests.

(a)    The design shall meet industry standards and best practices, as indicated by NERC CIP guidelines and requirements for critical generation facilities or as otherwise mutually agreed to by the Parties (excluding, however, any inapplicable NERC CIP reporting requirements). The system shall be designed with the criteria to meet applicable industry standards and guidelines (at the time of this writing, NERC CIP, or any future standard adopted by the industry in its place), compliance requirements and identify areas that are not consistent with NERC CIP guidelines and requirements. The cyber-security documentation shall include a block diagram of the control system with all external connections clearly described.

(b)    Seller shall provide such additional information as Company may reasonably request as part of a security assessment.

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(c)    Company shall be notified in advance when there is any condition that would compromise physical or cyber security, or if any breaches in security, or security incidents are detected.

(ii)    Malware. Seller shall (consistent with the following sentence) ensure that no malware or similar items are coded or introduced into any aspect of the Facility, Interconnection Facilities, the Company Systems interfacing with the Facility and Interconnection Facilities, and any of Seller's critical control systems or processes used by Seller to provide energy, including the information, data and other materials delivered by or on behalf of Seller to Company, (collectively, the "Environment"). Seller will continue to review, analyze and implement improvements to and upgrades of its Malware prevention and correction programs and processes that are commercially reasonable and consistent with the then current technology industry's standards and, in any case, not less robust than the programs and processes implemented by Seller with respect to its own information systems. If Malware is found to have been introduced into the Environment, Seller will promptly notify Company and Seller shall take immediate action to eliminate and remediate the effects of the Malware, at Seller's expense. Seller shall not modify or otherwise take corrective action with respect to the Company Systems except at Company's request. Seller will promptly report to Company the nature and status of all Malware elimination and remediation efforts.

(iii)     Security Breach. In the event that Seller discovers or is notified of a breach, potential breach of security, or security incident at Seller's Facility or of Seller's systems, Seller shall immediately (a) notify Company of such potential, suspected or actual security breach, whether or not such breach has compromised any of Company's confidential information, (b) investigate and promptly remediate the effects of the breach, whether or not the breach was caused by Seller, (c) cooperate with Company with respect to any such breach or unauthorized access or use; (d) comply with all applicable privacy and data protection laws governing Company's or any other individual's or entity's data; and (e) to the extent such breach was caused by Seller, provide Company with reasonable assurances satisfactory to Company that such breach, potential breach or security incident shall not recur. Seller shall provide documentation to Company evidencing the length and impact of the breach. Any remediation of any such breach will be at Seller's sole expense.

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(iv)    Monitoring and Audit. Seller's shall provide information on available audit logs and reports relating to cyber and physical and security. Company may audit Seller's records to ensure Seller's compliance with the terms of this Section 1.b.iii.(G) (Critical Infrastructure Protection) of this Attachment B (Facility Owned by Seller), provided that Company has provided reasonable notice to Seller and any such records of Seller's will be treated by Company as confidential.

(H)	The Facility shall be equipped with a voice communication system capable of contact with the Company during a Company System outage.

(I)	Facility design and implementation shall be such as to avoid any single points of failure resulting in total loss of Facility power output.

(J)
Seller shall reserve space within the Site for possible future installation of Company-owned meteorological and/or air monitoring equipment (such as SODAR, irradiance monitors, SO2 or H2S monitors) and AC and DC source lines for such equipment. In the event Company decides to install such meteorological equipment: (i) Seller shall work with Company to determine an acceptable location for such equipment and any associated wiring, interface or other components; and (ii) Company shall pay for the needed equipment, and installation of such equipment, unless otherwise agreed to by the Parties. Company and Seller shall use commercially reasonable efforts to facilitate installation and minimize interference with the operation of the Facility.

(K)	The Facility shall, at a minimum, satisfy the wind load and seismic load requirements of the International Building Code and any more stringent requirements imposed under applicable Laws.

c.
Design Drawings, List of Equipment, Relay Settings and Fuse Selection. Seller shall provide to Company for its review the design drawings, a list of equipment to be installed at the Facility (including, but not necessarily limited to, items such as relays, breakers, and switches), relay settings and fuse selection for the Facility and Company shall have the right, but not the obligation, to specify the type of electrical equipment, the interconnection wiring, the type of protective relaying equipment, including, but not limited to, the control circuits connected to it and the disconnecting devices, and the settings that affect the reliability and safety of operation of Company's and Seller's interconnected system. Seller shall provide the relay settings, fuse selection, and AC/DC Schematic Trip Scheme (part of design

B-8

drawings) for the Facility to Company at least sixty (60) Days prior to the Interconnection Acceptance Test. Company, at its option, may, with reasonable frequency, witness Seller's operation of control, synchronizing, and protection schemes and shall have the right to periodically re-specify the settings. Seller shall utilize relay settings prescribed by Company, which may be changed over time as the Company System requirements change.

d.
Disconnect Device. Seller shall provide a manually operated disconnect device which provides a visible break to separate Facility from the Company System. Such disconnect device shall be lockable in the OPEN position and be readily accessible to Company personnel at all times.

e.
Other Equipment. Seller shall furnish, install and maintain in accordance with Company's requirements all conductors, service switches, fuses, meter sockets, and instrument transformer housing and mountings, switchboard meter test buses, meter panels and similar devices required for service connections and meter installations at the Site.

f.	Maintenance Plan. Seller shall maintain Seller Owned Interconnection Facilities in accordance with Good Engineering and Operating Practices

Seller shall furnish to Company a copy of records documenting such maintenance, within thirty (30) Days of completion of such maintenance work.

g.	Active Power Control Interface

i.
Seller shall provide and maintain in good working order all equipment, computers and software associated with the control system (the "Active Power Control Interface") necessary to interface the Facility active power controls with the Company System Operations Control Center for real power control of the Facility by the Company System Operator.

The detailed design will be tailored to the specific resource type and configuration to achieve the functional requirements of the Facility.

The Active Power Control Interface will be used to control the net real power export from the Facility for load following, system balancing, and/or supplemental frequency control as required under this Attachment B (Facility Owned by Seller).

The Facility real power output will automatically adjust to a change in frequency in accordance with the frequency response requirements provided in this Attachment B (Facility Owned by Seller).

ii.	Company shall review and provide prior written approval of the design for the Active Power Control Interface to ensure compatibility with Company's

B-9

centralized control systems and use of Facility available energy and storage capabilities. To ensure such continued compatibility, Seller shall not materially change the approved design without Company's prior review and written approval. This will include design description and parameters for the Seller's control system(s), which determine provision of net real power in response to the Active Power Control signal or signals.

iii.
The Active Power Control Interface shall include, but not be limited to, a demarcation cabinet, ancillary equipment and software necessary for Seller to connect to Company's Telemetry and Control, located in Company's portion of the Facility switching station which shall provide the control signals to the Facility and send feedback status to the Company System Operations Control Center. The control type shall be analog output (set point) or raise/lower controls and will be established by the Company prior to final design approval.

iv.
The Active Power Control Interface shall also include provision for feedback points from the Facility indicating when active power target in MW for the Active Power Control signal(s). The Facility shall provide the MW target feedback to the Company SCADA system immediately upon receiving the respective control signal from the Company.

v.
Seller shall provide to the telemetry interface analogs for the gross production of the energy resource(s) at the Facility. Seller shall also provide the total net AC MW production at the Point(s) of Interconnection.

vi.
The Active Power Control Interface shall provide for remote control of the real-power output of the Facility by the Company at all times. If the Active Power Control Interface is unavailable or disabled, the Facility may not export electric energy to Company and the Facility shall be penalized according to the EAF and EFOR calculations in Attachment C, unless the Company, in its sole discretion, agrees on an alternate means of dispatch. If Seller fails to provide such remote control capability (whether temporarily or throughout the Term), then, notwithstanding any other provision of this Attachment B (Facility Owned by Seller), Company shall have the right to derate or disconnect the entire Facility during those periods that such control capability is not provided.

vii.
The rate at which the Facility changes net real power in response to the active power control shall not be less than the greater of 2 MW per minute or 10% of the Facility capacity per minute, and shall make available through agreed parameters, such faster ramp as the installed equipment can support. The Facility's Active Power Control Interface will be used by Company to control the rate at which electric energy is changed to achieve the active power target for load-following and regulation. The Facility will respond to the active power control request immediately with an echo of the set point and measurable change within the control cycle (presently 4 seconds) .

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viii.	The Facility shall accept the following controls related to active power and frequency response to or from the Company centralized control system:

(1)
Real Power Setpoint from Company (based on the input to the Facility, from the Active Power Control Interface): The Facility output shall match this setting. This net output should be accurate within +/- 0.05 MW under normal non-disturbance frequency conditions. This setpoint will be modified as appropriate in the controls by the appropriate frequency response consistent with Section 1(g)(xi) (Active Power – Frequency Response (DROOP)), Section 1(g)(xii) (Dynamic Active Power – Frequency Performance).

(2)	From Company: Frequency Response Mode (DROOP, isochronous) state (where alternate modes of operation are required).

(3)	From Seller:

a.
Available Maximum Capacity: instantaneous limit for available energy, represents max level the Facility can produce under present conditions, resource and equipment availability. This is used as upper limit for Company Dispatch.

b.	Maximum Dispatchable Ramp Rate: Controlled ramp rate available for controlled changes in output.

c.	Minimum sustained limit: Minimum output level the facility can be reduced to continuously without delay (used as lower limit for Company Dispatch).

d.	If project has capability for isochronous control:

i.	Frequency Response Mode (DROOP, isochronous)
Active Power Communications between Company and Seller
Company will receive and send Set-Point and related data through the communications interface in accordance with Company standards. The data points covered under this Agreement, as described below, may overlap with data requirements described elsewhere.
Data Points to be sent from Seller to Company via SCADA
The following data points will be transmitted via SCADA from Seller to Company and represent Facility level data [Note: May be modified based on Facility requirements]:

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Description	Units

Set-Point (echo)	MW
Net Real Power Output	MW
Gross Real Power Output	MW
Available Maximum Capacity	MW
Minimum Sustained Limit (ECOMN)	MW
Minimum Transient Limit (LFCMN)	MW
Maximum Dispatchable Ramp Rate	MW/min
Active Power Control Interface Status	Remote/Local
Gross Reactive Power Output	MVAR
Voltage	kV
Minimum Sustained Limit (ECOMN)	MVars
[For facilities with alternate modes of frequency response] Indication of Frequency Response Mode	Droop/ ISOCH

Response times and limitations of Facility in regards to Active Power Control
The following protocols outline the expectations for responding to the Set-Point.
Frequency of Changes. Company may send a new Set-Point to the Facility at up to the Company control system, control cycle (presently 4 seconds).
Range of Set-Point. The range of set point values can be between Minimum Sustained Limit and 100% of Available Maximum Capacity.
Backup Communications
In the event of SCADA failure, Company and Seller shall communicate via telephone, or other method mutually agreeable between the Parties, in order to correct the failure.

ix.
Seller shall not override Company's active power controls without first obtaining specific approval to do so from the Company System Operator unless there is a system emergency. Disabling of the remote Active Power Control shall initiate telemetry notification to the Company.

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x.	The requirements of the Active Power Control Interface may be modified as mutually agreed upon in writing by the Parties.

xi.	Active Power - Frequency Response (DROOP).
Droop Characteristic

The active power-frequency control system shall have an adjustable proportional droop characteristic with a default value of 4% percent between the facility Minimum Load Capability and Demonstrated Firm Capacity. The droop setting shall permit adjustment of from 2% to 10%. This setting shall be changed upon Company's written request as necessary for grid droop response coordination. The droop response shall be tunable and may be adjusted during commissioning. The droop shall be a permanent value based on Pmax (maximum nominal active power output of the plant)for a proportional droop constant across the full range of operation. Each generating unit speed-droop characteristic shall be properly set and tuned to achieve the desired Facility response in Net Electrical Energy Output as measured at the POI. There shall be no intentional deadband in the response. If any deadband is present it shall not exceed ±0.0166 Hz. The droop response shall provide 80-100% of expected (proportional) active power output at the end of a linear ramp change in frequency of 1% (0.6 Hz) over a 5 second period starting at the initial frequency deviation. 80% of the desired response has to be delivered within 10 seconds after disturbance, and full response must be deployed within an additional 20 seconds after an initial 10 seconds for a total response within 30 seconds after the disturbance. This response must be timely and sustained rather than injected for a short period and then withdrawn.

When operating in parallel with the Company System, the Facility shall operate with its speed governor control in automatic operation. Notification of changes in the status of the speed/load governing controls must be provided to the Company System Operator immediately preferably through SCADA. Seller shall provide minimum operational limits for each online resource and the Facility for primary frequency response.
The droop response must include the capability to respond in both the upward (underfrequency) and downward (overfrequency) directions as limited by equipment capability. Frequency droop will be based on the difference between maximum nameplate active power output (Pmax) (Maximum Available Capacity) and zero output (Pmin) such that the 4% percent droop line is always constant for a resource (see figure below):

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Active Power - Frequency Control Characteristic

Nominal System Frequency is 60.00 Hz.
The closed-loop dynamic response of the active power-frequency control system of the overall Facility, as measured at the POI must have the capability to meet or exceed the performance specified in below. Seller shall ensure that the models and parameters for the resources and control equipment are consistent with those provided during the IRS process and that any updates have been provided to the Company reflecting currently implemented settings and configuration.

xii.	Dynamic Active Power-Frequency Performance.
For a step change in frequency at the point of measure [NOTE - MAY BE ADJUSTED AS THE RESULT OF IRS]:
The Facility frequency response control shall adjust, without intentional delay and without regard to the ramp rate limits in Section 3(c) (Ramp Rates) of this Attachment B (Facility Owned by Seller), the Facility's net real power export based on frequency deadband and frequency droop settings specified by the Company.

B-14

The Facility frequency response control shall increase the net real power export above the Real Power Setpoint set under Section 1(g)(viii) of this Attachment B (Facility Owned by Seller) or further decrease the net real power export from the Power Reference Limit in its operations in accordance with the frequency response settings.

The Facility frequency response control shall be in continuous operation unless directed otherwise by the Company.

xiii.
Isochronous / Black Start: The Facility will be capable of operating in a zero droop (isochronous) mode of operation. When in this mode of operation, the frequency droop characteristic will be configured as needed to keep system frequency at a target. In a black start configuration, the target shall be 60 Hz. If isochronous is specified while in operation, the target shall be initialized to the grid frequency and the target increased or decreased from the Company System through the control interface.

h.	[RESERVED]

i.	[RESERVED]

j.
Facility Security and Maintenance. Seller is responsible for securing the Facility. Seller shall have personnel available to respond to all calls related to security incidents and shall take commercially reasonable efforts to prevent any security incidents. Seller is also responsible for maintaining the facility, including vegetation management, to prevent security breaches. Seller shall comply with all commercially reasonable requests of Company to update security and/or maintenance if required to prevent security breaches.

k.
Demonstration of Facility. Company shall have the right at any time, other than during maintenance or other special conditions, communicated by Seller, to notify Seller in writing of Seller's failure, as observed by Company and set forth in such written notice, to meet the operational and performance standard requirements of this Attachment B (Facility Owned by Seller), and to require documentation or testing to verify compliance with such requirements. Upon receipt of such notice, Seller shall promptly investigate the matter, implement corrective action and provide to Company, within thirty (30) Days of such notice, a written report of both the results of such investigation and the corrective action taken by Seller; provided, that, if thirty (30) Days is not a reasonable time period to investigate the matter, implement corrective action and provide such written report, Seller shall complete the foregoing within such longer commercially reasonable period of time agreed to by the Parties in writing. If the Seller's report does not resolve the issue to Company's reasonable satisfaction, the Parties shall promptly commission a study to be performed by one of the engineering firms then included on the Qualified Independent Engineering Company from Attachment D (Consultants List-Qualified

B-15

Independent Engineering Companies) to evaluate the cause of the non-compliance and to make recommendations to remedy such non-compliance. Seller shall pay for the cost of the study. The study shall be completed within ninety (90) Days, unless the selected consultant determines such study cannot reasonably be completed within ninety (90) Days, in which case, such longer period of time as the selected consultant determines is necessary to complete such study shall apply. The consultant shall send the study to Company and Seller. Seller (and/or its Third-Party consultants and contractors), at Seller's expense, shall take such action as the study shall recommend with the objective of resolving the non-compliance. Such recommendations shall be implemented by Seller to Company's reasonable satisfaction no later than forty-five (45) Days from the Day the completed study is issued by the consultant, unless such recommendations cannot reasonably be implemented within forty-five (45) Days, in which case, Seller shall implement such recommendations within such longer commercially reasonable period of time agreed to by the Parties in writing. Failure to implement such recommendations within this period shall constitute a material breach of this Agreement under Section 8.1(A)(6) (Default by Seller) of this Agreement. The Company shall have the right to declare the Facility derated until the Seller's aforementioned written report has been completed, any subsequent study commissioned by the Parties has been completed and any recommendations to resolve the non-compliance have been implemented to Company's reasonable satisfaction.

2.	Operating Procedures. [NOTE: NUMERICAL SPECIFICATIONS IN THIS SECTION 2 MAY VARY DEPENDING ON THE SPECIFIC PROJECT AND THE RESULTS OF THE PROJECT SPECIFIC INTERCONNECTION REQUIREMENT STUDY.]

a.
Reviews of the Facility. Company may require periodic reviews of the Facility, maintenance records, available operating procedures and policies, and relay settings, and Seller shall implement changes Company deems necessary for parallel operation or to protect the Company System from damages resulting from the parallel operation of the Facility with the Company System.

b.
Separation. Seller must separate from Company System whenever requested to do so by the Company System Operator pursuant to Section 3.3(A) (Dispatch of Facility Power), Article 4 (Suspension or Reduction of Deliveries), Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility), Good Engineering and Operating Practices and/or Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller) of the Agreement.

c.
Seller Logs. Logs shall be kept by Seller for information on unit availability including reasons for planned and Forced Outages; circuit breaker trip operations, relay operations, including target initiation and other unusual events. Company shall have the right to review these logs, especially in analyzing system disturbances. Seller shall maintain such records for a period of not less than thirty-six (36) months.

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d.
Reclosing. Under no circumstances shall Seller, when separated from the Company System for any reason, reclose into the Company System without first obtaining specific approval to do so from the Company System Operator.

e.	Critical Infrastructure Protection. Seller shall comply with the critical infrastructure protection requirements set forth in Section 1 (b)(iii)G of this Attachment B (Facility Owned by Seller).

f.
Allowed Operations. Facility shall be allowed to export energy to the Company System only when the [__________] circuit is in normal operating configuration served by breaker [______] at [____] Substation. [TO BE DETERMINED BY COMPANY BASED ON THE RESULTS AND REQUIREMENTS OF THE IRS]

g.
Operation of Synchronizing Breakers. Seller shall have the ability to trip and close its generator synchronizing breakers located at the Facility. Company will have trip control only and breaker status indication of the Facility generator synchronizing breakers. Seller shall notify Company of all operations of its generator synchronizing breaker in advance of such operation if practicable.

3.
Performance Standards. Seller shall operate the Facility in the following manner to provide power to Company in accordance with this Section 3 (Performance Standards) of this Attachment B (Facility Owned by Seller).

a.
Voltage/Reactive Power Requirements. Electricity generated by the Seller shall be delivered to the Company at the Point of Interconnection in the form of 3-phase, 60 hertz (nominal) alternating current at the normal operating voltage of 69 kV. The actual operating voltage will be determined by the Company.

b.
Reactive Power Control. Seller shall control its reactive power as required for the automatic voltage regulation control. Seller shall automatically regulate voltage at a point, the point of regulation, between the Seller’s generator terminal and the Point of Interconnection to be specified by Company, to within 0.5% of a voltage specified by the Company System Operator to the extent allowed by the. Facility reactive power capabilities as defined in Section 3(c) (Reactive Power Characteristics) of this Attachment B (Facility Owned by Seller). The Facility must be capable of automatically adjusting reactive control to maintain the bus voltage at the Point of Interconnection to meet the scheduled voltage set point target specified by the Company System Operator. The voltage target will be specified remotely by the Company System Operator via SCADA. The Facility’s voltage set point target must reflect the Company voltage set point target issued from SCADA, without delay. The generator should not normally operate on a fixed var or fixed power factor setting except during startup or shutdown or if agreed by Company. The voltage setpoint target, and present Facility minimum and maximum reactive

B-17

power limits based on the Facility real power export and the unit capability curve shall be provided to the Company through SCADA.

c.	Reactive Power Characteristics [THESE REQUIREMENTS MAY BE CHANGED BY COMPANY UPON COMPLETION OF THE IRS.]

i.
The Facility must be capable of automatically adjusting reactive control to maintain the bus voltage at the Point of Interconnection to meet the scheduled voltage set point target specified by the Company System Operator and be capable of supplying reactive power at 0.90 leading / .85 lagging power factor at all active power outputs down to zero active power as illustrated in the [generator capability] curve(s) attached to this Agreement as Exhibit B-2, which represents the Facility Composite Capability Curve(s). The voltage target will be specified remotely by the Company System Operator through the SCADA. The Facility's voltage set point target must reflect the Company voltage set point target controlled from SCADA, without delay. The Facility should not normally operate on a fixed var or fixed power factor unless agreed by Company. The voltage setpoint target and present Facility minimum and maximum reactive power limits based on the Facility Composite capability curve shall be provided to the Company through SCADA.

ii.	Company will not be obligated to purchase reactive power from Seller.

iii.
The Facility shall contain equipment able to continuously and actively control the output of reactive power under automatic voltage regulation control reacting to system voltage fluctuations. The response requirements are differentiated for large and small signal disturbance performance characteristics. Small signal disturbances are those that reflect normal variations under non-disturbance conditions, the continuous operation range for voltage ride through: 0.80 pu ≤ V ≤ 1.00 pu at the point of interconnection. Large disturbance is where the voltage at the point of interconnection falls outside the continuous operating range.

iv.
For small signal disturbances, reaction time between the step change in voltage and the reactive power change shall be less than 500 msec (no intentional time delay). The automatic voltage regulation response speed at the point of regulation shall be such that at least 90% of the initial voltage correction needed to reach the voltage control target will be achieved within 1 second following a step change. The percentage of rated reactive power output that the resource can exceed while reaching the settling band shall be less than five percent (5%).

v.
Large disturbances: Large disturbances are characterized by voltage falling outside of the continuous operating range. The Facility shall adhere to the following characteristics for large disturbances:

vi.	The response of each generating resource over its full operating range and for all expected grid conditions should be stable. The dynamic performance of

B-18

each resource should be tuned to provide this stable response with satisfactory response tunes, without unacceptable voltages due to overshoot. Company will work with Seller to ensure during the interconnection process that each resource supports Company System reliability and provides a stable transient response to grid events. At a minimum, the automatic voltage regulation response speed at the point of regulation shall be such that at least 90% of the initial voltage correction needed to reach the voltage control target will be achieved within 1 second following a step change. [Note - The performance specifications described here may need to be modified based on studies performed for specific interconnections to provide a stable response.]

vii.
If the Facility does not operate in accordance with Section 3(c)(i) of this Attachment B (Facility Owned by Seller), Company may disconnect all or a part of Facility from Company System until Seller corrects its operation (such as by installing capacitors at Seller's expense).

d.	Ride Through. Ride-Through requires that the resource continues to operate and inject current within the "No Trip" zone of the voltage and frequency ride-through requirements.

i.
Voltage Ride Through - The Facility shall have under-voltage and over-voltage ride through capability. The Facility shall behave as follows during under-voltage disturbances and over-voltage disturbances (“V” is the voltage of any of the three phases at the Point of Interconnection). For alarm conditions the Facility should not disconnect from the Company System unless the Facility’s equipment is at risk of damage. This is necessary in order to coordinate with the existing Company System:

(1)	Undervoltage Ride-Through

[TO BE DETERMINED BY COMPANY BASED ON RESULTS OF IRS]

V ≥ 0.80 pu	The Facility remains connected to the Company’s System in continuous operation.

0.00 pu £ V < 0.80 pu
The Facility remains connected to the Company’s System and in continuous operation for a minimum of 600 milliseconds (while “V” remains in this range); the duration of the event is measured from the point at which the voltage drops below 0.80 pu. and ends when the voltage is at or above 0.80 pu.

B-19

Protective Undervoltage Relaying (27) will be set to alarm only to meet the above ride-through requirements and should not initiate a disconnect from the Company System unless equipment damage is eminent as determined by Good Engineering and Operating Practices.

Seller shall have sufficient capacity to fulfill the above mentioned requirements to ride-through subsequent events 300 cycles or more apart, between which the voltage at the POI recovers above 0.80 pu.

[THE ACTUAL CLEARING TIMES WILL BE DETERMINED BY COMPANY IN CONNECTION WITH THE IRS]:

(2)	Overvoltage Ride-Through

The overvoltage protection equipment at the Facility shall be set so that the Facility will meet the following overvoltage ride-through requirements during high voltage affecting one or more of the three voltage phases (as described below) ("V" is the voltage of any of the three voltage phases at the Point of Interconnection). For alarm conditions the Facility should not disconnect from the Company System unless the Facility's equipment is at risk of damage. This is necessary in order to coordinate with the existing Company System. [THESE VALUES MAY BE CHANGED BY THE COMPANY UPON COMPLETION OF THE IRS. ]

1.00 pu £ V < 1.10 pu	The Facility remains connected to the Company’s System and in continuous operation.

1.10 pu < V < 1.15 pu
The Facility remains connected to the Company’s System and in continuous operation no less than thirty (30) seconds; the duration of the event is measured from the point at which the voltage increases at or above 1.1 pu and ends when voltage is at or below 1.10 pu.

1.15 pu £ V	The Facility remains connected to the Company’s System and in continuous operation for as long as possible as allowed by the equipment operational limitations.

Protective Overvoltage Relaying (59) will be set to alarm only to meet the above ride-through requirements and should not initiate a disconnect from the Company System unless equipment damage is eminent as determined by Good Engineering and Operating Practices.

B-20

ii.
Transient Stability Ride-Through. The Facility shall be designed such that the transient stability of Company System is maintained for normally cleared and secondarily cleared faults. The Facility will be required to remain connected through anticipated rates of change of frequency [TO BE PROVIDED UPON COMPLETION OF IRS]

iii.	[RESERVED]

iv.
The Facility shall be capable of operating in isochronous (zero droop) or droop mode. The mode of operation will be at the request of the Company System Operator and shall be capable of changing modes of operation while online. Mode of operation will be controlled remotely by Company System Operator and indication of mode provided through telemetry.

v.
The dynamic response and tuning of the Facility unit controls is critical to the assessment of the system impact in the Interconnection Requirements Study. The actual dynamic response of the units will be tested during commissioning and reflected in the transient stability performance during under-frequency and over-frequency events.

vi.	Frequency Ride Through –

(“f” is the Company System frequency at the Point of Interconnection):

(1)
Performance during underfrequency events. The Facility is required to remain in continuous operation during and following under-frequency conditions as described below. During these conditions the Facility is to remain connected and continue exporting power (with export reflecting the appropriate proportional droop response). The Facility shall, at a minimum, behave as follows during an under-frequency disturbance (“f” is the system frequency at the Point of Interconnection):

f ≥ 57.0 Hz
The Facility remains connected to the Company’s System and in continuous operation. Export of power shall continue with output adjusted as appropriate for Facility droop response specified in Section 3g.ii

56.0 Hz < f < 57.0 Hz
The Facility remains connected to the Company’s System and in continuous operation for at least six (6) seconds per event. The duration of the event is from the point at which the frequency is below 57 Hz and ends when the

B-21

frequency is at or above 57 Hz. The Facility may initiate an alarm if frequency remains in this range for more than six (6) seconds.

f < 56.0 Hz	The Facility remains connected to the Company’s System and in continuous operation for the duration allowed by the equipment operational limitations. The Facility may initiate and alarm immediately.
Protective Underfrequency Relaying (81U) will be set to alarm only to meet the above ride-through requirements and should not initiate a disconnect from the Company System unless equipment damage is eminent as determined by Good Engineering and Operating Practices.

(2) Performance during Over-frequency events: The Facility is required to remain in continuous operation during and following under-frequency conditions as described below. During these conditions the Facility is to remain connected and continue exporting power (with export reflecting the appropriate proportional droop response). The Facility shall, at a minimum, behave as follows during an Over-frequency disturbance

f ≤ 61.5 Hz
The Facility remains connected to the Company’s System and in continuous operation. Export of power shall continue with output adjusted as appropriate for Facility droop response specified in Section 3g.ii.

61.5 Hz < f < 63.0 Hz
The Facility remains connected to the Company’s System for at least ten (10) seconds. After ten seconds the Facility may initiate an alarm and export of power shall continue as modified by the droop response specified in Section 3.g.ii. for as long as allowed by the equipment operational limitations. The duration of condition is from the point at which the frequency is above 61.5 Hz and ends when the frequency is at or below 61.5 Hz.

f > 63 Hz
The Facility remains connected to the Company’s System for the duration allowed by the equipment operational limitations. The Facility may initiate an alarm immediately and export of power shall continue as modified by the droop response and high frequency ramp

B-22

down specified in Section 3g.ii. for as long as allowed by the equipment operational limitations.

Protective Overfrequency Relaying (81O) will be set to alarm only to meet the above ride-through requirements and should not initiate a disconnect from the Company System unless equipment damage is eminent as determined by Good Engineering and Operating Practices.

vii.
During a frequency disturbance, the power export during steady-state conditions prior to the frequency disturbance shall not override the export in power droop during sustained off-normal frequency conditions. The export of power shall continue at the pre-disturbance export (nominal 60 Hz) as modified by the proportional droop response for off-normal frequencies, unless the dispatch is intentionally adjusted. Intentional adjustments to dispatch level during off-normal frequency conditions may be made locally by the facility personnel or remotely by Company through SCADA only as directed by the Company System Operator. In the event of an emergency, intentional adjustments to dispatch level during off-normal frequency conditions may be made locally by the facility personnel without the direction of the Company System Operator, but Company System Operator is to be notified of the action taken immediately.

viii.
The Facility will return to the output levels (relative to nominal sixty (60) Hz, as adjusted by droop) following the under or over frequency conditions, unless directed otherwise by the Company System Operator (or if intentionally adjusted by local or remote dispatch.)

ix.
Successive Faults - If the resource necessitates tripping to protect from the cumulative effects of those successive faults, in a period of time to ensure safety and equipment integrity, the constraint and time periods should be provided for inclusion in the interconnection study. For all cases, at a minimum, the ride-through requirements shall be met for two ride-through events within two seconds to allow for the Company's transmission automatic reclosing attempt. [Note - this requirement may be modified based on the results of the IRS.]

x.	Phase Angle Shift Ride Through - The Facility equipment shall ride through phase angle shift of up to 30 degrees. [Note – requirements will be confirmed upon completion of the IRS]

e.	Real Power Delivery.

i.	The Seller shall deliver the electricity contracted for under this Agreement to the Company’s System at the Point of Interconnection.

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ii.
During the Term, Seller shall deliver to Company for Company Dispatch the entire Net Electric Energy Output of the Facility. The Company may take up to the entire Available Capacity, subject to the terms and conditions of this Agreement.

The Facility shall be subject to generator real-power dispatch by the Company’s SCADA through the Active Power control interface. Remote dispatch shall be provided between the range of 20 MW to the Available Capacity for the purpose of system balancing and frequency control.

iii.
Refusal to comply with Company Dispatch shall result in an unreported derating, if the output is less than the dispatch request, from the time that such dispatch request was received until such time as Seller complies with such dispatch request.

iv.
The Facility may disable remote dispatch by Company for abnormal Facility operations such as equipment malfunctions, breakdowns, etc. The disabling of remote dispatch control by Seller shall be immediately indicated through a status provided to the Company through SCADA.

f.
Minimum Load Capability. The Facility shall allow for a minimum load capability under remote dispatch of twenty (20) MW. At the Company’s sole discretion as necessary due to system constraints, system balancing and frequency control, the Company may request the Facility to manually implement measures to temporarily operate at a Net Electrical Energy Output lower than twenty (20) MW.

g.
Harmonics Standards. Harmonic distortion at the Point of Interconnection caused by the Facility shall not exceed the limits stated in IEEE Standard 519-1992, or latest version “Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems.” Seller shall be responsible for the installation of any necessary (controls or hardware to limit the voltage and current harmonics generated from the Facility to defined levels.

h.
Voltage Flicker. Any voltage flicker on the Company System caused by the Facility shall not exceed the limits stated in IEEE Standard 1453-2011, or latest version “Recommended Practice – Adoption of IEC 61000-4-15:2010, Electromagnetic compatibility (EMC) – Testing and measurement techniques – Flickermeter – Functional and design specifications.”

i.	[RESERVED].

j.
Inertia Constant. In recognition of the Company’s System’s stability concerns, the Facility turbine-generator trains shall each have an inertial constant (H constant) of five (5) MJ/MVA or higher. A lower value of H constant may be accepted by the Company if supported by a system stability study performed by the Company and

B-24

paid for by the Seller. In any case, the Seller shall obtain the Company’s written approval, which approval shall not be unreasonably withheld, of the H constant in the installed equipment.

k.	Generator Excitation System. The excitation system for the generator shall be designed for the following capabilities and attributes:

i.	Ceiling Voltage. The excitation system ceiling voltage shall be four hundred 400 percent of rated main generator field voltage.

ii.	Response Ratio. The excitation system response ratio shall be three (3) or higher.

iii.	Excitation Source Immunity. The excitation source shall be immune to variations in system voltage as described under Section 3.a. (Voltage/Reactive Power Requirements).

iv.	Field Forcing Ability. The excitation system shall have field forcing ability.

v.	Rotating Regulator. The excitation system shall have a brushless rotating exciter with static voltage regulation.

vi.
Voltage/Reactive Power Requirements. The Facility shall have compound sources of power for its excitation system so that, in the event of a Company System fault, the Facility’s generator field does not collapse

l.	Short Circuit Ratio. The short circuit ratio shall be between 0.4 and 1 inclusive.

m.	Open Circuit Transient Field Time Constant. The open circuit transient field time constant shall be 9.159 seconds or less.

n.	Generator Step-Up Transformer(s) Impedance. The generator step-up transformer(s) impedance shall be between 7 percent and 9 percent, inclusive, on transformer OA rating.

o.
Control Systems and Auxiliary Equipment . The power source for control systems will be designed to be immune from system transients in accordance with Section 3.2(A)(6) (Facility Protection and Control Equipment) to meet the performance during under/over voltage and under/over frequency conditions pursuant to Section 3.e.ii., Section 3.g.vi., and Section 3.g.vii.of this Attachment B (Facility Owned by Seller).

p.
Cycling of Generating Units. The Company will not directly control Facility generating unit(s) shut down and startup. The cycling of units shall be under Facility control and will be as required to achieve the Company Dispatch subject

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to the minimum dispatch under this agreement under normal operating conditions. Company may require Facility operation below minimum dispatch or shutdown of facility for abnormal system conditions.

q.
Frequency Response. Seller shall comply with the requirements of Section 1(g)(xi) (Frequency Response (DROOP)), Section 1(g)(xii) (Dynamic Active Power – Frequency Performance), of this Attachment B (Facility Owned by Seller).

r.
Start-up Periods. The maximum time to full load under normal (non-emergency) system conditions shall be thirty (30) minutes when a generating unit has been off line for less than two (2) hours and two (2) hours for cold start-ups. When requested by Company under emergency conditions, Seller shall use commercially reasonable efforts to accelerate such start-up periods to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties. The minimum time to full load under normal (non-emergency) system conditions shall be no more than fifty (50) minutes.

4.	Maintenance of Seller-Owned Interconnection Facilities.

a.
Seller must address any Disconnection Event (as defined below) according to the requirements of this Section 4 (Maintenance of Seller-Owned Interconnection Facilities) of Attachment B (Facility Owned by Seller). For the purposes of this Section 4 (Maintenance of Seller-Owned Interconnection Facilities), a "Disconnection Event" is the removal of [7.5 MW][or 100% of capacity for facilities with capacity less than 7.5 MW] or more from Company System and/or disconnection of the Facility from the Company's System (i) that is not the result of Company dispatch, frequency droop response, or isolation of the Facility resulting from designed protection fault clearing, and (ii) for which Company does not issue the written notice for failure to meet operational and performance requirements as set forth in Section 1(k) (Demonstration of Facility) of this Attachment B (Facility Owned by Seller). Company’s election to exercise its rights under Section 1(k) (Demonstration of Facility) shall not relieve Seller of its obligation to comply with the requirements of this Section 4 (Maintenance of Seller-Owned Interconnection Facilities) for any future Disconnection Event during the pendency of such election or thereafter.

b.
For every Disconnection Event from the Company System, Seller shall investigate the cause. Within three (3) Business Days, Seller shall provide, in writing to Company, an incident report that summarizes the sequence of events and probable cause.

c.
Within forty-five (45) Days of a Disconnection Event, Seller shall provide, in writing to Company, Seller's findings, data relied upon for such findings, and proposed actions to prevent reoccurrence of a Disconnection Event ("Proposed Actions"). Company may assist Seller in determining the causes of and

B-26

recommendations to remedy or prevent a Disconnection Event ("Company's Recommendations"). Seller shall implement such Proposed Actions (as modified to incorporate the Company's Recommendations, if any) and Company's Recommendations (if any) in accordance with the time period agreed to by the Parties.

d.	In the event Seller and Company disagree as to

i.	whether a Disconnection Event occurred,

ii.	the sequence of events and/or probable cause of the Disconnection Event,

iii.	the Proposed Actions,

iv.	Company's Recommendations, and/or

v.
the time period to implement the Proposed Actions and/or Company's Recommendations, then the Parties shall follow the procedure set forth in Section 5 (Expedited Dispute Resolution) of this Attachment B (Facility Owned by Seller).

e.
Upon the fourth (4th) Disconnection Event (and each subsequent Disconnection Event) within any Contract Year, the Parties shall follow the procedures set forth in Section 4(a) and Section 4(d) of Attachment B (Facility Owned by Seller), to the extent applicable. If after following the procedures set forth in this Section 4 (Maintenance of Seller-Owned Interconnection Facilities) of Attachment B (Facility Owned by Seller), Seller and Company continue to have a disagreement as to:

i.	the probable cause of the Disconnection Event,

ii.	the Proposed Actions,

iii.	the Company's Recommendations, and/or

iv.	the time period to implement the Proposed Actions and/or the Company's Recommendations,
then the Parties shall commission a study to be performed by a qualified independent Third-Party consultant ("Qualified Consultant") chosen from the Qualified Independent Third-Party Consultants List ("Consultants List") attached to the Agreement as Attachment D (Consultants List). Such study shall review the design of, review the operating and maintenance procedures dealing with, recommend modifications to, and determine the type of maintenance that should be performed on Seller-Owned Interconnection Facilities ("Study"). Seller and Company shall each pay for one-half of the total cost of the Study. The Study shall be completed within ninety (90) Days from such fourth Disconnection Event (and each subsequent Disconnection Event) within any Contract Year, unless the Qualified Consultant determines the Study cannot reasonably be completed within ninety (90) Days, in which case, such longer period of time as the Qualified Consultant determines is necessary to complete the Study shall apply. The Qualified Consultant shall send the Study to Company and Seller. Seller (and/or its Third-Party consultants and contractors), at Seller's expense, shall change the design of, change the operating and maintenance procedures dealing with, implement modifications to, and/or perform the maintenance on Seller-Owned Interconnection Facilities recommended by the Study. Such design changes,

B-27

operating and maintenance procedure changes, modifications, and/or maintenance shall be completed no later than forty-five (45) Days from the Day the completed Study is issued by the Qualified Consultant, unless such design changes, operating and maintenance procedure changes, modifications, and/or maintenance cannot reasonably be completed within forty-five (45) Days, in which case, Seller shall complete the foregoing within such longer commercially reasonable period of time agreed to by the Parties in writing. Company shall have the right to derate the Facility to a level that maintains reliable operations in accordance with Good Engineering and Operating Practices until the study has been completed and the study's recommendations have been implemented by Seller to Company's reasonable satisfaction. Nothing in this provision shall affect Company's right to dispatch the Facility as provided for in this Agreement.

f.
The Consultants List attached hereto as Attachment D (Consultants List) contains the names of engineering firms which both Parties agree are fully qualified to perform the Study. At any time, except when a Study is being conducted, either Party may remove a particular consultant from the Consultants List by giving written notice of such removal to the other Party. However, neither Party may remove a name or names from the Consultants List without approval of the other Party if such removal would leave the list without any names. Intended deletions shall be effective upon receipt of notice by the other Party, provided that such deletions do not leave the Consultants List without any names. Proposed additions to the Consultants List shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within said thirty (30) Day period. By mutual agreement between the Parties, a new name or names may be added to the Consultants List at any time.

5.	Expedited Dispute Resolution. If there is a disagreement between Company and Seller regarding:

a.	whether a Disconnection Event occurred,

b.	the sequence of events and/or probable cause of the Disconnection Event,

c.	the Proposed Actions,

d.	the Company's Recommendations, and

e.	the time period to implement the Proposed Actions and/or the Company's Recommendations,

then authorized representatives from Company and Seller, having full authority to settle the disagreement, shall meet in Hawaii (or by telephone conference) and attempt in good faith to settle the disagreement. Unless otherwise agreed in writing by the Parties, the Parties shall devote no more than five (5) Business Days to settle the disagreement

B-28

in good faith. In the event the Parties are unable to settle the disagreement after the expiration of the time period, then such disagreement shall constitute a Dispute for which either Party may pursue the dispute resolution procedure set forth in Section 28.2 (Dispute Resolution Procedures, Mediation) of this Agreement.

6.	Modeling.

a.
Seller’s Obligation to Provide Models. Within thirty (30) Days of Company's written request, but no later than the Commercial Operation Date, Seller shall provide detailed data regarding the design and location of the Facility, in a form reasonably satisfactory to Company, to allow the modeling of the Facility turbines and generators including any ancillary equipment within the Facility identified in the IRS, including, but not limited to, integrated and validated power flow and transient stability models (such as PSS/E models), a short circuit model (such as an ASPEN model), and an electro-magnetic transient model (such as a PSCAD model) of the turbines and generators and any additional equipment identified in the IRS as set forth above, applied assumptions, and pertinent data sets (each a "Required Model" and collectively, the "Required Models"). The Required Models are listed on Exhibit B-1 (Required Models) of this Attachment B (Facility Owned by Seller). Thereafter, during the Term, Seller shall provide working new and/or updates of any Required Model within thirty (30) Days of (i) Company's written request, or (ii) Seller obtaining knowledge or notice that any Required Model has been modified, updated or superseded..

b.
Remedies. If Company obtains the Required Models pursuant to Section 6.a (Seller’s Obligation to Provide Models) of this Attachment B (Facility Owned by Seller), and Company finds that the Seller-provided Required Models are incomplete or otherwise unusable, the Company shall notify the Seller of the Required Model issues in writing and Seller shall address the identified issues in writing within fifteen (15) Days of such notice. Failure to provide the new and/or updated Required Models or to remedy the identified issues with the Required Models within thirty (30) Days’ of such notice or if the Seller fails to respond to Company’s notice to address the Company identified issues within fifteen (15) Days’ notice, the Seller shall be liable to Company for Liquidated Damages in the amount of $500 per Day for each Day Seller fails to provide such remedies commencing from the date of Company’s initial notice of a breach of Section 6.a. (Seller’s Obligation to Provide Models) of Attachment B (Facility Owned by Seller). Failure to respond to Company’s notice and either provide the Required Models and/or remedy the identified issues with the Required Models within sixty (60) Days’ of Company’s initial notice of a breach of Section 6.a. (Seller’s Obligation to Provide Models) of Attachment B (Facility Owned by Seller) shall constitute an Event of Default pursuant to Section 8.1(A)(20) (Default by Seller) under the Agreement.

c.	Confidentiality Obligations. Company shall keep the Required Models confidential. Company shall restrict access to the Required Models to those employees,

B-29

independent contractors and consultants of Company who have agreed in writing to be bound by confidentiality and use obligations, and who have a need to access the Required Models on behalf of Company to carry out their duties for the authorized use. Promptly upon Seller's request, Company shall provide Seller with the names and contact information of all individuals who have accessed the Required Models and shall take all reasonable actions required to recover any such Required Models in the event of loss or misappropriation, or to otherwise prevent their unauthorized disclosure or use.

7.	Testing Requirements.

a.
Testing Requirements. Once the Control System Acceptance Test has been successfully passed, Seller shall not replace and/or change the configuration of the Facility Control, inverter control settings and/or ancillary device controls, without prior written notice to Company. In the event of any such replacement and/or change, the relevant test(s) of the Control System Acceptance Test shall be redone and must be successfully passed before the replacement or altered equipment is allowed to be placed in normal operations. In the event that Company reasonably determines that such replacement and/or change of controls makes it inadvisable for the Facility to continue in normal operations without a further Control Systems Acceptance Test, the Facility shall be deemed to be in Seller-Attributable Non-Generation status until the new relevant tests of the Control System Acceptance Test have been successfully passed.

b.	Periodic Testing. Seller shall coordinate periodic testing of the Facility with Company to ensure that the Facility is meeting the performance standards specified under this Agreement.

8.	Operating Committee and Operating Procedures.

a.
Company and Seller shall each appoint one representative and one alternate representative to act as the operating committee in matters relating to the Parties' performance obligations under this Agreement and to develop operating arrangements for the generation, delivery and receipt of renewable energy from the Facility.

b.
The operating committee may develop mutually agreeable written operating procedures consistent with the requirements of this Agreement, to address matters such as day to day communications; key personnel; operations-center interface; metering, telemetering, telecommunications, and data acquisition procedures; operations and maintenance scheduling and reporting; reports; operations log; testing procedures; and such other matters as may be mutually agreed upon by the operating committee.

c.	The operating committee shall review the requirements for Active Power Control, the data collection and telemetry, and control system parameters from time to time

B-30

after the date hereof and may agree on modifications thereto to the extent necessary or convenient for operation of the Facility in accordance with this Agreement.

d.
The operating committee shall have authority to act in all technical and day-to-day operational matters relating to performance of this Agreement and to attempt to resolve potential disputes, provided, however, that except as explicitly provided herein, the operating committee shall have no authority to amend or waive any provision of this Agreement.

B-31

EXHIBIT B-1

MODELING REQUIREMENTS

1.
Steady State and Dynamic Model Requirements and As-built Data to be provided by Seller. The expected steady state power flow and dynamic models will be provided by the Seller during the interconnection requirements study (IRS) process in the format compatible with the analytical tools used by Company (typically PSS/e). Depending upon Facility design, different representations may be required for steady state and dynamic simulations. Seller will work with Company to derive a complex equivalent model if it is required to meet IRS needs. The as-built data and models will be provided by Seller immediately upon commissioning with sufficient information to demonstrate that the as-built parameters match the model. Any changes to plant settings that affect its response and impact to the Company System are required to be studied prior to those changes taking effect. The modeling will include all necessary control settings such that the correct capabilities, flags, and settings can be represented in a base case. Where such parameters are settable according to this Agreement, the initial models will be configured with parameters mutually agreed with Company for the IRS analysis. This includes, but is not limited to:

•	Plant Type: Geothermal Converter (Steam Turbine) Dynamics

•
Synchronous Generator Active and Reactive Power Capability: For the individual generating units as well as the overall plant "composite capability curve" inclusive of any supplemental equipment or plant level controllers, shall be provided by Seller for performance purposes. That same curve will be used for accurately modeling the P-Q capability in power flow studies.

•
Individual Generator and Plant-Level Voltage Control Settings: Information on the individual generator exciter (voltage) as well as any control plant voltage controls applicable to ensure correct voltage control flags and set points are set accordingly in the software tools.

•
The voltage control set point at the POI is provided by the Company. Seller shall provide a description of the coordination of any plant-level shunt compensation (static or dynamic) to ensure it can be accurately represented in the power flow base case.

The models provided by Seller should accurately reflect the contractual requirements established under this Agreement. Following the Commercial Operation Date, model updates shall be provided to the Company for its planning models as needed to represent actual facility performance in operation including changes in parameters, controls, or physical equipment.

2.	Positive Sequence Stability Modeling. PSS/E model and equipment parameters for:

B-32

(A)	Generator Model

(A)	Exciter Model

(B)	Governor Model with steam flow controls (i.e. IEEE TGOV5)

3.	Short Circuit Modeling. Seller will provide appropriate and accurate models to Company to support short circuit studies. (typically, Aspen Oneliner)

4.
Electromagnetic Transient Modeling. Company will require an electromagnetic transient ("EMT") model for the Facility (typically PSCAD). Seller shall provide Company with an EMT model for the IRS and an updated EMT model after the Facility has been commissioned. These models are in addition to the positive sequence stability models required for interconnection-wide modeling purposes. In addition, Seller shall provide Company with evidence that the expected (and commissioned) EMT model reasonably matches the positive sequence dynamic models provided. This should include a benchmarking report provided by the Original Equipment Manufacturer.

B-33

EXHIBIT B-2

GENERATOR(S) AND FACILITY COMPOSITE CAPABILITY CURVE(S)

B-34

REACTIVE CAPABILITY CURVE
18000 KW 10000 KVA 13800 VOLT 60 HZ
SN 21439
15000.0
10000.0
5000.0
0.0
-5000.0
-10000.0
-15000.0
0
2000
4000
6000
8000
10000
12000
Rotor Currrent Limited 0 to rated PF
0.4PF
0.6PF
0.7PF
0.8PF
0.9PF
Stator Current Limited 0.8 lagging to about 0.5 leading P.F.
--0.9PF
-0.8PF
-0.6PF
-0.7PF
-0.4PF
Leading -- Reactive Load kVAR -- Lagging
Stator Heating and Stability Limited with Leading Power Factor
Assumptions:
1. System reactance is 0.4 P.U.
2. Regulator stability limit is not included
3. Curve is based on linear reactive loading
Power (kW)

B-35

ATTACHMENT C
METHODS AND FORMULAS FOR MEASURING PERFORMANCE STANDARDS
SELECTED PORTIONS OF NERC GADS

EQUIVALENT AVAILABILITY FACTOR (EAF)

EAF = [(AH – EPDH - EUDH)/PH] x 100%

Where:

Available Hours (AH) = Sum of all Service Hours (SH) + Reserve Shutdown Hours (RSH)

Equivalent Planned Derated Hours (EPDH): Each individual Planned Derating (PD, DP) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•	(Derating Hours x Size of Reduction)/NMC. Note: Includes Planned Deratings (PD) during Reserve Shutdowns (RS).

Equivalent Unplanned Derated Hours (EUDH): Each individual Unplanned Derating (D1, D2, D3, D4, DM) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•	(Derating Hours x Size of Reduction)/NMC. Note: Includes Unplanned Derating (D1, D2, D3, D4, DM) during Reserve Shutdowns (RS).

Gross Maximum Capacity (GMC): The maximum capacity the unit can sustain over a specified period of time when not restricted by ambient conditions or deratings., as demonstrated during the Capacity Test

Maintenance Derating (D4): A derating that can be deferred beyond the end of the next weekend but requires a reduction in capacity before the next Planned Outage (PO). A D4 can have a flexible start date and may or may not have a predetermined duration.

Maintenance Derating Extension (DM): An extension of a maintenance derate (D4) beyond its estimated completion date.

Net Maximum Capacity (NMC): Net Maximum Capacity is the unit’s Gross Maximum Capacity (GMC) less any capacity (MW) utilized for that unit’s station service or auxiliary load. This is demonstrated during the Capacity Test. This is the Demonstrated Firm Capacity.

C-1

Net Available Capacity (NAC): Net Available Capacity is the unit’s capacity (MW) available for Company Dispatch. This is measured via telemetry and equal to Available Capacity.

Size of Reduction: (NMC-NAC)

Period Hours (PH): The number of hours in the period being reported that the unit was in the active state. The period hours in each month or year are as follows:

Month	Hrs/Mo	Hrs/Yr
January	744	8760*	* Add 24 hours during a leap year
February	672*
March	744
April	720
May	744
June	720
July	744
August	744
September	720
October	744
November	720
December	744

Planned Derating (PD): A derating that is scheduled well in advance and is of a predetermined duration.

Planned Derating Extension (DP): An extension of a Planned Derate (PD) beyond its estimated completion date.

Planned Outage (PO): An outage that is scheduled well in advance and is of a predetermined duration, lasts for several weeks, and occurs only once or twice a year. Turbine and boiler overhauls or inspections, testing, and nuclear refueling are typical Planned Outages.

Reserve Shutdown (RS): The state where the unit is available for load but is not synchronized due to lack of demand.

Reserve Shutdown Hours (RSH): Sum of all hours the unit was available to the system but not synchronized for economy reasons.

Service Hours (SH): Sum of all Unit Service Hours.

Unit Service Hours: Hours the unit was synchronized to the system. For units equipped with multiple generators, count only those hours when at least one of the generators was synchronized, whether or not one or more generators were actually in service.

C-2

Unplanned (Forced) Derating – Immediate (D1): A derating that requires an immediate reduction in capacity.

Unplanned (Forced) Derating – Delayed (D2): A derating that does not require an immediate reduction in capacity but requires a reduction within six hours.

Unplanned (Forced) Derating – Postponed (D3): A derating that can be postponed beyond six hours but requires a reduction in capacity before the end of the next weekend.

C-3

EQUIVALENT FORCED OUTAGE RATE (EFOR)

EFOR = [(FOH + EFDH)/(FOH + SH + EFDHRS)] x 100%

Where:
Equivalent Forced Derated Hours (EFDH): Each Individual Forced Derating (D1, D2, D3) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•	(Derating Hours x Size of Reduction)/NMC. Note: Includes Forced Deratings (D1, D2, D3) during Reserve Shutdowns (RS)

Equivalent Forced Derated Hours During Reserve Shutdowns (EFDHRS): Each individual Forced Derating (D1, D2, D3) or a portion of any Forced Derating which occurred during a Reserve Shutdown (RS) is transformed into equivalent outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•	(Derating Hours x Size of Reduction)/NMC.

Forced Outage Hours (FOH) = Sum of all hours experienced during Forced Outages (U1, U2, U3) + Startup Failures (SF)

Gross Maximum Capacity (GMC): The maximum capacity the unit can sustain over a specified period of time when not restricted by ambient conditions or deratings, as demonstrated during the Capacity Test.

Net Maximum Capacity (NMC): Net Maximum Capacity is the unit’s Gross Maximum Capacity (GMC) less any capacity (MW) utilized for that unit’s station service or auxiliary load as demonstrated during the Capacity Test. [Demonstrated Firm Capacity].

Net Available Capacity (NAC): Net Available Capacity is the unit’s capacity (MW) available for Company Dispatch.[Available Capacity]

Size of Reduction: (NMC-NAC)

Reserve Shutdown (RS): The state where the unit is available for load but is not synchronized due to lack of demand.

Service Hours (SH): Sum of all Unit Service Hours.

Startup Failure (SF): An outage that results when a unit is unable to synchronize within a specified startup time following an outage or a Reserve Shutdown.

C-4

Unit Service Hours: Hours the unit was synchronized to the system. For units equipped with multiple generators, count only those hours when at least one of the generators was synchronized, whether or not one or more generators were actually in service.

Unplanned (Forced) Derating – Immediate (D1): A derating that requires an immediate reduction in capacity.

Unplanned (Forced Derating – Delayed (D2): A derating that does not require an immediate reduction in capacity but requires a reduction within six hours.

Unplanned (Forced) Derating – Postponed (D3): A derating that can be postponed beyond six hours but requires a reduction in capacity before the end of the next weekend.

Unplanned (Forced) Outage – Immediate (U1): An outage that requires immediate removal of a unit from service, another Outage State, or a Reserve Shutdown state. This type of outage usually results from immediate mechanical/electrical/hydraulic control systems trips and operator-initiated trips in response to unit alarms.

Unplanned (Forced) Outage – Delayed (U2): An outage that does not require immediate removal of a unit from the in-service state but requires removal within six hours. This type of outage can only occur while the unit is in service.

Unplanned (Forced) Outage – Postponed (U3): An outage that can be postponed beyond six hours but requires that a unit be removed from the in-service state beyond the end of the next weekend. This type of outage can only occur while the unit is in service.

C-5

ATTACHMENT D
CONSULTANTS LIST -- QUALIFIED INDEPENDENT ENGINEERING COMPANIES

(See Section 3.3(B)(2))

1.    GeothermEx

2.    R.W. Beck

3.    Shaw (formerly Stone & Webster)

4.    Luminate

D-1

ATTACHMENT E
SINGLE-LINE DIAGRAM AND INTERFACE BLOCK DIAGRAM

(See Section 1.a. of Attachment B)

E-1

"B" 69kV BUS
HELCO 69kV SWITCHYARD
TO KAUMANA 69kV LINE
CB 6601
CB 6701
TO PUNA 69kV LINE
CB 7011
CB 7012
CB 7013
CB 7091
CB 7092
CB 7093
"A" 69kV BUS
ORMAT 69kV SWITCHYARD
TX 2
TX 1
TX 3
SHEET #3 2-CBX
SHEET #3 CBTX3
SHEET #3 1-CBX

LEGEND

TPP	TRANSFORMER PROTECTION PANEL
[illegible]	[illegible]
CB1/CB2	[illegible] CIRCUIT SWITCHGEAR, [illegible] OPERATED
52	CIRCUIT BREAKER
VX	VOLTAGE TRANSDUCER
VS	VOLTMETER SWITCH
V	VOLTMETER
AX	CURRENT TRANSDUCER
A	AMMETER
AS	AMMETER SWITCH
VARX	VAR TRANSDUCER
WX/VARX	W/VAR TRANSDUCER
CSC	CENTRAL STATION CONTROL PANEL
CT	CURRENT TRANSFORMER
[illegible]	LINE DISCONNECT SWITCH
[illegible]	MULTIRATIO CT
PT	POTENTIAL TRANSFORMER

PROTECTION RELAYS:

- 49 TEMPERATURE
- 50/51 TIME CURRENT
- 50/51N TIME CURRENT, GROUND BACKUP
- 59N GROUND-FAULT OVERVOLTAGE
- 63 PRESSURE
- 86T LOCKOUT
- 87 DIFFERENTIAL
- 81O/U OVER/UNDER FREQUENCY

* NOTE:
THE CT NEED TO BE CONNECTED IN THE TERMINALS
AT THE SWITCHGEAR BEFORE CLOSING THE TIE BREAKER

ORMAT

PUNA REPOWERING - 69kV
GEOTHERMAL POWER PLANT
ONE LINE DIAGRAM

DWG. NO. 7.894.95.001.0

SHEET 2 OF 3

E-2

HECO/HELCO
PGV
Power Control
Plant General Data
Dispatch Enabled/Disabled
MW High/Low Limit
Speed Reference
Power SP
Power Raise/Lower
Ramp/Deramp Rate SP
Voltage Raise/Lower
PLC
Single Point of Control
LEGEND
AVR- Automatic Voltage Regulator
CPB- Control & Protection Board
MF- Motive Fluid
OEC- Ormat Energy Converter
PT- Pressure Transducer
PLC- Programmable Logic Controller
T- Turbine
WW- WoodWard Governor
Remote Voltage Raise/Lower
Remote Ref. Speed Raise/Lower
Remote Reference Speed SP
CPB
OEC
PLC
Voltage Raise/Lower
Speed SP
AVR
WW
Condenser
Generator
T
MF By-Pass
MF Injection
Steam
Vaporizer
(PLC)
Typical x 2
Brine
Typical x 2
PUNA
INTERFACE BLOCK DIAGRAM
7.894.95.050.0
First Revision
ORMAT

E-3

SHEET #2 TX2
SHEET #2 TX3
SHEET #2 TX1
PUNA REPOWERING - 15kV
GEOTHERMAL POWER PLANT
ONE LINE DIAGRAM
7,894,95,001,0
3 of 3

E-4

ATTACHMENT F
RELAY LIST AND TRIP SCHEME

(See Section 1.a. of Attachment B)

F-1

ATTACHMENT G
COMPANY-OWNED INTERCONNECTION FACILITIES

1.	Description of Company-Owned Interconnection Facilities.

a.
General. Company shall furnish or construct (or may have Seller furnish or construct, in whole or in part), own, operate and maintain all Interconnection Facilities required to interconnect Company System with Facility at 69,000 volts, up to the Point of Interconnection (collectively, the “Company-Owned Interconnection Facilities”).

b.
Site. Where any Company-Owned Interconnection Facilities are to be located on the Site, Seller shall provide, at no expense to Company, a location and access acceptable to Company for all such Company-Owned Interconnection Facilities, as well as an easement, license or right of entry to access such Company-Owned Interconnection Facilities. If power sources (120/240VAC) are required, Seller shall provide such sources, at no expense to Company.

c.
IRS. An IRS addressing Facility requirements was completed for the Project in accordance with the IRS Letter Agreement, and the results have been incorporated in Attachment B (Facility Owned by Seller) and this Attachment G (Company-Owned Interconnection Facilities) as appropriate.

d.
Seller Payment Obligations. Company-Owned Interconnection Facilities, for which Seller has agreed to pay, whether designed, engineered and constructed by Seller or Company, include [ADD LIST OF COMPANY-OWNED INTERCONNECTION FACILITIES THAT ARE REQUIRED PURSUANT TO THE RESULTS OF THE IRS. THE FOLLOWING IS AN EXAMPLE OF THE TYPES OF FACILITIES THAT COULD BE LISTED]:

i.	Substation additions and/or modifications of Company's existing structures as necessary. This would include but not be limited to protective relaying and setting changes;

ii.
Supervisory control and communications equipment (including but not limited to, SCADA/RTU, microwave, satellite, dedicated phone line(s) and/or any other acceptable communications means (determined by Company), fiber optics, copper cabling, installation of batteries and charger system, etc.);

iii.	Revenue Metering Package and the infrastructure associated with the Revenue Metering Package as provided in Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility);

iv.
Any additional Interconnection Facilities needed to be installed as a result of final determination of Facility switching station site, final design of Facility to enable Company to complete the Interconnection Facilities and be compatible with Good Engineering and Operating Practices.

v.	If equipment that is not standard to Company is utilized, Seller shall, at the discretion of Company, provide adequate spares.

G-1

e.
Revisions to Costs. The list of Company-Owned Interconnection Facilities, and engineering and testing costs for Company-Owned Interconnection Facilities, for which Seller agrees to pay in accordance with this Attachment G (Company-Owned Interconnection Facilities), are subject to revision if (i) before approving this Agreement, the PUC approves a power purchase agreement for another non-Company owned electric generating facility (“Second NUG Contract”) to supply electric energy to Company using the same line to which Facility is to be connected or (ii) the line to which Facility is to be connected and/or the related transformer(s) need(s) to be upgraded and/or replaced as a result of this Agreement and a Second NUG Contract, and the PUC, in approving this Agreement, determines that Seller should pay for all or part of the cost of such upgrade and/or replacement.

f.
Review of the Listing and Costs. If the Commercial Operation Date is not achieved within twelve (12) months of the Effective Date or thirty (30) months from the Execution Date, whichever is less, the listing of the Company-Owned Interconnection Facilities required in this Agreement and the cost-estimates for such Company-Owned Interconnection Facilities are subject to review and revision. Such revision may include, but not be limited to, such items as reconductoring an existing transmission or distribution line, construction of a new line, increase transformer capacity, and alternative relay specifications. In addition, such review and revision may require that the Company re-perform or update the IRS at the Seller’s expense.

g.
Responsibilities of Seller and Company. The general responsibilities of Seller and Company for the design, procurement, installation, programming/testing, and maintenance/ownership of equipment at the Facility and the Company-Owned Interconnection Facilities is specified in Matrix E-1 (Substation Responsibilities) and Matrix E-2 (Telecom Responsibilities). [DRAFTING NOTE: MATRIXES WILL BE UPDATED FOLLOWING COMPLETION OF IRS.]

2.	Construction and Support Services by Seller.

a.	Construction and Support Services By Seller.

i.	Seller and/or its Third Party consultants or contractors (collectively, “Contractors”) will design, engineer, construct, test and place in service, at Seller's expense:

(1)	The items identified in Matrix E-1 (Substation Responsibilities) and Matrix E-2 (Telecom Responsibilities) as being the responsibility of Seller to construct; and

(2)	[ANY OTHER COMPANY-OWNED INTERCONNECTION FACILITIES TO BE CONSTRUCTED BY SELLER]. [NOTE: SUBPARTS "1" AND "2" BETWEEN THEM SHOULD GENERALLY INCLUDE A SUBSET OF THE LIST IN SECTION 1(d) ABOVE]

ii.	Seller shall provide the necessary support for the Company's 69 kV overhead line extension work, which may include, but not limited to:

G-2

(1)
Furnish surveyed topographical drawing including contour lines of project areas and beyond as needed in State Plane coordinates with overlay of the Facility and Company pole line route(s) indicating pole locations and anchors in CADD format acceptable to Company.

(2)	Staking of Company proposed poles and anchors by surveyor.

(3)	Graded access roads including gravel if required by Company to provide sufficient vehicle access to Company poles and anchors by Company trucks and cranes.

(4)	Graded level pads to provide vehicle working areas around all Company poles and anchors.

(5)	Grading of the areas beneath the Company's overhead lines as needed to provide required ground clearance.

(6)	Grubbing and clearing of vegetation within Company's easement area or as required.

b.
Coordination of Construction. Prior to Seller engaging the Contractors, Seller shall obtain Company's written approval, which approval shall not be unreasonably withheld. Prior to Seller and/or its Contractors first starting to work on the construction plans for Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors), such as the civil, structural, and construction drawings, specifications to vendors, vendor approved final drawings and materials lists (collectively, the “Plans”), Seller and/or its Contractors shall meet with Company to discuss the construction of such Company-Owned Interconnection Facilities, including but not limited to subjects concerning coordination of construction milestone dates, agreement on areas of interface design, and Company's design/drawing layout and symbols standards, equipment specifications and construction specifications and standards. Company will provide the design and specifications information so Seller can incorporate such information in its bid documents.

c.
Plans. No later than sixty (60) Days before Seller and/or its Contractors first start to order materials and equipment for Company-Owned Interconnection Facilities to be constructed by Seller and/or its Contractors, Seller shall provide Company with the Plans. The Plans for Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors) shall comply with (i) all applicable Laws; (ii) Company's design/drawing layout and symbol standards, equipment specifications, and construction specifications and standards; and (iii) Good Engineering and Operating Practices (collectively, the “Standards”).

d.
Company’s Review of the Plans. Unless otherwise agreed to by the Parties, Company shall have thirty (30) Days following receipt of the Plans for it to review and comment on the Plans, and verify in writing to Seller that the Plans comply with the Standards, which verification shall not be unreasonably withheld. If Company reasonably determines that the Plans are not in accordance with the Standards, then it may request in writing a response from Seller to its comments and Seller shall respond in writing within thirty (30) Days of such request by providing (i) its justification for why its Plans conform to the Standards or (ii)

G-3

changes in the Plans responsive to Company's comments and in accordance with the Standards. Seller shall not commence construction of the Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors) before the Company accepts in writing the Plans.

e.
Company Inspection. Construction work will be subject to Company inspections to ensure that construction is done in accordance with the Standards. Company inspectors will be allowed access to the construction sites for inspections and to monitor construction work. The inspector shall have the authority to work with the appropriate construction supervisor to stop any work that does not meet the Standards. All equipment and materials used in Company-Owned Interconnection Facilities to be constructed by Seller and/or its Contractors shall meet the Standards.

f.	Acceptance Test Procedures.

i.
Seller acknowledges that: (aa) Company has multiple on-going projects with other developers as well as its own capital improvement projects; (bb) Company has limited resources to provide engineering oversight (such as review of plans) to such projects and to participate in the testing of such projects; (cc) in order for Company to accommodate such oversight and testing, it is necessary for Company to sequentially allocate its resources for each project a year or more in advance; (dd) the result is a queue of such projects that reflects the scheduling commitments of Company's resources to conduct such oversight and to participate in such testing; (ee) if a project is behind the schedule on which Company's resources have been scheduled for the oversight of such project, or if a project is not ready for testing at the time Company's resources have been scheduled for the testing of such project, or if a project does not complete testing within the period for which Company's resources have been scheduled for such testing, the progress of projects later in the queue may be adversely affected; (ff) the Test Ready Deadline that is set forth in Attachment K-1 (Seller's Conditions Precedent and Company Milestones) reflects the scheduling commitment of Company's resources to (i) conduct the oversight necessary to facilitate Seller's achievement of that Test Ready Deadline, (ii) commence the Acceptance Test on the Acceptance Testing Milestone Date that is set forth in Attachment K-1 (Seller's Conditions Precedent and Company Milestones) and (iii) thereafter participate in the Control System Acceptance Test; and (gg) the Project will lose its place in the queue and will be assigned a new Acceptance Testing Milestone Date for commencement of the Acceptance Test that will be behind the other projects then in the queue if (i) the Seller fails to satisfy any of the conditions precedent set forth in Section 2(f)(ii) of this Attachment G (Company-Owned Interconnection Facilities) within the time period specified therein for the task in question or, if no time period is specified therein, by the Test Ready Deadline, (ii) the Seller fails to satisfy any of the Seller's Conditions Precedent set forth in Attachment K-1 (Seller's Conditions Precedent and Company Milestones) and/or (iii)

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the Acceptance Test and the Control System Acceptance Test are not satisfactorily completed within the time allotted to complete such testing.

ii.
The Conduct of the Acceptance Test is subject to the satisfaction of the following conditions precedent within the time period specified below for the task in question or, if no time period is specified, by the Test Ready Deadline that is set forth in Attachment K-1 (Seller's Conditions Precedent and Company Milestones):

(1)
Final Single-Line Drawing, and notes, has received Company's written consent pursuant to Section 1(a)(i) (Single-Line Drawing, Interface Block Diagram, Relay List, Relay Settings and Trip Scheme) of Attachment B (Facility Owned by Seller) to this Agreement.

(2)
Final Relay List and Trip Scheme have received Company's written consent pursuant to Section 1(a)(i) (Single-Line Drawing, Interface Block Diagram, Relay List, Relay Settings and Trip Scheme) of Attachment B (Facility Owned by Seller) to this Agreement.

(3)
Final Interface Block Diagram has received Company consent pursuant to Section 1(a)(i) (Single-Line Drawing, Interface Block Diagram, Relay List, Relay Settings and Trip Scheme) of Attachment B (Facility Owned by Seller) to this Agreement

(4)	Final Control System Telemetry and Control List has received Company consent.

(5)	Final phasor measurement unit (PMU) devices, if applicable, have received Company consent.

(6)
Control system design and tunable parameters reviewed and mutually agreed upon as needed to meet the Company requirements in accordance with Attachment B (Facility Owned by Seller) Performance Standards.

(7)	Agreement on Active Power Control Interface.

(8)	No later than 14 Days prior to commencement of the Acceptance Test:

a.
Seller shall have certified to Company that Seller-Owned Interconnection Facilities have been installed and commissioned and such certification has not, prior to the commencement of the Acceptance Test, been subsequently challenged by Company on the basis of on-site observations made by the Company's representatives following the walk-through to be conducted pursuant to Section 2(f)(iii) of this Attachment G (Company-Owned Interconnection Facilities).

b.	Seller shall have certified to Company that any Company-Owned Interconnection Facilities built by Seller (and/or its

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Contractors) have been installed and commissioned and such certification has not, prior to the commencement of the Acceptance Test, been subsequently challenged by Company on the basis of on-site observations made by the Company's representatives following the walk-through to be conducted pursuant to Section 2(f)(iii) of this Attachment G (Company-Owned Interconnection Facilities).

(9)	Any Company-Owned Interconnection Facilities not built by or on behalf of Seller have been installed and commissioned.

(10)	No later than 7 Days prior to the commencement of the Acceptance Test, Seller and Company shall have participated in walk-through of fully constructed Interconnection Facilities.

(11)
Redlined as-built drawings of the Seller-Owned Interconnection Facilities and any of the Company-Owned Interconnection Facilities built by Seller (and/or its Contractors) shall have been provided to Company.

(12)	Continuous power is being supplied to Company's protection and SCADA equipment.

(13)	Not less than four (4) weeks prior to the commencement of the Acceptance Test, the high speed communication lines required under this Agreement have been commissioned and are ready for use.

(14)	Not less than two (2) weeks prior to the commencement of the Acceptance Test, Seller and Company have participated in an on-Site Acceptance Test coordination meeting.

iii.
Seller shall provide Company with at least fourteen (14) Days advance written notice of the commencement of the Acceptance Test. The Acceptance Test will be conducted on Business Days during normal business hours and may take a minimum of 30 Days to complete. No electric energy will be delivered from Seller to Company during the Acceptance Test. No later than thirty (30) Days prior to conducting the Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Acceptance Test. Attachment N (Acceptance Test General Criteria) provides general criteria to be included in the written protocol for the Acceptance Test. At the time that Seller provides its 14-Day notice of the Acceptance Test to Company, Seller shall concurrently schedule a site walk-through of the Facility with Company to occur no later than seven (7) Days prior to the Acceptance Test. Seller's 14-Day notice to Company of the Acceptance Test shall constitute its certification that (i) the completion of the installation and commissioning of the Seller-Owned Interconnection Facilities and the Company-Owned Interconnection Facilities built by Seller (and/or its Contractors) and (ii) a walk-through by Company shall

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demonstrate, to Company's reasonable satisfaction, Seller's readiness to commence with the Acceptance Test. If, after the site walk-through, Company representatives reasonably determine that Seller is not ready to commence with the Acceptance Test, the Project will lose its place in the queue and will be assigned a new Test Ready Deadline and a new Acceptance Testing Milestone Date that will be behind the other projects then in the queue. In the meantime, Seller shall remediate the deficiencies identified by Company, and the process described in this Section 1(f) (Acceptance Test Procedures) of Attachment G (Company-Owned Interconnection Facilities), shall commence again until Seller's readiness for the Acceptance Test is demonstrated to Company's reasonable satisfaction. Successful completion of the Acceptance Test requires successful completion of each of the individual tests that comprise the Acceptance Test. Retesting of any individual test constitutes as restart of the Acceptance Test if such retesting is required because of a prior failure of such individual test or because of a prior test could not be completed because of a problem with the Facility. Within fifteen (15) Business Days of completion of the Acceptance Test and Company's receipt of the final report setting forth the results of the Acceptance Test, Company shall notify Seller in writing whether the Acceptance Test has been passed and, if so, the date upon which the Acceptance Test was passed.

iv.
Company will be present when the Acceptance Test is conducted, and Seller shall promptly correct any deficiencies identified during the Acceptance Test. Seller will be responsible for the cost of Company personnel (and/or Company contractors) performing the duties (such as reviewing the Plans and reviewing the construction) necessary for Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors). If Company (i) does not make any inspection or test, (ii) does not discover defective workmanship, materials or equipment, or (iii) accepts Company-Owned Interconnection Facilities (that were constructed by Seller and or its Contractors), such action or inaction shall not relieve Seller from its obligation to do and complete the work in accordance with the Plans approved by Company.

g.
As-Built Drawings. Within thirty (30) Days of the completion of construction of the Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors) and the acceptance of same by Company, Seller shall provide for Company review a set of the proposed as-built drawings. Within thirty (30) Days of Company's receipt of the proposed as-built drawings, Company shall provide Seller with either (i) its comments on the proposed as-built drawings or (ii) notice of acceptance of the proposed as-built drawings as final as-built drawings. If Company provides comments on the proposed as-built drawings, Seller shall incorporate such comments into a final set of as-built drawings and

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provide such final as-built drawings to Company within twenty (20) Days of Seller's receipt of Company's comments.

h.
Commercial Operation Date Deadline. Construction of the Interconnection Facilities shall be completed and the Interconnection Facilities shall be demonstrated to operate in accordance with the requirements of this Attachment G and this Agreement by the Commercial Operation Date Deadline. In the event that Seller fails to complete the Interconnection Facilities by the Commercial Operation Date Deadline, and fails to comply with Section 5.1(G) (Commencement of Capacity Charge Payments), the Company shall have no obligation to make such Capacity Charge payments until such work is completed and the conditions of Article 5 (Rates for Purchase) are satisfied.

3.	Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility.

a.	Seller Payment to Company.

i.
Seller shall pay the Total Estimated Interconnection Cost which is comprised of the estimated costs of (aa) acquiring, constructing and installing the Company-Owned Interconnection Facilities to be designed, engineered and constructed by Company, (bb) the engineering and design work (including but not limited to Company, affiliated Company and contracted engineering and design work) associated with (i) the application process for the PUC Approval Order, (ii) developing such Company-Owned Interconnection Facilities and (iii) reviewing and specifying those portions of Facility which allow interconnected operations as such are described in Attachment B (Facility Owned by Seller) and Attachment Y (Operation and Maintenance of the Facility) (collectively, the "Engineering and Design Work"), and (cc) conducting the Interconnection Acceptance Test, the Generator Acceptance Test, and Control System Acceptance Test. The Total Actual Interconnection Cost (the actual cost of items (aa) through (cc) are the “Total Interconnection Cost.”

ii.	Summary List of Company-Owned Interconnection Facilities and Related Services to be designed, engineered and constructed by Company:

[THIS LIST SHOULD GENERALLY INCORPORATE A SUBSET OF THE LIST IN THIS ATTACHMENT G, SECTION 1(d), PLUS TESTING.]

iii.	The following summarizes the Total Estimated Interconnection Cost of the Company-Owned Interconnection Facilities to be designed, engineered and constructed by Company:
[THIS LIST SHOULD INCLUDE ESTIMATED COSTS FOR THE ITEMS LISTED IN ATTACHMENT G, SECTION 3(a)(ii).]

The Total Estimated Interconnection Cost is $_______.

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b.	Total Estimated Interconnection Costs. The Total Estimated Interconnection Cost, which, except as otherwise provided herein, is non-refundable, shall be paid in accordance with the following schedule:

i.	Initial Payment: Prior to the execution of the Interconnection Requirements Amendment, Seller has paid $___,000.00 to Company;

ii.
Engineering and Design Work Payment: Within thirty (30) Days after the execution of the Interconnection Requirements Amendment, the total estimated costs related to the Engineering and Design Work are due and payable by Seller to Company;

Company shall not be obligated to perform any Engineering and Design Work on Company-Owned Interconnection Facilities until Seller pays the amounts in Section 3(b)(i) and Section 3(b)(ii) of this Attachment G (Company-Owned Interconnection Facilities), and receipt of such payment shall constitute Seller's irrevocable authorization to Company to perform such engineering and design work.

iii.
Procurement and Construction Payment: Upon the earlier of (y) 30 Days after the Effective Date or (z) [INSERT CALENDAR DATE BY WHICH EQUIPMENT MUST BE ORDERED TO MEET CONSTRUCTION SCHEDULE], the difference between the portion of the Total Estimated Interconnection Cost paid to date and the Total Estimated Interconnection Cost is due and payable by Seller to Company.

Company shall not be obligated to procure and construct Company-Owned Interconnection Facilities until Seller pays the amount in this Section 3(b)(iii) of this Attachment G (Company-Owned Interconnection Facilities), and receipt of such payment shall constitute Seller's irrevocable authorization to Company to perform such procurement and construction work.

c.
True-Up. The final accounting shall take place within one hundred twenty (120) Days of the first to occur of (i) the Commercial Operation Date, (ii) the date this Agreement is declared null and void under either Section 2.2(D) (Interconnection Requirements Study), Section 2.2(E) (Prior to Effective Date), or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval), or (iii) the date this Agreement is terminated, whichever occurs first. Company shall be entitled to an extension for a commercially reasonable amount of time to complete the final accounting if a delay in such completion is caused by Seller’s delay or a failure of Seller to respond to Company's request regarding disposition of interconnection equipment and materials. Upon completion of the final accounting, Company shall deliver to Seller an invoice for payment of the amount, if any, of the difference between the Total Estimated Interconnection Cost paid to date and the Total Actual Interconnection Cost, which is the final accounting of the Total Interconnection Costs. Payment of such invoice shall be made within thirty (30) Days of receipt of such invoice from Company. If the Total Actual

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Interconnection Cost is less than the payments received by Company as the Total Estimated Interconnection Cost, Company shall repay the difference to Seller within thirty (30) Days of the final accounting.

d.
Audit Rights. Seller shall have the right for a period of one (1) year following receipt of the invoice: (i) upon reasonable prior notice, to audit the books and records of Company to the limited extent reasonably necessary to verify the basis for the amount (if any) by which the Total Actual Interconnection Cost invoiced to Seller exceeds the Total Estimated Interconnection Cost, and (ii) to dispute the amount of any such excess. Seller shall not have the right to audit any other financial records of Company. Company shall make such information available during normal business hours at its offices in Hawaii. Seller shall pay Company’s reasonable actual, verifiable costs for such audits, including allocated overhead.

e.	Ownership. All Company-Owned Interconnection Facilities including those portions, if any, provided, or provided and constructed, by Seller shall be the property of Company.

4.	Ongoing Operation and Maintenance Charges.

a.
Prior to the Transfer Date. Seller shall operate and maintain, at its sole cost and expense, Company-Owned Interconnection Facilities that it or its Contractors constructed, if any, prior to the Transfer Date.

b.	On or After the Transfer Date. On and after the Transfer Date, Company shall own, operate and maintain Company-Owned Interconnection Facilities.

c.
Monthly Bill. Company shall bill Seller monthly for any costs incurred in operating, maintaining and replacing (to the extent not covered by insurance) Company-Owned Interconnection Facilities. Company's costs will be determined on the basis of, but not limited to, direct payroll, material costs, applicable overhead at the time incurred, consulting fees and applicable taxes. Seller shall, within thirty (30) Days after the billing date, reimburse Company for such monthly billed operation and maintenance charges.

5.	Relocation of Company-Owned Interconnection Facilities.

a.
In the event that the Land Rights include a relocation clause and such clause is exercised or if Company-Owned Interconnection Facilities must be relocated for any other reason not caused by Company, Seller shall bear the cost of such relocation. Prior to the relocation of the Company-Owned Interconnection Facilities Company shall invoice Seller for the total estimated cost of relocating the Company-Owned Interconnection Facilities (the "Total Estimated Relocation Cost"). Seller shall, within thirty (30) Days after the invoice date, pay to Company the Total Estimated Relocation Cost.

b.
Once the relocation of the Company-Owned Interconnection Facilities is complete, Company shall conduct a final accounting of all costs related thereto. Within thirty (30) Days of the final accounting, which shall take place within one hundred and twenty (120) Days of completion of the relocation of Company-Owned Interconnection Facilities, Seller shall remit to Company the difference

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between the Estimated Relocation Cost paid to date and the total actual relocation cost incurred by Company (the "Total Actual Relocation Cost"). If the Total Actual Relocation Cost is less than the payments received by Company as the Total Estimated Relocation Cost, Company shall repay the difference to Seller within thirty (30) Days of the final accounting.

6.	Guarantee for Interconnection Costs.

a.
Standby Letter of Credit. To ensure payment by Seller of all costs and expenses incurred by Company (i) in excess of the Total Estimated Interconnection Cost paid in connection with the Company-Owned Interconnection Facilities to be provided and/or constructed by Company described in Section 3 (Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility) of this Attachment G (Company-Owned Interconnection Facilities), and (ii) if applicable, in excess of the Total Estimated Relocation Costs paid in connection with the relocation of the Company-Owned Interconnection Facilities as provided in Section 5 (Relocation of Company-Owned Interconnection Facilities), Seller shall obtain an Irrevocable Standby Letter of Credit with no Documentary Requirement (“Standby Letter of Credit”), in accordance with the requirements of Section 6(b) (Requirements of the Standby Letter of Credit) of this Attachment G (Company-Owned Interconnection Facilities), wherein Company shall receive payment from the bank upon request by Company.

b.
Requirements of the Standby Letter of Credit. The Standby Letter of Credit shall be (i) in an amount not less than twenty-five percent (25%) of the Total Estimated Interconnection Cost or Total Estimated Relocation Cost, as applicable, and (ii) in substantially in the form attached to this Agreement as Attachment M (Form of Standby Letter of Credit) from a bank or other financial institution located in the United States with a credit rating of "A-" or better. If the rating (as measured by Standard & Poors) of the bank or financial institution issuing the Standby Letter of Credit falls below A-, Company may require Seller to replace the Standby Letter of Credit with a Standby Letter of Credit from another bank or financial institution located in the United States with a credit rating of "A-" or better. In connection with the construction of the Company-Owned Interconnection Facilities, the Standby Letter of Credit shall be effective from the earlier of (aa) thirty (30) Days following the Effective Date, or (bb) the date that Seller requests Company to order equipment or commence construction on Company-Owned Interconnection Facilities. In connection with the relocation of the Company-Owned Interconnection Facilities, if applicable, the Standby Letter of Credit shall be effective within thirty (30) Days after Seller receives the invoice from Company for the Total Estimated Relocation Cost as set forth in Section 5 (Relocation of Company-Owned Interconnection Facilities) of this Attachment G (Company-Owned Interconnection Facilities). The Standby Letter of Credit shall be in effect through the earlier of forty-five (45) Days after the final accounting or seventy-five (75) Days after the Agreement is terminated. Seller shall provide to Company within fourteen (14) Days of the date the Standby Letter of Credit is to

G-11

be effective as aforesaid, a document from the bank which indicates that such a Standby Letter of Credit has been established.

c.
Other Form of Security. Notwithstanding the foregoing, in lieu of a Standby Letter of Credit, Company may, at its sole discretion, agree in writing to accept such other form of security as Company deems to provide Company with protection equivalent to a Standby Letter of Credit.

7.	Land Restoration.

a.
Definition of “Land.” For the purposes of this Attachment G (Company-Owned Interconnection Facilities), “Land” means any portion of the Site and any other real property where any Company-Owned Interconnection Facilities are located.

b.
Removal of Interconnection Facilities. After termination of this Agreement or in the event this Agreement is declared null and void under either Section 2.2(D) (Interconnection Requirements Study), Section 2.2(E) (Prior to Effective Date), or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval), if requested by Company, Seller shall, at its sole cost and expense, remove (i) the Company-Owned Interconnection Facilities from the Land and (ii) the Seller-Owned Interconnection Facilities from the Land, and, in conjunction with such removal, shall develop and implement a program to recycle, to the fullest extent possible, or to otherwise properly dispose of, all such removed infrastructure; provided, however, that, Company may elect to remove all or part of the Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities from the Land because of operational concerns over the removal of such Interconnection Facilities, in which case Seller shall reimburse Company for its costs to remove such Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities. To the extent Seller is obligated to remove Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, Seller shall complete such removal within ninety (90) Days of termination of this Agreement (or declaration that the Agreement is null and void under either Section 2.2(D) (Interconnection Requirements Study), Section 2.2(E) (Prior to Effective Date), or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval)), or as otherwise agreed to by both Parties in writing.

c.
Restoration of the Land. After the termination of this Agreement (or declaration that the Agreement is null and void under either Section 2.2(E) (Prior to Effective Date) or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval)), and removal of the Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, as the case may be, Seller shall, at its sole cost and expense, restore the Land to its condition prior to construction of such Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, as applicable. Land restoration shall be completed within ninety (90) Days of termination of this Agreement (or declaration that the Agreement is null and void under either Section 2.2(E) (Prior to Effective Date)

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or Section 2.2(F) (Time Periods for PUC Submittal Date and PUC Approval)), or as otherwise agreed to by both Parties in writing.

8.	Transfer of Ownership/Title.

a.
Transfer of Ownership and Title. On the Transfer Date, Seller shall transfer to Company all right, title and interest in and to Company-Owned Interconnection Facilities to the extent such facilities were designed and constructed by Seller and/or its Contractors together with (i) all applicable manufacturers' or Contractors' warranties which are assignable and (ii) all Land Rights necessary to operate and maintain Company-Owned Interconnection Facilities on and after the Transfer Date. Seller shall provide a written list of the manufacturers' and Contractors' warranties which will be assigned to Company and the expiration dates of such warranties no later than thirty (30) Days before the Transfer Date.

b.
No Liens or Encumbrances. Company's title to and ownership of Company-Owned Interconnection Facilities that were designed and constructed by Seller and/or its Contractors shall be free and clear of liens and encumbrances.

c.
Form of Documents. The transfers to be made to Company pursuant to this Section 8 (Transfer of Ownership/Title) of Attachment G (Company-Owned Interconnection Facilities) shall not require any further payment by Company. The form of the document to be used to convey title to the Company-Owned Interconnection Facilities that were designed and constructed by or on behalf of Seller shall be substantially in the form set forth in Attachment H (Form of Bill of Sale and Assignment). The form of the document(s) to be used to assign leases shall be substantially in the form set forth in Attachment I (Form of Assignment of Lease and Assumption). To the extent Land Rights other than leases are transferred to Company, appropriate modifications will be made to Attachment I (Form of Assignment of Lease and Assumption) to effectuate the transfer of such Land Rights.

9.
Governmental Approvals for Any Company-Owned Interconnection Facilities Constructed by Seller or by Company. Seller shall obtain at its sole cost and expense all Governmental Approvals necessary to the construction, ownership, operation and maintenance of the Company-Owned Interconnection Facilities, as provided in Section 12.1(B). For all other Governmental Approvals necessary for the Company-Owned Interconnection Facilities, Seller shall provide these prior to the Transfer Date. On or before the Transfer Date, Seller shall provide Company with (i) copies of all such Governmental Approvals obtained by Seller regarding the construction, ownership, operation and maintenance of Company-Owned Interconnection Facilities that Seller and/or its Contractors constructed and (ii) documentation regarding the satisfaction of any condition or requirement set forth in any Governmental Approvals for Company-Owned Interconnection Facilities or that such Governmental Approvals have otherwise have been closed with the issuing Governmental Authority.

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10.
Land Rights. Seller shall obtain at its sole cost and expense all Land Rights that are required to construct, own, operate and maintain the Company-Owned Interconnection Facilities as provided in Section 12.1(B). Without limitation to the preceding sentence, Seller shall pay all surveying and mapping costs, appraisal fees, document preparation fees, recording fees or other costs. Seller shall use commercially reasonable efforts to obtain on behalf of the Company perpetual Land Rights for the Company-Owned Interconnection Facilities. Such Land Rights shall contain terms and conditions which are acceptable to Company and the documents setting forth the Land Rights shall be provided in advance of execution to Company for its review and approval and shall be recorded if required by Company. Following the Execution Date, Seller shall provide as part of the Monthly Progress Report the status of negotiations with landowner(s) regarding the Land Rights. Notwithstanding the foregoing, Company shall have the right in its sole discretion, at any time upon notice to Seller, to communicate directly with the landowner(s) and/or participate in the negotiations with landowner(s) for the Land Rights. For so long as Seller has the right under this Agreement to sell electric energy to Company, Seller shall pay for any rents and other payments due under such Land Rights that are associated with Company-Owned Interconnection Facilities.

11.
Contracts for Company-Owned Interconnection Facilities. For all contracts entered into by or on behalf of Seller for Company-Owned Interconnection Facilities to be designed, engineered and constructed, in whole or in part, by or on behalf of Seller, the following shall apply: (i) Company shall be made an intended third-party beneficiary of such contracts; and (ii) Company shall be provided with copies of such executed contracts, including the commercial terms.

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ATTACHMENT H

FORM OF
BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”), made as of the ____ day of _______________, 20___, by ______________________ (“Transferor”) and __________________________________(“Transferee”).

W I T N E S S E T H:

1.    Bill of Sale. In consideration of the mutual covenants and agreements of Transferor and Transferee under that certain Power Purchase Agreement for Firm Capacity Renewable Dispatchable Generation dated _________________, 20___ (the “Agreement”) and other good and valuable consideration paid to Transferor by Transferee, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby sell, assign and transfer over to Transferee all of Transferor's right, title and interest, in and to (i) all the tangible personal property and fixtures (including but not limited to the items set forth in Exhibit A (Description of Tangible Personal Property and Fixtures) attached hereto and incorporated herein), that constitutes what is referred to as the “Company-Owned Interconnection Facilities to be installed by or on behalf of Seller” (or words to similar effect) as set forth in Attachment G (Company-Owned Interconnection Facilities) to the Agreement and (ii) the intangible personal property (including but not limited to the intangible personal property set forth in Exhibit B (Description of Intangible Personal Property) attached hereto and incorporated herein) owned by Transferor and used or to be used in the ownership, operation and maintenance of the aforesaid tangible personal property, to the extent assignable by Transferor, including without limitation, certificates of occupancy, permits, licenses, transferable warranties and guaranties, instruments, documents of title, and general intangibles pertaining to the aforesaid tangible personal property.
2.    Warranty of Title. Transferor hereby warrants to Transferee that Transferor is the legal owner of the aforesaid tangible personal property and the aforesaid intangible personal property (including but not limited to the property set forth in Exhibit A (Description of Tangible Personal Property and Fixtures) and Exhibit B (Description of Intangible Personal Property)), and that said property is being sold, assigned and transferred to Transferee free and clear of all liens and encumbrances.
3.    Governing Law. This Bill of Sale shall be governed by, and construed and interpreted in accordance with, the laws of the State of Hawaii.

[Signatures for Bill of Sale and Assignment on following page]

H-1

IN WITNESS WHEREOF, Transferor and Transferee have executed this instrument on the day and year first above written.

____________________________, a __________________________ By________________________ Name _____________________ Its________________________ “Transferor”
______________________________, a Hawaii corporation

By ____________________________
Name _________________________
Its ____________________________

By____________________________
Name _________________________
Its____________________________

“Transferee”

H-2

ATTACHMENT H

FORM OF BILL OF SALE AND ASSIGNMENT
EXHIBIT A

DESCRIPTION OF
TANGIBLE PERSONAL PROPERTY AND FIXTURES

H-3

ATTACHMENT H

FORM OF BILL OF SALE AND ASSIGNMENT
EXHIBIT B

DESCRIPTION OF INTANGIBLE PERSONAL PROPERTY

H-4

ATTACHMENT I
FORM OF ASSIGNMENT OF LEASE AND ASSUMPTION

ASSIGNMENT OF LEASE AND ASSUMPTION

THIS ASSIGNMENT is made as of this ______ day of _______, 20___, by ______________________, a ________________, whose principal place of business and post office address is __________________________________________, hereinafter called the “Assignor,” and _____________________________, a Hawaii corporation, whose principal place of business and post office address is ____________________________, Honolulu, Hawaii 968___, hereinafter called the “Assignee”.
W I T N E S S E T H:

THAT the Assignor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration to it paid by the Assignee, the receipt and sufficiency of which are hereby acknowledged, and of the covenants and agreements of the Assignee hereinafter contained and on the part of the Assignee to be faithfully kept and performed, does hereby sell, assign, delegate, transfer, set over and deliver unto the Assignee, and its successors and assigns, all of Assignor’s right, title and interest in and to the lease described in Exhibit A (the “Lease”); together with all interests thereto appertaining, and together with the personal property located on the land thereby demised.

I-1

And all of the estate, right, title and interest of the Assignor in and to the land thereby demised, and all buildings, improvements, rights, easements, privileges and appurtenances thereunto belonging or appertaining or used, occupied and enjoyed in connection with said Lease and the land thereby demised.
TO HAVE AND TO HOLD the same unto Assignee and its successors and assigns, for and during the respective unexpired term of said Lease, and as to said personal property (if any) absolutely and forever.
AND, in consideration of the premises, the Assignor does hereby covenant with the Assignee that the Assignor is the lawful owner of the herein described real property; that said Lease is in full force and effect and is not in default; that said real property is free and clear of and from all liens and encumbrances, except for the lien of real property taxes not yet by law required to be paid; that the Assignor is the lawful owner of said personal property (if any) and that Assignor's title thereto is free and clear of and from all liens and encumbrances, that the Assignor has good right to sell and assign said real property and personal property (if any) as aforesaid; and, that the Assignor will WARRANT AND DEFEND the same unto the Assignee against the lawful claims and demands of all persons, except as aforesaid.
AND, in consideration of the foregoing, the Assignee does hereby promise, covenant and agree to and with the Assignor and to and with said Lessor, that the Assignee will, effective as of and from the date of the execution and delivery of this instrument and during the residue of the term of said Lease, pay the rents thereby reserved as and when the same become due and payable pursuant to the provisions of said Lease, and will also faithfully observe and perform all of the covenants and conditions contained in said Lease which from and after the date hereof are or ought to be observed and performed by the lessee therein named, and will at all times hereafter indemnify and save harmless the Assignor from and against the nonpayment of said rent and the nonobservance or nonperformance of said covenants and conditions and each of them.
The terms “Assignor” and “Assignee”, as and when used herein, or any pronouns used in place thereof, shall mean and include the masculine, feminine or neuter, the singular or plural number, individuals, partnerships, trustees or corporations and their and each of their respective successors, heirs, personal representatives, successors in trust and assigns, according to the context hereof. All covenants and obligations undertaken by two or more persons shall be deemed to be joint and several unless a contrary intention is clearly expressed elsewhere herein. The term “Lease”, as and when used herein, means the lease or sublease demising the leasehold estate described in Exhibit A, together with all recorded amendments thereof, if any, whether or not listed in Exhibit A. The term “rent”, as and when used herein, means and includes all rents, taxes, assessments and any other sums charged pursuant to the Lease.

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This instrument may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument binding on all the Parties hereto, notwithstanding that all the Parties are not signatory to the original or the same counterpart.
[Signatures for Assignment of Lease and Assumption are on following page.]

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IN WITNESS WHEREOF, Company and Assignor have executed this instrument as of the date first above written.

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

"Assignor"

____

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

"Assignee"

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STATE OF HAWAII    )
) SS:
CITY AND COUNTY OF HONOLULU    )

On this ____ day of _________________, 20___, before me personally appeared ______________________________ and ______________________________, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that such persons executed such instrument as the free act and deed of such persons and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

________________________________________

(Official Stamp or Seal)            Print Name: __________________________
Notary Public, State of Hawaii

My commission expires:

NOTARY CERTIFICATION STATEMENT

Document Identification or Description:
Assignment of Lease and Assumption
Doc. Date: ___________ No. of Pages: __________
Jurisdiction: _______ Circuit

_____________________________ _______________________ (Official Stamp or Seal)
Signature of Notary     Date of Notarization and
            Certification Statement

_______________________________________________
Printed Name of Notary

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STATE OF HAWAII                )
) SS:
CITY AND COUNTY OF HONOLULU    )

On this ____ day of _________________, 20___, before me personally appeared ______________________________ and ______________________________, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that such persons executed such instrument as the free act and deed of such persons and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

________________________________________

(Official Stamp or Seal)            Print Name: __________________________
Notary Public, State of Hawaii

My commission expires:

NOTARY CERTIFICATION STATEMENT

Document Identification or Description:
Assignment of Lease and Assumption
Doc. Date: ___________ No. of Pages: __________
Jurisdiction: _______ Circuit

_____________________________ _______________________ (Official Stamp or Seal)
Signature of Notary     Date of Notarization and
            Certification Statement

_______________________________________________
Printed Name of Notary

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ATTACHMENT I

FORM OF ASSIGNMENT OF LEASE AND ASSUMPTION

Exhibit A
Description of Lease
[To Be Attached]

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ATTACHMENT J
ENERGY CHARGE AND
CAPACITY CHARGE PAYMENT FORMULAS

(See Section 5.1 (Capacity and Energy Purchased by Company))

Section A (Energy Charge):

(1)    Energy Charge Formula. The monthly Energy Charge shall be computed by the following formula:

Energy Charge = $0.07 per kWh ($70.00 per MWh) for all energy purchased during any Contract Year up to the Minimum Purchase Requirement (MWh);

For all energy accepted and paid for above the Minimum Purchase Requirement (MWh) during a Contract Year, such energy shall be purchased at an Energy Charge = $0.04 per kWh ($40.00 per MWh).

After the Minimum Purchase Requirement expires after the 18th Contract Year, the Minimum Purchase Requirement will continue to be calculated in accordance with Section 3.3(A)(3) (Annual Minimum MWh Dispatch Requirements) to determine when Company is entitled to the reduced Energy Charge for the remaining Contract Years of the Term.

Section B (Capacity Charge):

(1)    Capacity Charge Formula. The Capacity Charge (monthly) shall, on or after the Commercial Operation Date, be computed by the following formula:

Capacity Charge = (Demonstrated Firm Capacity x Available Capacity Factor) x (Capacity Charge Rate).

(2)    Provided that the Demonstrated Firm Capacity is at least equal to the Contract Firm Capacity of forty-six (46) MW pursuant to the terms and conditions of the Agreement, the Seller will be paid nineteen million five hundred thousand dollars ($19,500,000) for each Contract Year for forty-six (46) MW of Available Capacity provided by the Facility. On a per MW basis, at Contract Firm Capacity, four hundred twenty-three thousand nine hundred thirteen and 04/100 dollars ($423,913.04) per MW per Contract Year or $35,326.09/MW/month. Accordingly, the monthly Capacity Charge Rate shall be $35,326.09/MW/month based on forty-six (46) MW of Contract Firm Capacity. If Demonstrated Firm Capacity is less than forty-six (46) MW, then the

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Capacity Charge shall be adjusted downward depending on the Demonstrated Firm Capacity and Available Capacity in the month. See Section 6 (Reduced Capacity Charge) of Attachment W (Capacity Test Procedures). If the Facility is unable to achieve a Demonstrated Firm Capacity equal to Contract Firm Capacity in the initial Capacity Test, see Section 4 (Initial Capacity Shortfall; Corrective Period) of Attachment W (Capacity Test Procedures).

(3)    Capacity Charge Rate: $35,326.09 per MW per month.

(4)    Available Capacity Factor Formula. Available Capacity Factor shall be determined as follows:

Available Capacity Factor = Average Available Capacity / Demonstrated Firm Capacity (not to exceed 1.0).

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ATTACHMENT K
GUARANTEED PROJECT MILESTONES
[SUBJECT TO RESULTS OF THE IRS]

(See Section 2.4(C) and Section 3.2(A)(2))

Guaranteed Project Milestone Date	Description of Each Guaranteed Project Milestone

[SPECIFY DATE CERTAIN]
Construction Financing Milestone: Provide Company with documentation reasonably satisfactory to Company evidencing (i) the closing on financing for the Facility including ability to draw on funds by [insert same date certain as in left column] or (ii) the financial capability to construct the Facility ("Construction Financing Closing Milestone").

[SPECIFY DATE CERTAIN]
Permit Application Filing Milestone: Provide Company with documentation reasonably satisfactory to Company evidencing the filing by or on behalf of Seller of the following applications for Governmental Approvals required for the ownership, construction, operation and maintenance of the Facility: County Plan Approval

January 1, 2022, or 18 months from receipt of the PUC Approval Order, whichever is later	Commercial Operation Date Deadline.

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ATTACHMENT L

REPORTING MILESTONES

[SUBJECT TO THE RESULTS OF THE IRS]

(See Section 2.4(B) and Section 3.2(A)(2))

Reporting Milestone Date	Description of Each Reporting Milestone

[Date]	Seller shall provide Company with a copy of the executed Facility equipment, engineering, procurement and construction ("EPC") or other general contractor agreements.
[Date]	Seller shall provide Company with copies of executed purchase orders/contracts for the delivery of Facility generators.
[Date]	Building Permit: Seller or Seller's EPC contractor shall obtain building permit.
[Date]	Construction Start Date (defined as the start of civil work on Site).
[Date]	Seller shall have laid the foundation for all Facility buildings, generating facilities and step-up transformer facilities.
[Date]	All generators for the Facility shall have been installed at the Site.

[Date]	The step-up transformer shall have been installed at the Site.

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ATTACHMENT M
FORM OF STANDBY LETTER OF CREDIT
(See Section 7.1(E))
[Bank Letterhead]

[Date]

Beneficiary: HAWAII ELECTRIC LIGHT COMPANY, INC.
[ADDRESS]

[BANK'S NAME]
[BANK'S ADDRESS]

Re:    Irrevocable Standby Letter of Credit

We hereby establish, in your favor, our irrevocable standby Letter of Credit Number _____ (this “Letter of Credit”) for the account of [APPLICANT'S NAME] and [APPLICANT'S ADDRESS] (“Applicant”) in the initial amount of $__________ [DOLLAR VALUE] and authorize you, Hawaii Electric Light Company, Inc. (“Beneficiary”), to draw at sight on [BANK'S NAME].
Subject to the terms and conditions hereof, this Letter of Credit secures [ACCOUNT PARTY]’s certain obligations to Beneficiary under the Amended and Restated Power Purchase Agreement dated as of ____________ between [ACCOUNT PARTY] and Beneficiary.
This Letter of Credit is issued with respect to the following obligations:_______.
This Letter of Credit may be drawn upon under the following conditions, including any documentation that must be delivered with any drawing request.
Partial draws of this Letter of Credit are permitted. This Letter of Credit is not transferable. Drafts on us at sight must be accompanied by a Beneficiary's signed statement signed by a representative of Beneficiary substantially as follows:
The undersigned hereby certifies that (i) I am duly authorized to execute this document on behalf of Hawaiian Electric Company, and [(ii) the amount of the draft accompanying this certification is due and owing to Hawaii Electric Light Company, Inc. under the terms of the Power Purchase Agreement dated as of ____________, between _____________, and Hawaii Electric Light Company Inc. or [(ii) the Letter of Credit will expire in less than thirty (30) days, it has not been replaced or extended and collateral is still required under Section ___ of the Power Purchase Agreement [for draw relating to lapse of the Letter of Credit while credit support is still required]].

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The amounts of any drafts drawn under this credit are to be endorsed on the reverse side hereof. Such drafts must bear the clause “Drawn under [BANK'S NAME AND LETTER OF CREDIT NUMBER _____________ AND DATE OF LETTER OF CREDIT.]”
All demands for payment shall be made by presentation of originals or copies of documents, or by facsimile transmission of documents to [BANK FAX NUMBER] or other such number as specified from time to time by the bank. If presentation is made by facsimile transmission, you may contact us at [BANK PHONE NUMBER] to confirm our receipt of the transmission. Your failure to seek such a telephone confirmation does not affect our obligation to honor such a presentation. If presented by facsimile, original documents are not required.
This letter of credit shall expire one year from the date hereof. Notwithstanding the foregoing, however, this letter of credit shall be automatically extended (without amendment of any other term and without the need for any action on the part of the undersigned or Beneficiary) for one year from the initial expiration date and each future expiration date unless we notify you and Applicant in writing at least thirty (30) days prior to any such expiration date that this letter of credit will not be so extended. Any such notice shall be delivered by registered or certified mail, or by FedEx, both to:

Hawaii Electric Light Company, Inc.
54 Halekauila Street
Hilo, Hawaii 96720
Attention: ________________________

With a copy to:

Hawaiian Electric Company, Inc.
900 Richards Street, 4th Floor
Honolulu, Hawaii 96813
Attention: Chief Financial Officer

And to Applicant at:

____________________________
____________________________
____________________________

We hereby agree with drawers that drafts and documents as specified above will be duly honored upon presentation to [BANK'S NAME] and [BANK'S ADDRESS] if presented on or before the then-current expiration date hereof.
Payment of any amount under this Letter of Credit by [BANK] shall be made as the Beneficiary shall instruct on the next Business Day after the date the [BANK] receives all documentation required hereunder, in immediately available funds on such date. As used in this

M-2

Letter of Credit, the term “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in the State of Hawaii are authorized or required by law to be closed.
Unless otherwise expressly stated herein, this irrevocable standby letter of credit is issued subject to the rules of the International Standby Practices, International Chamber of Commerce publication no. 590 ("ISP98").
[BANK'S NAME]:

By:
[AUTHORIZED SIGNATURE]

M-3

ATTACHMENT N
ACCEPTANCE TEST GENERAL CRITERIA

(See definition of Acceptance Test in Article 1 (Definitions))

1.	Seller Tests of the Facility.

a.
Acceptance Test. The Seller shall conduct the following “Acceptance Tests” in the sequence listed in this Section 1.a. which demonstrate to Company’s satisfaction that the Seller is capable of complying with the requirements of Attachment B (Facility Owned by Seller) and other requirements of this Agreement.

i.
Interconnection Acceptance Test. The Facility’s compliance with the applicable standards in Attachment B (Facility Owned by Seller) and other criteria specified in accordance with Attachment G (Company-Owned Interconnection Facilities) shall be determined by the results of the Interconnection Acceptance Test developed in accordance with this Attachment N (Acceptance Test General Criteria). The Interconnection Acceptance Test shall be conducted within thirty (30) Days of completion of the Interconnection Facilities.

ii.
Generator Acceptance Test. The Facility’s compliance with the applicable performance standards in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller) and any other criteria specified in accordance with Attachment BB (Generator Acceptance Test General Criteria) shall be determined by the results of the Generator Acceptance Test developed in accordance with Attachment BB (Generator Acceptance Test General Criteria). The Generator Acceptance Test shall be conducted within ten (10) Days of successful completion of the Interconnection Acceptance Test.

iii.
Control System Acceptance Test. The Control System Acceptance Test(s) shall be conducted on the centralized control system of the Facility as each generator is designated by Seller to be ready to generate and deliver electric energy to Company, before that generator is included in Facility. No later than thirty (30) Days prior to conducting the Control System Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Control System Acceptance Test. Attachment O (Control System Acceptance Test Criteria) provides general criteria to be included in the written protocol for the Control System Acceptance Test. The Control System Acceptance Test will be conducted on

N-1

Business Days during normal working hours on a mutually agreed upon schedule. No Control System Acceptance Test will be scheduled during the final 21 Days of a calendar year. Within fifteen (15) Business Days of successful completion of the Control System Acceptance Test, Company shall notify Seller in writing that the Control System Acceptance Test(s) has been passed and the date upon which such Control System Acceptance Test(s) was passed. If any changes have been made to the technical specifications of the Facility or the design of the Facility in accordance with Attachment A (Facility Description), such changes shall be reflected in an amendment to this Agreement, and the written protocol for the Control System Acceptance Test shall be based on the Facility as modified. Such Amendment shall be executed prior to conducting the Control System Acceptance Test and Company shall have no obligation for any delay in performing the Control System Acceptance Test due to the need to complete and execute such amendment. The Control System Acceptance Test shall be conducted within ten (10) Days of successful completion of the Generator Acceptance Test and within two (2) Days of successful completion of the Control System RTU Points List.

b.
Capacity Test. After successful completion of the Acceptance Tests in Section 1.a. of this Attachment N (Acceptance Test General Criteria), Seller shall be permitted to conduct the Capacity Test pursuant to Section 5.1(D) (Capacity Test) in accordance with the procedures set forth in Attachment W (Capacity Test Procedures).

2.	Acceptance Test General Criteria

Upon final completion of Company review of the Facility's drawings, final test criteria and procedures shall be agreed upon by Company and Seller no later than thirty (30) Days prior to conducting the Acceptance Test in accordance with the Agreement. The Acceptance Test shall include, but not be limited to, the following:

a.	Interconnection.

i.	A visual inspection of all Interconnection equipment and verification of as-built drawings.

ii.	Phase rotation testing to verify proper phase connections.

iii.
Based on manufacturer’s specification, test the local operation of the Facility’s generator breaker(s) and inter-tie breaker(s), and other breaker(s) which connect the Facility equipment to Company System – must open and close locally using the local controls remotely from Company's SCADA. Test and ensure that the status shown via SCADA is the same as the actual physical status in the field.

iv.
Relay test engineers to connect equipment and simulate certain inputs to test and ensure that the protection schemes such as any under/over frequency and under/over voltage protection or the Direct Transfer Trip operate as designed. (For example, a fault condition may be simulated to confirm that the breaker

N-2

opens to sufficiently clear the fault. Additional scenarios may be tested and would be outlined in the final test criteria and procedures.) Seller to also test the synchronizing mechanisms to which the Facility would be synchronizing and closing into the Company System to ensure correct operation. Other relaying also to be tested as specified in the protection review of the IRS and on the single line diagram, Attachment E (Single-Line Drawing and Interface Block Diagram) for the Facility.

v.	All 69 kV breaker disconnects and other high voltage switches will be inspected to ensure they are properly aligned and operated manually or automatically (if designed).

vi.
Step-Up Transformer Enclosure(s) inspections – The Step-Up Transformer Enclosure(s) may be inspected to test and ensure that the equipment that Seller has installed is installed and operating correctly based upon agreed to design. Wiring may be field verified on a sample basis against the wiring diagrams to ensure that the installed equipment is wired properly. The grounding mat at the Step-Up Transformer Enclosure(s) may be tested to make sure there is adequate grounding of equipment.

vii.
Communication testing – Communication System testing to occur to ensure correct operation. Detailed scope of testing will be agreed by Company and Seller to reflect installed systems and communication paths that tie the Facility to Company’s communications system.

viii.
Various contingency scenarios to be tested to ensure adequate operation, including testing contingencies such as loss of communications, and fault simulations to ensure that the Facility’s 69 kV breakers, if any, open as they are designed to open. (Back up relay testing)

ix.	Metering section inspection; verification of metering PTs, CTs, and cabinet and the installation of the two Company meters.

b.	Telephone Communication.

i.	Test to confirm Company has a direct line to the Facility control room at all times and that it is programmed correctly.

ii.	Test to confirm that the Facility operators can sufficiently reach Company System Operator.

iii.	Verification of dial-up telephone connection for 69 kV metering cabinet.

c.	Drawings, Documentation and Equipment Warranties.

The items below are required components of the Acceptance Test and must be satisfied for successful completion of this Test.

i.	Electronic and three (3) hard copies of all Switchyard construction drawings, specifications, calibrations, and settings including as-built drawings.

ii.	Equipment operating and maintenance manuals, spare parts lists, commissioning notes, as-built equipment settings, and other information related to the switchyard equipment.

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iii.	Contractor construction warranties and equipment warranties.

iv.	Phase rotation testing to verify proper phase connections.

v.
Switching Station inspections – The Switching Station may be inspected to test and ensure that the equipment that Seller has installed is installed and operating correctly based upon agreed‑to design. Wiring may be field verified on a sample basis against the wiring diagrams to ensure that the installed equipment is wired properly. The grounding mat at the Switching Station may be tested to make sure there is adequate grounding of equipment.

vi.	If agreed by the Parties in writing, some requirements may be postponed to the Control Systems Acceptance Test.

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ATTACHMENT O

CONTROL SYSTEM ACCEPTANCE TEST CRITERIA
(See definition of Control System Acceptance Test in Article 1 (Definitions))

[NOTE: IT MAY BE NECESSARY TO REPEAT
SOME OFF-LINE TESTS WITH THE FACILITY ON-LINE.]

1.
The Acceptance Test for the Facility will be conducted, following installation of the Facility. The Acceptance Test procedures will be in accordance with criteria set forth herein. The Acceptance Test shall be performed in accordance with Good Engineering and Operating Practices and demonstrate to Company’s satisfaction that the Facility and the interconnection portion of the Facility, including Company-Owned Interconnection Facilities, have met the provisions of Article 8 (Company Dispatch) and Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller).

2.	Acceptance Test procedures will be developed by Company for the Seller's review at least sixty (60) Days in advance of performing the tests based on the date provided by Company.

3.	Conditions Precedent. The following conditions precedent must be satisfied prior to conducting the Control System Acceptance Test:

a.	Successful completion of the Acceptance Test.

b.	Facility has been successfully energized.

c.	All of the Facility's generators (as applicable) have been fully commissioned.

d.	The control system computer has been programmed for normal operations.

e.
All equipment that is relied upon for normal operations (including ancillary devices such as capacitors/inductors, energy storage device, statcom, etc.) shall have been commissioned and be operating within normal parameters.

4.
Facility Energy Equipment. In the event that all or any portion of the Facility's energy equipment is not available for the duration of the Control System Acceptance Test, the Control System Acceptance Test will have to be re-run from the beginning unless Seller demonstrates to the satisfaction of the Company that the test results attained are consistent with the results that would have been attained if all of the equipment had been available for the duration of the test.

5.
Procedures. The Control System Acceptance Test will be conducted on Business Days during normal working hours on a mutually agreed upon schedule. No Control System Acceptance Test will be scheduled during the final twenty-one (21) Days of a calendar year. No later than thirty (30) Days prior to conducting the Control System Acceptance

O-1

Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Control System Acceptance Test. This Attachment O (Control System Acceptance Test Criteria) provides general criteria to be included in the written protocol for the Control System Acceptance Test. Within fifteen (15) Business Days of completion of the Control System Acceptance Test, Company shall notify Seller in writing whether the Control System Acceptance Test(s) has been passed and, if so, the date upon which such Control System Acceptance Test(s) was passed. If any changes have been made to the technical specifications of the Facility or the design of the Facility in accordance with Section 5(f) of Attachment A (Facility Description), such changes shall be reflected in an amendment to this Agreement, and the written protocol for the Control Systems Acceptance Test shall be based on the Facility as modified. Such amendment shall be executed prior to conducting the Control System Acceptance Test and Company shall have no obligation for any delay in performing the Control Systems Acceptance Test due to the need to complete and execute such amendment.

6.
The procedures will include, but not be limited to, demonstration of the functional requirements of the Facility defined in Article 8 (Company Dispatch) and Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller) such as, but not limited to:

a.	Interconnection equipment and communications to support remote monitoring of the Facility and control of Facility breakers

b.	Droop characteristic and change of frequency control / response modes (if applicable)

c.
Real power delivery under remote Company Dispatch, Active Power Dispatch. For facilities with directly controlled storage, the storage will be operated to perform at least two full charging/discharging cycles.

d.	Accurate provision of limits for Minimum and Maximum Dispatch (Power Possible, Minimum Load Capability)

e.	Ramp rates for controlled actions

f.	Control of Facility breakers

g.	Voltage regulation

7.	Testing of primary and redundant communications between Company System Operator and Facility Operator

O-2

8.
The actual dynamic response of the Facility equipment will be confirmed to allow Company transient stability model to reflect the as-left conditions of the unit. During the commissioning the following will be required:

a.	A final review by Company engineers of the equipment installed to control the operation and protect the plant will be needed upon installation and prior to the start of commercial operation.

b.	The review will include off-line tuning and testing results of the excitation and governor control and/or control system and the IEEE block diagram utilized for the PSS/E dynamics program.

c.
During the commissioning of the actual Facility, equipment system testing will be conducted to ensure that similar, well damped, expected responses will be produced by the facility. The as-left parameters obtained from real and reactive local response tuning will be determined for use in the Company planning model.    The Seller will provide an estimate of the earliest date for the Acceptance Test at least ninety (90) Days before the date.

9.	The Acceptance Test procedures for the Facility will be mutually agreed upon between Seller and Company prior to conducting the test.

10.
When the Facility is ready for the Acceptance Test, Seller shall notify Company at least seven (7) Days prior to the test and shall coordinate with Company. Seller shall perform and Company shall monitor such test no earlier than seven (7) Days from Company’s receipt of such notice.

11.	The Control Acceptance Test is to be successfully completed prior to the Commercial Operation Date.

Examples of the type of tests conducted to meet the aforementioned objectives may include, but are not limited to the following:

On-site Tests:

1.	SCADA Test to verify the status and analog telemetry, and if the remote controls between the Company's centralized control system and the Facility are working properly end-to-end.

2.
Dispatch Test to verify if the Facility's active power limit controls and the Active Power Control Interface with the Company's centralized control system are working properly. The Test is generally conducted by setting different active power setpoints and limits and observing the proper dispatch at the appropriate ramp rate limiting of the Facility's real power output.

O-3

3.
Control Test for Voltage Regulation to verify the Facility can properly perform automatic voltage regulation as defined in this Agreement. Test is generally conducted by making small adjustments of the voltage setpoint and verifying by observation that the Facility regulates the voltage at the point of regulation to the setpoint by delivering/receiving reactive power to/from the Company System to maintain the applicable setpoint according to the reactive power control and the reactive amount requirements of Section 3(a) (Reactive Power Control) and Section 3(b) (Reactive Power Characteristics) of Attachment B (Facility Owned by Seller) to this Agreement.

4.
Frequency Response Test to verify the Facility provides a frequency droop response as defined in this Agreement. Test is generally conducted by making adjustments of the frequency reference setting and verifying by observation that the Facility responds per droop and deadband settings, and appropriately modifies the Company issued Dispatch

Monitoring Test:

1.	The monitoring test requires the Facility to operate as it would in normal operations under Company Dispatch for fourteen (14) continuous days.

2.
The performance of the Facility during the period of the successfully completed monitoring test is evaluated for, e.g., voltage regulation, frequency response, dispatch control, operating limits and ramp rate performance, to verify the performance meets the requirements of this Agreement according to the criteria set forth in the testing procedures. Certain requirements, such as disturbance ride-through requirements, cannot be adequately tested without actual grid disturbances. These requirements will be confirmed following a grid event based on operational data, which may be after the completion of the Acceptance Test. The Parties understand and agree that a successful completion of the test does not constitute a waiver of any of the performance standards of Seller, all of which are hereby reserved, and shall not alleviate Seller from any of its obligations under the Agreement, in particular, as required in Article 8 (Company Dispatch) and the Performance Standards in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller).

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ATTACHMENT P

SALE OF FACILITY BY SELLER
(See Article 21 (Sale of Facility by Seller))

1.	Company's Right of First Negotiation Prior to End of the Term.

(a)
    Right of First Negotiation. Commencing as of the Commercial Operations Date, should Seller desire to sell, transfer or dispose of its right, title, or interest in the Facility, in whole or in part, including a Change in Control (as defined below), then, other than through an "Exempt Sale" (as defined below):

(i)
Seller shall first offer to sell such interest to Company by providing Company with written notice of the same (the "Offer Notice"), which notice shall identify the proposed purchase price for such interest (including a description of any consideration other than cash that will be accepted) (the "Offer Price") and any other material terms of the intended transaction, and Company may, but shall not be obligated to, purchase such interest at the Offer Price and upon the other material terms and conditions specified in the Offer Notice, and in accordance with the terms and conditions of this Attachment P (Sale of Facility by Seller). Seller shall provide to Company as part of the Offer Notice, information in its possession regarding the Facility to allow Company to conduct due diligence on the potential purchase, including, but not limited to information on the operational status of the Facility and its components, and the amount of debt or other material Seller obligations remaining with respect to the Facility (the Offer Notice and due diligence information on the Facility are collectively referred to as, the "Offer Materials"). Within five (5) Days of Company's receipt of the Offer Materials, if Company believes the due diligence information is incomplete, Company shall specify in writing the additional information Company requires to conduct its due diligence. The date on which Company receives the Offer Materials from Seller is referred to hereinafter as the "Offer Date."

(ii)
If Company desires to purchase such interest, Company shall indicate so by delivering to Seller a binding, written offer to purchase such interest at the Offer Price and on the terms and conditions specified in the Offer Notice within thirty (30) Days of the Offer Date (an "Acceptance Notice"). In the event Company timely delivers an Acceptance Notice, Seller shall sell and transfer to Company the interest substantially on the terms and conditions contained in the Offer Notice consistent with this Attachment P (Sale of Facility by Seller) and in accordance with definitive documentation to be entered into between Seller and Company. The Parties shall have sixty (60) Days from the Company's Acceptance Notice,

P-1

or such other extended timeframe as agreed to by the Parties in writing, to negotiate in good faith, the terms and conditions of a purchase and sale agreement. The period beginning with the Offer Date and ending with such sixty (60) Day period (as may be extended as aforesaid) is referred to as the "Right of First Negotiation Period".

(iii)
Seller shall not solicit any offers for the sale of such interest to any other party during the Right of First Negotiation Period unless, during that period, Company provides Seller with written notice that Company no longer desires to purchase such interest, whereupon negotiations shall terminate.

(iv)
In the event that (A) Company fails to timely deliver an Acceptance Notice, (B) Company delivers a notice to Seller that it no longer desires to purchase the interest, or (C) the Parties are not able to execute a purchase and sale agreement within the Right of First Negotiation Period set forth in Section 1(a)(ii) of this Attachment P (Sale of Facility by Seller), Seller may for a period of two hundred seventy (270) Days following the event specified in subsection (A), (B) or (C) above, commence solicitation of offers and negotiations from and with other parties for the sale of such interest. If the interest is not transferred to a purchaser or purchasers for any reason within the two hundred seventy (270) Day period, the interest may only be transferred by again complying with the procedures set forth in this Section 1(a) (Right of First Negotiation) of Attachment P (Sale of Facility by Seller); provided, however, if Seller and the prospective purchaser have entered into definitive agreement(s) for the sale of the interest that was reasonably expected to close within such two hundred seventy (270) Day period and such agreement(s) remain in full force and effect between Seller and such prospective purchaser and are subject to conditions precedent that are expected to be satisfied within a reasonable period, the two hundred seventy (270) Day period shall be extended as to such agreement(s) and such prospective purchaser for up to one hundred eighty (180) additional Days or, if sooner, until such date that such agreement(s) have been terminated, cancelled or otherwise become no longer in full force and effect.

(v)
After expiration of the Right of First Negotiation Period, Company will not be precluded from providing offers or proposals to Seller along with other prospective purchasers in accordance with any offer or bid procedures established by Seller in its discretion.

(b)
Change in Ownership Interests and Control of Seller. Commencing as of the Commercial Operations Date, the Right of First Negotiation shall also be triggered by a transfer or sale of an ownership interest in Seller (whether in a single transaction or a series of related or unrelated transactions) following which

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Ormat Technologies, Inc. or an entity controlled by Ormat Technologies, Inc. is no longer a direct or indirect owner of at least fifty-one percent (51%) of the equity interest or voting control of Seller (excluding any equity interest or voting control of Seller held by a tax equity investor or for Financing Purposes (as defined below)) (such transfer of ownership interest and change in control collectively referred to as a "Change in Control"); provided, however that a transfer or sale whereby Ormat Technologies, Inc. retains the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of Seller, whether through ownership, by contract, or otherwise, shall not be deemed a Change in Control.

(c)
Exempt Sales. Exempt Sales shall not trigger a Right of First Negotiation and shall not require the consent of Company. As used herein, "Exempt Sales" means: (i) a change in ownership of the Facility or equity interests in Seller resulting from the direct or indirect transfer or assignment by or of Seller in connection with financing or refinancing of the Facility ("Financing Purposes"), including, without limitation, any exercise of rights or remedies (including foreclosure) with respect to Seller's right, title, or interest in the Facility or equity interests in Seller undertaken by any financing party in accordance with applicable financing documents, and including, without limitation, (x) a sale and leaseback of the Facility, (y) an inverted lease, (z) a sale or transfer of equity in Seller to facilitate a tax credit financing (including any partnership "flip" transaction), (ii) a disposition of equipment in the ordinary course of operating and maintaining the Facility, (iii) a sale that does not result in a Change in Control, and (iv) a sale or transfer of any interest in Seller or the Facility to one or more companies directly or indirectly controlling, controlled by or under common control with Seller.

(d)
Seller's Right to Transfer. The provisions of this Section 1(d) (Seller's Right to Transfer) shall apply (i) from the Execution Date through the Commercial Operations Date and (ii) from the Commercial Operations Date in the event that Company does not consummate a purchase pursuant to its exercise of the Right of First Negotiation in accordance with the terms and conditions of this Attachment P (Sale of Facility by Seller). In such circumstances, Seller shall, subject to the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed, have the right to transfer or sell the Facility to any person or entity which proposes to acquire the Facility with the intent to continue the operation of the Facility in accordance with the provisions of this Agreement pursuant to an assignment of this Agreement. Company shall consent to the assignment of this Agreement to such prospective purchaser upon receiving documentation from Seller establishing, to Company's reasonable satisfaction, that the assignee (i) has a tangible net worth of $100,000,000 or a credit rating of "BBB-" or better and has the ability to perform its financial obligations hereunder (or provides a guaranty from an entity that meets this description) in a manner consistent with the terms and conditions of this Agreement; and (ii) has experience in the ownership and at least five (5) years of experience in the

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operation (or contracts with an entity that has at least five (5) years of experience in the operation) of power generation; provided, however, that Company shall be deemed to have consented to the assignment if, within ten (10) Business Days of receiving from Seller the documentation establishing that the assignee meets all the foregoing criteria, Company does not either (y) deliver the required consent to Seller, or (z) notify Seller which of the foregoing criteria is not established by such documentation. Notwithstanding the foregoing, Company consent shall not be required for any Exempt Sale.

(e)
Purchase and Sale Agreement and PUC Approval. In the event that Company exercises its Right of First Negotiation under Section 1(a) (Right of First Negotiation) of this Attachment P (Sale of Facility by Seller) and the Parties conclude a purchase and sale agreement, such agreement shall contain, at a minimum, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller), and such agreement shall be subject to PUC Approval as provided in Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller).

(f)
Right of First Refusal. In the event the Parties fail to agree upon a sale of the Facility or an interest in the Facility to Company prior to the expiration of the Right of First Negotiation Period, the provisions of this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller)shall apply if (i) Seller thereafter offers to sell the Facility to a third party for less than (as applicable) the final amount Company had offered to purchase the Facility or (ii) an ownership interest in the Facility that would result in a Change in Control is offered for sale to a third party that is less than the proportionate share of (as applicable) the final amount Company had offered to purchase the Facility. (By way of example, if the final amount offered by Company to purchase the Facility was $100, and the ownership interest being offered for sale is 75%, the "proportionate share" is $75, such that an offer to sell such ownership interest for less than $75 would trigger this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller).) Seller shall notify Company in writing of an offer that triggers this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller) and Company shall have the right to purchase the Facility for the amount of such offer on similar terms and conditions consistent with this Attachment P (Sale of Facility by Seller) and subject to PUC Approval; provided, that Company shall have one (1) month in which to notify Seller of its intent to exercise this right. If the offer of which Seller notifies Company as aforesaid is an offer to sell the Facility, Company shall have the right to purchase the Facility for the amount of such offer on similar terms and conditions. If the offer of which Seller notifies Company as aforesaid is an offer to sell an ownership interest that could result in a Change in Control, Company shall have the right to purchase the Facility by a price that is proportionate to the amount at which such ownership interest was offered on the terms and conditions to be negotiated by the Parties on the basis of Section 4 (Purchase and Sale

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Agreement) of this Attachment P (Sale of Facility by Seller), and otherwise consistent with this Attachment P (Sale of Facility by Seller). (By way of example, if a 75% ownership Interest is being offered for sale at $75, the proportionate amount at which Company shall have the right to purchase the Facility would be $100.)

2.	Company's Right of First Negotiation to Purchase at End of Term.

(a)
Option of Exclusive Negotiation Period. Company shall have the option of an exclusive negotiation period to negotiate a purchase of the Facility on the last Day of the Term, and all rights of Seller therein or relating thereto. Company shall indicate its preliminary interest in exercising the option for exclusive negotiation by delivering to Seller a notice of its preliminary interest not less than two (2) years prior to the last Day of the Term. If Company fails to deliver such notice by such date, Company's option shall terminate.

(b)
Negotiations. Once Company has given such notice of preliminary interest to Seller, for a period not to exceed three (3) months, Company shall have the exclusive right to negotiate in good faith with Seller, the terms of a purchase and sale agreement pursuant to which Company may purchase the Facility, which purchase and sale agreement shall include, without limitation, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller) and a price equal to the Offer Price as presented by Seller in accordance with the procedures identified in Section 1(a)(i) through (v) of this Attachment P (Sale of Facility by Seller). The Parties may agree in writing to extend this period for negotiations. (Such period, as extended as aforesaid, is referred to herein as the "Exclusive Negotiation Period.") Seller shall not solicit any offers or negotiate the terms for the sale of the Facility with any other entity during the Exclusive Negotiation Period, unless, during the Exclusive Negotiation Period, Company gives written notice that such negotiations are terminated.

(c)
Purchase and Sale Agreement and PUC Approval. In the event that Company exercises its right of exclusive negotiation under Section 2(a) (Option of Exclusive Negotiation Period) of this Attachment P (Sale of Facility by Seller) and the Parties conclude a purchase and sale agreement pursuant to Section 2(b) (Negotiations) of this Attachment P (Sale of Facility by Seller), such agreement shall contain, at a minimum, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller), and such agreement shall be subject to PUC Approval as provided in Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller).

(d)
Right of First Refusal. In the event the Parties fail to agree upon a sale of the Facility to Company prior to the expiration of the Exclusive Negotiation Period provided in Section 2(b) (Negotiations) of this Attachment P (Sale of Facility by Seller), and Seller thereafter offers to sell the Facility to a third party for less than the final amount Company had offered to purchase the Facility, Seller shall notify

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Company in writing of such offer and Company shall have the right to purchase the Facility for the amount of such offer and on no less favorable terms and conditions consistent with this Attachment P (Sale of Facility by Seller) and subject to PUC Approval; provided, however, that Company shall have one (1) month in which to notify Seller of its intent to exercise this right. The Right of First Refusal shall not apply to any offer to purchase the Facility received from a third party more than twelve (12) months after the end of the Term.

3.	Procedure to Determine Fair Market Value of the Facility.

(a)
If the Parties have agreed to effectuate a sale of the Facility pursuant to Section 3.2(I)(5) (Consolidation) and are unable to agree on the fair market value of the Facility, each of Company and Seller shall engage the services of an independent appraiser experienced in appraising power generation assets similar to the Facility to determine separately the fair market value of the Facility. Subject to the appraisers' execution and delivery to Seller of a suitable confidentiality agreement in form reasonably acceptable to Seller, Seller shall provide both appraisers full access to the books, records and other information related to the Facility required to conduct such appraisal. Company shall pay all reasonable fees and costs of both appraisers, subject to Section 3(c) of this Attachment P (Sale of Facility by Seller). Each of Company and Seller shall use reasonable efforts to cause its appraisal to be completed within two (2) months following the engagement of the independent appraisers. If for any reason (other than failure by Seller to provide full access to Company's appraiser) one of the appraisals is not completed within such two (2) month period, the results of the other, completed appraisal shall be deemed to be the Appraised Fair Market Value of the Facility. Each Party may provide to both appraisers (with copies to each other) a list of factors which the Parties suggest be taken into consideration when the appraisers generate their appraisals.

(b)
Company and Seller shall exchange the results of their respective appraisals when completed and, in connection therewith, the Parties and their appraisers shall confer in an attempt to agree upon the fair market value of the Facility.

(c)
If, within thirty (30) Days after completion of both appraisals, the Parties cannot agree on a fair market value for the Facility, within ten (10) Days thereafter, the first two appraisers shall by mutual consent choose a third independent appraiser. If the first two appraisers fail to agree upon a third appraiser, such appointment shall be made by DPR upon application of either Party. The Parties shall direct the third appraiser (i) to select one of the appraisals generated by the first two appraisers as the Appraised Fair Market Value of the Facility (without compromise, aka "baseball" arbitration), and (ii) to complete his or her work within one month following his or her retention. If the third appraiser selects the appraisal originally generated by Seller's appraiser, Company shall pay the fees and costs of the third appraiser. If the third appraiser selects the appraisal

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originally generated by Company's appraiser, Seller shall pay the fees and costs of the third appraiser and shall pay or reimburse Company for the costs of Seller's original appraiser.

(d)
The "Appraised Fair Market Value of the Facility" means the fair market value determined by appraisal pursuant to Section 3(a) or Section 3(c) of this Attachment P (Sale of Facility by Seller) as applicable.

4.
Purchase and Sale Agreement. The purchase and sale agreement ("PSA") concluded by the Parties pursuant to this Attachment P (Sale of Facility by Seller) (as applicable) shall contain, among other provisions, the following:

(a)
Seller shall, as of the closing of the sale, convey title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, including all rights of Seller in the Facility or relating thereto, free and clear of all liens, claims, encumbrances, or rights of others, except any Permitted Lien;

(b)
To the extent assignable or transferrable, Seller shall assign or transfer to Company all of Seller's interest in all Project Documents and Governmental Approvals that are then in effect and that are utilized for the operation or maintenance of the Facility;

(c)
Seller shall execute and deliver to Company such deeds, bills of sale, assignments and other documentation as Company may reasonably request to convey title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, free from all liens, claims, encumbrances, or rights of others, except any Permitted Lien;

(d)
Seller shall cause all liens on the Facility for monies owed (including liens arising from Financing Documents), and any liens in favor of Seller's affiliates, to be released prior to closing on the sale of the Facility to Company;

(e)
Seller shall warrant, as of the date of the closing of the sale of the Facility to Company, title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, is free and clear of all other liens, claims, encumbrances and rights of others, except any Permitted Lien;

(f)
Company shall have no liability for damages (including without limitation, any development and/or investment losses, liabilities or damages, and other liabilities to third parties) incurred by Seller on account of Company's purchase of the Facility, nor any other obligation to Seller except for the purchase price, and Seller shall indemnify Company against any such losses, liabilities or damages;

(g)
Company shall assume all of Seller's obligations with respect to the Facility accruing from and after the date of closing on the sale of the Facility to Company, including (i) to the extent assignable, all Permits held by, for, or related to the

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Facility, and (ii) all of Seller's agreements with respect to the Facility provided to and approved by Company at least thirty (30) Days prior to the date of closing on the sale of the Facility to Company, except for such agreements Company has elected to terminate, in which case any related termination expenses shall be, at Company's option, paid directly by Company and deducted from the purchase price;

(h)
Seller shall indemnify Company against all of Seller's obligations with respect to the Facility accruing through the date of closing the sale of the Facility to Company, and Company shall indemnify Seller against all of Company's obligations with respect to the Facility accruing from and after the date of closing on the sale of the Facility to Company;

(i)	Unless otherwise agreed to by the Parties, Seller makes no representations or warranties with respect to the condition of the Facility, and Company shall purchase the Facility on an as-is basis;

(j)
Seller shall warrant that, except as disclosed to and approved by Company in writing at least thirty (30) Days prior to the date of closing on the sale of the Facility to Company, the Facility has been operated by Seller in conformity with all Laws;

(k)
Seller shall warrant that Seller provided full access to Company and each appraiser in connection with the procedure to determine fair market value provided in Section 3 (Procedure to Determine Fair Market Value of the Facility) of this Attachment P (Sale of Facility by Seller);

(l)	If applicable, Seller's lease of the Site from Company will terminate and Seller will relinquish all rights, privileges and obligations relating to such lease; and

(m)	Seller shall maintain the Facility in accordance with Good Engineering and Operating Practices between appraisal and the closing date.
As used in this Attachment P (Sale of Facility by Seller), "Permitted Lien" shall mean (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability not yet due or delinquent or that is being contested in good faith, (iii) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring any Land Rights or in any title commitments, title reports or other title materials, (iv) any matters that would be disclosed by a complete and correct survey of the Property, (v) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate the Site and/or the Facility, (vi) all matters of record, (vii) any lien that is released on or prior to closing of the sale of the Facility to Company, (viii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law liens to secure claims for labor, materials or

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supplies arising in the ordinary course of business which are not delinquent, and (ix) the matters agreed by the Parties, to the extent that such Permitted Liens are taken into account at arriving at the appraised value.

5.
PUC Approval. Any purchase and sale agreement related to the Facility entered into by the Parties is subject to approval by the PUC and the Parties' respective obligations thereunder are conditioned upon receipt of such approval, except as specifically provided otherwise therein.

(a)
    Company shall submit the purchase and sale agreement to the PUC for approval within thirty (30) Days after execution by both Parties, but Company does not extend any assurances that PUC approval will be obtained. Seller will provide reasonable cooperation to expedite obtaining an approval order from the PUC, including providing information requested by the PUC and parties to the PUC proceeding in which approval is being sought. Seller understands that lack of cooperation may result in Company's inability to file an application with the PUC and/or failure to receive PUC approval. Unless otherwise agreed to in writing by the Parties, neither Company nor Seller shall seek reconsideration, appeal, or other administrative or judicial review of any unfavorable PUC order. The Parties agree that neither Party has control over whether or not a PUC approval order will be issued and each Party hereby assumes any and all risk arising from, or relating in any way to, the inability to obtain a satisfactory PUC order and hereby releases the other Party from any and all claims relating thereto.

(b)
    Seller shall seek participation without intervention in the PUC docket for approval of the purchase and sale agreement pursuant to applicable rules and orders of the PUC. The scope of Seller's participation shall be determined by the PUC. However, Seller expressly agrees to seek participation for the limited purpose and only to the extent necessary to assist the PUC in making an informed decision regarding the approval of the purchase and sale agreement. If the Seller chooses not to seek participation in the docket, then Seller expressly agrees and knowingly waives the right to claim, before the PUC, in any court, arbitration or other proceeding, that the information submitted and the application requesting the PUC approval are insufficient to meet Company's burden of justifying that the terms of the purchase and sale agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the PUC's approval of the purchase and sale agreement. Seller shall not seek in the docket and Company shall not disclose any confidential information to Seller that would provide Seller with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

(c)
    In order to constitute an approval order from the PUC under this Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller), the order must approve the purchase and sale agreement, Company's funding arrangements and Company's acquisition of the Facility, shall not contain any terms and conditions

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deemed to be unacceptable by Company, and be in a form deemed reasonable by Company in its sole, but non-arbitrary, discretion.

(d)
    The Final Non-Appealable Order from the PUC must be obtained within six (6) months of the submission of the purchase and sale agreement to the PUC, or any extension of such period as agreed by the Parties in writing within ten (10) Days of the expiration of the six (6) month period; provided, however, that if the purchase and sale agreement governs a sale of the Facility executed pursuant to Section 3.2(I)(5) (Consolidation) of this Agreement, the Final Non-Appealable Order must be obtained within twelve (12) months of the submission of the purchase and agreement to the PUC, or any extension of such period as agreed by the Parties in writing within ten (10) Days of the expiration of the twelve (12) month period. The term "Final Non-appealable Order from the PUC" means an Approval Order from the PUC (i) that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal has passed without the filing of notice of such an appeal, or (ii) that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process. Such Final Non-Appealable Order from the PUC shall constitute and be referred to as "PUC Approval" for purposes of this Attachment P (Sale of Facility by Seller).

(e)
    If a Final Non-Appealable Order from the PUC has not been obtained prior to the deadline provided in Section 5(b) of this Attachment P (Sale of Facility by Seller), either Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.

(f)
    If the Final Non-appealable Order from the PUC does not satisfy the conditions set forth in Section 5(a) of this Attachment P (Sale of Facility by Seller), either (i) the Parties may agree to renegotiate and submit a revised purchase and sale agreement to the PUC, or (ii) either Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.

6.
Make Whole Amount. For purposes of Section 3.2(I)(5) (Consolidation), the "Make Whole Amount" shall be equal to the sum of the following: (a) Seller's book value (including depreciation on a twenty-five (25) year straight line basis) of all actual verifiable costs of studies, designs, engineering, and construction of the Facility and all Interconnection Facilities (including any Company-Owned Interconnection Facilities paid for by Seller), including cancellation charges and other costs of unwinding

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construction and demobilization if the determination is made prior to the Commercial Operation Date, (b) Seller's book value of all actual verifiable costs and expenses acquiring real estate rights for the Facility and Interconnection Facilities, (c) Seller's book value of all actual verifiable costs and expenses incurred in obtaining Governmental Approvals, (d) Seller's book value of all actual verifiable costs of financing the Facility and the Interconnection Facilities, including fees and expenses of bankers, consultants and counsel, and any discounts or premiums paid in connection with any financing, (e) any actual verifiable costs of repaying any financing in connection with a sale, including prepayment penalties or premiums, make whole payments, minimum interest payments, breakage fees, payments on account of taxes, duties and other costs, and other costs of unwinding swaps or other hedges, (f) other breakage, make whole or indemnity payments arising as the result of Company's purchase of the Facility, (g) tax costs, including recapture of federal or state tax credits and payment of transfer taxes, and (h) interest on the foregoing amounts at annual rate equal to the Prime Rate plus two percent (2%) as in effect from time to time from the date incurred through the date of payment, with all such costs being demonstrated by Seller with support and verified by Company. The items described in clauses (e), (f) and (g) (and clause (h) to the extent applicable to clauses (e), (f) and/or (g)) are referred to as the "Financial Termination Costs.”

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ATTACHMENT Q
[RESERVED]

Q-1

ATTACHMENT R
REQUIRED INSURANCE

(See also Article 15 (Insurance))

1.    Worker’s Compensation and Employers’ Liability. This coverage shall include worker’s compensation and other similar insurance required by applicable Hawaii state or U.S. federal laws. If exposure exists, coverage required by the Longshore and Harbor Worker’s Compensation Act (33 U.S.C. §688) shall be included. Employers’ Liability coverage limits shall be no less than:

Bodily Injury by Accident -    $1,000,000 each Accident
Bodily Injury by Disease -    $1,000,000 each Employee
Bodily Injury by Disease -    $1,000,000 policy limit

2.    General Liability Insurance. (i)    This coverage shall include Commercial General Liability Insurance or the reasonable equivalent thereof, covering all operations by or on behalf of Seller. Such coverage shall provide insurance for bodily injury and property damage liability for the limits of liability indicated below and shall include coverage for:

(a)    Premises, operations, and mobile equipment,
(b)    Products and completed operations,
(c)    Owners and contractors protective liability,
(d)    Contractual liability,
(e)    Broad form property damage (including completed operations),
(f)    Explosion, collapse and underground hazard,
(g)    Personal injury liability, and
(h)    Failure to supply liability.

(ii)    Limits of liability for such coverage, which may be provided with umbrella and/or excess insurance coverage, shall be:

Bodily Injury & Property Damage	$10,000,000 combined single limit per occurrence and $20,000,000 annual aggregate

3.    Automobile Liability Insurance. This insurance shall include coverage for owned (if any), leased and non-owned automobiles. The limits of liability shall be a combined single limit for bodily injury and property damage of Two Million Dollars ($2,000,000) for each occurrence

R-1

and in the aggregate annually. If exposure exists, the policy shall be endorsed to include Transportation Pollution Liability insurance, covering hazardous materials to be transported by Seller, as appropriate.

4.    Builders All Risk Insurance. This insurance shall include coverage for wind including named windstorm, earthquake and flood perils including transit (excluding ocean transit), testing, incidental storage, structures, buildings, improvements and temporary structures used in construction, or part of the permanent Facility from the start of construction through the earlier of the Commercial Operation Date or the effective date of the policy coverage set forth in Section 5 (All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction)). The amount of coverage shall be purchased on a full replacement cost basis, and the sublimits for named windstorm, earthquake and flood perils shall be provided as sublimits and aggregate limits supported by a Probable Maximum Loss (PML) study and/or Catastrophe (CAT) Modeling report, if such insurance amounts are available on commercially reasonable terms. The coverage shall be written on an “All Risks” completed value form and may allow for reasonable other sublimits for transit and for incidental offsite storage. Coverage shall be extended to include testing. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least thirty (30) Days’ prior written notice to Seller and Company, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller ten(10) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that, subject to the consent of the Financing Parties, Seller or Company shall thereupon have the right to pay such premium directly to the insurer.

5.    All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction). This insurance shall provide All Risk Property Coverage (including the perils of wind including named windstorm, earthquake, and flood) and Comprehensive Boiler and Machinery Coverage against damage to the Facility. The amount of coverage shall be purchased on a full replacement cost basis (no coinsurance shall apply) and the sublimits for earthquake and flood perils shall be provided as sublimits and aggregate limits supported by a Probable Maximum Loss (PML) study and/or Catastrophe (CAT) Modeling report, if such insurance amounts are available on commercially reasonable terms. Such coverage may allow for other reasonable sublimits. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least thirty (30)Days’ prior written notice to Seller, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller and Company ten (10) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that, subject to the consent of the Financing Parties, Seller or Company shall thereupon have the right to pay such premium directly to the insurer.

6.    Business Interruption Insurance (Upon Completion of Construction). This insurance shall provide coverage for all of Seller’s costs to the extent that they would not be eliminated or reduced by the failure of the Facility to operate for a period of at least twelve (12) months following a covered physical damage loss deductible period or reasonable dollar deductible or waiting period.

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7.    [Reserved]

8.    Ocean Transit. Seller shall take reasonable action to ensure that the risk of loss or damage to any material items of equipment which are subject to ocean transit is adequately protected against by the terms of delivery from contractors or suppliers of such equipment or Seller’s own insurance coverage.

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ATTACHMENT S
FORM OF MONTHLY PROGRESS REPORT
(See Section 3.2(A)(7))
Instructions
Any capitalized terms used in this report which are not defined herein shall have the meaning ascribed to them in the Amended and Restated Power Purchase Agreement for Firm Capacity Renewable Dispatchable Generation by and between Puna Geothermal Venture ("Seller") and Hawaii Electric Light Company, Inc. (“Company”) dated December 30, 2019 (the "Agreement").

In addition to the remedial action plan requirement set forth in Section 2.3(B)(1) of the Agreement, Seller shall review the status of each Condition Precedent and Milestone of the schedule (the "Schedule") for the Facility and identify such matters referenced in clauses (i)-(v) below as known to Seller and which in Seller's reasonable judgment are expected to adversely affect the Schedule, and with respect to any such matters, shall state the actions which Seller intends to take to ensure that the Conditions Precedent and Milestones will be attained by their required dates. Such matters may include, but shall not be limited to:

(i)    Any material matter or issue arising in connection with a Permit, or compliance therewith, with respect to which there is an actual or threatened dispute over the interpretation of a law, actual or threatened opposition to the granting of a necessary Permit, any organized public opposition, any action or expenditure required for compliance or obtaining approval that Seller is unwilling to take or make, or in each case which could reasonably be expected to materially threaten or prevent financing of the Facility, attaining any Condition Precedent or Milestone, or obtaining any contemplated agreements with other parties which are necessary for attaining any Condition Precedent or Milestone or which otherwise reasonably could be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone.

(ii)    Any development or event in the financial markets or the independent power industry, any change in taxation or accounting standards or practices or in Seller's business or prospects which reasonably could be expected to materially threaten financing of the Facility, attainment of any Condition Precedent or Milestone or materially threaten any contemplated agreements with other parties which are necessary for attaining any Condition Precedent or Milestone or could otherwise reasonably be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone;

(iii)    A change in, or discovery by Seller of, any legal or regulatory requirement which would reasonably be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone;

(iv)    Any material change in the Seller's schedule for initiating or completing any material aspect of the Facility;

(v)    The status of any matter or issue identified as outstanding in any prior Monthly Progress Report and any material change in the Seller's proposed actions to remedy or overcome such matter or issue.

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For the purpose of this report, "EPC Contractor" means the contractor responsible for engineering, procurement and construction of the Facility, including Seller if acting as contractor, and including all subcontractors.

1	Monthly Progress Report for _______________________, 20___
1.1    Major activities completed
Please provide a cumulative summary of the major activities completed for each of the following aspects of the Facility (provide details in subsequent sections of this report):

1.1.1.	[Insert Condition Precedents from Section 2.3(A) of the Agreement and Guaranteed Project Milestones from Attachment K and Reporting Milestones from Attachment L, if needed]

1.1.2.	Financing

1.1.3.	Development Governmental Approvals

1.1.4.	Land Rights for Company-Owned Interconnection Facilities

1.1.5.	Design and Engineering

1.1.6.	Major Equipment Procurement

1.1.7.	Construction

1.1.8.	Interconnection

1.1.9.	Startup Testing and Commissioning

1.1.10.	Site Control – COMPLETED

1.2	Major activities recently performed
Please provide a summary of the major activities performed for each of the following aspects of the Facility since the previous report (provide details in subsequent sections of this report):

1.2.1	[Insert Condition Precedents from Section 2.3(A) of the Agreement and Guaranteed Project Milestones from Attachment K and Reporting Milestones from Attachment L, if needed]

1.2.2	Financing

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1.2.3	Development Government Approvals

1.2.4	Land Rights for Company-Owned Interconnection Facilities

1.2.5	Design and Engineering

1.2.6	Major Equipment Procurement

1.2.7	Construction

1.2.8	Interconnection

1.2.9	Startup Testing and Commissioning

1.3	Major activities expected during the current month
Please provide a summary of the major activities to be performed during the current month for each of the following aspects of the Facility (provide details in subsequent sections of this report):

1.3.1	Construction Milestones

1.3.2	Financing

1.3.3	Government Approvals

1.3.4	Land Rights for Company-Owned Interconnection Facilities

1.3.5	Design and Engineering

1.3.6	Major Equipment procurement

1.3.7	Construction

1.3.8	Interconnection

1.3.9	Startup Testing and Commissioning

2	Project Development and Construction Schedule
Please provide a copy of the current version of the overall Facility schedule (e.g., Work Breakdown Structure, Gantt chart, MS Project report, etc.). Include all major activities for Development Government Approvals, design and engineering, procurement, construction, interconnection and testing.

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3	Conditions Precedent and Milestones

3.1	Condition Precedent and Milestone schedule
Please list all Conditions Precedent specified in Section 2.3(A) of the Agreement and all Guaranteed Project Milestones specified in Attachment K and Reporting Milestones specified in Attachment L and state the current status of each and any remedial action plans any such milestone that has been missed by Seller.

Condition Precedent	Status	Remedial Action Plan (if missed)
Guaranteed/Reporting
Milestone	Status	Remedial Action Plan (if missed)

4	Financing
Please provide the schedule Seller intends to follow to obtain financing for the Facility. Include information about each stage of financing.

Activity	Completion Date
Authorization of Funds from Equity Partners and/or Investors	__/__/____ (expected / actual)
Ability to Draw upon such Funds for Design and/or Construction	__/__/____ (expected / actual)

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5	Governmental Approvals

5.1	Environmental Permits
Please provide information about any required environmental permits for the Facility. Indicate their status and whether any dates listed are expected or actual.

Agency:            Permit:            Status:

5.2	Governmental Approvals
Please provide information about any required governmental permits and/or approvals (other than environmental permits listed above) for the Facility and the status for each.
Agency:            Permit/Approval:        Status:

5.3	Permit Notices received from EPC Contractor
Please attach to this Monthly Progress Report copies of any notices related to Permit activities received since the previous report, whether from EPC Contractor or directly from Governmental Agencies.

6	Land Rights for the Company-Owned Interconnection Facilities

6.1	Table of Land Rights schedule for Company-Owned Interconnection Facilities
If not obtained prior to execution of the Agreement, please provide the schedule Seller intends to follow to obtain control of the Land for the Company-Owned Interconnection Facilities (e.g., purchase, lease).

Activity	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

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7	Design and Engineering

7.1	Design and engineering schedule
Please provide the name of the EPC Contractor, the date of execution of the EPC Contract, and the date of issuance of a full notice to proceed (or equivalent).

Please list all major design and engineering activities, both planned and completed, to be performed by Seller and the EPC Contractor.

Name of EPC Contractor / Subcontractor	Activity	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

8	Major Equipment Procurement.

8.1	Major equipment to be procured
Please list all major equipment to be procured by Seller or the EPC Contractor:

Equipment Description	Manufacturer	Delivery Date (indicate whether expected or actual)	Installation Date (indicate whether expected or actual)
		__/__/____ (expected / actual)	__/__/____ (expected / actual)
		__/__/____ (expected / actual)	__/__/____ (expected / actual)

Equipment Description	No. Ordered	No. Made	No. On‑Site	No. Installed	No. Tested

9	Construction

9.1	Construction activities
Please list all major construction activities, both planned and completed, to be performed by Seller or the EPC contractor.

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Activity	EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

9.2	EPC Contractor Monthly Construction Progress Report.
Please attach a copy of the Monthly Progress Reports received since the previous report from the EPC Contractor pursuant to the construction contract between Seller and EPC Contractor, certified by the EPC Contractor as being true and correct as of the date issued.

10	Interconnection

10.1	Interconnection activities
Please list all major interconnection activities, both planned and completed, to be performed by Seller or the EPC Contractor.

Activity	Name of EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

11	Startup Testing and Commissioning

11.1	Startup testing and commissioning activities
Please list all major startup testing and commissioning activities, both planned and completed, to be performed by Seller or the EPC Contractor.

Activity	Name of EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

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12	Safety and Health Reports

12.1	Accidents
Please describe all Facility-related accidents reported since the previous report.

12.2	Work stoppages
Please describe all Facility-related work stoppages from that occurred since the previous report and any effects on the Facility schedule.

13	Certification
I, ____________, on behalf of and as an authorized representative of [_______________], do hereby certify that any and all information contained in this Seller's Monthly Progress Report is true and accurate, and reflects, to the best of my knowledge, the current status of the construction of the Facility as of the date specified below.

By:_______________________________

Name:_____________________________

Title:______________________________

Date:______________________________

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ATTACHMENT T
[RESERVED]

T-1

ATTACHMENT U
[RESERVED]

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ATTACHMENT V
SUMMARY OF MAINTENANCE AND INSPECTION PERFORMED
IN PRIOR CALENDAR YEAR

(See Section 7 of Attachment Y)
(EXAMPLE)

DATE WORK ORDER SUBMITTED: 06/28/96
WO#: 11451
EQUIPMENT #: 1CCF-TNK-1
EQUIPMENT DESCRIPTION: AMMONIA STORAGE TANK 1
PROBLEM DESCRIPTION: PURCHASE EMERGENCY ADAPTER FITTINGS FOR UNLOADING GASPRO TANKS TO STORAGE TANK

WORK PERFORMED: PURCHASED THE NEW ADAPTERS AND VERIFIED THEIR OPERATION.

COMPLETION DATE: 06/28/96
WORK ORDER COMPLETED BY : AA

------------END OF CURRENT WORK ORDER------------

DATE WORK ORDER SUBMITTED: 05/19/96
WO#: 11136
EQUIPMENT #: 1WSA-BV-12
EQUIPMENT DESCRIPTION: MAKE-UP PI ISOLATION
PROGRAM DESCRIPTION: ‘D’ MAKE-UP PUMP PI ISOLATION FITTING LEAKING ON SPOOL SIDE

WORK PERFORMED: REMOVED AND REPLACED FITTINGS AND FLANGES WITH STAINLESS STEEL. THIS WORK WAS DONE DURING PUMP OVERHAUL ON WO 1374. JH

COMPLETION DATE: 06/28/96
WORK ORDER COMPLETED BY: BB

------------END OF CURRENT WORK ORDER------------

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ATTACHMENT W
CAPACITY TEST PROCEDURES

(See Section 5.1(E) of the Agreement)

1.    Capacity Test Timing. When the Facility is ready for the Capacity Test, Seller shall notify Company at least seven (7) Days prior to such test and shall coordinate with Company. Seller shall perform and Company shall monitor such test no earlier than seven (7) Days after Company’s receipt of such notice.

2.    Capacity Test Procedures. The Capacity Test shall be performed as follows:

(i)    The test shall last for forty-eight (48) hours and shall be scheduled on the start-up plan provided by Seller to Company in accordance with Section 5.1.(B) (Seller’s Start-up Plan).

(ii)    During the test period, the Facility shall operate in accordance with the dispatch instructions of the Company System Operator, subject in all cases to Good Engineering and Operating Practices, Seller’s permit limits, and the safety and design limits of the Facility as specified by the applicable equipment manufacturers. The Company System Operator may specify a lower level of electric output for portions of the forty-eight (48) hour test period and the Demonstrated Firm Capacity may still be declared without taking into account the reduction specified by the Company System Operator if the Facility thereafter returns to the declared level during the test period or the level requested by the Company System Operator, whichever is lower.

(iii)    [RESERVED].

(iv)    If Seller and Company are satisfied with the Capacity Test, Demonstrated Firm Capacity shall be designated by Seller up to the minimum average capacity level that the Facility is able to sustain over a fifteen (15) minute interval in which the Facility is being dispatched at maximum capacity; provided that Seller may not set the Demonstrated Firm Capacity at a level in excess of the Contract Firm Capacity nor less than seventy-five percent (75%) of the Contract Firm Capacity in accordance with the terms of this Agreement.

(v)    If either Seller or Company reasonably believes that an abnormal condition occurred which may have adversely impacted the Capacity Test, such Capacity Test shall be deemed to be invalid and a re-test shall be done.

(vi)    If, following two re-tests, the Parties cannot agree that such Capacity Test produced accurate and reliable results, the Parties shall hire a Qualified Independent Engineer, from the list set forth in Attachment D (Consultants List - Qualified Independent Engineering Companies), pursuant to Section 3.3(B)(1)(b) (Implementation of Independent Engineering Assessment) to the Agreement, to observe a third test and declare the Demonstrated Firm

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Capacity. The cost of such Qualified Independent Engineer shall be shared equally by the Parties.

(vii)    The Parties shall not hire a Qualified Independent Engineer if following two or more re-tests both Parties agree that such Capacity Test produced inaccurate or unreliable results; provided that the provisions regarding the hiring of a Qualified Independent Engineer shall apply if the Parties fail to agree to the results of any subsequent test.

3.    Substitute Capacity Test. If Seller’s capacity test under its construction contract includes the requirements set forth for the Capacity Test provided hereby, and Company has an adequate opportunity to monitor such test, the Facility shall, upon passing such capacity test, be deemed to have passed the Capacity Test provided herein, without the need to conduct a separate test.

4.    Initial Capacity Shortfall; Corrective Period. In the event the Commercial Operation Date is achieved and the initial Capacity Tests conducted in accordance with this Attachment W (Capacity Test Procedures) demonstrate that the Facility is unable to provide a Demonstrated Firm Capacity equal to the Contract Firm Capacity at the time of the Commercial Operation Date, the following provisions shall apply:

(i)    the Commercial Operation Date Deadline will be deemed to be met, provided that the Seller shall, during the next twelve (12) months or such shorter period (“Corrective Period”) use commercially reasonable efforts to increase the Facility’s capacity level to the Contract Firm Capacity as verified through a Capacity Test in accordance with the procedures in Section 7 (Subsequent Capacity Test) of this Attachment W (Capacity Test Procedures). During the Corrective Period, the Capacity Charge shall be calculated in accordance with the Capacity Charge formula using the Demonstrated Firm Capacity determined in the initial Capacity Test as the Demonstrated Firm Capacity in the formula. Subject to Company’s ability to accommodate under its operational and scheduling constraints, Seller may, at any time during the Corrective Period, request a Subsequent Capacity Test.

(ii)    if the Facility has not achieved the Contract Firm Capacity after the Corrective Period, then the Demonstrated Firm Capacity may only be increased by a Subsequent Capacity Test pursuant to Section 7 (Subsequent Capacity Test) of Attachment W (Capacity Test Procedures).

5.    No Additional Capacity Charge. The Company shall not be required to pay any additional capacity payment for any additional power supplied by the Seller, either at the Company’s or the Seller’s request, above the Allowed Capacity.

6.    Reduced Capacity Charge. A failure by the Seller to provide the required Demonstrated Firm Capacity to the Company shall result in the reduction in the capacity payment due to the Seller from the Company in accordance with Section 5.1(D) (Capacity Charge) of this Agreement. The Company shall not have any obligation to pay capacity payments to the Seller for periods in which the Seller is unable to fulfill its obligations under this Agreement, including

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but not limited to circumstances which are subject to Article 18 (Force Majeure) of this Agreement relating to Force Majeure.

7.    Subsequent Capacity Test. The procedures set forth for a Capacity Test will apply to any Subsequent Capacity Test, except that (1) such Subsequent Capacity Test will last twenty-four (24) hours; (2) such Subsequent Capacity Test will be observed by appropriate qualified Company personnel; and (3) as part of the Subsequent Capacity Test, the Company will also, as it deems appropriate test the Facility’s ability to meet the requirements of Section 1.g (Active Power Control Interface) and Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller).

8.    Permanent Reduction in Firm Capacity. If, at any time after the Commercial Operation Date, the Facility Average Available Capacity is less than the Demonstrated Firm Capacity level for a period of eighteen (18) or more consecutive months, then Company shall have the right to give written notice to Seller requiring a Subsequent Capacity Test in accordance with Section 7 (Subsequent Capacity Test) of this Attachment W (Capacity Test Procedures). If the Subsequent Capacity Test demonstrates that the Facility is unable to deliver Demonstrated Firm Capacity continuously, then the Demonstrated Firm Capacity amount shall be revised to reflect the capacity established by such Capacity Test as the maximum firm capacity that the Facility is capable of delivering under Company Dispatch. The maximum firm capacity thus established shall thereupon become the Demonstrated Firm Capacity under this Agreement, and this revised Demonstrated Firm Capacity will be used for the Capacity Charge and in the EAF and EFOR calculations. The revised Demonstrated Firm Capacity will be effective with the next Monthly Invoice following the date of receipt of the results of the Capacity Test. Demonstrated Firm Capacity which is reduced through a Subsequent Capacity Test (or otherwise reduced pursuant to this section) may not be increased by another Subsequent Capacity Test unless otherwise agreed to by Company in its sole and absolute discretion.

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ATTACHMENT X
UNIT INCIDENT REPORT

(See Section 6.c. of Attachment Y)

Date:    __________________    No. __________________

[ ] Unit Trip
Start Time	[ ] Test
End Time	[ ] Forced Outage
Duration (Hr/Min)	[ ] Failure to Start
Derating (MW)	[ ] Risk Condition
[ ] Force Majeure
[ ] Other
[ ] Maintenance Derating [ ] Forced Derating [ ] Maintenance Outage [ ] Scheduled Outage [ ] Trip Due to Grid Fault [ ] Trip Due to Frequency Excursions [ ] Trip Due to Voltage Excursions

The on-duty Control Room Operator is responsible for the completion of this report each time a unit experiences an unplanned Shutdown, Start Failure or Derating. Attach Trip Log and Sequence of Events Log to this report for unit trips or when appropriate. Before resetting alarms and relays, verify that all alarms and protective relay actions are listed on the printout. If not listed, record them and attach to report.

Unit Status Prior to Incident:    [ ] Start-Up    Net Plant Load Prior: _________MW
[ ] On-Line    Net Plant Load During: _________MW
[ ] Off-Line

Load:    [ ] Constant Type of Energy Resource: Geothermal heat energy
[ ] Increasing
[ ] Decreasing

Cause of Incident:    [ ] Boiler Trip
[ ] Turbine Trip
[ ] Generator Trip
[ ] Inverter Trip
[ ] Other: __________________________________

X-1

Brief Explanation of Incident:

Control Room Operator: ________________ Date/Time: ___________________

Corrective Action Taken:

__________________________        ___________________________
(Plant Manager)

X-2

ATTACHMENT Y

OPERATION AND MAINTENANCE OF THE FACILITY

1.Standards.

a.    Operation and Maintenance. Seller shall operate the Facility in accordance with the terms of this Agreement, including the operating procedures in this Attachment Y (Operation and Maintenance of the Facility), and Section 2 (Operating Procedures) and Section 3 (Performance Standards) of Attachment B (Facility Owned By Seller). After the Commercial Operation Date, Seller agrees that no changes or additions to the Facility shall be made without the prior written approval by Company and, as necessary, amendment to the Agreement and/or any of the Attachments. Subject to those standards, Seller shall deliver to Company the available Net Electric Energy Output of the Facility under Company Dispatch and shall operate the Facility in a manner that maximizes the overall reliability of the Company System.
2.    Control of Facility.
a.    Seller’s Centralized Control System. Seller shall provide and maintain in good working order all equipment, computers and software necessary to send telemetry data and place the Facility under the secure control, as approved by the Company, of Company’s centralized control system. Such Seller equipment, computers and software shall be referred to as the “Seller’s Centralized Control System.” Company shall review and provide prior written approval of the design for Seller’s Centralized Control System to ensure security and compatibility with Company’s SCADA, centralized control system, and/or similar Company control devices. If at any time Seller materially changes the approved design of Seller’s Centralized Control System, such changes will also require Company’s review and prior written approval. Seller’s Centralized Control System shall include, but not be limited to, a demarcation cabinet, ancillary equipment and software necessary for Seller to connect to Company’s RTU or other specified interface, located in Company’s portion of the Facility switching station, which shall provide the control signals to Facility and send feedback status to Company’s SCADA. Seller’s Centralized Control System must, at a minimum:
(1)    Interface with Company’s RTU (or other specified device):

i.	monitor and control both the capacity and the energy output of the Facility consistent with this Agreement;

a.	as required for the Company System Operator to dispatch the Facility as specified and approved by Company;

b.	for telemetry of electrical quantities such as gross MW, gross MVAR, net MW, net MVAR, power factors, voltages and currents and other quantities as identified by Company;

c.	monitor and control equipment such as circuit breakers and switches and other equipment as identified by Company.

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d.	Provide alarms for abnormal conditions.
b.    Manual Control. Manual control for Company dispatch shall only be permitted in the event the Seller’s Centralized Control System is not available or no functioning as designed for remote dispatch control.
3.Communications, Telemetering and Generator Remote Control Equipment.
a.    At Seller’s expense, Company shall purchase, install and own such communications, telemetering, remote control equipment, and all equipment related thereto as may reasonably be required in order to allow Company to dispatch the electric energy from the Facility as required to optimize economic and reliable operation of the Company System.
b.    In addition, at Seller’s expense, Company shall purchase, install and own communications, telemetering, and other related equipment, as Company deems appropriate, so Company can access information from Seller’s operation including, but not limited to, the information necessary for Company to utilize its centralized control system and information on breaker position, the number of generating units on line, the amperage produced by each generator, the voltage produced by each generator, the kWs produced by each generator, and the kVAr produced by each generator to insure that Seller maximizes the overall reliability of the Company System.
c.    All equipment in this Section 3 (Communications, Telemetering and Generator Remote Control Equipment) shall meet Company’s reasonable specifications for transmission of data to locations specified by Company. Seller shall reimburse Company for its reasonable engineering, procurement, installation, equipment testing, and maintenance costs for installing and maintaining such communications, telemetering and remote control equipment (including but not limited to the remote terminal unit, generator control unit, and generator control panel). Seller shall install transducers as specified by Company, metering equipment as described in Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility), Company specified test switches for transducers and metering, AC and DC sources, telephone lines and/or microwave communication, and interconnecting wiring with proper identification for supervisory and communications equipment at no cost to Company. Subsequent to the Commercial Operation Date, Company may purchase and install additional communications, telemetering, and remote control equipment and may require Seller to install, any reasonably necessary additional transducers, test switches, AC and DC sources, telephone lines and interconnecting wiring at any time during the Term. If Company requires Seller to install additional communications, telemetering, and remote control equipment through no fault of the Seller, Seller’s installation of such equipment shall be at the Company’s expense.
4.Protective Equipment. Seller shall operate the Facility with all applicable installed system protective equipment in service whenever the generator(s) is connected to or is operated in parallel with the Company System, except for normal testing purposes in accordance with Good Engineering and Operating Practices. Seller shall have qualified personnel test and calibrate all protective equipment at regular intervals not to exceed one (1) calendar year. A unit functional trip test (which shall include an overspeed trip test on a steam turbine) shall be performed annually in accordance

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with industry standards. Following a Major Generating Equipment Overhaul, a functional trip test shall be performed and shall simulate abnormal trip conditions separately at each primary element that initiates a trip and shall demonstrate that the trip system produces the appropriate equipment response. In no event shall any trip test conducted pursuant to this Section 4 (Protective Equipment) constitute a Unit Trip. If at any time Company has reason to doubt the integrity of the Facility’s protective equipment and reasonably suspects that such purported loss of integrity would jeopardize the reliability of Company’s supply of electric energy to its customers, Seller shall be required to reasonably demonstrate to Company’s satisfaction the correct calibration and operation of the equipment in question. Company shall not be liable for any damage to Seller’s equipment resulting from the failure of Facility protective equipment.
5.    Personnel and System Safety. As required by the IRS, Seller shall provide, at a location approved by Company, a manual disconnect device which provides a visible break to electrically separate the Facility from the Company System. Such disconnect device shall be lockable in the OPEN position and accessible to Company personnel at all times. Notwithstanding any other provision of this Agreement, if at any time Company determines that the continued operation of the Facility (i) is likely to endanger the safety of persons and/or property, (ii) is likely to endanger the integrity of the Company System or (iii) is likely to have an adverse effect on the equipment of Company’s customers, then in each case (i) through (iii), Company shall have the right to disconnect the Facility from the Company System as provided in Section 4.1(A) (Safety of Persons and/or Property) of the Agreement.
6.    Operating Records.
a.Seller’s Logs. Seller shall maintain, at least daily, a log in which it shall record all pertinent data that will indicate whether the Facility is being operated in accordance with Good Engineering and Operating Practices. These data logs shall include, but not be limited to, all maintenance and inspection work performed at the Facility, circuit breaker trip operations, relay operations including target indications, megavar and megawatt recording charts (and/or equivalent computer records), all unusual conditions experienced or observed and any reduced capability and the reasons therefor and duration thereof. For each individual generator unit, and using definitions provided by, and/or consistent with, NERC GADS the data reported shall include planned derated hours, unplanned derated hours, average derated kW during the derated hours, scheduled maintenance hours, average derated kW during scheduled maintenance hours, hours on-control and hours on-line. Company shall have the right, upon reasonable notice and during regular Business Day hours to review and copy such data logs; provided, that if such logs reveal any inconsistency with Company's records, Company may request and review Seller's supporting records, correspondence, memoranda and other documents or electronically recorded data associated with such logs related to the operation and maintenance of the Facility in order to resolve such inconsistency.
b.Company Access to Seller’s Logs. Seller shall provide Company access to Seller’s records which identify the priority, as internally assigned by Seller, of specific preventive or corrective maintenance activities. These records shall include items for which Seller has deferred the inspection or corrective action to a future scheduled plant outage. In addition, Seller shall

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provide copies of applicable correspondence between Seller and the insurance underwriters for the Facility equipment pertaining to Seller’s maintenance practices, Seller’s procedures and scheduling (including deferral) of maintenance at the Facility.
c.Notification of Forced Outages. Seller shall notify Company of the existence, nature, start time, and expected duration of the Forced Outage as soon as practicable, but in no event later than one (1) hour after the Forced Outage occurs. Seller shall immediately inform Company of changes in the expected duration of the Forced Outage unless relieved of this obligation by Company for the duration of each Forced Outage. In addition, Seller shall provide Company with subsequent written confirmation any time Seller experiences a Unit Trip or other unplanned outages or deratings. Such written confirmation shall contain information in sufficient detail for Company to analyze the incident, including the date and time of occurrence as well as the cause of the Unit Trip, if such cause is known. Attachment X (Unit Incident Report) is an example of a written confirmation. Company shall have the right to request reasonable additional information if necessary to evaluate the incident.
d.Additional Data Requests By Company. In addition, if so requested by Company, Seller shall by 9:00 a.m. HST of each Day provide Company with hourly, electric output data for the prior Day. Correction of any errors in this data shall be provided to Company by noon HST of the following Day.
e.Time Period for Maintaining Records. Any and all records, correspondence, memoranda and other documents or electronically recorded data related to the operation and maintenance of the Facility shall be maintained by Seller for a period of not less than six (6) years. Company shall have the right to review and copy any such items upon request.
7.    Maintenance Records.
f.Seller’s Summary of Maintenance and Inspection Performed. Prior to February 1 of each calendar year, Seller shall submit, or make available to Company for inspection at the Site, a summary in a format similar to the example provided in Attachment V (Summary of Maintenance and Inspection Performed) of all maintenance and inspection work performed in the prior calendar year, and of all conditions experienced or observed during such calendar year that may have a material adverse effect on or may materially impair the short-term or long-term operation of the Facility at the operational levels contemplated by this Agreement. The summary shall present the requested data in a meaningful and informative manner consistent with the cooperative exchange of information between the Parties. If available and practicable, such summary shall be provided in electronic format with sufficient software so that Company can group activities for specific process areas of the Facility and be able to view the maintenance history of a specific equipment item. Such summary shall also include Seller’s proposals for correcting or preventing recurrences of identified equipment problems and for performing such other maintenance and inspection work as is required by Good Engineering and Operating Practices.
g.Company’s Written Recommendations. Within sixty (60) Days of receiving such summary, and after any reasonable inspection desired by Company of the Facility and consultation with Seller, Company may provide written recommendations for specific operation or maintenance

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actions or for changes in the operation or maintenance program of the Facility limited to addressing equipment problems or operating and maintenance issues identified in Seller’s summary. Company’s making or failing to make recommendations with respect to operation and maintenance of the Facility shall not be construed as endorsing the operation and maintenance thereof or as any warranty of the safety, durability or reliability of the Facility nor as a waiver of any Company right. If Seller agrees with Company’s recommendations with respect to such identified issues, Seller shall, within a reasonable time after Company makes such recommendations, not to exceed ninety (90) Days, implement Company’s recommendations. If Seller disagrees with Company, it shall within fifteen (15) Days inform Company of alternatives it will take to accomplish the same intent, or provide Company with a reasonable explanation as to why no action is required by Good Engineering and Operating Practices. If Company disagrees with Seller’s position, a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(D)(1)(b) (Implementation of Independent Engineering Assessment) and the Qualified Independent Engineering Company will make a recommendation to remedy the situation pursuant to such Independent Engineering Assessment. Seller shall abide by the Qualified Independent Engineering Company’s recommendation contained in such Independent Engineering Assessment. Both Parties shall equally share in the cost for the Independent Engineering Assessment. However, Seller shall pay all costs associated with implementing the recommendation contained in such Independent Engineering Assessment.
8.    Schedule of Outages.
h.60-Month Schedule. Prior to July 1 of each year, Seller shall submit for review and comment by Company an initial schedule of expected electric energy delivery periods for the sixty (60) month period beginning with January of the following calendar year (the “60-Month Schedule”). The 60-Month Schedule shall supersede any previous 60-Month Schedule and state the periods of operation, the dates and duration of all scheduled shutdowns, reductions of output, and scheduled maintenance, and the reasons therefor, including the scope of work for the maintenance requiring shutdown or reduction in output of the Facility. Seller shall (i) revise such 60-Month Schedule to accommodate reasonable requests made by Company no later than December 1 of the calendar year preceding the calendar year in which a scheduled revision is requested to take place; provided that, if the requested revision is one of timing, the revised date(s) shall be within the same calendar year as scheduled, so long as such revised schedule is consistent with Good Engineering and Operating Practices and does not, or is not reasonably likely to, have a material adverse effect on the performance of the Facility; and (ii) use commercially reasonable efforts, consistent with Good Engineering and Operating Practices, to accommodate any subsequent changes in such 60-Month Schedule (either delaying or advancing such 60-Month Schedule) reasonably requested by Company in the event that Company is experiencing or expecting to experience a short-term shortage of supply of energy, capacity or both or any other operational or electrical problems with the Company System.
i.Company’s Replacement Costs. If the actual duration of a planned outage for the Facility exceeds the scheduled time planned for such outage, Seller shall pay to Company the difference between Company’s costs for the unscheduled replacement energy and the energy costs that would have been incurred if the Facility had produced the energy for the entire time the

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unscheduled replacement energy was necessary. Replacement costs in these cases will be for the specific equipment which Company designates as having produced such replacement energy. This provision shall not apply in the event that Seller demonstrates that the extension is due to the discovery and prompt reporting to Company of a major equipment problem which Seller could not have reasonably anticipated prior to beginning the outage, provided that, following the discovery Seller makes commercially reasonable efforts (to include, but not be limited to, supplemental manpower, extended overtime, expedited work by service shops, and expedited shipment of parts and material) to take measures which will return the Facility to service as soon as possible.
j.Normal Annual Maintenance Requirements. The normal annual maintenance requirements for the Facility are the equivalent of 2 weeks of full plant outage and will be taken in two separate periods each not to exceed 7 consecutive days (the “Annual Maintenance Overhaul Period”). Notwithstanding the foregoing, Seller shall not take units down for other maintenance such that the capability the Facility falls below 30MW at any given time, except with the Company’s approval.
k.Approval By Company. Seller shall not schedule any maintenance not listed on the 60-Month Schedule that will reduce or eliminate electric output of the Facility without coordination with and approval of Company, which approval shall not be unreasonably withheld, delayed or conditioned, and shall use commercially reasonable efforts to provide Company with as much advance notice as is practicable prior to removing the Facility from service for such maintenance. Such removal from service will be treated as a Forced Outage if so required under NERC GADS.
l.Duration of Planned Outage. If the actual duration of a planned outage for the Facility is shorter than the scheduled time planned for such outage, Seller shall not be allowed to restart the Facility and be synchronized to Company System prior to the scheduled time without the prior consent of the Company System Operator. If, in the Company System Operator’s sole discretion, Seller is allowed to restart the Facility and be synchronized to Company System prior to the scheduled time, Seller shall be compensated for the energy produced by the Facility and delivered to Company as provided in Section 5.1(C) (Energy Charge). However, the Facility’s production and delivery of energy prior to the scheduled ending date of the planned outage shall have no effect on the calculation of EAF, EFOR or the Capacity Charge.
9.    Operating and Maintenance Manuals. Not later than the Commercial Operation Date, Seller shall provide Company with (i) any and all manufacturer’s equipment manuals and recommendations for maintenance and with any updates or supplements thereto within three (3) Business Days after Seller’s receipt of same and (ii) a copy of the Operating and Maintenance Manual and shall thereafter provide Company with any amendments thereto within three (3) Business Days after such amendment is adopted.
10.    Facility Personnel. Prior to the Commercial Operation Date, personnel capable of starting, operating, and stopping the Facility shall be continuously available, either at the Facility or capable of being at the Facility on no more than thirty (30) minutes’ notice, and shall be continuously reachable by phone or pager. Prior to the Commercial Operation Date, if Company notifies Seller of a period of potentially critical turbine starts at least thirty (30) minutes prior to the beginning of such period, then personnel capable of starting, running, and stopping the Facility shall be continuously

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available at the Facility during such identified critical period. Beginning with the date that Seller achieves the Commercial Operation Date, personnel capable of starting, operating, and stopping the Facility shall be continuously available at the Facility twenty-four (24) hours a day, seven (7) days a week.
11.    Seller’s Obligation to Maintain Workforce. If Seller experiences a work stoppage, work slowdown or walkout as a result of a labor dispute with its employees, or between any entity with which Seller has subcontracted or to which Seller or any affiliate of Seller has assigned its rights and obligations, pursuant to the operation and maintenance contract between Seller and any affiliate of Seller, and the employees of such entity, Seller shall provide an adequate, qualified workforce to operate and maintain the Facility within ninety-six (96) hours after such stoppage, slowdown or walkout begins. If Seller experiences a work stoppage, work slowdown or walkout as a result of a storm, casualty or other catastrophic event, Seller shall provide an adequate, qualified workforce to operate and maintain the Facility within twenty-four (24) hours after such event ends and it is reasonably safe to restore operations and maintenance of the Facility. If Seller fails to meet either of these obligations, it shall pay to Company pursuant to Section 9.2(D) (Damages in the Event Seller Fails to Maintain Workforce) the sum of $5,000 for each Day or partial Day during which such adequate, qualified workforce was not provided and there is a reduction in output below the level called for by normal Company Dispatch. Seller shall provide prompt written notice to Company as to the date and time at which it has met this obligation. If, at any time after the aforesaid ninety-six (96) hour period or twenty-four (24) hour period, as applicable, has expired, but during the continuation of Seller work stoppage, slowdown or walkout, the Facility is experiencing a reduction in output below the level called for by normal Company Dispatch, it shall be presumed that such reduction is the result of a lack of an adequate, qualified workforce unless Seller proves to Company’s satisfaction, or, in the event of a dispute pursuant to Article 17 (Dispute Resolution), Seller proves in such an arbitration, that such reduction is attributable to other causes.

12.    Facility Security and Maintenance. Seller is responsible for securing the Facility. Seller shall have personnel available to respond to all calls related to security incidents and shall take commercially reasonable efforts to prevent any security incidents. Seller is also responsible for maintaining the facility, including vegetation management, to prevent security breaches. Seller shall comply with all commercially reasonable requests of Company to update security and/or maintenance if required to prevent security breaches.
13.    Metering.
m.Meters.
(1)    Seller shall furnish, install and maintain in accordance with Company’s requirements and at no charge to Company, all conductors, service switches, fuses, meter sockets and cases, switchboard meter test switches, meter panels, steel structures and similar devices required for service connection and meter installations. Attachment B (Facility Owned by Seller) shall identify in greater detail the equipment and devices to be furnished by Seller and the specifications and performance standards for such equipment and devices.

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(2)    Company shall purchase, own, install and maintain the Revenue Metering Package suitable for measuring the export of Net Electric Energy Output from the Facility sold to Company in kilowatts and kilowatthours on a time-of-day basis and of reactive power flow in kilovars and true root mean square kilovarhours. The metering point shall be as close as possible to the Point of Interconnection as allowed by Company. Seller shall make available a mutually agreeable location for the Revenue Metering Package and install, own and maintain the infrastructure associated with the Revenue Metering Package, including but not limited to the meter sockets, meter panel, junction boxes, pull boxes, duct lines, PT/CT structures, and pads, subject to Company's review and approval. Company shall test such revenue meter prior to installation and shall test such revenue meter annually. Seller shall reimburse Company for all reasonably incurred costs for procurement, installation, maintenance and testing work associated with the Revenue Metering Package (including applicable Hawaii General Excise Taxes). Seller may, at its own expense, monitor (by electronic means or otherwise) any meters described in this Section 13.a.(1) (Meters) of this Attachment Y (Operation and Maintenance of the Facility).
n.Meter Testing. Company shall provide at least twenty-four (24) hours’ notice to Seller prior to any test it may perform on the metering or telemetering equipment. Seller shall have the right to have a representative present during each such test. Either Party may request additional tests in addition to the annual test provided for in Section 13.a.(2) (Meters) of this Attachment Y (Operation and Maintenance of the Facility) and shall pay the cost of such additional test. If any of the metering equipment is found to be inaccurate at any time, Company shall promptly cause such equipment to be made accurate, and the period of inaccuracy, as well as the estimate for correct meter readings, shall be determined in accordance with Section 13.c. (Corrections) of this Attachment Y (Operation and Maintenance of the Facility).
o.Corrections. If any test of metering equipment conducted by Company indicates that its meter readings are in error by one percent (1%) or more, the meter readings from such equipment shall be corrected as follows: (i) determine the error by testing the meter at approximately ten percent (10%) of the rated current (test amperes) specified for the meter; (ii) determine the error by testing the meter at approximately one hundred percent (100%) of the rated current (test amperes) specified for the meter; (iii) the average meter error shall then be computed as the sum of one-fifth (1/5) the error determined in (i) and four-fifths (4/5) the error determined in (ii). The average meter error shall be used to adjust the bills for the amount of electric energy supplied to Company for the previous six (6) months from the Facility, unless Company’s or Seller’s records conclusively establish that such error existed for a greater or lesser period, in which case the correction shall cover such actual period of error, except as specified in Section 6.4 (Adjustments) of the Agreement.

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ATTACHMENT Z
CRITICAL SPARE PARTS

(See Section 3.2(F) of the Agreement)

[TO BE DETERMINED FOLLOWING COMPLETION OF IRS]

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ATTACHMENT AA
RENEWABLE PORTFOLIO STANDARDS

(See also Section 2.1(G) of the Agreement)

1.    Definitions.
(a)    “PUC RPS Order” – Shall have the meaning set forth in Section 4 (RPS Modifications Document) of this Attachment AA (Renewable Portfolio Standards).
(b)“RPS Modifications” – Any capital improvements, additions, enhancements, replacements, repairs or other operational modifications to the Facility and/or to changes in Seller's operations or maintenance practices necessary to enable the electric energy delivered from the Facility to come within the revised definition of "renewable electrical energy" resulting from a RPS Amendment.
(c)“RPS Modifications Document” – Shall have the meaning set forth in Section 4 (RPS Modifications Document) of this Attachment AA (Renewable Portfolio Standards).
(d)“RPS Pricing Impact” – Any adjustment in Energy Charge and/or Capacity Charge necessary to specifically reflect the recovery of the net costs and/or net lost revenues specifically attributable to any RPS Modification, which shall consist of the following: (i) recovery of, and return on, any capital investment (aa) made over a cost recovery period starting after the RPS Modification is made effective following a PUC RPS Order through the end of the Initial Term and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment); (ii) recovery of reasonably expected net additional operating and maintenance costs; and (iii) an adjustment in pricing necessary to compensate Seller for reasonably expected reductions, if any, in the delivery of electric energy to Company under this Agreement, which shall consist of (yy) an increase in payments necessary to compensate Seller for expected reduced electric energy payments under this Agreement; and (zz) to the extent applicable, an increase in payments necessary to compensate Seller for reasonably expected reductions in receipt of Production Tax Credits (pursuant to Section 45 of the Internal Revenue Code) calculated on an after-tax basis.

2.
Renewable Portfolio Standards. Pursuant to Section 2.1(G) of the Agreement, Seller shall develop Seller’s RFP Modifications Proposal in the event that as a result of any RPS Amendment, the electric energy delivered from the Facility should no longer qualify as “renewable electrical energy”.

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3.
Seller’s RPS Modifications Proposal. Upon receipt of Seller's RPS Modifications Proposal, Company will evaluate Seller's RPS Modifications Proposal. Seller shall assist Company in performing such evaluation as and to the extent reasonably requested by Company (including, but not limited to, providing such additional information as Company may reasonably request and participating in meetings with Company as Company may reasonably request).

4.
RPS Modifications Document. If, following Company's evaluation of Seller's RPS Modifications Proposal, Company desires to consider the implementation by Seller of the changes recommended in Seller's RPS Modifications Proposal, Company shall provide Seller with written notice to that effect, such notice to be issued to Seller within one hundred eighty (180) Days of receipt of Seller's RPS Modifications Proposal, and Company and Seller shall proceed to negotiate in good faith a document setting forth the specific changes to the Agreement that are necessary to implement such RPS Modifications Proposal (the "RPS Modifications Document"). A decision by Company to initiate negotiations with Seller as aforesaid shall not constitute an acceptance by Company of any of the details set forth in Seller's RPS Modifications Proposal, including but not limited to the RPS Modifications and the RPS Pricing Impact. Any adjustment to the Energy Charge and Capacity Charge pursuant to such RPS Modifications Document shall be limited to the RPS Pricing Impact. The time periods set forth in such RPS Modifications Document as to the effective date for the RPS Modifications shall be measured from the date the PUC order with respect to such RPS Modifications becomes non-appealable as provided in Section 6 (PUC RPS Order) of this Attachment AA (Renewable Portfolio Standards) (“PUC RPS Order”).

5.
Failure to Reach Agreement. If Company and Seller are unable to agree upon and execute a RPS Modifications Document within one hundred eighty (180) Days of Company's written notice to Seller pursuant to Section 4 (RPS Modifications Document) of this Attachment AA (Renewable Portfolio Standards), Company shall have the option of declaring the failure to reach agreement on and execute such Document to be a dispute and submit such dispute to an Independent Evaluator for the conduct of a determination pursuant to Section 9 (Dispute) of this Attachment AA (Renewable Portfolio Standards). Any decision of the Independent Evaluator, rendered as a result of such dispute shall include a form of a RPS Modifications Document as described in Section 4 (RPS Modifications Document) of this Attachment AA (Renewable Portfolio Standards).

6.
PUC RPS Order. No RPS Modifications Document shall constitute an amendment to the Agreement unless and until a PUC RPS Order issued with respect to such Document has become non-appealable. Once the condition of the preceding sentence has been satisfied, such RPS Modifications Document shall constitute an amendment to this Agreement. To be "non-appealable" under this Section 6 (PUC RPS Order), such PUC RPS Order shall be either (i) not subject to appeal to any Circuit Court of the State of Hawaii or the Supreme Court of the State of Hawaii, because the thirty (30) Day period (accounting for weekends and holidays as appropriate) permitted for such an appeal has passed without the filing of notice of such an appeal, or (ii) affirmed on appeal to any Circuit Court of

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the State of Hawaii or the Supreme Court, or the Intermediate Appellate Court upon assignment by the Supreme Court, of the State of Hawaii, or affirmed upon further appeal or appellate process, and is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process). Neither Company or Seller shall be required to implement any RPS Modification without a PUC RPS Order and the Agreement shall remain in effect in its current form at the time until such PUC RPS Order is received.

7.
Company’s Rights. The rights granted to Company under Section 4 (RPS Modifications Document) of this Attachment AA (Renewable Portfolio Standards) and Section 5 (Failure to Reach Agreement) of this Attachment AA (Renewable Portfolio Standards) above are exclusive to Company. Seller shall not have a right to initiate negotiations of a RPS Modifications Document or to initiate dispute resolution under Section 9 (Dispute) of this Attachment AA (Renewable Portfolio Standards), as a result of a failure to agree upon and execute any RPS Modifications Document.

8.
Limited Purpose. This Attachment AA (Renewable Portfolio Standards) is intended to specifically address the implementation of reasonable measures to cause the electric energy delivered from the Facility to come within the revised definition of "renewable electrical energy" under any RPS Amendment and is not intended for either Party to provide a means for renegotiating any other terms of the Agreement. Revisions to the Agreement in accordance with the provisions of this Attachment AA (Renewable Portfolio Standards) are not intended to increase Seller's risk of non-performance or default.

9.
Dispute. If Company decides to declare a dispute as a result of the failure to reach agreement and execute a RPS Modifications Document pursuant to Section 5 (Failure to Reach Agreement) of this Attachment AA (Renewable Portfolio Standards), it shall provide written notice to that effect to Seller. Within twenty (20) Days of delivery of such notice Seller and Company shall agree upon an Independent Evaluator to resolve the dispute regarding a RPS Modifications Document. The Independent Evaluator shall be reasonably qualified and expert in renewable energy power generation, matters relating to the Performance Standards, financing, and power purchase agreements. If the Parties are unable to agree upon an Independent Evaluator within such twenty (20)-Day period, Company shall apply to the PUC for the appointment of an Independent Evaluator. If an Independent Observer retained under the Competitive Bidding Framework is qualified and willing and available to serve as Independent Evaluator, the PUC shall appoint one of the persons or entities qualified to serve as an Independent Observer to be the Independent Evaluator; if not, the PUC shall appoint another qualified person or entity to serve as Independent Evaluator. In its application, Company shall ask the PUC to appoint an Independent Evaluator within thirty (30) Days of the application.

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(a)	Promptly upon appointment, the Independent Evaluator shall request the Parties to address the following matters within the next fifteen (15) days:
i.    The reasonable measures required to be taken by Seller to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under the RPS Amendment in question;
ii.    How Seller would implement such measures;
iii.    Reasonably expected net costs and/or lost revenues associated with such measures so the energy delivered by the Facility complies with such revised definition of "renewable electrical energy under the RPS Amendment in question;
iv.    The appropriate level, if any, of RPS Pricing Impact in light of the foregoing; and
v.    Contractual consequences for non-performance that are commercially reasonable under the circumstances.

(b)
Within ninety (90) Days of appointment, the Independent Evaluator shall render a decision unless the Independent Evaluator determines it needs to have additional time, not to exceed forty-five (45) Days, to render a decision.

(c)
The Parties shall assist the Independent Evaluator throughout the process of preparing its review, including making key personnel and records available to the Independent Evaluator, but neither Party shall be entitled to participate in any meetings with personnel of the other Party or review of the other Party's records. However, the Independent Evaluator will have the right to conduct meetings, hearings or oral arguments in which both Parties are represented. The Parties may meet with each other during the review process to explore means of resolving the matter on mutually acceptable terms.

(d)
The following standards shall be applied by the Independent Evaluator in rendering his or her decision: (i) if it is not technically or operationally feasible for Seller to implement reasonable measures required to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under the RPS Amendment in question, the Independent Evaluator shall determine that the Agreement shall not be amended to comply with such changes in RPS (unless the Parties agree otherwise); (ii) if it is technically or operationally feasible for Seller to implement reasonable measures required to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under RPS, the Independent Evaluator shall incorporate such required changes into a RPS Modifications Document including (aa) Seller's RPS Modifications, (bb) pricing terms that incorporate the RPS Pricing Impact, and (cc) contract terms and

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conditions that are commercially reasonable under the circumstances, especially with respect to the consequences of non-performance by Seller as to the RPS Modifications. In addition to the RPS Modifications Document, the Independent Evaluator shall render a decision which sets forth the positions of the Parties and Independent Evaluator's rationale for his or her decisions on disputed issues.

(e)
The fees and costs of the Independent Evaluator shall be paid by Company up to the first $30,000 of such fees and costs; above those amounts, the Party that is not the prevailing Party shall be responsible for any such fees and costs; provided, if neither Party is the prevailing Party, then the fees and costs of the Independent Evaluator above $30,000, shall be borne equally by the Parties. The Independent Evaluator in rendering his or her decision shall also state which Party prevailed over the other Party, or that neither Party prevailed over the other.

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ATTACHMENT BB
GENERATOR ACCEPTANCE TEST GENERAL CRITERIA
(See definition of Generator Acceptance Test in Section 1 (Definitions))

Final test criteria and procedures shall be agreed upon by Company and Seller no later than thirty (30) Days prior to conducting the Generator Acceptance Test in accordance with Good Engineering and Operating Practices and with the terms of this Agreement. The Generator Acceptance Test shall, at a minimum, determine the Facility’s compliance with the following requirements in Attachment B (Facility Owned by Seller) at the individual generator level:

1.
The actual dynamic response of the unit(s) will be confirmed to allow Company transient stability model to reflect the as-left conditions of the unit. To achieve this, the Generator Acceptance Test shall include the following:

a.	A final review by Company engineers of the equipment installed to control the operation and protect the plant will be needed upon installation and prior to the start of commercial operation.

b.	The review will include off-line tuning and testing results of the excitation and governor control system and the IEEE block diagram utilized for the PSS/E dynamics program.

i.
During the commissioning of the actual unit, governor and excitation system testing (typically impulse and step function tests) will be conducted to ensure that similar, well damped, expected responses will be produced by the project. Test results shall be compared to the provided models’ performance and the comparison shall be reported to the Company (Model Benchmarking).

ii.	The as-left parameters obtained from governor and exciter tuning and any recommended changes to the provided models will be provided for use in the Company planning model.

2.	The Generator Acceptance Test shall include but not be limited to tests to verify the following Performance Requirements at the Generating Unit(s):

a.
Section 3.a. (Voltage/Reactive Power Requirements) Test that the Generator(s) is able to regulate terminal voltage and meet the reactive power capabilities of the Generator Capability Curve(s). Test Voltage Ride-through.

b.	Section 3.g. (Frequency Requirements). Test that the Generator(s) Droop Characteristic and Ride-throughs.

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c.	Section 3.j. (Harmonics Standards). Ensure Generator(s) output harmonic content is within limits.

d.	Section 3.m. (Inertia Constant).

e.	Section 3.o. (Short Circuit Ratio).

f.	Section 3.p. (Open Circuit Transient Field Time Constant).

g.	Section 3.n.ii. (Response Ratio)

h.	Section 3.n.i. (Ceiling Voltage).

i.	Section 3.n.iii. (Excitation Source Immunity).

j.	Section 3.n.iv. (Field Forcing Ability).

k.	Section 3.s. (Cycling of the Generating Units).

l.	Section 3.t. (Start-up Periods).

m.	Section 3.d (Ramp Rates)

If a test procedure is not practical for verification of any of the Performance Standards listed in the Section 2 of this Attachment BB, settings, manufacturer data sheets, or other materials that can prove the Generator performance can be submitted as part of the Generator Acceptance Test Procedure for review by the Company. The Company will make the final determination if a test will be required or if the provided materials in lieu of a test is sufficient.

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